SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UNIFIRST CORPORATION
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO SHAREHOLDERS OF UNIFIRST

TRANSACTION PROPOSED - YOUR VOTE IS VERY IMPORTANT
Dear Shareholders:
On March 10, 2026, UniFirst Corporation ( “UniFirst”), Cintas Corporation (“Cintas”), Bruin Merger Sub I, Inc., a wholly owned subsidiary of Cintas (“Merger Sub Inc.”), and Bruin Merger Sub II, LLC, a wholly owned subsidiary of Cintas ( “Merger Sub LLC”) entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which, subject to approval by UniFirst shareholders and the satisfaction (or, to the extent permitted by applicable law in accordance with the merger agreement, waiver) of the conditions to the mergers set forth in the merger agreement and described in the proxy statement/prospectus accompanying this letter, (i) Merger Sub Inc. will merge with and into UniFirst (the “first merger”), whereupon the separate existence of Merger Sub Inc. will cease, and UniFirst will continue as the surviving corporation and a wholly owned subsidiary of Cintas, and (ii) immediately after the first merger, UniFirst will merge with and into Merger Sub LLC (the “second merger”), whereupon the separate existence of UniFirst will cease, and Merger Sub LLC will continue as the surviving entity and a wholly owned subsidiary of Cintas. We refer to the first merger and the second merger collectively as the “mergers.”
As a result of the mergers, UniFirst will no longer be a publicly held company. Following the mergers, UniFirst stock will be delisted from the New York Stock Exchange (the “NYSE”) and deregistered under the Securities Exchange Act of 1934. The common stock of UniFirst is currently traded on the NYSE under the symbol “UNF.”
If the first merger is completed, each share of UniFirst common stock and UniFirst class B common stock (collectively, “UniFirst stock”) will be converted into the right to receive $155.00 in cash, without interest, and 0.7720 of validly issued, fully paid and non-assessable shares of Cintas common stock (with, if applicable, cash in lieu of fractional shares) (the “merger consideration”), less any applicable withholding taxes. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 77, of the proxy statement/prospectus accompanying this letter.
The market value of Cintas common stock at the time of completion of the mergers could be greater than, less than or the same as market value of Cintas common stock on the date of the accompanying proxy statement/prospectus and/or the date of the special meeting of shareholders of UniFirst (the “special meeting”). We cannot predict the amount of any change in value, as the market price of shares of Cintas common stock may fluctuate based on the perceived value of the Cintas common stock in anticipation of the mergers, and it may not be possible to estimate the market value of Cintas common stock. The common stock of Cintas is traded on the NASDAQ Global Select Market under the symbol “CTAS.”
Based on the current number of shares of UniFirst stock outstanding, Cintas will issue approximately 14,261,683 shares of Cintas common stock to UniFirst shareholders in the first merger (including shares of Cintas common stock to be issued in connection with certain outstanding UniFirst long-term incentive equity and equity-based awards subject to applicable vesting conditions). As a result of these issuances, current Cintas shareholders and UniFirst shareholders are expected to hold approximately 96.6% and 3.4%, respectively, of the outstanding shares of Cintas common stock immediately following completion of the mergers.
UniFirst is holding a special meeting to vote on the proposal to approve the merger agreement, which is necessary to complete the mergers, and to vote on other matters related to the mergers. The UniFirst board of directors unanimously recommends that UniFirst shareholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals described in the accompanying proxy statement/prospectus. The special meeting will be held on June 11, 2026, at 10:00 a.m. Eastern Time in a virtual-only format, via the Internet at https://meetnow.global/MJT2K5M. Please be sure to follow the instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.
Information about the special meeting, the mergers and the other business to be considered at the special meeting is contained in the accompanying proxy statement/prospectus. We urge you to carefully read the entire accompanying proxy statement/prospectus and the annexes and documents incorporated by reference. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 29 of the proxy statement/prospectus accompanying this letter.
Your vote is very important regardless of the number of shares of UniFirst stock that you own. The mergers cannot be completed without the approval of the merger agreement by the affirmative vote of two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class. Entities and individuals affiliated with the Croatti family that control approximately two-thirds of the combined voting power of UniFirst’s common stock and class B common stock have entered into a voting and support agreement with Cintas, under which they have agreed to vote their shares in favor of the approval of the merger agreement and the transactions contemplated thereby, including the mergers (subject to certain exceptions). Therefore, approval of the merger agreement and related proposals is expected at the special meeting.
Whether or not you plan to attend the special meeting, please submit your proxy or voting instruction as soon as possible to make sure that your shares are represented at the special meeting.
Regards,
Steven S. Sintros
President and CEO
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers or the other transactions described in the accompanying proxy statement/prospectus or the securities to be issued in connection with the mergers or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated May 11, 2026, and is first being mailed to UniFirst shareholders on or about May 12, 2026.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF UNIFIRST

UniFirst Corporation
68 Jonspin Road
Wilmington, Massachusetts 01887
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2026
Virtual Meeting Only - No Physical Location
Notice is hereby given of a special meeting of shareholders of UniFirst Corporation (“UniFirst”) to be held on June 11, 2026, at 10:00 a.m. Eastern Time. UniFirst shareholders will be able to virtually attend and vote at the special meeting via the Internet at https://meetnow.global/MJT2K5M. Online check-in will start approximately 15 minutes before the special meeting is scheduled to begin. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the accompanying proxy statement/prospectus to “present” will mean virtually present at the special meeting.
The special meeting is being held to consider and vote on the following proposals:
1.
Approval of the Merger Agreement. To approve the Agreement and Plan of Merger, dated as of March 10, 2026 (as it may be amended from time to time, the “merger agreement”), by and among UniFirst, Cintas Corporation (“Cintas”), Bruin Merger Sub I, Inc., a wholly owned subsidiary of Cintas (“Merger Sub Inc.”), and Bruin Merger Sub II, LLC, a wholly owned subsidiary of Cintas (“Merger Sub LLC”) (the “merger proposal”);

2.
UniFirst Merger-Related Compensation. To approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to UniFirst’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (the “non-binding compensation advisory proposal”); and

3.
Adjournment of the Special Meeting. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to UniFirst shareholders (the “adjournment proposal”).

UniFirst shareholder approval of the merger proposal is required to complete the first merger between Merger Sub Inc. and UniFirst, as contemplated by the merger agreement. UniFirst shareholders will also be asked to approve the non-binding compensation advisory proposal and the adjournment proposal. UniFirst will transact no other business at the special meeting.
The record date for the special meeting has been set as May 11, 2026. Only UniFirst shareholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the special meeting or any adjournments and postponements of the special meeting. Any shareholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and act on such shareholder’s behalf.
A list of UniFirst shareholders entitled to be present and to vote at the special meeting will be available for inspection upon request to Computershare Inc., beginning two business days after notice is given of the special meeting and continuing through the date of the special meeting. Access to and use of this list of shareholders will be subject to satisfactory verification of shareholder status and compliance with applicable Massachusetts law. To obtain access to the list of UniFirst shareholders, please contact Computershare Inc. at 800-522-6645. Holders of UniFirst stock are not entitled to appraisal rights. For additional information regarding the special meeting, see the section titled “The UniFirst Special Meeting” beginning on page 100, of the proxy statement/prospectus accompanying this notice.
The UniFirst Board of Directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

The shareholder proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus. If you have any questions concerning the proposals in this notice, the mergers or the proxy statement/prospectus, would like additional copies or need help voting your shares of UniFirst stock, please contact UniFirst’s proxy solicitor at:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, NY 10001

Shareholders may call toll free: (800) 322-2885
Banks and Brokers may call collect: (212) 929-5500
Email: proxy@mackenziepartners.com
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENTIRE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.
BY ORDER OF THE UNIFIRST BOARD OF DIRECTORS

Michael C. Patrick
Senior Vice President, Secretary and General Counsel

Dated: May 11, 2026

REFERENCES TO ADDITIONAL INFORMATION
As permitted by the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about Cintas and UniFirst from other documents that are not included in or delivered with this proxy statement/prospectus, including documents that Cintas and UniFirst have filed with the SEC. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this proxy statement/prospectus through the SEC website at http://www.sec.gov.
Copies of documents filed by Cintas with the SEC are available at the investor relations page of Cintas’ website, https://www.cintas.com/investors/financial-reports/ and are also available to you free of charge upon your request in writing or by telephone to Cintas at the address and telephone number below. Copies of documents filed by UniFirst with the SEC are available at the investor relations page of UniFirst’s website, https://investors.unifirst.com/financial-information/sec-filings/, and are also available to you free of charge upon your request in writing or by telephone to UniFirst at the address and telephone number below.

Cintas Corporation
6800 Cintas Boulevard
Mason, Ohio 45040
Attention: Scott A. Garula, Executive Vice President
& Chief Financial Officer
Telephone: (513) 972-3867
Email: garulas@cintas.com
Attention: Jared S. Mattingley, Vice President,
Treasurer & Investor Relations
Telephone: (513) 972-4195
Email: mattinglyj@cintas.com

UniFirst Corporation
68 Jonspin Road
Wilmington, Massachusetts 01887
Attention: Michael Patrick, Senior Vice President and
General Counsel; Investor Relations
Telephone: (978) 658-8888

Or from UniFirst Corporation’s proxy solicitor, at:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Shareholders may call toll free: (800) 322-2885
Banks and Brokers may call collect: (212) 929-5500
Email: proxy@mackenziepartners.com

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must make your request no later than five business days before the date of the special meeting. This means that holders of UniFirst stock requesting documents must do so by June 4, 2026 in order to receive them before the special meeting.
See the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 154 for further information. The contents of the websites of the SEC, Cintas and UniFirst are not being incorporated into this proxy statement/prospectus. This information about how you can obtain certain documents that are being incorporated by reference into this proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Cintas, constitutes a prospectus of Cintas under Section 5 of the Securities Act with respect to the shares of Cintas common stock to be issued to holders of UniFirst stock pursuant to the merger agreement. This proxy statement/prospectus also constitutes a proxy statement of UniFirst under Section 14(a) of the Exchange Act. This proxy statement/prospectus also constitutes a notice of meeting with respect to the special meeting, at which UniFirst shareholders will be asked to consider and vote on the approval of the merger agreement and other related proposals.
Except where the context otherwise indicates, information contained in, or incorporated by reference into, this proxy statement/prospectus regarding UniFirst has been provided by UniFirst and information contained in, or incorporated by reference into, this proxy statement/prospectus regarding Cintas, Merger Sub Inc. and Merger Sub LLC has been provided by Cintas.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that which is contained in, or incorporated by reference into, this proxy statement/prospectus, and Cintas and UniFirst take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. This proxy statement/prospectus is dated May 11, 2026, and you should assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of such date. You should assume that the information in this proxy statement/prospectus is accurate only as of the date of such incorporated document unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to holders of UniFirst stock nor the issuance by Cintas of shares of Cintas common stock in connection with the mergers will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

DEFINED TERMS
Unless stated otherwise, when the following bolded terms and abbreviations appear in this proxy statement/prospectus, they have the meanings indicated below:

“antitrust laws”	the HSR Act and any other applicable United States or non-U.S. competition, antitrust, merger control or investment laws

“business day”	any day other than a Saturday, Sunday or a day on which all banking institutions in Boston, Massachusetts or Cincinnati, Ohio are authorized or obligated by law or executive order to close

“canceled shares”	each share of UniFirst stock held in UniFirst’s treasury or held directly by a subsidiary of UniFirst, Cintas, Merger Sub Inc. or Merger Sub LLC immediately prior to the first effective time

“cash consideration”	$155.00 in cash

“Cintas”	Cintas Corporation, a Washington corporation

“Cintas articles of incorporation”	the Restated Articles of Incorporation of Cintas, as amended as of September 3, 2024

“Cintas Board”	the board of directors of Cintas

“Cintas bylaws”	the Amended and Restated By-laws of Cintas as of April 9, 2024

“Cintas common stock”	the common stock of Cintas, no par value per share

“Cintas common stock reference price”
the volume-weighted average closing price, rounded to four decimal places, of one (1) share of Cintas common stock on NASDAQ for the period of ten (10) consecutive trading days ending on the second full trading day preceding the closing date

“closing”	the closing of the mergers

“closing date”	the date on which the closing occurs

“Code”	the Internal Revenue Code of 1986, as amended

“Company Equity Plans”	UniFirst’s 2023 Equity Incentive Plan and UniFirst’s 2010 Stock Option and Incentive Plan

“Company PSU Award”
an award of restricted stock units granted under any Company Equity Plan corresponding to shares of UniFirst common stock that are or were, at the time of grant, subject to vesting conditions based on performance

“Company RSU Award”
an award of restricted stock units granted under any Company Equity Plan corresponding to shares of UniFirst common stock that are or were, at the time of grant, subject to vesting conditions based only on continuing service

“Company SAR Award”	an award of a stock appreciation right corresponding to shares of UniFirst common stock that were granted under any Company Equity Plan

“confidentiality agreement”	confidentiality agreement, dated January 26, 2025, between Cintas and UniFirst

“DGCL”	Delaware General Corporation Law, as amended

“DLLCA”	Delaware Limited Liability Company Act, as amended

“DOJ”	the U.S. Department of Justice

“Exchange Act”	the Securities Exchange Act of 1934, as amended

“exchange ratio”	0.7720 shares of Cintas common stock per share of UniFirst stock

“first effective time”
the date and time at which (i) the articles of merger with respect to the first merger has been duly executed and filed with the Secretary of the Commonwealth of Massachusetts as provided under the MBCA and (ii) the certificate of merger with respect to the first merger has been duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL or at such other date and time as is agreed between Cintas and UniFirst and specified in the first articles of merger and the first certificate of merger, but in all cases prior to the second effective time

“first merger”	the merger of Merger Sub Inc. with and into UniFirst, with UniFirst surviving such merger as a wholly owned subsidiary of Cintas

“FTC”	the U.S. Federal Trade Commission

“GAAP”	United States generally accepted accounting principles

“Goldman Sachs”	Goldman Sachs & Co. LLC, financial advisor to UniFirst

“HSR Act”	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder

“IRS”	the United States Internal Revenue Service

“J.P. Morgan”	J.P. Morgan Securities LLC, financial advisor to UniFirst

“law”
any U.S., non-U.S., federal, state, municipal, local, national, supranational or non-U.S. statute or law (whether statutory or common law), constitution, code, ordinance, rule, regulation, order, writ, judgment, decree, legally binding directive, arbitration award or any other legally enforceable requirement of any governmental authority

“Massachusetts law” or the “MBCA”	Massachusetts Business Corporation Act, as amended

“merger agreement”	the Agreement and Plan of Merger, dated as of March 10, 2026, by and among Cintas, Merger Sub Inc., Merger Sub LLC and UniFirst, as amended from time to time

“merger consideration”
the right to receive, with respect to a share of UniFirst stock, (i) $155.00 in cash and (ii) 0.7720 shares of Cintas common stock, together with cash in lieu of the issuance of fractional shares, if any, pursuant to the terms of the merger agreement

“Merger Sub Inc.”	Bruin Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Cintas

“Merger Sub LLC”	Bruin Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Cintas

“mergers”	the first merger and the second merger

“NASDAQ”	the Nasdaq Global Select Market

“NYSE”	the New York Stock Exchange

“SEC”	the United States Securities and Exchange Commission

“second effective time”
the date and time at which the certificate of merger with respect to the second merger has been duly executed and filed with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Massachusetts or at such other date and time as is agreed between Cintas and UniFirst and specified in the second certificate of merger, but in all cases after the first effective time

“second merger”	the merger of the surviving corporation with and into Merger Sub LLC, with Merger Sub LLC surviving such merger as a wholly owned subsidiary of Cintas

“Securities Act”	the Securities Act of 1933, as amended

“special meeting”	a meeting of UniFirst’s shareholders for the purpose of seeking the UniFirst shareholder approval

“stock consideration”	0.7720 shares of Cintas common stock

“supporting shareholders”
certain individuals and entities affiliated with the Croatti family, who signed the voting and support agreement and control approximately two-thirds of the combined voting power of the UniFirst common stock and the UniFirst class B common stock, voting together as a single class

“surviving corporation”	UniFirst immediately after the consummation of the first merger

“surviving entity”	Merger Sub LLC immediately after the consummation of the second merger

“synergies”	the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the transactions

“tax counsel”	Paul Hastings, LLP

“transactions”	the mergers and the other transactions contemplated by the merger agreement

v

“UniFirst”	UniFirst Corporation, a Massachusetts corporation

“UniFirst acquisition proposal”
a proposal or offer from any person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving UniFirst, pursuant to which any such person (including such person’s or resulting company’s direct or indirect shareholders) would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of UniFirst, (ii) sale or other disposition, directly or indirectly, of assets of UniFirst (including the capital stock or other equity interests of any of its subsidiaries) or any subsidiary of UniFirst representing twenty percent (20%) or more of the consolidated assets, revenues or net income of UniFirst and its subsidiaries, taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of UniFirst, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any person would acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of UniFirst or (v) any related combination of the foregoing

“UniFirst articles of organization”	the Restated Articles of Organization of UniFirst, as amended as of January 12, 1993

“UniFirst Board”	the board of directors of UniFirst

“UniFirst bylaws”	the By-laws of UniFirst, as amended as of January 8, 2008

“UniFirst class B common stock”	each share of class B common stock, par value $0.10 per share, of UniFirst

“UniFirst common stock”	each share of common stock, par value $0.10 per share, of UniFirst

“UniFirst intervening event”
a material event, circumstance, change, effect, development or condition that was not known to, or reasonably foreseeable by, the UniFirst Board (or committee thereof) on the date of the merger agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the UniFirst Board (or committee thereof) as of the date of the merger agreement), which event, circumstance, change, effect, development, condition or any consequence thereof, becomes known to the UniFirst Board prior to the UniFirst shareholder approval; provided that in no event shall any of the following give rise to, contribute to or constitute a UniFirst intervening event: (i) any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a UniFirst acquisition proposal, (ii) the execution of the merger agreement, the public announcement, pendency or consummation of the mergers or the other transactions contemplated by the merger agreement or the identity of Cintas, (iii) any change in the price or trading volume of the UniFirst common stock or the Cintas common stock or any change in UniFirst’s or Cintas’ credit rating (provided that the facts or occurrences giving rise to or contributing to such failure may constitute or be taken into account in determining whether there has been a UniFirst intervening event) or (iv) any failure by UniFirst or Cintas to meet its respective internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of UniFirst’s or Cintas’, as applicable, revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure may constitute or be taken into account in determining whether there has been a UniFirst intervening event)

“UniFirst recommendation”	the recommendation of the UniFirst Board that the shareholders of UniFirst approve the merger agreement and approve the mergers and the transactions contemplated thereby

“UniFirst shareholder approval”
the approval of the merger agreement and the first merger by the affirmative vote of two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class

“UniFirst stock”	UniFirst common stock and UniFirst class B common stock, collectively

“UniFirst superior proposal”
a bona fide written UniFirst acquisition proposal (provided, however, that for purposes of this definition, references to “twenty percent (20%) or more” in the definition of “UniFirst acquisition proposal” shall be deemed to be references to “more than fifty percent (50%)”), which the UniFirst Board (or committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to UniFirst’s shareholders than the mergers and the other transactions contemplated by the merger agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the merger agreement, and any changes to the terms of the merger agreement offered by Cintas in response to such UniFirst acquisition proposal

“voting and support agreement”	the Voting and Support Agreement, dated as of March 10, 2026, by and among each person listed on Schedule A therein and Cintas

“Washington law” or “WBCA”	the Washington Business Corporation Act (Title 23B of the Revised Code of Washington)

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETING
The following questions and answers briefly address some commonly asked questions about the merger agreement, the mergers, the other transactions contemplated by the merger agreement and the special meeting. They may not include all of the information that is important to UniFirst shareholders. UniFirst shareholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.
Q:	What is the merger agreement and what will happen in the mergers?
A:
UniFirst, Cintas, Merger Sub Inc. and Merger Sub LLC have entered into the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed acquisition of UniFirst by Cintas.

Under the merger agreement, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub Inc. will merge with and into UniFirst, whereupon the separate existence of Merger Sub Inc. will cease, and UniFirst will continue as the surviving corporation. Immediately following the effective time of the first merger, the surviving corporation will merge with and into Merger Sub LLC, whereupon the separate existence of the surviving corporation will cease, and Merger Sub LLC will continue as the surviving entity. Each share of UniFirst stock issued and outstanding immediately prior to the first effective time (other than shares of UniFirst stock held in UniFirst’s treasury or held directly by a subsidiary of UniFirst, Cintas, Merger Sub Inc. or Merger Sub LLC) will be converted into the right to receive the merger consideration, as described below.
As a result of the mergers, UniFirst will no longer be a publicly held company. Based on the number of issued and outstanding shares of UniFirst stock as of April 16, 2026, Cintas will issue approximately 14,261,683 shares of Cintas common stock to UniFirst shareholders in the first merger (including shares of Cintas common stock to be issued in connection with certain outstanding UniFirst long-term incentive awards subject to applicable vesting conditions). Based on the number of issued and outstanding shares of Cintas common stock and UniFirst stock as of April 16, 2026, as a result of these issuances, current Cintas shareholders and UniFirst shareholders are expected to hold approximately 96.6% and 3.4%, respectively, of the outstanding shares of Cintas common stock immediately following the first merger. In addition, following the mergers, UniFirst common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, after which UniFirst will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of UniFirst common stock. UniFirst common stock is traded on the NYSE under the symbol “UNF.” Cintas common stock is traded on NASDAQ under the symbol “CTAS.”
Q:	Why am I receiving these materials?
A:	You are receiving this proxy statement/prospectus to help you decide how to vote your shares of UniFirst stock with respect to the mergers and other matters to be considered at the special meeting.
UniFirst is holding the special meeting to vote on the proposal to approve the merger agreement and other related proposals. Information about the special meeting, the mergers and the other business to be considered by UniFirst shareholders at the special meeting is contained in this proxy statement/prospectus.
This proxy statement/prospectus constitutes both a proxy statement of UniFirst and a prospectus of Cintas.
It is a proxy statement because the UniFirst Board is soliciting proxies from its shareholders to vote in favor of the proposal to approve the merger agreement at the special meeting or at any adjournment or postponement of the special meeting. The UniFirst Board has unanimously recommended that UniFirst shareholders vote in favor of the merger proposal. UniFirst shareholders are also being asked to vote to approve the merger-related named executive officer compensation proposal on a non-binding advisory basis and, if necessary, the adjournment of the special meeting.
It is a prospectus because Cintas will issue shares of Cintas common stock as the stock consideration portion of the merger consideration in exchange for outstanding shares of UniFirst stock in the mergers.
Q:	What will UniFirst shareholders receive in the mergers?
A.	In connection with the mergers, UniFirst shareholders will receive the merger consideration, which consists of

(i) $155.00 in cash and (ii) 0.7720 shares of validly issued, fully paid and non-assessable Cintas common stock for each share of UniFirst stock that they own immediately prior to the first effective time (other than the canceled shares). The foregoing exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of either Cintas or UniFirst before the mergers are complete. The exchange ratio will, however, be adjusted in accordance with the terms of the merger agreement to reflect the effect of any reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date between the date of the merger agreement and the first effective time.
No fractional shares of Cintas common stock will be issued in connection with the mergers, and holders of UniFirst stock will receive cash in lieu of any fractional shares of Cintas common stock, as described below in the section titled “The Merger Agreement—Merger Consideration—Fractional Shares” beginning on page 78.
For more details on the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 77.
Q:	Where will the Cintas common stock that UniFirst shareholders receive in the mergers be publicly traded?
A:	Assuming the mergers are completed, the shares of Cintas common stock that UniFirst shareholders receive in the first merger will be listed and traded on the NASDAQ.
Q:	How will I receive the merger consideration to which I am entitled?
A:
If you hold physical share certificates of UniFirst stock, you will be sent a letter of transmittal and related instructions as soon as practicable after the first effective time describing how you may exchange your shares of UniFirst stock for the merger consideration. Upon surrender to a nationally recognized financial institution or trust company designated by Cintas and reasonably acceptable to UniFirst (the “Exchange Agent”) of your certificates of UniFirst stock together with a letter of transmittal duly completed and validly executed, and any other customary documents as may be reasonably required by the Exchange Agent, the Exchange Agent will pay and deliver to you the shares of Cintas common stock (which will be in uncertificated book-entry form) and cash to which you are entitled.

If you hold your shares of UniFirst stock in uncertificated book-entry form, you are not required to take any specific actions to exchange your shares of UniFirst stock, and after the completion of the mergers, such shares will be automatically exchanged for the merger consideration. For more information on the documentation you are required to deliver to the Exchange Agent, see the section titled “The Merger Agreement—Exchange of UniFirst Stock Certificates and Book-Entry Shares” beginning on page 79.
Q:	What equity stake will UniFirst shareholders hold in Cintas immediately following the mergers?
A.
Upon the completion of the mergers, based on the exchange ratio, the estimated number of shares of Cintas common stock issuable as the stock consideration is approximately 14,261,683 shares, which will result in former UniFirst shareholders holding approximately 3.4% of the outstanding fully diluted Cintas common stock based on the number of outstanding shares of common stock and outstanding long-term incentive awards of Cintas and UniFirst as of April 16, 2026, the most recent practicable date for which such information was available.

For more details on the merger consideration and the treatment of UniFirst equity awards, see the sections titled “The Merger Agreement—Merger Consideration” beginning on page 77 and “The Mergers—Interests of UniFirst’s Directors and Executives in the Mergers—Treatment of UniFirst’s Equity Awards” beginning on page 67.
Q:	Who will serve on the board of directors of the combined company following the mergers?
A:	The composition of the Cintas Board will not change upon the closing of the mergers.
Q:	Will the market value of the merger consideration change between the date of this proxy statement/prospectus and the time the mergers are completed?
A:
Yes. Due to the fixed exchange ratio, the market value of the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of mergers based upon the trading price of shares of

Cintas common stock. Any fluctuation in the trading price of shares of Cintas common stock after the date of this proxy statement/prospectus will affect the market value of the shares of Cintas common stock that holders of UniFirst stock will receive as part of the merger consideration.
Q:	When do UniFirst and Cintas expect to complete the mergers?
A.
Cintas and UniFirst are working to complete the mergers as soon as practicable and currently expect that the transactions will be completed in the second half of calendar year 2026. Neither Cintas nor UniFirst can predict, however, the actual date on which the transactions will be completed (or that it will be completed at all) because it is subject to conditions beyond each company’s control, including receipt of required regulatory approvals and approval of the merger proposal by UniFirst shareholders. See “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 92 for more information.

Q:	Is Cintas’ obligation to complete the mergers subject to Cintas receiving financing?
A:	No. Cintas’ obligations under the merger agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the mergers.
For more details on the financing for the mergers, see “The Merger Agreement—Financing of the Mergers” beginning on page 53.
Q:	What happens if the mergers are not completed?
A:
If the merger agreement is not approved by UniFirst shareholders or if the mergers are not completed for any other reason, UniFirst shareholders will not receive any consideration for their shares of UniFirst stock. Instead, UniFirst will remain an independent public company, UniFirst common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and UniFirst will continue to file periodic reports with the SEC. In addition, the merger agreement provides for the payment by UniFirst to Cintas of a termination fee of $213,300,000 if the merger agreement is terminated in specified circumstances, and for payment by Cintas to UniFirst of a termination fee of $350,000,000 if the merger agreement is terminated in specified circumstances. See the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 93, for a more detailed discussion of the circumstances under which a termination fee will be required to be paid by either Cintas or UniFirst.

Q:	Will the shares of Cintas common stock I acquire in the mergers receive a dividend?
A:
After the closing of the mergers, as a Cintas shareholder, you will receive the same dividends on shares of Cintas common stock that all other holders of shares of Cintas common stock will receive with any dividend record date that occurs after the closing of the mergers. Cintas last paid a dividend on shares of Cintas common stock on March 13, 2026, of $0.45 per share. All Cintas dividends will remain subject to approval by the Cintas Board.

Q:	Will I continue to receive dividends in respect of my shares of UniFirst stock?
A:
Pending consummation of the mergers, UniFirst is permitted to pay quarterly cash dividends in respect of shares of UniFirst stock in an amount not in excess of $0.3650 per share of UniFirst common stock and $0.292 per share of UniFirst class B common stock in any quarter in or before October 2026, and in any quarter thereafter, not greater than 5% higher than $0.3650 per share of UniFirst common stock and $0.292 per share of UniFirst class B common stock. All UniFirst dividends will remain subject to approval by the UniFirst Board.

UniFirst and Cintas will coordinate to match the record and payment dates for UniFirst’s regular quarterly dividend for the quarter in which the closing of the mergers is anticipated to occur to the corresponding date and payment date of Cintas’ regular quarterly dividend for such quarter to ensure that you do not receive two dividends, or fail to receive one dividend, in any quarter with respect to your shares of UniFirst stock and the Cintas common stock that you receive in exchange therefor in the mergers.
After the closing of the mergers, former UniFirst shareholders who hold UniFirst share certificates or book-entry shares will not be entitled to be paid dividends otherwise payable on the shares of Cintas common stock into which their shares of UniFirst stock are exchangeable until they surrender their UniFirst share certificates or book-entry shares according to the instructions provided to them. Dividends will be accrued for these UniFirst shareholders and they will receive the accrued dividends, without interest, when they surrender their UniFirst share certificates or book-entry shares.
After the closing of the mergers, all Cintas dividends will remain subject to approval by the Cintas Board.
Q:	What am I being asked to vote on, and why is this approval necessary?
A:	UniFirst shareholders are being asked to vote on the following proposals:
Approval of the Merger Agreement. To approve the merger agreement, which is further described in the section titled “The Merger Agreement,” beginning on page 77, and a copy of which is attached as Annex A to this proxy statement/prospectus (which we refer to as the “merger proposal”);
Approval of Non-Binding Compensation Advisory Proposal. To approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to UniFirst’s named executive officers in connection with the mergers (which we refer to as the “non-binding compensation advisory proposal”); and
Adjournment of the Special Meeting. To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to UniFirst shareholders (which we refer to as the “adjournment proposal”).
Approval of the merger proposal by UniFirst shareholders is required for completion of the mergers.
Q:	What vote is required to approve each proposal at the special meeting?
A:
The merger proposal: The affirmative vote of two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class, is required to approve the merger proposal.

The non-binding compensation advisory proposal: The affirmative vote of a majority of the votes cast on this proposal by holders of shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class and represented in person or by proxy at the special meeting, is required to approve the non-binding compensation advisory proposal.
The adjournment proposal: The affirmative vote of a majority of the votes cast on this proposal by holders of shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class and represented in person or by proxy at the special meeting, is required to approve the adjournment proposal.
The approval of the merger proposal is a condition to closing under the merger agreement, as UniFirst shareholders must approve the merger agreement in order for the mergers to occur. If UniFirst shareholders fail to approve the merger proposal, the mergers will not occur.
On March 10, 2026, concurrently with the execution of the merger agreement, individuals and entities affiliated with the Croatti family that own, directly or indirectly, in the aggregate approximately two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, entered into the voting and support agreement with Cintas pursuant to which they have agreed, among other things, to vote their shares of UniFirst stock in favor of the approval of the merger agreement and the transactions contemplated thereby at the special meeting, with certain exceptions (as further described in the section titled “The Mergers—Voting and Support Agreement” beginning on page 97 of this proxy statement/prospectus). As a result, and subject to the terms of the voting and support agreement and certain exceptions therein, the approval of the merger proposal is expected at the special meeting.
The approval of the non-binding compensation proposal and the adjournment proposal are not conditions to the completion of the mergers. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, UniFirst shareholders may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).

Q:	Why are UniFirst shareholders being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation?
A:
Under SEC rules, UniFirst is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the mergers.

Q:	What happens if the non-binding advisory merger-related named executive officer compensation proposal is not approved?
A.
Approval of the non-binding compensation advisory proposal is not a condition to completion of the mergers, and because the vote on the non-binding compensation advisory proposal is advisory only, it will not be binding on UniFirst. Accordingly, if the mergers are approved and the other conditions to closing are satisfied or waived, the mergers will be completed even if the non-binding compensation advisory proposal is not approved. If the merger proposal is approved and the mergers are completed, the merger-related compensation will be payable to UniFirst’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the non-binding compensation advisory proposal.

Q:	Do any of UniFirst’s directors or executive officers have interests in the mergers that may differ from those of UniFirst’s shareholders?
A:
Yes. Certain UniFirst directors and executive officers have certain interests in the mergers that may be different from, or in addition to, the interests of UniFirst shareholders generally. The UniFirst Board was aware of the interests of UniFirst’s directors and executive officers, and the UniFirst Board considered such interests, among other matters, when it approved the merger agreement and in making its recommendations to its shareholders (to the extent the interests existed at such time). For more information regarding these interests, see the section titled “The Mergers—Interests of Directors and Executive Officers of UniFirst in the Merger” beginning on page 66.

Q:	Are there any voting agreements in place with UniFirst shareholders?
A:
Yes. On March 10, 2026, concurrently with the execution of the merger agreement, individuals and entities affiliated with the Croatti family that own, directly or indirectly, in the aggregate approximately two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, entered into the voting and support agreement with Cintas, pursuant to which they have agreed, among other things, to vote their shares of UniFirst stock in favor of the approval of the merger agreement and the transactions contemplated thereby at the special meeting, with certain exceptions (as further described in the section titled “The Mergers—Voting and Support Agreement” beginning on page 97 of this proxy statement/prospectus). As a result, and subject to the terms of the voting and support agreement and certain exceptions therein, the approval of the merger proposal is expected at the special meeting.

Q:	How many votes do I have?
A:
Each share of UniFirst common stock is entitled to one vote per share. Each share of UniFirst class B common stock is entitled to 10 votes per share. As of the close of business on the record date, there were approximately 14,532,640 shares of UniFirst common stock and approximately 3,551,265 shares of UniFirst class B common stock issued and outstanding. The holders of shares of UniFirst common stock and UniFirst class B common stock will vote together as a single class on all matters to be considered at the special meeting. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in street name.

Q:	What constitutes a quorum?
A:
The representation in person or by proxy of at least a majority in interest of all UniFirst common stock and UniFirst class B common stock issued, outstanding and entitled to vote at the special meeting shall constitute a quorum for the transaction of business at the special meeting. Consistent with applicable law, UniFirst intends to count abstentions for the purpose of determining the presence or absence of a quorum for the transaction of business at the special meeting.

Q:	How does the UniFirst Board recommend that I vote?
A:
The UniFirst Board unanimously recommends that UniFirst shareholders vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and, if necessary, “FOR” the adjournment proposal.

Q:	Why did the UniFirst Board approve the merger agreement and the transactions contemplated by the merger agreement, including the mergers?
A:
For information regarding the UniFirst Board’s reasons for approving and recommending approval of the merger agreement and the transactions contemplated by the merger agreement, including the mergers, see the section titled “The Mergers—UniFirst’s Reasons for the Mergers; Recommendation of the UniFirst Board of Directors” beginning on page 48.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in, and incorporated by reference into, this proxy statement/prospectus, please vote your shares of UniFirst stock as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the accompanying proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your UniFirst share certificates at this time. If the mergers are completed, you will receive instructions for surrendering your UniFirst share certificates or book-entry shares in exchange for the merger consideration from the Exchange Agent.
Please carefully consider the information contained in, and incorporated by reference into, this proxy statement/prospectus. Whether or not you plan to attend the special meeting, UniFirst encourages you to submit your proxy to vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting.
Q:	What is a proxy and how do I vote?
A:
A proxy is a legal designation of another person to vote the shares you own. If you are a shareholder of record of UniFirst as of the record date of May 11, 2026, you are entitled to receive notice of, and cast a vote at, the special meeting. Each share of UniFirst common stock is entitled to one vote per share. Each share of UniFirst class B common stock is entitled to 10 votes per share. You may submit your proxy before the special meeting in one of the following ways:

•	By telephone: by dialing the toll-free number shown on your proxy card and following the instructions to vote by telephone.
•	Through the Internet: by visiting the website address shown on your proxy card and following the instructions to vote online.
•	By mail: by completing, dating, signing and returning your proxy card in the postage-paid envelope provided. The envelope requires no additional postage if mailed in the United States.
•	At the special meeting: to vote at the special meeting, attend the special meeting and vote via the special meeting website. See the section titled “The UniFirst Special Meeting” beginning on page 22.
If your shares are held in “street name,” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the special meeting will need to obtain a “legal proxy” form from their bank, broker or other nominee.
Q:	What is the difference between holding shares of UniFirst stock as a shareholder of record and as a beneficial owner?
A:
You are a “shareholder of record” if your shares are registered directly in your name with UniFirst’s transfer agent, Computershare Inc. As the shareholder of record, you have the right to vote at the special meeting. You may also vote before the special meeting by Internet, telephone or mail, as described in the notice and above under the heading “How do I vote?”

You are deemed to beneficially own shares in “street name” if your shares are held by a bank, broker or other nominee. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the special meeting; however, you may not attend or vote your shares at the special meeting unless you obtain a “legal proxy” from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.
Q:	If my shares of UniFirst stock are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:
If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to UniFirst, or by voting at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction card for you to use.

Banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the bank, broker or other nominee does not have discretionary voting power.
If you are a beneficial owner of UniFirst stock and you do not instruct your bank, broker or other nominee on how to vote your shares:
•	your bank, broker or other nominee may not vote your shares on the merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;
•	your bank, broker or other nominee may not vote your shares on the non-binding compensation advisory proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and
•	your bank, broker or other nominee may not vote your shares on the adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.
Q:	May I attend the special meeting of the UniFirst shareholders?
A:	You or your authorized proxy may attend the special meeting if you were a registered or beneficial shareholder of UniFirst stock as of the record date.
Q:	When and where will the special meeting take place?
A:	The special meeting will be held virtually and exclusively online at https://meetnow.global/MJT2K5M on June 11, 2026 at 10:00 a.m., Eastern Time.
Q:	How do I attend the virtual Special Meeting?
A:	The special meeting will begin promptly at 10:00 a.m. Eastern Time on June 11, 2026. Please log in fifteen minutes prior to the start of the meeting to ensure you can hear streaming audio.
The virtual-only meeting will consist of a live audio webcast with features designed to ensure that shareholders will have the same rights and opportunities to participate as they would have at an in-person meeting. Shareholders may attend, vote, and submit questions from any location via the Internet as further described below.
To access the meeting online, go to https://meetnow.global/MJT2K5M. To attend the special meeting, shareholders are required to enter a unique control number.
Q:	Where can I locate or obtain my control number?
A:	Registered shareholders were each sent a unique control number in the proxy materials distributed by

Computershare Inc. The control number is required to vote and submit questions online during the special meeting. This control number was included on your proxy card or on additional voting instructions accompanying these proxy materials.
Beneficial owners who wish to vote or submit questions at the special meeting will need to take the following steps and register in advance to obtain a control number:
•	Request a valid legal proxy from your bank, broker or other intermediary for shares held in “street name” as soon as possible.
•	Submit proof of the legal proxy to Computershare Inc. at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on June 8, 2026.
•	You will receive a reply email from Computershare Inc. with your unique control number required to vote and submit questions online during the special meeting.
Q:	What if I have trouble accessing the special meeting virtually?
A:
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the special meeting. UniFirst encourages you to access the special meeting prior to the start time. For further assistance should you need it you may call Local 1-888-724-2416 or International +1 781-575-2748.

Q:	What if I fail to vote or abstain?
A:	For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting and does not vote or returns a proxy with an “abstain” instruction.
•
Merger proposal: Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

•
Non-binding compensation advisory proposal: Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the non-binding compensation advisory proposal.

•	Adjournment proposal: Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of this proposal.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the UniFirst stock represented by your proxy will be voted as recommended by the UniFirst Board with respect to that proposal.

Q:	May I change or revoke my vote after I have delivered my proxy card or voting instruction form?
A:	Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke or change your proxy at any time before the special meeting. If you are the record holder of your shares of UniFirst stock, you may revoke or change your proxy in any one of the following ways:
•
Attending the special meeting online and voting electronically during the meeting. However, your attendance online at the special meeting will not automatically revoke your proxy unless you properly vote electronically during the special meeting;

•
Specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the special meeting to the Secretary at UniFirst’s principal executive offices located at 68 Jonspin Road, Wilmington, Massachusetts 01887;

•	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Duly completing a later-dated proxy card relating to the same shares of UniFirst stock and delivering it to the Secretary before the taking of the vote at the special meeting.
At the time the special meeting occurs, your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares of UniFirst stock are held by your broker, dealer, trust company or commercial bank as a nominee or agent, you should follow the instructions provided by your broker, dealer, trust company or commercial bank.
Q:	What are the material U.S. federal income tax consequences of the mergers?
A:
The mergers are intended, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The completion of the mergers, however, is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. In addition, an opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Neither Cintas nor UniFirst intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, even if Cintas and UniFirst conclude that the mergers qualify for such tax treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge. Assuming the mergers do so qualify as a reorganization for U.S. federal income tax purposes, in general, a U.S. Holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Mergers”) of UniFirst stock who exchanges shares of UniFirst stock for the merger consideration (i.e., a combination of cash and Cintas common stock) will recognize gain, if any (but not loss), equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value at the first effective time of the Cintas common stock received in exchange for such shares of UniFirst stock in the mergers, minus such holder’s adjusted tax basis in the shares of UniFirst stock exchanged therefor and (ii) the amount of cash received by such holder in exchange for such shares of UniFirst stock.

Notwithstanding the foregoing, it is possible that a holder may be required to treat any gain recognized or cash received as a dividend in certain circumstances, as described in the section titled “Material U.S. Federal Income Tax Consequences of the Mergers—Treatment as a Dividend” beginning on page 128.
Please refer to the section titled “The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” contained in this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the mergers. Determining the actual tax consequences of the mergers to each holder may be complex and will depend on such holder’s specific situation. Holders should consult their own tax advisors for a full understanding of the tax consequences of the mergers in their particular circumstances.
Q:	Am I entitled to exercise appraisal rights in connection with the mergers instead of receiving the merger consideration for my shares of UniFirst stock?
A:	Under Massachusetts law, holders of UniFirst common stock are not entitled to appraisal rights in connection with the mergers.
For more information, see the section titled “The Mergers—No Appraisal Rights in the Mergers” beginning on page 17.
Q:	What will happen to UniFirst equity awards?
A:	At the first effective time:
Each Terminating Company RSU Award (as defined in the merger agreement) will be canceled and converted into the right to receive the merger consideration in respect of the number of shares of UniFirst common stock subject to such Terminating Company RSU Award immediately prior to the first effective time. Each Continuing Company RSU Award (as defined in the merger agreement) will be assumed by Cintas and converted into a restricted stock unit award of Cintas (each, a “converted RSU”) with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share) obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company RSU

Award immediately prior to the first effective time by (B) the Equity Award Conversion Ratio (as defined in the merger agreement), and each such converted RSU will continue to have, and will be subject to, the same terms and conditions that applied to the corresponding Continuing Company RSU Award immediately prior to the first effective time.
Each Terminating Company SAR Award (as defined in the merger agreement) will be deemed exercised immediately prior to the first effective time for a number of shares of UniFirst common stock equal to the excess, if any, of (A) the number of shares of UniFirst common stock subject to such Terminating Company SAR Award immediately prior to the first effective time less (B) the number of shares of UniFirst common stock (rounded up to the nearest whole share) having a fair market value (determined by reference to the Company Final Price (as defined in the merger agreement)) equal to the aggregate per-share exercise price applicable to such Terminating Company SAR Award, and such shares of UniFirst common stock will be canceled and converted upon the first effective time into the right to receive the merger consideration. Each Continuing Company SAR Award (as defined in the merger agreement) will be assumed by Cintas and converted into a stock-settled appreciation right of Cintas (each, a “converted SAR Award”) with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share), obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company SAR Award immediately prior to the first effective time by (B) the Equity Award Conversion Ratio, with such converted SAR Award having a per-share exercise price equal to (i) the per-share exercise price of the Continuing Company SAR Award immediately prior to the first effective time divided by (ii) the Equity Award Conversion Ratio (rounded up to the nearest cent), and each such converted SAR Award will continue to have, and will be subject to, the same terms and conditions that applied to the corresponding Continuing Company SAR Award immediately prior to the first effective time. Each Terminating Company SAR Award for which the applicable per-share exercise price exceeds the Company Final Price will be canceled as of the first effective time for no consideration.
Each Terminating Company PSU Award (as defined in the merger agreement) will be canceled and converted into the right to receive the merger consideration in respect of the number of shares of UniFirst common stock subject to such Terminating Company PSU Award immediately prior to the first effective time, with such number determined based on the Deemed Performance Level (as defined in the merger agreement). Each Continuing Company PSU Award (as defined in the merger agreement) will be assumed by Cintas and converted into an award of converted RSUs with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share), obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company PSU Award immediately prior to the first effective time (with such number determined based on the Deemed Performance Level) by (B) the Equity Award Conversion Ratio. Except as otherwise provided in the merger agreement, each converted RSU will continue to have, and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding any performance-based vesting conditions) that applied to the corresponding Continuing Company PSU Award immediately prior to the first effective time.
Q:	What happens if I sell my shares of UniFirst stock after the record date but before the special meeting?
A:
The record date for the special meeting (the close of business on May 11, 2026) is earlier than the date of the special meeting and earlier than the date that the mergers are expected to be completed. If you sell or otherwise transfer your shares of UniFirst stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by UniFirst shareholders in the first merger. In order to receive the merger consideration, you must hold your shares through completion of the first effective time.

Q:	Are there any risks that I should consider in deciding whether to vote in favor of the merger proposal?
A:
Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” beginning on page 29. You also should read and carefully consider the risk factors of Cintas and UniFirst contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What should I do if I receive more than one set of voting materials?
A:
If you hold shares of UniFirst stock in “street name” and also directly as a record holder or otherwise or if you hold shares of UniFirst stock in more than one brokerage account or if you hold shares of UniFirst stock in any

UniFirst defined contribution plan, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of UniFirst stock are voted. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or other nominee to vote your shares.
Q:	Where can I find the voting results of the special meeting?
A:
The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, UniFirst intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
UniFirst has retained MacKenzie Partners, Inc. (“MacKenzie”), a proxy solicitation firm, to perform various solicitation services in connection with the special meeting. UniFirst will pay MacKenzie a customary fee of $10,000 prior to or upon certification of the vote for the special meeting, in connection with advisory, consulting and proxy solicitation services. Certain officers, directors, employees and agents of UniFirst, none of whom will receive additional compensation therefor, may also solicit proxies by telephone, email or other personal contact. UniFirst will bear the cost for the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?
A:
If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact MacKenzie Partners, the proxy solicitation agent for UniFirst, at:

MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Shareholders may call toll free: (800) 322-2885
Banks and Brokers may call collect: (212) 929-5500
Email: proxy@mackenziepartners.com

SUMMARY
This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Cintas and UniFirst urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Additional important information, which Cintas and UniFirst also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.
The Parties to the Mergers (pages 98 and 99)
Cintas
Cintas helps more than one million businesses of all types and sizes get READYTM to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, towels, restroom supplies, workplace water services, first aid and safety products, eye-wash stations, safety training, fire extinguishers, sprinkler systems and alarm service, Cintas helps customers get Ready for the Workday®.
Cintas is incorporated under the laws of the State of Washington and maintains its principal executive offices in Cincinnati, Ohio. Cintas’ principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262, its telephone number is (513) 459-1200 and its website is https://www.cintas.com. Shares of Cintas’ common stock are listed on the NASDAQ under the symbol “CTAS.” The information on Cintas’ website is not part of this proxy statement/prospectus, and the reference to Cintas’ website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus. Additional information about Cintas and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.
UniFirst
Headquartered in Wilmington, Massachusetts, UniFirst is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, UniFirst also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing and floorcare products at its three company-owned manufacturing facilities. With more than 270 service locations, over 300,000 customer locations and 16,000-plus employee team partners, UniFirst outfits more than 2.0 million workers every day.
UniFirst is incorporated under the laws of the State of Massachusetts. UniFirst’s principal executive offices are located at 68 Jonspin Road, Wilmington, Massachusetts 01887, its telephone number is (978) 658-8888 and its website address is www.unifirst.com. UniFirst common stock is publicly traded on the NYSE, under the ticker symbol “UNF.” The information contained on UniFirst’s website is not part of this proxy statement/prospectus, and the reference to UniFirst’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus. Additional information about UniFirst is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.
Merger Sub Inc.
Merger Sub Inc. is a wholly owned subsidiary of Cintas. Merger Sub Inc. was formed solely for the purpose of completing the mergers. Merger Sub Inc. has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the mergers or the merger agreement. Merger Sub Inc. was formed in the State of Delaware on March 9, 2026. Merger Sub Inc.’s principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262, and its telephone number is (513) 459-1200.
Merger Sub LLC
Merger Sub LLC is a wholly owned subsidiary of Cintas. Merger Sub LLC was formed solely for the purpose of completing the mergers. Merger Sub LLC has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the mergers or the merger agreement. Merger Sub LLC was formed in the State of Delaware on March 9, 2026. Merger Sub LLC’s principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262, and its telephone number is (513) 459-1200.
The Mergers and the Merger Agreement (pages 39 and 77)
On March 10, 2026, Cintas, Merger Sub Inc., Merger Sub LLC and UniFirst entered into the merger agreement, which provides that upon the terms and subject to the satisfaction (or, to the extent permitted by applicable law and in accordance with the merger agreement, waiver) of the conditions to the mergers set forth in the merger agreement and described in this proxy statement/prospectus, at the closing of the mergers, (i) Merger Sub Inc. will merge with and into UniFirst, whereupon the separate existence of Merger Sub Inc. will cease, and UniFirst will continue as the surviving corporation of the first merger and a wholly owned subsidiary of Cintas and (ii) immediately following the first effective time, UniFirst will merge with and into Merger Sub LLC, whereupon the separate existence of UniFirst will cease, and Merger Sub LLC will continue as the surviving entity of the second merger and a wholly owned subsidiary of Cintas.
The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the mergers.
Merger Consideration (page 77)
Pursuant to the merger agreement, at the first effective time, each share of UniFirst class B common stock and UniFirst common stock issued and outstanding immediately prior to the first effective time, other than the canceled shares, will automatically be canceled and converted into the right to receive $155.00 in cash, without interest, and 0.7720 shares of a validly issued, fully paid and non-assessable Cintas common stock.
The foregoing exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of either Cintas or UniFirst before the mergers are complete. The exchange ratio will, however, be adjusted in accordance with the terms of the merger agreement to reflect the effect of any reclassification, recapitalization, exchange, stock split (including reverse stock split), combination or readjustment of shares or any stock dividend or stock distributions with a record date between the date of the merger agreement and the first effective time and any similarly dependent items.
No fractional shares of Cintas common stock will be issued in connection with the mergers, and holders of UniFirst stock will receive cash in lieu of any fractional shares of Cintas common stock.
Cintas shareholders will continue to own their existing shares of Cintas common stock, the form of which will not be changed by the mergers.
Financing of the Mergers (page 53)
Cintas’ obligation to complete the mergers is not conditioned upon its obtaining financing for the mergers. Cintas intends to fund the aggregate cash consideration payable in connection with the mergers with a combination of cash on hand, the issuance of unsecured debt securities and debt financing, which could include revolving loans and term loans.
On March 10, 2026, in connection with the merger agreement, Cintas entered into a commitment letter with Morgan Stanley Senior Funding, Inc., KeyBank National Association, KeyBanc Capital Markets Inc., Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC (collectively, the “Debt Commitment Parties”), pursuant to which, subject to the terms and conditions set forth therein, the Debt Commitment Parties have committed to provide a 364-day senior unsecured bridge facility in an aggregate principal amount of $2,850,000,000 (the “Bridge Facility”) consisting of two separate tranches. The funding of the Bridge Facility provided for in the commitment letter is subject to the satisfaction of certain customary limited conditions, including the consummation of the mergers in accordance with the merger agreement and the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the commitment letter.
On March 27, 2026, Cintas Corporation No. 2, a direct subsidiary of Cintas, entered into a $2,000,000,000 credit agreement (the ”Revolving Credit Agreement”) among Cintas Corporation No. 2, as borrower, certain lenders and KeyBank National Association, as administrative agent. The Revolving Credit Agreement provides, among other things, that $1,250,000,000 of the commitments under the Revolving Credit Agreement (the “Revolving Facility,” and the loans thereunder, the “Revolving Loans”) are available for the consummation of the mergers, subject to the satisfaction of certain customary limited conditions, including the consummation of the mergers in accordance with the merger agreement. The commitments under one of the two tranches of the Bridge Facility were replaced by the Revolving Facility.
In connection with the mergers, Cintas currently expects to terminate UniFirst’s existing credit facility with Bank of America, N.A. and backstop or cash collateralize the outstanding letters of credit issued thereunder.
Treatment of UniFirst Equity Awards (page 67)
On the terms and subject to the conditions set forth in the merger agreement, at the first effective time, each outstanding UniFirst equity-based award will be treated as follows:
•
Restricted Stock Unit Awards. Each Terminating Company RSU Award will be canceled and converted into the right to receive the merger consideration in respect of the number of shares of UniFirst common stock subject to such Terminating Company RSU Award immediately prior to the first effective time. Each Continuing Company RSU Award will be assumed by Cintas and converted into a converted RSU with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share) obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company RSU Award immediately prior to the first effective time by (B) the Equity Award Conversion Ratio, and each such converted RSU will continue to have, and will be subject to, the same terms and conditions that applied to the corresponding Continuing Company RSU Award immediately prior to the first effective time.

•
Stock Appreciation Awards. Each Terminating Company SAR Award will be deemed exercised immediately prior to the first effective time for a number of shares of UniFirst common stock equal to the excess, if any, of (A) the number of shares of UniFirst common stock subject to such Terminating Company SAR Award immediately prior to the first effective time less (B) the number of shares of UniFirst common stock (rounded up to the nearest whole share) having a fair market value (determined by reference to the Company Final Price) equal to the aggregate per-share exercise price applicable to such Terminating Company SAR Award, and such shares of UniFirst common stock will be canceled and converted upon the first effective time into the right to receive the merger consideration. Each Continuing Company SAR Award will be assumed by Cintas and converted into a converted SAR award with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share), obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company SAR Award immediately prior to the first effective time by (B) the Equity Award Conversion Ratio, with such converted SAR Award having a per-share exercise price equal to (i) the per-share exercise price of the Continuing Company SAR Award immediately prior to the first effective time divided by (ii) the Equity Award Conversion Ratio (rounded up to the nearest cent), and each such converted SAR Award will continue to have, and will be subject to, the same terms and conditions that applied to the corresponding Continuing Company SAR Award immediately prior to the first effective time. Each Terminating Company SAR Award for which the applicable per-share exercise price exceeds the Company Final Price will be canceled as of the first effective time for no consideration.

•
Performance Unit Awards. Each Terminating Company PSU Award will be canceled and converted into the right to receive the merger consideration in respect of the number of shares of UniFirst common stock subject to the Terminating Company PSU Award immediately prior to the first effective time, with such number determined based on the Deemed Performance Level. Each Continuing Company PSU Award will be assumed by Cintas and converted into an award of converted RSUs with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share), obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company PSU Award immediately prior to the first effective time (with such number determined based on the Deemed Performance Level) by (B) the Equity Award Conversion Ratio. Except as otherwise provided in the merger agreement, each converted RSU will continue to have, and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding any performance-based vesting conditions) that applied to the corresponding Continuing Company PSU Award immediately prior to the first effective time.

UniFirst’s Reasons for the Mergers; Recommendation of the UniFirst Board of Directors (page 48)
After careful consideration of various factors described in the section titled “The Mergers—UniFirst’s Reasons for the Mergers; Recommendation of the UniFirst Board of Directors” beginning on page 48, the UniFirst Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to and in the best interests of UniFirst and its shareholders, and unanimously recommends that UniFirst shareholders vote:
“FOR” the merger proposal;
“FOR” the non-binding compensation advisory proposal; and
“FOR” the adjournment proposal.
Opinion of UniFirst’s Financial Advisors (pages 53 and 58)
Opinion of J.P. Morgan
At a meeting of the UniFirst Board on March 10, 2026, J.P. Morgan rendered its oral opinion to the UniFirst Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid to the holders of UniFirst stock in the mergers was fair, from a financial point of view, to the holders of UniFirst stock. J.P. Morgan confirmed its March 10, 2026 oral opinion by delivering its written opinion, dated as of March 10, 2026, to the UniFirst Board that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of UniFirst stock.
The full text of the written opinion of J.P. Morgan, dated as of March 10, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. UniFirst’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the UniFirst Board (in its capacity as such) in connection with and for the purposes of its evaluation of the mergers, was directed only to the merger consideration to be paid to the holders of UniFirst stock in the mergers and did not address any other aspect of the mergers. J.P. Morgan expressed no opinion as to (1) the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of UniFirst, (2) the allocation of the aggregate merger consideration to be paid to all holders of UniFirst stock between the holders of UniFirst common stock and UniFirst class B common stock, or the relative fairness of the merger consideration to the holders of any shares of UniFirst stock or (3) the underlying decision by UniFirst to engage in the mergers. J.P. Morgan also did not express any opinion as to the voting rights associated with the UniFirst class B common stock or any governance or other rights of the holders thereof (and did not take any such rights into account in their analysis), and, for purposes of their opinion, J.P. Morgan assumed that each share of the UniFirst class B common stock is economically equivalent to a share of UniFirst common stock. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion is not a recommendation to any shareholder of UniFirst as to how such shareholder should vote with respect to the merger proposal or any other matter. For a description of the opinion that the UniFirst Board received from J.P. Morgan, see “The Mergers—Opinion of UniFirst’s Financial Advisors” beginning on page 53 of this proxy statement/prospectus.
Pursuant to an engagement letter between UniFirst and J.P. Morgan, UniFirst has agreed to pay J.P. Morgan a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $42,000,000, of which $5,000,000 was payable at the time J.P. Morgan delivered its opinion, and the remainder of which is contingent and payable upon the consummation of the mergers.
Opinion of Goldman Sachs
Goldman Sachs delivered its opinion to the UniFirst Board that, as of March 10, 2026, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Cintas and its affiliates) of the outstanding shares of UniFirst stock pursuant to the merger agreement was fair from a financial point of view to such holders, taken in the aggregate.

The full text of the written opinion of Goldman Sachs, dated March 10, 2026, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex D to this proxy statement/prospectus. The summary of Goldman Sachs’ opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the UniFirst Board in connection with its consideration of the transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of UniFirst stock should vote with respect to the transactions or any other matter.
Pursuant to an engagement letter between UniFirst and Goldman Sachs, UniFirst has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $42,000,000, of which $5,000,000 was payable upon the execution of the merger agreement, and the remainder of which is contingent upon the consummation of the transactions.
Interests of UniFirst’s Directors and Executive Officers in the Mergers (page 66)
In considering the recommendation of the UniFirst Board that UniFirst’s shareholders should vote “FOR” the merger proposal, UniFirst shareholders should be aware that UniFirst’s directors and executive officers may have certain interests in the mergers that may be different from, or in addition to, the interests of UniFirst’s shareholders more generally. The UniFirst Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, approving the merger agreement and the mergers, and recommending that the merger agreement be approved by UniFirst’s shareholders (to the extent the interests existed at such time). These interests may include the following:
•	entitlement of certain non-employee directors to receive additional cash compensation;
•	accelerated vesting and payment of certain outstanding equity awards held by our non-employee directors and executive officers as a result of or in connection with the mergers;
•	entitlement of certain executive officers to receive retention bonuses;
•	severance benefits for certain executive officers in the event of a qualifying termination of employment in connection with the mergers; and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.
If the merger proposal is approved by the UniFirst shareholders, the shares of UniFirst common stock held by UniFirst’s non-employee directors and executive officers will be treated in the same manner as outstanding shares of UniFirst common stock held by all other UniFirst’s shareholders generally. For more information, please see the sections titled “The Mergers—Interests of UniFirst’s Directors and Executives in the Mergers” beginning on page 66 of this proxy statement/prospectus and “The Mergers—UniFirst’s Reasons for the Mergers; Recommendation of UniFirst Board of Directors” beginning on page 48 of this proxy statement/prospectus.
Material U.S. Federal Income Tax Consequences of the Mergers (page 126)
The mergers are intended, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The completion of the mergers, however, is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. In addition, an opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Neither Cintas nor UniFirst intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, even if Cintas and UniFirst conclude that the mergers qualify for such tax treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.
You should read the section titled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 126 for a more complete discussion of the U.S. federal income tax consequences of the mergers.
You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to U.S. federal, state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult your tax advisor for a full understanding of the tax consequences to you of the mergers.

Accounting Treatment (page 74)
The mergers will be accounted for as a business combination by applying the acquisition method of accounting under GAAP in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). Under this method, Cintas will be the accounting acquirer and will allocate the aggregate merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of UniFirst based on their estimated fair values as of the expected acquisition date, with any excess recorded as goodwill. The purchase price allocation is preliminary and subject to change as additional information becomes available and final fair values are determined.
No Appraisal Rights in the Mergers (page 76)
Under the MBCA, holders of UniFirst stock are not entitled to appraisal rights in connection with the mergers.
Regulatory Approvals Required for the Mergers (page 87)
The mergers are subject to the requirements of the HSR Act, which provide that certain transactions may not be completed until notification and report forms are furnished to the Antitrust Division of the DOJ and the FTC, and the HSR Act waiting period (and any extension thereof) is terminated or expires. On April 8, 2026, Cintas and UniFirst each filed their respective requisite notification and report forms under the HSR Act with the DOJ and the FTC. Cintas voluntarily withdrew its notification and report form effective May 8, 2026 in accordance with the HSR Act and intends to subsequently refile on May 12, 2026. Accordingly, upon refiling the notification and report form under the HSR Act, the HSR waiting period for the transaction will expire on June 11, 2026, at 11:59 p.m. Eastern Time, unless extended by a request for additional information or documentary material, pursuant to 16 C.F.R. Section 803.20. Completion of the mergers is further subject to the expiration of the applicable waiting period and authorization or consent from a certain foreign regulator under its antitrust laws and the authorization or consent of the applicable governmental authorities in respect of certain of UniFirst’s permits.
Conditions to Completion of the Mergers (page 92)
Cintas and UniFirst expect to complete the mergers after all of the conditions to the mergers in the merger agreement are satisfied or waived, including after the merger proposal has been approved by UniFirst shareholders. Cintas and UniFirst currently expect that the transactions will be completed in the second half of calendar year 2026. However, neither Cintas nor UniFirst can predict the actual date on which the transactions will be completed (or that they will be completed at all) because they are subject to conditions beyond each company’s control.
In addition to the approval of the merger proposal by UniFirst shareholders, Cintas and UniFirst’s obligation to complete the mergers is also subject to the satisfaction (or, to the extent permitted by applicable law and in accordance with the merger agreement, waiver) of other conditions, including: authorization of the listing on the NASDAQ of the Cintas common stock to be issued in connection with the mergers, the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (and the absence of any stop order by the SEC or pending or threatened written action seeking such a stop order), the applicable waiting period under the HSR Act relating to the completion of the mergers having expired or terminated early and any authorization or consent from a governmental authority required to be obtained with respect to the mergers under certain antitrust laws having been obtained, the absence of any order or law after the date of the merger agreement having the effect of enjoining or prohibiting the completion of the mergers, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective covenants and agreements contained in the merger agreement in all material respects, the absence of any event or other circumstance occurring between the date of the merger agreement and the completion of the mergers that would reasonably be expected to result in a material adverse effect for either party and the delivery of an officer’s certificate by the other party certifying satisfaction of the preceding conditions.
Neither Cintas nor UniFirst can provide assurance as to when or if all of the conditions to the mergers can or will be satisfied or waived by the appropriate party. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see the section of this proxy statement/prospectus titled “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 92.

No Solicitation (page 91)
In the merger agreement, UniFirst has agreed that it will, and will cause its subsidiaries and its and their respective officers and directors to, and will instruct and use its reasonable best efforts to cause its and their respective representatives to, refrain from taking certain actions related to soliciting, discussing or entering into an agreement with respect to a UniFirst acquisition proposal. In addition, the UniFirst Board is subject to restrictions on withdrawing, qualifying or modifying its recommendation to UniFirst shareholders in favor of the mergers and certain other related restrictions. The foregoing obligations are subject to exceptions contained in the merger agreement which allow the UniFirst Board to change its recommendation in connection with certain intervening events and which allow UniFirst to terminate the merger agreement in connection with a UniFirst superior proposal, in each case subject to compliance with the terms and conditions set forth in the merger agreement (including the payment of a UniFirst termination fee as described further below). For further details on these obligations and exceptions, see the section of this proxy statement/prospectus titled “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 91.
Termination of the Merger Agreement; Termination Fees (page 95)
Termination
The merger agreement may be terminated at any time prior to the first effective time, whether before or after receipt of the UniFirst shareholder approval (except as indicated below), in the following circumstances:
•	by the mutual written consent of each of Cintas and UniFirst;
•	by either Cintas or UniFirst:
•
if the closing does not occur on or before January 10, 2027, subject to an automatic extension for up to two periods of four months each in the event that (i) any applicable waiting period under the HSR Act relating to the consummation of the mergers has not expired or early termination has not been granted or any authorization or consent from a governmental authority required to be obtained with respect to the mergers under other applicable antitrust laws has not been obtained or has not remained in full force and effect or (ii) a governmental authority has issued an order or enacted a law that has the effect of enjoining or otherwise prohibiting the consummation of the mergers, if such restraint is in respect of an antitrust law, but all other conditions described in “—Conditions to Completion of the Mergers” above have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing (if such conditions are capable of being satisfied were the closing to occur at such time)) (such date, as may be so extended, the “Termination Date”);

•	if there exists a law or final and nonappealable order permanently restraining or prohibiting the mergers;
•	upon a failure to obtain the UniFirst shareholder approval (after a shareholder meeting is held for such purpose);
•
in the event of an uncured or uncurable breach by the other party (in the case of Cintas, including Merger Sub Inc. and Merger Sub LLC) of its representations, warranties, covenants or other agreements under the merger agreement, which would result in failure of the conditions related to representations and warranties or performance of obligations under the merger agreement described in “—Conditions to Completion of the Mergers” above;

•
by UniFirst, prior to receipt of the UniFirst shareholder approval, to enter into a definitive agreement with respect to a UniFirst superior proposal, to the extent permitted by the merger agreement and provided that UniFirst (i) has complied in all material respects with its nonsolicitation obligations (as described in “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 91) and (ii) pays the UniFirst termination fee (as described in “—Termination Fees” below);

•
by Cintas in the event that prior to receipt of the UniFirst shareholder approval (i) the UniFirst Board makes a UniFirst adverse recommendation change, (ii) UniFirst or the UniFirst Board fails to include the UniFirst recommendation in this proxy statement/prospectus, (iii) any directors, officers, senior executives or financial advisors of UniFirst materially breaches any of its nonsolicitation obligations described in “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 91 or (iv) the UniFirst Board fails to (A) publicly reaffirm the UniFirst recommendation within 10 business days of receipt of a written request by Cintas to provide such reaffirmation following receipt by UniFirst of a UniFirst acquisition proposal that is publicly announced and not publicly withdrawn (which request by Cintas may only be given once with respect to each such UniFirst acquisition proposal; provided that Cintas may make one additional written request to which this clause (A) will apply in the event of any publicly disclosed change to the price or other material terms of such UniFirst acquisition proposal) or (B) recommend against any UniFirst acquisition proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act (in a Solicitation/Recommendation Statement on Schedule 14D-9, if such statement is required to be filed or is otherwise filed), within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer; provided that Cintas may only terminate the merger agreement pursuant to this bullet point prior to the receipt of the UniFirst shareholder approval.
The party terminating the merger agreement must deliver prompt written notice thereof to the other party, setting forth in reasonable detail, the provision pursuant to which the merger agreement is being terminated and the facts and circumstances forming the basis for such termination.
Effect of Termination
If the merger agreement is terminated and the mergers abandoned by either Cintas or UniFirst, as provided in the section titled “—Termination” above, written notice will be given by the terminating party and the merger agreement will become null and void and of no effect, without liability on the part of any party to the merger agreement, except that (i) no such termination will relieve any party to the merger agreement of any liability or damages resulting from any knowing and intentional breach of its obligations under the merger agreement prior to such termination or fraud in the making of the representations and warranties set forth in the merger agreement and (ii) the confidentiality agreement, certain provisions relating to the financing, and sections of the merger agreement relating to the effect of termination, termination fees, amendment, extension and waiver and other general provisions will survive termination of the merger agreement.
Termination Fees
UniFirst will pay Cintas a termination fee equal to $213,300,000 (the “UniFirst termination fee”) if the merger agreement is terminated in the following circumstances:
•
by Cintas on the basis of a breach of a representation, warranty, covenant or agreement contained in the merger agreement or by either Cintas or UniFirst on the basis that the Termination Date has passed or the UniFirst shareholder approval has not been obtained upon a vote at the special meeting and in any such case:

•
after the execution of the merger agreement and prior to termination (or prior to the special meeting in the event of a termination for failure to obtain the UniFirst shareholder approval), a UniFirst acquisition proposal was publicly disclosed (or, in the case of termination pursuant to a breach of a representation, warranty, covenant or agreement in the merger agreement or the passing of the Termination Date, otherwise made known to the UniFirst Board) and not withdrawn or not otherwise abandoned (in each case, publicly, if publicly disclosed) prior to the termination (or at least two business days prior to the special meeting, in the case of a termination for failure to obtain the UniFirst shareholder approval); and

•
within 12 months after the termination, any UniFirst acquisition proposal is consummated or UniFirst enters into a definitive agreement with respect to any UniFirst acquisition proposal (regardless of when or whether such transaction is consummated) (provided, however, that for purposes of this paragraph, the references to “20%” in the definition of “Company Acquisition Proposal” in the merger agreement are deemed to be references to “50%”);

•	by UniFirst at any time prior to the receipt of the UniFirst shareholder approval, in order to enter into a definitive agreement with respect to a UniFirst superior proposal; or
•	by Cintas pursuant to the last bullet in the section “—Termination” above.

Cintas will pay UniFirst a termination fee equal to $350,000,000 (the “Cintas termination fee”) if the merger agreement is terminated in the following circumstances:
•
by Cintas or UniFirst on the basis that the Termination Date has passed or prior to the first effective time a restraint has been enacted that has the effect of permanently restraining or prohibiting the mergers, solely to the extent the restraint is in respect of an antitrust law, and, at the time of such termination, the conditions to closing relating to the expiration of the waiting period under the HSR Act and other applicable antitrust laws and restraints by governmental authorities have not been satisfied or waived (solely to the extent the restraint is in respect of an antitrust law), but all other conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing (if such conditions are capable of being satisfied were the closing to occur at such time)); and

•
by UniFirst on the basis of an uncured material breach by Cintas of its covenants and agreements relating to appropriate actions, filings and consents described in the section “—Regulatory Approvals Required for the Mergers” above.

In the case of a termination when a termination fee is payable by Cintas to UniFirst, UniFirst will, within seven business days following the termination, irrevocably elect in writing to accept or decline the Cintas termination fee payable pursuant to the merger agreement, and failure to elect to decline such Cintas termination fee within such period will be deemed an election to accept such Cintas termination fee and constitute an irrevocable waiver of any and all claims against Cintas, including with respect to the knowing and intentional breach of Cintas’ obligations under the merger agreement prior to the termination of the merger agreement or fraud by Cintas in the making of the representations and warranties set forth therein.
For a more detailed discussion of each party’s termination rights and the related termination fee obligations, see the section of this proxy statement/prospectus titled “The Merger Agreement— Termination of the Merger Agreement” beginning on page 93.
The Voting and Support Agreement (page 97)
Concurrently with the execution and delivery of the merger agreement, Cintas entered into a voting and support agreement with certain holders of UniFirst stock that are affiliated with the Croatti family (the “supporting shareholders”), pursuant to which, among other things, the supporting shareholders agreed, subject to the terms of the voting and support agreement, to (i) vote the shares of UniFirst stock over which he, she or it has beneficial ownership of in favor of the approval of the merger agreement and the mergers, and against any competing transaction or amendment to the UniFirst articles of organization or UniFirst bylaws that would impair, prevent or delay the consummation of the mergers or that would result in the conversion of the UniFirst class B common stock into UniFirst common stock and (ii) not transfer his, her or its shares of UniFirst stock prior to the special meeting, with certain limited exceptions. The voting and support agreement will terminate upon the earlier of (i) the approval of the merger proposal by the UniFirst shareholders at the special meeting, (ii) the termination of the merger agreement, (iii) the UniFirst Board’s withdrawal, qualification or modification of its recommendation that the UniFirst shareholders approve the merger proposal, (iv) any amendment to the merger agreement without the prior written consent of the supporting shareholders that (A) decreases the amount or changes the form of the merger consideration, (B) imposes any additional material restrictions on or material additional conditions on the payment of the merger consideration to the UniFirst shareholders or (C) extends the Termination Date (as defined in “—Termination of the Merger Agreement”) (except if such extension is explicitly provided for in, and effected pursuant to, the merger agreement) or (v) the mutual written consent of the parties to the voting and support agreement. As of May 11, 2026, the record date for the special meeting, the supporting shareholders had beneficial ownership of approximately 3,361,311 shares of UniFirst class B common stock and approximately 13,657 shares of UniFirst common stock representing approximately 67.20% of the combined voting power represented by all issued and outstanding shares of UniFirst stock voting together as a single class. A copy of the voting and support agreement is attached to this proxy statement/prospectus as Annex B.
The Rights of UniFirst’s Shareholders Will Change as a Result of the Mergers (page 34)
The rights of UniFirst shareholders are governed by Massachusetts law and by the UniFirst articles of organization and UniFirst bylaws (the UniFirst bylaws and the UniFirst articles of organization, collectively, the “UniFirst governing documents”). At the first effective time, UniFirst shareholders will become Cintas shareholders, and their rights will be governed by Washington law and the Cintas articles of incorporation and the

Cintas bylaws (the Cintas bylaws and the Cintas articles of incorporation, collectively, the “Cintas governing documents”). UniFirst shareholders will have different rights once they become Cintas shareholders due to differences between the UniFirst governing documents and Massachusetts law, on the one hand, and the Cintas governing documents and Washington law, on the other hand. These differences are described in more detail in the section titled “Comparison of Shareholders’ Rights” beginning on page 134.

Listing of Cintas Common Stock; Delisting and Deregistration of UniFirst Common Stock (page 76)
Following consummation of the mergers, shares of Cintas common stock will continue to be listed on the NASDAQ under the trading symbol “CTAS.” Following consummation of the mergers, UniFirst common stock will be delisted from the NYSE and deregistered under the Exchange Act, after which UniFirst will no longer be required to file periodic reports with the SEC in respect of UniFirst common stock.
The UniFirst Special Meeting (page 100)
Date, Time, Location and Purpose of the Special Meeting
The special meeting to consider and vote upon the merger proposal and related matters will be held on June 11, 2026, at 10:00 a.m. Eastern Time in a virtual-only format, via the Internet at https://meetnow.global/MJT2K5M.
The purpose of the special meeting is to consider and vote on the merger proposal, the non-binding compensation advisory proposal and, if necessary, the adjournment proposal. Approval of the merger proposal is a condition to the obligations of UniFirst and Cintas to complete the mergers. The obligations of UniFirst and Cintas to complete the mergers are not conditioned upon approval of the non-binding compensation advisory proposal or the adjournment proposal.
Recommendation of the UniFirst Board
After careful consideration of various factors described in the section titled “The Mergers—UniFirst’s Reasons for the Mergers; Recommendation of the UniFirst Board of Directors” beginning on page 48 of this proxy statement/prospectus, the UniFirst Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are in the best interests of UniFirst and its shareholders, and unanimously recommends that UniFirst shareholders vote:
“FOR” the merger proposal;
“FOR” the non-binding compensation advisory proposal; and
“FOR” the adjournment proposal.
Record Date; Quorum; Shareholders Entitled to Vote
Only UniFirst shareholders of record as of the close of business on May 11, 2026, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.
As of the close of business on the record date, there were approximately 14,532,640 shares of UniFirst common stock issued and outstanding, of which approximately 0.34% of the UniFirst common stock was owned and entitled to be voted by UniFirst’s directors and executive officers and approximately 3,551,265 shares of UniFirst class B common stock issued and outstanding, of which approximately 0.54% of the UniFirst class B common stock was owned and entitled to be voted by UniFirst’s directors and executive officers. As of May 11, 2026, the record date of the special meeting, UniFirst’s directors and executive officers held sole dispositive and voting power over shares of UniFirst stock representing approximately 0.48% of the voting power represented by all issued and outstanding shares of UniFirst stock. The shares of UniFirst common stock and UniFirst class B common stock shall be entitled to vote at the special meeting as a single class. Each share of UniFirst common stock held as of the close of business on the record date entitles such UniFirst shareholder to one vote. Each share of UniFirst class B common stock held as of the close of business on the record date entitles such UniFirst shareholder to 10 votes.
A quorum of UniFirst shareholders is necessary for UniFirst to hold a valid special meeting. The representation in person or by proxy of at least a majority of all UniFirst common stock and UniFirst class B common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business, with abstentions counted for the purpose of determining a quorum and broker non-votes not counted for the purpose of determining a quorum.
Required Vote to Approve the Merger Proposal
Approval of the merger proposal requires the affirmative vote of two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, voting as a single class. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

On March 10, 2026, concurrently with the execution of the merger agreement, the supporting shareholders who are individuals and entities affiliated with the Croatti family, which own, directly or indirectly, in the aggregate, approximately two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, entered into the voting and support agreement with Cintas, pursuant to which they have agreed, among other things, to vote their shares of UniFirst stock in favor of the approval of the merger agreement and the transactions contemplated thereby at the special meeting, with certain exceptions (as further described in the section titled “The Voting and Support Agreement” beginning on page 97 of this proxy statement/prospectus). As a result, and subject to the terms of the voting and support agreement and certain exceptions therein, the approval of the merger proposal is expected at the special meeting.
Required Vote to Approve the Merger-Related Compensation Proposal
Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast on this proposal by holders of shares of UniFirst stock, voting together as a single class and represented in person or by proxy at the special meeting. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of this proposal.
Required Vote to Approve the Adjournment Proposal
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on this proposal by holders of shares of UniFirst stock, voting together as a single class and represented in person or by proxy at the special meeting. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of this proposal.
Proxies and Revocations
Any UniFirst shareholders of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote at the special meeting. UniFirst shareholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares of UniFirst stock.
If you are a UniFirst shareholder of record, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the special meeting as described herein. You may do this in one of the following four ways: (1) attending the special meeting and voting electronically during the meeting, but your attendance at the special meeting will not automatically revoke your proxy unless you properly vote electronically during the special meeting; (2) specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the special meeting to the UniFirst secretary at UniFirst’s principal executive offices located at 68 Jonspin Road, Wilmington, Massachusetts 01887; (3) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or (4) duly completing a later-dated proxy card relating to the same shares of UniFirst stock and delivering it to UniFirst’s secretary before the taking of the vote at the special meeting. If you choose any of the last three methods, you must take the described action no later than the beginning of the special meeting.
Litigation Related to the Mergers (page 76)
As of the date hereof, there are no pending lawsuits challenging the mergers. Since the public announcement of the mergers, Cintas and UniFirst have received letters from counsel representing purported shareholders of UniFirst alleging that the registration statement on Form S-4 of which this proxy statement/prospectus forms a part contains deficiencies and/or omits purportedly material information and demands that corrective disclosures be made.
While Cintas and UniFirst believe that such allegations are without merit, each of these matters is at a preliminary stage. It is possible that complaints and additional, similar letters may be received by Cintas and UniFirst regarding the mergers. Absent new or different allegations that are material or constitute a disclosure obligation under U.S. federal securities laws, Cintas and UniFirst will not necessarily disclose such additional letters. Litigation is inherently uncertain, and there can be no assurance regarding the likelihood that Cintas’ or UniFirst’s defense of any potential lawsuits related to the mergers that may be filed in the future will be successful, nor can Cintas and UniFirst predict the amount of time and expense that will be required to resolve any potential lawsuits. For additional information, see “The Mergers—Litigation Related to the Mergers” beginning on page 76.

Risk Factors (page 29)
The mergers and an investment in Cintas common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. In evaluating the merger agreement and the mergers, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section titled “Risk Factors” and in Cintas’ Annual Report on Form 10-K for the fiscal year ended May 31, 2025 and UniFirst’s Annual Report on Form 10-K for the fiscal year ended August 30, 2025 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 154 for the location of information incorporated by reference into this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Cintas Market Price and Dividend Information
Cintas common stock is listed on the NASDAQ under the symbol “CTAS.” Cintas currently pays a quarterly dividend on Cintas common stock. Most recently, Cintas declared a quarterly cash dividend of $0.45 per share of common stock payable on June 15, 2026 to Cintas shareholders of record as of May 15, 2026. You should obtain current market quotations for Cintas common stock, as the market price of Cintas common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the mergers are completed, at times in between and thereafter. You can obtain these quotations from publicly available sources. The declaration of dividends, whether before or after the mergers, is at the discretion of the Cintas Board. Any determination to pay dividends on Cintas common stock in the future will be at the discretion of the Cintas Board and dependent upon then-existing conditions. Under the merger agreement, Cintas has agreed that, until the completion of the mergers, it will not declare, authorize or pay any dividend or other distribution in respect of any Cintas common stock, except for cash dividends and distributions paid by a wholly owned Cintas subsidiary to Cintas or another wholly owned Cintas subsidiary and a quarterly cash dividend paid by Cintas to its shareholders in a manner consistent with past practice.
UniFirst Market Price and Dividend Information
UniFirst common stock is listed on the NYSE under the symbol “UNF.” UNF currently pays a quarterly dividend on UniFirst stock. Most recently, UniFirst declared a quarterly cash dividend of $0.365 per share of UniFirst common stock and $0.292 per share of UniFirst class B common stock payable on June 26, 2026 to UniFirst holders of record as of June 5, 2026. You should obtain current market quotations for UniFirst common stock, as the market price of UniFirst common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the mergers are completed. You can obtain these quotations from publicly available sources. Under the merger agreement, UniFirst has agreed that, until the completion of the mergers, it will not declare, authorize or pay any dividend on or make any other distribution with respect to its outstanding shares of UniFirst stock, except for (i) regular quarterly cash dividends paid by UniFirst to its shareholders in a manner consistent with past practice and in an amount not to exceed $0.3650 per share of UniFirst common stock in any quarter on or before October 2026 and in any quarter thereafter an amount not greater than 5% higher than $0.3650 per share of UniFirst common stock and (ii) cash dividends and distributions paid by a wholly owned UniFirst subsidiary to UniFirst or another wholly owned UniFirst subsidiary.
Comparison of Cintas and UniFirst Market Prices and Implied Value of Share Value of the Stock Consideration
The following table sets for the closing sale price per share of Cintas common stock and of UniFirst common stock as reported on the NASDAQ and the NYSE, respectively, on March 10, 2026, the last trading day prior to the public announcement of the mergers, and on April 23, 2026, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC. The table also shows the estimated implied value of the stock consideration proposed for each share of UniFirst common stock as of the same two dates. The UniFirst class B common stock is not publicly traded but converts, on a one-for-one basis, into UniFirst common stock at the election of the holder.
The table also shows the estimated implied value of the merger consideration proposed for each share of UniFirst common stock as of the same two dates. The implied value for the merger consideration was calculated by adding (i) $155.00, representing the cash consideration, for each share of UniFirst common stock and (ii) the product of the closing sales price of a share of Cintas common stock on the relevant date multiplied by 0.7720 shares of Cintas common stock, representing the stock consideration, for each share of UniFirst common stock.

	Cintas Common Stock	UniFirst Common Stock	Implied Per Share Value of Merger Consideration
March 10, 2026	$196.28	$257.91	$306.53
April 23, 2026	$177.62	$261.88	$292.12

The market prices of Cintas common stock and UniFirst common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate prior to, and in the case of Cintas common stock, after the completion of the mergers. No assurance can be given concerning the market prices of Cintas common stock or UniFirst common stock before completion of the mergers or of Cintas common stock after completion of the mergers. The exchange ratio is fixed in the merger agreement, but the market price of Cintas common stock (and therefore the value of the stock consideration) when received by UniFirst shareholders after the mergers is completed could be greater than, less than, or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to UniFirst shareholders in determining whether to approve the merger proposal. UniFirst shareholders are encouraged to obtain current market quotations for Cintas common stock and UniFirst common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. For more information, see the section titled, “Where You Can Find More Information” beginning on page 154 of this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to the mergers, including any statements regarding the expected timetable for completing the mergers, the ability of the parties to complete the mergers, the synergies and other expected benefits of the mergers, projected financial information, future opportunities, and any other statements regarding Cintas’ and UniFirst’s future expectations, beliefs, plans, objectives, intentions, strategies, results of operations, financial condition and cash flows, or future events or performance. Forward-looking statements are often, but not always, made through the use of words or phrases such as “confident,” “continue,” “anticipates,” “expects,” “intends,” “predicts,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “hope,” “likely,” “might,” “may,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “possible,” “intends,” and similar words, phrases, expressions or the negative versions thereof. Forward-looking statements are based on current expectations of Cintas’ and UniFirst’s management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in or implied by the forward-looking statements. Key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to:
•	the risk that UniFirst shareholders may not approve the merger agreement;
•	uncertainties as to the timing to consummate the mergers;
•	the uncertainty of the value of the merger consideration due to the fixed merger consideration and potential fluctuation in the market price of Cintas common stock;
•	the occurrence of any event, change or other circumstance that could give rise to the right of UniFirst or Cintas to terminate the merger agreement;
•	the possibility that the mergers are delayed or do not occur;
•	the risk that the conditions to the closing of the mergers may not be satisfied in a timely manner or at all;
•	the risk that regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated by the parties or that could adversely affect the expected benefits of the mergers;
•	the effects of disruption to Cintas’ or UniFirst’s respective businesses;
•
negative effects of the announcement of Cintas’ proposal to acquire UniFirst, the pendency of the mergers or the announcement or completion of the mergers on the market price of Cintas and/or UniFirst common stock, their respective financial performance and their respective ability to maintain business operations (including relationships with employees, suppliers and customers);

•	the risks related to Cintas and UniFirst being restricted in the operation of their respective businesses while the merger agreement is in effect;
•	the effects of trade policy (including tariffs), monetary policy, interest or exchange rates, industry, market, economic, political or regulatory conditions outside of Cintas’ or UniFirst’s control;
•	Cintas and UniFirst may incur significant transaction and other costs in connection with the mergers in excess of those anticipated by Cintas or UniFirst;
•	the outcome of any legal proceedings that may be instituted against Cintas or UniFirst;
•	the risk that the benefits from the mergers, including the synergies, may not be fully realized in a timely manner, or at all;
•	the dilution caused by Cintas’ issuance of additional shares of its common stock in connection with the mergers;
•	Cintas’ ability to promptly, efficiently and effectively integrate UniFirst’s business into its own operations;
•	the ultimate timing, outcome and results of integrating the operations of Cintas and UniFirst;
•	the ability of Cintas and UniFirst to retain and hire key personnel;

•	the diversion of the time of management of Cintas and UniFirst on transaction-related issues; and
•
other risk factors as detailed from time to time in Cintas’ and UniFirst’s reports filed with the SEC, including Cintas’ and UniFirst’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section titled “Risk Factors” beginning on page 29. See the section titled “Where You Can Find More Information” beginning on page 154 of this proxy statement/prospectus.

The foregoing list of factors is not intended to be exhaustive. Forward-looking statements reflect Cintas’ and UniFirst’s current views with respect to future events and are based on numerous assumptions and assessments made by Cintas and UniFirst in light of their experiences and perceptions of historical trends, current conditions, business strategies, operating environments, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of forward-looking statements in this proxy statement/prospectus could cause Cintas’ and UniFirst’s plans with respect to the mergers, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct, and persons reading this proxy statement/prospectus are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of a document incorporated by reference in this proxy statement/prospectus, as of the date of that document. Neither Cintas nor UniFirst assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

RISK FACTORS
In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including, among others, the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 27, UniFirst shareholders should carefully consider the following risk factors before deciding whether to vote for the proposal to approve the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of UniFirst and Cintas because these risks will relate to Cintas after the completion of the mergers. Descriptions of some of these risks can be found in the respective Cintas and UniFirst Annual Reports on Form 10-K for the fiscal year ended May 31, 2025 and August 30, 2025, respectively, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or Annual Reports on Form 10-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 154.
Risks Related to the Mergers
The mergers are subject to conditions, some or all of which may not be satisfied, and may not be completed on a timely basis, if at all. Failure to complete the mergers on a timely basis or at all could have adverse effects on UniFirst and Cintas.
The completion of the mergers is subject to a number of conditions, including, among others, (i) the approval by UniFirst shareholders of the UniFirst merger proposal and (ii) certain regulatory approvals, including the expiration or termination of any applicable waiting period under the HSR Act, which make the completion and timing of the mergers uncertain. For a more detailed discussion regarding conditions to the mergers, see “The Merger Agreement—Conditions to Completion of the Mergers,” beginning on page 92. Also, either Cintas or UniFirst may terminate the merger agreement if the mergers have not been consummated on or before 5:00 p.m. (New York, New York, United States time) on January 10, 2027 (or, in certain circumstances, as such date may be extended to May 10, 2027 or September 10, 2027 pursuant to the merger agreement), except that this right to terminate the merger agreement is not available to any party that has materially breached any of its obligations under the merger agreement if such breach has been the principal cause of or principally resulted in the failure of the closing to have occurred on or before such date.
If the mergers are not completed, UniFirst’s and Cintas’ respective ongoing businesses, financial conditions, financial results and stock prices could be materially adversely affected, and Cintas and UniFirst would forego any benefit of completing the mergers. Without realizing any of the benefits of having completed the mergers, Cintas and UniFirst will be subject to a number of risks, including the following:
•	the market price of Cintas common stock and/or UniFirst stock could decline to the extent that the current market price reflects a market assumption that the transaction will be completed;
•
Cintas could owe UniFirst a termination fee of $350,000,000 if the merger agreement were terminated under specified circumstances as described in the section titled “The Merger Agreement—Termination Fees” beginning on page 95;

•
UniFirst could owe Cintas a termination fee of $213,300,000 if the merger agreement were terminated under specified circumstances as described in the section titled “The Merger Agreement—Termination Fees” beginning on page 95;

•
if the merger agreement is terminated and the UniFirst Board seeks another business combination, UniFirst shareholders cannot be certain that UniFirst will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•
time and resources committed by Cintas’ and UniFirst’s respective management to matters relating to the mergers could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•	Cintas and/or UniFirst may experience negative reactions from the financial markets or from their respective customers, suppliers or employees;

•
Cintas and UniFirst will be required to pay their respective costs relating to the mergers, such as legal, accounting, financial advisory and printing fees, whether or not the mergers are completed; and

•
litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against Cintas or UniFirst to perform their respective obligations pursuant to the merger agreement.

The materialization of any of these risks could adversely impact Cintas’ and UniFirst’s respective ongoing businesses, financial conditions, financial results and stock prices. Similarly, delays in the completion of the mergers could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the mergers.
The merger agreement contains provisions that limit UniFirst’s ability to pursue alternatives to the mergers, could discourage a potential competing acquiror of UniFirst from making a favorable alternative transaction proposal and, in specified circumstances, could require UniFirst to pay a termination fee to Cintas.
The merger agreement contains certain provisions that restrict UniFirst’s ability to solicit, seek, facilitate, discuss or enter into an agreement with respect to a UniFirst acquisition proposal. The UniFirst Board is subject to restrictions on withdrawing, qualifying or modifying its recommendation to UniFirst shareholders in favor of the mergers and to certain other related restrictions. In addition, Cintas generally must be given an opportunity to offer to modify the terms and conditions of the merger agreement or the transactions contemplated by the merger agreement in response to any third-party alternative acquisition proposal before the UniFirst Board may withdraw or qualify its recommendation with respect to the mergers or terminate the merger agreement in connection with a third-party acquisition proposal.
In some circumstances relating to UniFirst’s entry into an agreement for an alternative transaction or a change in the recommendation of the UniFirst Board with respect to the mergers, upon termination of the merger agreement, UniFirst will be required to pay a termination fee of $213,300,000 to Cintas. See the section titled “The Merger Agreement—Termination Fees” beginning on page 95.
These provisions of the merger agreement could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of UniFirst or pursuing an alternative transaction with UniFirst from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the per share value proposed to be received or realized in the mergers. In particular, the termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to UniFirst shareholders than it might otherwise have proposed to pay absent such a fee.
The mergers are subject to the expiration or termination of applicable waiting periods (including any extension thereof) and the receipt of certain authorizations or consents from regulatory authorities that may impose conditions that could have an adverse effect on Cintas after the completion of the mergers or, if not obtained, could prevent completion of the mergers.
Before the mergers may be completed, any waiting period (or extension thereof) under the HSR Act must have expired or been terminated, and any authorizations or consents from a certain foreign regulator under its antitrust laws and governmental authorities in respect of certain of UniFirst’s permits are required in connection with the mergers. In deciding whether to grant the required regulatory authorization or consent, the relevant governmental authorities may consider, among other factors, the effect of the mergers on competition within their relevant jurisdiction. The terms and conditions of the authorizations or consents that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the business of Cintas after the completion of the mergers.
On April 8, 2026, Cintas and UniFirst each filed their respective requisite notification and report forms under the HSR Act with the DOJ and the FTC. Cintas voluntarily withdrew its notification and report form effective May 8, 2026 in accordance with the HSR Act and intends to subsequently refile on May 12, 2026. Accordingly, upon refiling the notification and report form under the HSR Act, the HSR waiting period for the transaction will expire on June 11, 2026, at 11:59 p.m. Eastern Time, unless extended by a request for additional information or documentary material, pursuant to 16 C.F.R. Section 803.20. Cintas has filed a notification under a foreign antitrust law.
In addition, regulators may impose conditions, terms, obligations or restrictions in connection with their authorization or consent to the mergers, and such conditions, terms, obligations or restrictions could delay completion of the mergers or impose additional material costs on or materially limit Cintas’ revenues after the completion of the mergers or potentially lead to the abandonment of the mergers. For a more detailed description of the regulatory review process, see the section titled “The Mergers—Regulatory Matters” beginning on page 75.
Subject to the terms of the merger agreement, Cintas and UniFirst have agreed to cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable, (i) obtain all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental authority or other person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (ii) prepare and make of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (iii) take all reasonable steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a proceeding by, any governmental authority or other person in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (iv) defend any lawsuits or other proceedings, whether judicial or administrative, challenging the merger agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by the merger agreement, including the mergers, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental authority vacated or reversed, and (v) execute and deliver of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including the mergers, and to carry out fully the purposes of the merger agreement.
Cintas may be required, in connection with the termination of the merger agreement under certain circumstances related to the failure to obtain antitrust approval or Cintas’ failure to comply with its regulatory efforts covenant, to pay UniFirst a termination fee of $350,000,000, which could materially and adversely affect Cintas’ financial condition and results of operations. See the section titled “The Merger Agreement—Termination of the Merger Agreement—Termination Fees” beginning on page 95.
The merger consideration, including the exchange ratio, is fixed and will not be adjusted in the event of any change in either Cintas’ or UniFirst’s stock price. As such, UniFirst shareholders cannot be sure of the value of the stock consideration they will receive in exchange for their shares of UniFirst stock in connection with the mergers.
Upon completion of the mergers, each share of UniFirst stock will be converted into the right to receive $155.00 in cash, and 0.7720 of a validly issued, fully paid and non-assessable share of Cintas common stock, in each case, without interest and subject to any required tax withholding. The stock consideration may potentially be adjusted for any fractional shares as described under the section titled “The Merger Agreement—Merger Consideration—Fractional Shares” beginning on page 78. The foregoing exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of either Cintas or UniFirst before the mergers are complete. Due to the fixed exchange ratio, fluctuations in the price of Cintas common stock will drive corresponding changes in the value of the merger consideration payable to each UniFirst shareholder. As a result, changes in the price of Cintas common stock prior to the completion of the mergers will affect the market value that UniFirst shareholders will become entitled to receive on the date of the closing of the mergers. Stock price changes may result from a variety of factors (many of which are beyond Cintas’ or UniFirst’s control), including changes in Cintas’ or UniFirst’s respective business, operations and prospects.
The price of Cintas common stock has fluctuated during the period between the date the merger agreement was executed and the date of this proxy statement/prospectus, and will continue to change through the date of the special meeting and the date the mergers are completed (which might be a significant period of time after the special meeting). Because the exchange ratio will not be adjusted to reflect any changes in the market values of Cintas common stock or UniFirst stock, the actual market value of the Cintas common stock received by UniFirst shareholders upon completion of the mergers may differ from the market value on the last full trading day before the public announcement of the mergers.
These variations could result from changes in the business, operations or prospects of Cintas or UniFirst prior to or after the completion of the mergers, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Cintas or UniFirst. At the time of the special meeting, UniFirst shareholders will not know with certainty the value of the shares of Cintas common stock that they will receive upon completion of the mergers. Neither Cintas nor UniFirst is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.
UniFirst shareholders are urged to obtain current market quotations for shares of Cintas common stock and UniFirst stock.
The opinions of UniFirst’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the mergers.
UniFirst has received opinions from its financial advisors in connection with the signing of the merger agreement, but has not obtained any updated opinions from its financial advisors as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Cintas or UniFirst, general market and economic conditions and other factors that may be beyond the control of Cintas or UniFirst, and on which UniFirst’s financial advisors’ opinions were based, may significantly alter the value of Cintas or UniFirst or the prices of the shares of Cintas common stock or UniFirst stock by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date of such opinions. Because UniFirst does not currently anticipate asking its financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the mergers are completed. However, the UniFirst Board’s recommendation that UniFirst shareholders vote “FOR” the UniFirst merger proposal and “FOR” any of the other proposals to be voted on at the special meeting is made as of the date of this proxy statement/prospectus.
For a description of the opinions that UniFirst received from its financial advisors, see the section titled “The Merger—Opinion of UniFirst’s Financial Advisors” beginning on page 53. A copy of each of the opinions of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, UniFirst’s financial advisors, is attached as Annex C and Annex D, respectively, to this proxy statement/prospectus.
Members of the UniFirst Board and management have interests in the mergers that are different from, or in addition to, those of other UniFirst shareholders.
In considering whether to approve the merger agreement and approve the transactions contemplated thereby, UniFirst shareholders should recognize that UniFirst’s members of management and the UniFirst Board have interests in the mergers that differ from, or are in addition to, their interests as UniFirst shareholders.
UniFirst’s executive officers (excluding Mr. DiFillippo) have arrangements with UniFirst that provide for certain severance payments or benefits, accelerated vesting of certain cash incentive and equity-based awards and other rights and other payments or benefits upon completion of the mergers and/or if their employment or service is terminated under certain circumstances between the date the merger agreement was signed on March 10, 2026 and the completion of the mergers or after the completion of the mergers. Mr. DiFillippo will be entitled to certain cash payments upon the completion of the mergers. In addition, the executive officers and directors of UniFirst also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the mergers. The UniFirst Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that UniFirst shareholders vote “FOR” the merger proposal and “FOR” any of the other proposals to be voted on at the special meeting (to the extent the interests existed at such time).
These interests are further described in “The Mergers—Interests of UniFirst’s Directors and Executive Officers in the Mergers” beginning on page 66.
Each of Cintas and UniFirst is subject to business uncertainties and contractual restrictions while the proposed transaction is pending, which could adversely affect each party’s business and operations.
In connection with the pendency of the mergers, it is possible that some customers, suppliers and other persons with whom Cintas or UniFirst has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Cintas or UniFirst, as the case may be, as a result of the mergers or otherwise. Under the terms of the merger agreement, each of Cintas and UniFirst is subject to certain restrictions on the conduct of its respective business prior to completing the mergers, which, with respect to UniFirst, may adversely affect UniFirst’s ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect each party’s business and operations prior to the completion of the mergers. See “The Merger Agreement—Covenants and Agreements—Conduct of Business by Cintas Pending the Mergers” beginning on page 86 and “The Merger Agreement—Covenants and Agreements—Conduct of UniFirst Pending the Mergers” beginning on page 83, for more information.
Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the mergers.
Uncertainties associated with the mergers may cause a loss of management personnel and other key employees or cause Cintas and UniFirst to have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future business and operations of Cintas after the completion of the mergers.
Cintas and UniFirst are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. The success of Cintas after the completion of the mergers will depend in part upon the ability of Cintas and UniFirst to attract, motivate and retain key management personnel and other key employees. Prior to completion of the mergers, current and prospective employees of Cintas and UniFirst may experience uncertainty about their roles within Cintas after the completion of the mergers, which may have an adverse effect on the ability of each of Cintas and UniFirst to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that Cintas, after the completion of the mergers, will be able to attract, motivate or retain management personnel and other key employees of Cintas and UniFirst to the same extent that Cintas and UniFirst have previously been able to attract or retain their own employees.
Potential litigation against Cintas and UniFirst could result in substantial costs, an injunction preventing the completion of the mergers and/or a judgment resulting in the payment of damages.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs. An adverse judgment could result in monetary damages, which could have a negative impact on Cintas’ and UniFirst’s respective liquidity and financial condition.
Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the mergers, then that injunction may delay or prevent the mergers from being completed, or from being completed within the expected time frame, which may adversely affect Cintas’ and UniFirst’s respective businesses, financial positions and results of operation. Currently, neither Cintas nor UniFirst is aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the mergers.
The unaudited pro forma condensed combined financial information set forth in this proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Cintas after the completion of the mergers.
The unaudited pro forma condensed combined financial information set forth in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Cintas’ actual financial position or results of operations would have been had the mergers been completed on the dates indicated. Further, Cintas’ actual results and financial position after the mergers may differ materially and adversely from the unaudited pro forma condensed combined financial information that is included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this proxy statement/prospectus, that Cintas will be identified as the accounting acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed at the date of the completion of the mergers. Subsequent to the closing date of the mergers, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 107 for more information.

Completion of the mergers may trigger change in control or other provisions in certain agreements to which UniFirst or its subsidiaries is a party, which may have an adverse impact on Cintas’ business and results of operations after the mergers.
The completion of the mergers may trigger change in control or other provisions in certain agreements to which UniFirst or its subsidiaries is a party. If UniFirst or its subsidiaries are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if UniFirst or its subsidiaries are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Cintas after the completion of the mergers. Any of the foregoing or similar developments may have an adverse impact on Cintas’ business and operations after the completion of the mergers.
The completion of the mergers is not conditioned on the receipt of an opinion of counsel to the effect that the mergers will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and neither Cintas nor UniFirst intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers.
The mergers are intended, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The completion of the mergers, however, is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. In addition, an opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Neither Cintas nor UniFirst intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, even if Cintas and UniFirst conclude that the mergers qualify for such tax treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 126 for a more complete discussion of the U.S. federal income tax consequences of the mergers.
You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to U.S. federal, state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult your tax advisor for a full understanding of the tax consequences to you of the mergers.
The shares of Cintas common stock to be received by UniFirst shareholders upon completion of the mergers will have different rights from shares of UniFirst stock.
Upon completion of the mergers, UniFirst shareholders will no longer be UniFirst shareholders but will instead become Cintas shareholders, and their rights as Cintas shareholders will be governed by the terms of Cintas articles of incorporation, as may be amended from time to time, Cintas bylaws, as may be amended from time to time, and the WBCA. The terms of Cintas articles of incorporation, Cintas bylaws and the WBCA are in some respects materially different from the terms of UniFirst articles of organization, as may be amended from time to time, UniFirst bylaws, as may be amended from time to time, and the MBCA, which currently govern the rights of UniFirst shareholders. See “Comparison of Shareholders’ Rights” beginning on page 134 for a discussion of the different rights associated with shares of UniFirst stock and shares of Cintas common stock.
UniFirst shareholders will have a significantly reduced ownership and voting interest after the mergers and will exercise less influence over the policies of Cintas after the completion of the mergers than they now have on the policies of UniFirst.
Cintas shareholders currently have the right to vote in the election of the Cintas Board and on other matters affecting Cintas. UniFirst shareholders currently have the right to vote in the election of the UniFirst Board and on other matters affecting UniFirst. Currently, each share of Cintas common stock is entitled to one vote per share. Currently, each share of UniFirst class B common stock is entitled to 10 votes per share and each share of UniFirst common stock is entitled to one vote per share. Generally, members of the Croatti family, as holders of shares of UniFirst class B common stock, have a material influence on the management and policies of UniFirst currently and even if all other holders of UniFirst common stock voted together on all matters, they would not have a significant impact on the approval or rejection of proposals submitted to UniFirst shareholders.
Based on the number of issued and outstanding Cintas common stock and UniFirst common stock as of April 16, 2026, immediately after the mergers are completed, it is expected that current Cintas shareholders will own approximately 96.6% of the shares of Cintas’ outstanding common stock following the transaction, and current UniFirst shareholders holding both UniFirst class B common stock and UniFirst common stock will collectively own approximately 3.4% of the outstanding Cintas common stock following the mergers. As a result of these reduced ownership percentages, current UniFirst shareholders will have significantly less influence on the management and policies of Cintas than they now have on the management and policies of UniFirst.
Cintas’ shareholders will also be diluted by the mergers.
The mergers will dilute the ownership position of Cintas’ current shareholders and could have the effect of depressing the market price of Cintas common stock. Based on the fully diluted shares of UniFirst as of April 16, 2026, Cintas will issue approximately 14,261,683 shares of Cintas common stock to UniFirst shareholders in the mergers (including Cintas common stock to be issued in connection with outstanding UniFirst long-term incentive and equity or equity-based awards). As a result of these issuances, current Cintas shareholders and UniFirst shareholders are expected to hold approximately 96.6% and 3.4%, respectively, of Cintas’ outstanding common stock immediately after the completion of the mergers.
The mergers will involve substantial costs.
UniFirst and Cintas have incurred, and expect to continue to incur, a number of non-recurring costs associated with the mergers, a substantial majority of which will be comprised of transaction costs related to the mergers and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, proxy solicitation costs and filing fees and regulatory costs.
To facilitate the financing of the cash portion of the merger consideration, Cintas entered into a Revolving Credit Agreement and intends to enter into definitive documentation for the Bridge Facility, subject to certain conditions which, if not satisfied, could delay or prevent completion of the mergers.
On March 10, 2026, in connection with the merger agreement, Cintas entered into a commitment letter with the Debt Commitment Parties, pursuant to which, subject to the terms and conditions set forth therein, the Debt Commitment Parties have committed to provide the Bridge Facility. The funding of the Bridge Facility provided for in the commitment letter, which are to be used by Cintas to satisfy a portion of the aggregate cash consideration payable to UniFirst’s shareholders, is subject to the satisfaction of customary conditions, including the consummation of the mergers in accordance with the merger agreement and the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the commitment letter. Cintas intends to enter into definitive documentation with respect to the Bridge Facility, but there can be no guarantee that such definitive documentation will be on acceptable terms or be entered into in a timely manner to allow the consummation of the mergers.
On March 27, 2026, Cintas Corporation No. 2, a direct subsidiary of Cintas, entered into the Revolving Credit Agreement among Cintas Corporation No. 2, as borrower, certain lenders and KeyBank National Association, as administrative agent. The Revolving Credit Agreement provides, among other things, that Revolving Loans under the Revolving Facility are available for the consummation of the mergers, subject to the satisfaction of certain limited conditions (including the consummation of the mergers in accordance with the merger agreement).
In the event that the debt financing contemplated by the commitment letter or the Revolving Credit Agreement is not available, there is a risk that other financing may not be available on acceptable terms, in a timely manner or at all. Although Cintas’ obligation to consummate the mergers is not conditioned upon consummation of the debt financing, if Cintas is unable to obtain the debt financing, the mergers could be delayed or not completed, in which case Cintas may be in breach of its obligations under the merger agreement. See the section titled “The Mergers—Financing of the Mergers” beginning on page 53 of this proxy statement/prospectus for more information.
UniFirst shareholders will not be entitled to appraisal rights in the mergers.
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the MBCA, UniFirst shareholders are not entitled to appraisal rights in connection with the mergers.

Risks Relating to Cintas After the Completion of the Mergers
Cintas may not achieve the intended benefits of the mergers, and the mergers may disrupt its current plans or operations.
There can be no assurance that Cintas will be able to successfully integrate UniFirst’s assets or otherwise realize the expected benefits of the mergers (including operating and other cost synergies). Difficulties in integrating UniFirst into Cintas may result in Cintas performing differently than expected, in operational challenges, or in the failure to realize the anticipated synergies and efficiencies in the expected time frame or at all, in which case the mergers may not be accretive to earnings per share, may not improve Cintas’ balance sheet position, may not enhance Cintas’ ability to de-lever and may not generate additional free cash flow. The integration of Cintas and UniFirst may result in material challenges, including the diversion of management’s attention from ongoing business concerns; difficulty in retaining key management and other employees; challenges in retaining or attracting business opportunities and establishing or maintaining business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; difficulty in consolidating corporate and administrative infrastructures and eliminating duplicative operations; challenges in coordinating geographically separate organizations; unanticipated issues in integrating information technology, communications and other systems; discovery of previously unknown liabilities, unforeseen expenses relating to integration, or delays associated with the acquisition.
The future results of Cintas after the completion of the mergers may be adversely impacted if Cintas does not effectively manage its expanded operations after the completion of the mergers.
Following the completion of the mergers, the size of Cintas’ business will be larger than the current size of either Cintas’ or UniFirst’s respective businesses. Cintas’ ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two independent stand-alone companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that after completion of the mergers, Cintas will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the mergers.
Cintas is expected to incur substantial expenses related to the completion of the mergers and the integration of Cintas and UniFirst.
Cintas is expected to incur substantial expenses in connection with the completion of the mergers and the integration of Cintas and UniFirst, some of which may be incurred even if the mergers are not completed. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, potentially including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. The substantial majority of the expenses of the mergers and the integration of Cintas and UniFirst will be non-recurring expenses related to the mergers (including financing of the mergers) and to facilities, technology and systems consolidation. Cintas may incur additional costs to maintain employee morale and to attract, motivate or retain management personnel and other key employees. Cintas and UniFirst will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the mergers, Cintas’ financing costs may increase, including costs in connection with the financing of the mergers. These incremental transaction- and merger-related costs may exceed the savings that Cintas expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs.
After the completion of the mergers, Cintas will have more indebtedness than the current indebtedness of Cintas prior to the mergers.
Upon completion of the mergers, Cintas expects to incur approximately $2.8 billion in additional indebtedness and will have consolidated indebtedness of approximately $5.44 billion, which is greater than the current indebtedness of Cintas. The increased indebtedness of Cintas after the completion of the mergers in comparison to that of Cintas on a historical basis may have the effect of, among other things, reducing the flexibility of Cintas to respond to changing business and economic conditions and increasing borrowing costs. For more information on the financial impact of the mergers on Cintas’ indebtedness, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 107.

The financing arrangements that Cintas is entering into in connection with the mergers contain (or may contain) restrictions and limitations that may, under certain circumstances, significantly impact Cintas’ ability to operate its business.
Cintas is incurring new indebtedness in connection with the mergers. The agreements governing the indebtedness that Cintas will incur in connection with the mergers, including, but not limited to, the definitive documentation with respect to the Bridge Facility and the Revolving Credit Agreement may, under certain circumstances, impose significant operating and financial restrictions on Cintas. After the completion of the mergers, these restrictions may affect Cintas’ ability to operate its business and may limit Cintas’ ability to take advantage of potential business opportunities as they arise.
In addition, the agreements governing such indebtedness require (in the case of the Revolving Credit Agreement) or may require Cintas to comply with a consolidated leverage ratio financial covenant. To the extent Cintas is or becomes subject to such covenants, Cintas’ ability to comply with such covenants in future periods will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond Cintas’ control. The ability to comply with these covenants in future periods will also depend on Cintas’ ability to successfully implement its overall business strategy and realize the anticipated benefits of the mergers, including synergies, cost savings, innovation and operational efficiencies.
Various risks, uncertainties and events beyond Cintas’ control could affect its ability to comply with the covenants contained in its financing agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements. Under these circumstances, Cintas might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on Cintas’ ability to incur additional debt and to take other actions might significantly impair its ability to obtain other financing.
If Cintas incurs additional indebtedness following the mergers, the risks related to the substantial indebtedness of Cintas after the completion of the mergers may intensify. For additional information regarding the financing of the mergers, see “The Mergers—Financing of the Mergers” beginning on page 53.
The market price of Cintas common stock after the mergers may be affected by factors different from those affecting the price of Cintas or UniFirst stock before the mergers.
Upon completion of the mergers, holders of Cintas common stock and UniFirst stock will be holders of Cintas common stock. As the businesses of Cintas and UniFirst are different, the results of operations as well as the price of Cintas common stock following the mergers may in the future be affected by factors different from those factors affecting Cintas and UniFirst as independent stand-alone companies. Following the transaction, Cintas will face additional risks and uncertainties that Cintas or UniFirst may currently not be exposed to as independent stand-alone companies.
The market price of Cintas common stock may decline as a result of the mergers.
The market price of Cintas common stock may decline as a result of the mergers, and Cintas shareholders could lose the value of their investment in Cintas common stock if, among other things, after the completion of the mergers, Cintas is unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the mergers are not realized, or if the transaction costs related to the mergers are greater than expected, or if the mergers are not completed within the anticipated time frame. The market price of Cintas common stock also may decline if Cintas does not achieve the perceived benefits and expected synergies of the transactions as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the mergers on Cintas’ financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. The issuance of shares of Cintas common stock in the mergers could on its own have the effect of depressing the market price for Cintas common stock. In addition, many UniFirst shareholders may decide not to hold the shares of Cintas common stock they receive as a result of the mergers. Other UniFirst shareholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Cintas common stock they receive as a result of the mergers.

Any such sales of Cintas common stock could have the effect of depressing the market price for Cintas common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Cintas common stock, regardless of the actual operating performance of Cintas after the completion of the mergers.
The mergers may result in a loss of customers, suppliers, vendors, landlords and other business partners and may result in the termination of existing contracts.
Following the mergers, some of the customers, suppliers, vendors, landlords and other business partners of UniFirst may terminate or scale back their current or prospective business relationships with Cintas. UniFirst has contracts with customers, suppliers, vendors, landlords and other business partners that may require it to obtain consents from these other parties in connection with the mergers, which may not be obtained on favorable terms or at all. If relationships with customers, suppliers, vendors, landlords and other business partners are adversely affected by the mergers, or if Cintas, following the mergers, loses the benefits of the contracts of UniFirst, Cintas’ business and financial performance could suffer.
Other Risk Factors of Cintas and UniFirst
Cintas’ and UniFirst’s businesses are and will be subject to the risks described above. In addition, Cintas and UniFirst are and will continue to be subject to the risks described in Cintas’ and UniFirst’s respective Annual Reports on Form 10-K for their fiscal years ended May 31, 2025 and August 30, 2025, respectively, as updated by subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K, all of which are filed or will be filed with the SEC and incorporated by reference into this proxy statement/prospectus. For the location of information incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 154.

THE MERGERS
This section of the proxy statement/prospectus describes material aspects of the mergers. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about each of us into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 154.
Background of the Mergers
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the UniFirst Board or the representatives of UniFirst and other parties.
By virtue of their ownership of UniFirst class B common stock the members of the Croatti family own, directly or indirectly, in the aggregate over two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock. As a result, the members of the Croatti family, when acting together, effectively control most matters requiring approval by UniFirst shareholders, including the approval of a company sale. Ms. Cynthia Croatti is the only UniFirst director that is a member of the Croatti family, but UniFirst’s historical practice has been for Ms. Carol Croatti and, from time to time, Mr. Matthew Croatti (UniFirst’s Senior Vice President, Engineering and Distribution) to participate as observers in UniFirst Board meetings and, unless otherwise noted below, they were invited to join in such capacity in the UniFirst Board meetings described below, and at least one of them participated in all such meetings. They did not participate in any meeting of the independent members of the UniFirst Board described below. Mr. Michael Patrick, Senior Vice President and General Counsel of UniFirst, is Ms. Cynthia Croatti’s stepson and also participated in most UniFirst Board meetings in his capacity as General Counsel of UniFirst.
As part of UniFirst’s ongoing consideration and evaluation of its long-term strategic goals and plans, the UniFirst Board and UniFirst management have periodically reviewed, considered and assessed UniFirst’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. These reviews have included, among other things, consideration of potential opportunities for acquisitions and other potential financial and strategic alternatives, in each case with a view towards enhancing UniFirst shareholders’ value.
On February 8, 2022, Cintas delivered a written preliminary indication of interest to acquire UniFirst in a transaction in which UniFirst shareholders would receive $255.00 per share for 100% of the outstanding shares of UniFirst common stock and class B common stock. The proposed purchase price represented as of that date a 26% premium to UniFirst’s common stock 90-day volume-weighted average closing price. Following consideration of the offer and discussion with UniFirst management and some members of the Croatti family, the UniFirst Board determined not to pursue the Cintas proposal based on its belief at the time that the company could generate higher value for shareholders (and considering the interests of other stakeholders) as a standalone company in light of, among other things, planned investments in UniFirst’s business and operations. UniFirst did not engage in substantive discussions with Cintas on the 2022 preliminary indication of interest.
On or about September 6, 2024, following recent market rumors related to Elis SA (“Elis”) and its potential entry into the U.S. market, UniFirst contacted Elis to better understand those rumors, and not with the intent of soliciting an offer. Following discussions, on September 27, 2026, Elis delivered a written non-binding indicative all-cash proposal to acquire all of the issued and outstanding shares of UniFirst common stock and class B common stock for $230.00 per share, which represented a 20% premium to UniFirst’s closing share price on September 26, 2024. Following consideration of the offer and discussion with UniFirst management and some members of the Croatti family, the UniFirst Board determined not to pursue the Elis proposal, and instead continue with its stand-alone strategy. On October 4, 2024, UniFirst issued a press release announcing that discussions with Elis had ended and that UniFirst did not anticipate holding future discussions with Elis.
On November 8, 2024, Cintas delivered to UniFirst a non-binding indication of interest to acquire UniFirst in a transaction in which UniFirst shareholders would receive $275.00 per share for 100% of the outstanding shares of UniFirst common stock and class B common stock. The proposed purchase price represented as of that date a 48% premium to UniFirst’s common stock 90-day volume-weighted average closing price.

On November 14, 2024, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings LLP, outside legal counsel to UniFirst (“Paul Hastings”), were present. Among other things, the UniFirst Board was updated on the receipt of the proposal from Cintas. The UniFirst Board decided to reconvene at a future date to further discuss the Cintas proposal.
On November 18, 2024, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. Among other things, the representative of Paul Hastings reviewed with the members of the UniFirst Board their fiduciary duties. The UniFirst Board then engaged in a discussion of the terms of the Cintas proposal, the business and operations of UniFirst, and feedback from some members of the Croatti family on the Cintas proposal. The UniFirst Board also discussed certain regulatory matters and potential execution and business risks that could be associated with the Cintas proposal. The UniFirst Board decided to reconvene at a future date to further discuss the Cintas proposal.
On November 21, 2024, Mr. Steven Sintros, President and Chief Executive Officer of UniFirst, contacted Mr. Todd Schneider, President and Chief Executive Officer of Cintas, to advise him that the UniFirst Board’s review of the Cintas proposal was continuing.
On November 25, 2024, Cintas delivered a letter to UniFirst reiterating its $275.00 per share proposal, noting that there would be no financing condition to the transaction, and expressing desire to meet in person to discuss the deal terms, including the mix of consideration, and the path to complete a transaction.
On November 26, 2024, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. After further discussion of the Cintas proposal, the UniFirst Board unanimously concluded that the Cintas proposal was not in the best interests of UniFirst, its shareholders and other stakeholders based on the offer price, execution and business risks, feedback from some members of the Croatti family, and UniFirst’s future growth and value creation opportunities. The UniFirst Board rejection was subsequently communicated to Cintas via written correspondence delivered on November 27, 2024.
On December 3, 2024, Cintas delivered a letter to UniFirst reiterating its $275.00 per share proposal, noting that there would be no financing condition to the transaction, and again expressing a desire to meet in person to discuss the transaction, including potential sources of additional value that could allow Cintas to increase their offer and the mix of cash and stock consideration that would be preferable to the UniFirst shareholders.
On December 9, 2024, the UniFirst Board held a meeting at which members of UniFirst management and representatives of Paul Hastings and J.P. Morgan (who had provided financial advice to UniFirst) were present. Among other things, representatives of J.P. Morgan reviewed the financial terms of the Cintas proposal, and the UniFirst Board discussed the Cintas proposal. Following the meeting, at the direction of the UniFirst Board, UniFirst delivered a letter to Cintas reiterating that the UniFirst Board carefully considered Cintas’ $275.00 per share proposal and unanimously concluded that the proposal was not in the best interests of UniFirst, its shareholders, and other stakeholders. The letter noted that in making its determination, the UniFirst Board considered the offer price, execution and business risks, feedback from some of UniFirst’s largest shareholders by voting power, and UniFirst’s future growth and value creation opportunities.
On December 20, 2024, Cintas delivered a letter to UniFirst reiterating again its $275.00 per share proposal, which included a response to the considerations of the UniFirst Board that were noted in the December 9, 2024 letter. Cintas’ letter proposed that the parties meet in person to discuss the transaction, including amongst other things, how the transaction would have minimal impact on UniFirst employees.
On January 2, 2025, Mr. Sintros left a message for Mr. Schneider indicating that the UniFirst Board was continuing its review of the Cintas December 20, 2024 correspondence.
Before the opening of the market on January 7, 2025, Cintas issued a press release publicly disclosing its proposal to acquire UniFirst for $275.00 per share. Later that morning, UniFirst issued a press release confirming the prior receipt and rejection of Cintas’ proposal. On the same day, UniFirst formally engaged J.P. Morgan as financial advisor in connection with Cintas’ proposal. The UniFirst Board also held a meeting that evening, at which UniFirst management updated the UniFirst Board on the Cintas press release and related matters.
On January 10, 2025, Mr. Schneider and Mr. Scott Farmer, Chairman of the Cintas Board, met in Boston, Massachusetts, with Ms. Cynthia Croatti, Ms. Carol Croatti and Mr. Matthew Croatti, all as representatives of the Croatti family. Also present at the meeting was Mr. Michael Patrick, then Vice President of Legal Affairs of UniFirst and now Senior Vice President and General Counsel of UniFirst. During the meeting, the participants discussed Cintas’ proposal to acquire UniFirst. At the end of the meeting, the representatives of the Croatti family requested that any future communication on the subject be through the UniFirst Board and UniFirst’s advisors rather than directly with the Croatti family.
On January 12, 2025, the UniFirst Board held a meeting at which Mr. Patrick and Mr. Sintros debriefed the independent members of the UniFirst Board about the January 10, 2025 meeting held by representatives of the Croatti family with representatives of Cintas.
On January 13, 2025, the UniFirst Board held a meeting at which members of UniFirst management and representatives of J.P. Morgan, Paul Hastings and UniFirst’s outside regulatory counsel at that time (“Initial Regulatory Counsel”) were present. Among other things, representatives of J.P. Morgan discussed the financial terms of the Cintas proposal, and representatives of UniFirst’s Initial Regulatory Counsel discussed antitrust matters relating to the Cintas proposal.
On January 15, 2025, the UniFirst Board held a meeting at which members of UniFirst management and representatives of Paul Hastings and J.P. Morgan were present. Following discussion, the UniFirst Board directed J.P. Morgan to contact representatives of Cintas’ financial advisor at that time (“Initial Financial Advisor”), to communicate two key elements around potential engagement with Cintas: (1) the UniFirst Board was focused on per share values “in the very high $300s,” and (2) with respect to antitrust risk, the UniFirst Board would require a very meaningful commitment from Cintas to address closing certainty.
On January 16, 2025, as directed by the UniFirst Board, J.P. Morgan representatives conveyed the UniFirst Board’s message to representatives of Cintas’ Initial Financial Advisor.
On January 17, 2025, representatives of Cintas’ Initial Financial Advisor communicated to representatives of J.P. Morgan that (1) although Cintas believed that $275.00 per share was a “fair and full price,” Cintas was open-minded about paying more if it could be justified by the business case, and (2) Cintas could not agree to meaningful antitrust covenants without further discussions among the parties’ outside antitrust counsel. The representatives of Cintas’ Initial Financial Advisor suggested, on behalf of Cintas, that the parties enter into a confidentiality agreement and proceed with regulatory and business diligence.
On January 20, 2025, the UniFirst Board held a meeting at which members of UniFirst management and representatives of Paul Hastings and J.P. Morgan were present. Among other things, representatives of J.P. Morgan updated the UniFirst Board on Cintas’ Initial Financial Advisor’s communication to J.P. Morgan representatives on January 17, 2025. Following discussion, the UniFirst Board determined that given in its view that deal certainty was a critical step to any potential path forward, UniFirst should propose that as an initial matter the parties’ outside counsel engage solely in a discussion of regulatory matters.
On January 21, 2025, at the direction of the UniFirst Board, representatives of J.P. Morgan delivered the UniFirst Board’s proposal to representatives of Cintas’ Initial Financial Advisor, noting that such step should not be taken as an indication that UniFirst’s position on price or deal certainty had changed.
On January 26, 2025, Cintas and UniFirst entered into a mutual confidentiality agreement, which included, among other terms, a 9-month standstill that automatically terminated if a party to the mutual confidentiality agreement entered into a transaction involving all or a controlling portion of their equity securities or assets representing 50% or more of their earning power. The mutual confidentiality agreement permitted the parties to submit confidential proposals to the other party or their respective board of directors.
Between January 29, 2025, and February 28, 2025, representatives of each of UniFirst’s Initial Regulatory Counsel and Davis Polk & Wardwell LLP (“Davis Polk”), Cintas’ outside counsel, engaged in several discussions around the antitrust aspects of a potential transaction and exchanged documents related to the same.
On February 14, 2025, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. UniFirst management provided an update to the UniFirst Board regarding the status of the work being done by outside regulatory counsel for UniFirst and Cintas.
On March 11, 2025, the UniFirst Board held a meeting at which members of UniFirst management and representatives of J.P. Morgan, Paul Hastings and UniFirst’s Initial Regulatory Counsel were present. Representatives of UniFirst’s Initial Regulatory Counsel provided an update on work done to date with Davis Polk, and potential contractual provisions to improve deal certainty.

On March 13, 2025, at the direction of the UniFirst Board, representatives of J.P. Morgan communicated to representatives of Cintas’ Initial Financial Advisor the continuing request for meaningful protections against regulatory risks, including an “above market” reverse termination fee and a “hell or high water” regulatory efforts covenant.
On March 24, 2025, Cintas issued a press release announcing that it had terminated discussions with UniFirst. Cintas decided to terminate the discussions due to, among other things, UniFirst’s position with respect to the “hell or high water” regulatory efforts covenant, the above market regulatory termination fee and the “high 300s” per share price.
On March 25, 2025, Mr. Farmer communicated to Ms. Cynthia Croatti and Ms. Carol Croatti an openness to re-engage if the Croatti family would like to discuss reasonable terms that would enable a merger of the businesses in the future. Ms. Cynthia Croatti replied to Mr. Farmer on March 26, 2025, expressing an openness to further conversations.
On April 9, 2025, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. At the meeting, the UniFirst Board decided to proceed with scheduling a meeting of principals of UniFirst and Cintas together with representatives of the Croatti family to seek further clarification as to why Cintas decided to unilaterally terminate discussions, and what Cintas was prepared to do from a financial and regulatory perspective to complete a transaction with UniFirst.
On April 30, 2025, Mr. Farmer, Mr. Schneider and Mr. Brock Denton, Senior Vice President and General Counsel of Cintas, met in Boston, Massachusetts, with Mr. Sintros, Ms. Cynthia Croatti, Ms. Carol Croatti, and Mr. Matthew Croatti. Also present were Mr. Patrick and representatives of Paul Hastings and Davis Polk. At the meeting, participants discussed antitrust matters and a potentially higher purchase price proposal. The Cintas representatives suggested they would give further consideration to a revised purchase price. The UniFirst Board was subsequently debriefed about the meeting, but no further revised proposal was thereafter submitted by Cintas.
On May 6, 2025, at the request of Mr. Farmer, he and Ms. Cynthia Croatti had a telephone conversation during which Mr. Farmer conveyed that the onus was on UniFirst to come up with a value expectation lower than “very high $300s” per share. He also expressed his continued confidence in the regulatory process, but did not indicate any specific proposal on the subject.
On May 22, 2025, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. At the meeting, among other things, the UniFirst Board discussed the conversation between Ms. Cynthia Croatti and Mr. Farmer on May 6, 2025. The UniFirst Board concluded that there was no interest in continuing discussions at the per share value that had been proposed by Cintas.
On May 28, 2025, consistent with the UniFirst Board discussion, Ms. Cynthia Croatti confirmed to Mr. Farmer that UniFirst at that time did not have revised expectations to communicate, but suggested that the two remain in touch over time.
On December 12, 2025, Cintas privately delivered to UniFirst a written non-binding proposal to acquire UniFirst in a transaction in which UniFirst shareholders would receive $275.00 in cash per share for 100% of the outstanding shares of UniFirst common stock and Class B common stock. The proposal represented a 64% premium to UniFirst’s 90-day volume-weighted average price as of December 11, 2025. The Cintas proposal also provided for a $350.0 million reverse termination fee payable by Cintas to UniFirst if the merger was blocked on antitrust grounds, and an obligation for Cintas and UniFirst to litigate any challenge by antitrust authorities, if necessary. In light of the foregoing, Cintas proposed that it not be required to engage in antitrust remedies and that the definitive agreement include a termination date of 10 months from signing, plus two extensions of four months each if regulatory approvals were not obtained at the 10- and 14-month dates (but all other closing conditions were satisfied). Cintas’ proposal was subject to confirmatory due diligence and the negotiation of mutually acceptable definitive agreements. Cintas requested a response to its proposal no later than December 16, 2025.
On December 13, 2025, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. The representative of Paul Hastings discussed with the members of the UniFirst Board their fiduciary duties. The UniFirst Board also discussed the terms of the Cintas proposal, the history of merger discussions between UniFirst and Cintas, and the historical trading performance of UniFirst common stock. Following discussion, the UniFirst Board determined to engage with Cintas to determine promptly if there was a transaction that made sense for UniFirst. The UniFirst Board also determined that Joseph M. Nowicki, then

Chairman-Elect and now Chairman of the UniFirst Board, and director Sergio Pupkin would interview investment banks, including J.P. Morgan which had previously advised UniFirst, to serve as financial advisors to assist the UniFirst Board in its evaluation of the financial terms of the Cintas proposal.
On December 15, 2025, Messrs. Nowicki, Pupkin and Sintros held meetings during which they interviewed three potential financial advisors, including Goldman Sachs and J.P. Morgan, the latter of which had previously provided financial advisory services to UniFirst in connection with prior Cintas proposals. Following the meetings, Messrs. Nowicki, Pupkin and Sintros determined to recommend that the UniFirst Board engage Goldman Sachs and J.P. Morgan as co-financial advisors. We refer to Goldman Sachs and J.P. Morgan, collectively, as “UniFirst’s financial advisors.” The UniFirst Board approved the engagement of UniFirst’s financial advisors and instructed Paul Hastings and UniFirst management to negotiate engagement letters with each of Goldman Sachs and J.P. Morgan.
On December 16, 2025, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. The UniFirst Board discussed a response to the proposal from Cintas.
On December 16, 2025, Messrs. Nowicki and Sintros, at the direction of the UniFirst Board, contacted Mr. Schneider telephonically and advised him that UniFirst was interested in engaging with Cintas to determine if there was a transaction that made sense for both companies, and that the UniFirst Board was in the process of engaging a financial advisor.
On December 18, 2025, Messrs. Nowicki, Sintros and Schneider had a telephonic discussion at the request of Mr. Schneider, during which Mr. Schneider suggested that principals meet early in the week of December 22, 2025, to start pricing discussions. Mr. Nowicki noted that additional time was needed given that UniFirst’s financial advisors had to conduct appropriate financial due diligence and analyses to advise the UniFirst Board before commencing pricing discussions with Cintas.
Starting on or about December 19, 2025, at the direction of the UniFirst Board, UniFirst’s financial advisors commenced their due diligence of UniFirst’s business and operations with the assistance of UniFirst management. UniFirst management also reviewed and updated UniFirst’s internal financial forecasts.
On the morning of December 22, 2025, Cintas publicly issued a press release that included a copy of the December 12, 2025 letter delivered to UniFirst, reiterating its proposal to acquire UniFirst at $275.00 per share in cash. Later that morning, UniFirst issued a press release acknowledging receipt of the Cintas proposal and noting that the UniFirst Board was carefully reviewing and evaluating the proposal to determine the course of action that it believed would be in the best interests of UniFirst, its shareholders and other stakeholders. Later that evening, the independent members of the UniFirst Board held a meeting at which a representative of Paul Hastings was present. Among other things, the independent members of the UniFirst Board discussed Cintas’ public announcement and the continuing work that UniFirst’s financial advisors were conducting as directed by the UniFirst Board.
On December 30, 2025, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. Among other things, Mr. Nowicki and UniFirst management updated the UniFirst Board on the progress that UniFirst’s financial advisors were making in their due diligence of UniFirst’s business and operations, and their continuing review of the financial terms of Cintas’ proposal as directed by the UniFirst Board. The UniFirst Board also discussed work to be done by UniFirst’s new outside regulatory counsel, Paul Hastings, in connection with the Cintas proposal.
On January 2, 2026, the independent members of the UniFirst Board, with a representative of Paul Hastings present, met to discuss matters relating to the Cintas proposal, including UniFirst management’s continuing work on UniFirst’s internal financial forecasts and regulatory analysis being performed by Paul Hastings.
On January 5, 2026, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. Among other things, UniFirst management presented its updated internal financial forecasts and discussed it with the UniFirst Board. Following discussion, the UniFirst Board approved the internal financial forecasts and authorized their use by representatives of UniFirst’s financial advisors for purposes of their preliminary financial analyses of the Cintas proposal.

On January 5, 2026, Mr. Nowicki sent an e-mail to Mr. Schneider advising him that, as directed, UniFirst’s advisors had been working diligently alongside the UniFirst Board and management team to review and evaluate the Cintas proposal. Mr. Nowicki also advised Mr. Schneider that the UniFirst Board was meeting the first part of the week of January 12, 2026, and that he and Mr. Sintros would like to set up a meeting with Mr. Schneider shortly thereafter.
On January 11, 2026, Mr. Nowicki met with representatives of the Croatti family, including Ms. Carol Croatti, Mr. Matthew Croatti, and Ms. Cynthia Croatti, to discuss the Cintas proposal. Mr. Patrick was also present at the meeting. Among other things, the Croatti family members expressed their understanding of the potential need to explore the Cintas proposal but indicated that they would expect a purchase price of at least $350.00 per share.
Also on January 11, 2026, representatives of Goldman Sachs sent to UniFirst a relationship disclosure letter regarding Goldman Sachs’ relationships with Cintas and UniFirst’s and Cintas’ significant shareholders.
On January 12, 2026 and March 10, 2026, representatives of J.P. Morgan sent to UniFirst relationship disclosure letters regarding J.P. Morgan’s relationships with Cintas and UniFirst’s and Cintas’ significant shareholders.
On January 12, 2026 and January 13, 2026, the UniFirst Board met in person at UniFirst’s headquarters in Wilmington, Massachusetts. Portions of the meeting were also attended by members of UniFirst management, as well as representatives of Paul Hastings and representatives of each of UniFirst’s financial advisors. During the meeting, among other things, representatives of Paul Hastings reviewed with the members of the UniFirst Board their fiduciary duties, as well as regulatory aspects of a potential transaction with Cintas. Also, each of UniFirst’s financial advisors presented their separate preliminary financial analyses regarding the Cintas proposal. UniFirst Board members also discussed with their advisors other potential strategic alternatives to a transaction with Cintas, including other potential acquisition opportunities and continuation of UniFirst as a standalone company. Members of the UniFirst Board not affiliated with the Croatti family held an executive session with representatives of Paul Hastings to discuss their fiduciary duties. At the conclusion of the meetings, taking into account additional conversation with some members of the Croatti family, the UniFirst Board authorized and directed management and representatives of UniFirst’s financial advisors to engage with Cintas and propose a meeting to explore potential drivers of additional value that could support Cintas making an increased offer. The UniFirst Board did not authorize a precise purchase price counterproposal. Instead, the UniFirst Board directed management and representatives of UniFirst’s financial advisors to convey that while Cintas’ offer would not need to be in the high $300s as was referenced in the early 2025 engagement, it would have to be “well into the $300s” for a transaction to be approved by the UniFirst Board.
On January 14, 2026, Messrs. Nowicki and Sintros had a telephonic conversation with Mr. Schneider at which they conveyed the UniFirst Board’s position. Mr. Schneider agreed to schedule a due diligence meeting at which UniFirst management could present potential drivers of additional value that could support an increased offer price.
On January 14, 2026, on behalf of Cintas, representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”), Cintas’ financial advisor, conveyed to representatives of each of UniFirst’s financial advisors that Cintas viewed $275.00 per share as a full and fair price. The financial advisors also discussed logistics for the due diligence meeting with UniFirst management which was scheduled for January 16, 2026.
On January 16, 2026, Mr. Nowicki, members of UniFirst’s management, representatives of each of UniFirst’s financial advisors, members of Cintas management, and representatives of Morgan Stanley, attended a meeting at which UniFirst management delivered a presentation on, among other things, UniFirst’s business, operations, and synergies opportunities in a potential combination with Cintas.
On January 19, 2026, representatives of Morgan Stanley reached out to representatives of UniFirst’s financial advisors requesting additional guidance on price ahead of a meeting of the Cintas Board.
On January 20, 2026, a private equity firm delivered to the UniFirst Board a preliminary indication of interest to invest up to $2.0 billion in UniFirst to support UniFirst’s acquisition of a competitor.
On January 21, 2026, on behalf of Cintas, representatives of Morgan Stanley informed representatives of each of UniFirst’s financial advisors that $275.00 per share was a “very full offer”. Furthermore, they indicated limited room for a price increase, but if a “reasonable” price that UniFirst would find acceptable is provided, they would be prepared for representatives of UniFirst and Cintas to meet in-person to try and find a path towards a transaction.

The Morgan Stanley representatives acknowledged that UniFirst’s position was that the price would need to be in the $300s per share. They further noted that $275.00 per share was the maximum value that Cintas would want to deliver in cash; any additional consideration would be delivered in Cintas equity.
Also on January 21, 2026, UniFirst entered into engagement letters with Goldman Sachs and J.P. Morgan.
On January 23, 2026, the UniFirst Board held a meeting at which members of UniFirst management, representatives of Paul Hastings, and representatives of each of UniFirst’s financial advisors were present. The UniFirst Board members were updated regarding the latest communications with Cintas. The attendees also discussed the potential impact of taking Cintas equity as part of the transaction consideration, including the possibility for UniFirst shareholders to benefit in the upside from synergies and long-term value creation. The UniFirst board members also discussed the January 20, 2026 private equity firm indication of interest and determined not to pursue it because it was not in the best interest of UniFirst and its shareholders.
On January 27, 2026, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. The UniFirst Board discussed a potential counterproposal to Cintas. The UniFirst Board determined to direct representatives of UniFirst’s financial advisors to formally deliver a counterproposal of $350.00 per share to Cintas representatives, but to convey that the UniFirst Board had room for further negotiating. UniFirst representatives were also to communicate to Cintas representatives the acceptability of consideration consisting of 60% cash and 40% Cintas common stock.
On January 27, 2026, at the direction of the UniFirst Board, representatives of each of UniFirst’s financial advisors had a telephonic discussion with representatives of Morgan Stanley and relayed the UniFirst Board’s position. Representatives of Morgan Stanley, on behalf of Cintas, rejected the $350.00 per share counterproposal during the discussion and brought back for Cintas’ consideration an indication of $325.00 per share suggested as a potential compromise by representatives of UniFirst’s financial advisors.
On January 30, 2026, representatives of Morgan Stanley contacted representatives of each of Goldman Sachs and J.P. Morgan. During that telephonic discussion, representatives of each of Goldman Sachs and J.P. Morgan pressed for an increase in purchase price, and Morgan Stanley representatives shared a written presentation contextualizing Cintas’ position that $275.00 per share was a full price.
On January 31, 2026, the UniFirst Board held a meeting at which members of UniFirst management, representatives of Paul Hastings, and representatives of each of Goldman Sachs and J.P. Morgan were present. Representatives of each of Goldman Sachs and J.P. Morgan discussed with the UniFirst Board their latest conversation with representatives of Morgan Stanley on pricing. The meeting attendees also discussed the risk that closing of the transaction could be materially delayed or terminated due to the failure to obtain requisite antitrust approvals, and the impact thereof on UniFirst’s business. The UniFirst Board reasoned that the lengthier the period between signing and closing, the more difficult it would be for UniFirst to retain customers and its key workforce (including operational, sales and support service employees, in addition to key members of senior management), during the pendency of the merger. In light of the foregoing, the UniFirst Board discussed the possibility of agreeing on a price of $310.00 per share, believed to be the highest price Cintas would pay, conditioned on an increase of the reverse break up fee payable by Cintas from $350.0 million to $500.0 million, and the inclusion of a termination date of 10 months from signing (without the two extensions of four months each proposed by Cintas). But no final determination was made by the UniFirst Board on the proposal at the meeting.
On February 1, 2026, the independent members of the UniFirst Board held a meeting, with a representative of Paul Hastings present. The attendees discussed feedback received from Ms. Cynthia Croatti, Ms. Carol Croatti and Mr. Matthew Croatti, as representatives of the Croatti family, indicating that they were unanimous in their position that they would not expect (i) a price lower than $310.00 per share or (ii) a proposal that did not include a reverse breakup fee of $500.0 million, a termination date of 12 months from signing (without mandatory extensions) and UniFirst’s unilateral right to terminate the merger agreement after 10 months from signing.
On February 2, 2026, the UniFirst Board held a meeting at which members of UniFirst management and representatives of Paul Hastings were present. Among other things, the UniFirst Board discussed and agreed to direct representatives of UniFirst’s financial advisors to communicate to Morgan Stanley a counterproposal of $310.00 per share, conditioned on a reverse breakup fee of $500.0 million and a termination date of 12 months from signing (without mandatory extensions) and UniFirst’s unilateral right to terminate the merger agreement after 10 months from signing.

On February 3, 2026, representatives of UniFirst’s financial advisors informed representatives of Morgan Stanley that deliberations continued and UniFirst would provide a response on February 4, 2026. UniFirst’s financial advisors also indicated speed would be advantageous to a successful process and expressed the UniFirst Board’s concern, shared by members of the Croatti family, about the retention of key employees during the pendency of the merger.
On February 4, 2026, as directed by the UniFirst Board, representatives of UniFirst’s financial advisors conveyed UniFirst’s counterproposal to representatives of Morgan Stanley.
On February 8, 2026, representatives of Morgan Stanley conveyed to representatives of UniFirst’s financial advisors the agreement of Cintas to a price of $310.00 per share, but cash and equity consideration to be determined. Representatives of Morgan Stanley also conveyed that Cintas did not agree to UniFirst’s counterproposal on regulatory terms.
On February 8, 2026, the UniFirst Board held a meeting at which members of UniFirst management and representatives of Paul Hastings were present. UniFirst management updated the UniFirst Board on the latest communications with Cintas representatives. After discussion, the UniFirst Board agreed to direct representatives of UniFirst’s financial advisors to communicate to Morgan Stanley that it would consider a 50/50 split of cash and equity consideration, subject to conducting further work to inform the regulatory terms. The UniFirst Board also directed management to diligence what plan Cintas had in mind to retain UniFirst’s workforce during the pendency of the merger.
In the first part of the week of February 9, 2026, members of UniFirst and Cintas management, and their legal advisors engaged in discussions regarding the regulatory aspects of the transaction and Cintas’ general retention philosophy for its workforce and that of a potentially combined company. Cintas representatives also delivered to UniFirst representatives a confirmatory due diligence request list.
On February 10, 2026, representatives of UniFirst management, Cintas management, Paul Hastings, Davis Polk, Morgan Stanley and UniFirst’s financial advisors had a meeting at which representatives of the Davis Polk antitrust team presented on the likely path to obtaining regulatory approvals.
Following the above discussions, Cintas reaffirmed its position that it would agree to a reverse termination fee of no more than $350.0 million, and that it would require two four-months extensions at the end of a 10 months termination date to the extent needed to clear antitrust approvals. Cintas also asked for confirmation that a 50% cash and 50% stock mix for purposes of the merger consideration was acceptable to UniFirst.
On February 10, 2026, a national news service published an article reporting that UniFirst was in active discussions to be acquired by Cintas.
On February 14, 2026, the UniFirst Board held a meeting at which members of UniFirst management and representatives of Paul Hastings were present. Members of UniFirst management reviewed with the UniFirst Board the latest communications with Cintas representatives. Following discussion, the UniFirst Board agreed to the merger consideration in the form of 50% cash and 50% stock, and agreed to proceed with a $350.0 million reverse termination fee and the two four-months extensions to the termination date proposed by Cintas, provided that Cintas agreed to a retention program to be designed by UniFirst management that would protect UniFirst from losing critical workforce in the event of an extended regulatory review process that went past 10 months post-signing.
On February 16, 2026, members of UniFirst management presented to representatives of Cintas management a proposed retention program that was put together in coordination with the Compensation Committee of the UniFirst Board and a compensation consultant retained by the Committee (the “Retention Program”). The overarching goal of the program was to retain various key components of the UniFirst workforce, including operational, sales and support service employees, in addition to key members of senior management.
Between February 17, 2026 and February 19, 2026, representatives of UniFirst and Cintas discussed various aspects of the Retention Program, including the timing of communicating retention and transaction bonuses to the affected employees and the members of the senior leadership team that would qualify for transaction bonuses, and agreed in principle to the general components of the program.
Starting on February 19, 2026, and until the execution of the merger agreement, UniFirst uploaded due diligence materials (including non-public information and data) to a virtual data room (the “Data Room”) that was made available to representatives of Cintas and its advisors. The due diligence information made available to representatives of Cintas and its advisors in the Data Room continued to be supplemented and updated by UniFirst and its representatives in response to information requests from representatives of Cintas and its advisors during the period through March 10, 2026.
On February 19, 2026, representatives of Davis Polk delivered to representatives of Paul Hastings a draft merger agreement. The draft merger agreement, among other things, contemplated a voting and support agreement to be provided by certain members of the Croatti family (including with respect to shares held indirectly by them).
On February 20, 2026, representatives of Davis Polk delivered to representatives of Paul Hastings a draft of the voting and support agreement.
On February 21, 2026, the UniFirst Board held a meeting at which members of UniFirst management and representatives of Paul Hastings were present. Representatives of UniFirst management updated the UniFirst Board on the latest communications with Cintas and its representatives, including the ongoing due diligence, the receipt of the draft transaction documentation and discussions related to the Retention Program.
From February 20, 2026 through March 10, 2026, as directed by the UniFirst Board, members of UniFirst management and representatives of each of UniFirst’s financial advisors met on various occasions with representatives of Cintas and its advisors to discuss ongoing diligence and process-related matters. During the same period of time, representatives of Paul Hastings and Davis Polk negotiated the terms of the merger agreement, the voting and support agreement and ancillary documents; and representatives of UniFirst and Cintas also negotiated the details of the Retention Program.
On February 23, 2026, the independent members of the UniFirst Board held a meeting to discuss the Retention Program and the status of transaction-related workstreams.
On February 25, 2026, the UniFirst Board held a meeting at which members of UniFirst management and a representative of Paul Hastings were present. Representatives of UniFirst management updated the UniFirst Board on the latest communications with Cintas and its representatives, including the ongoing due diligence, the negotiation of the draft transaction documentation, regulatory matters and discussions related to the Retention Program.
On March 2, 2026, representatives of Morgan Stanley and representatives of each of UniFirst’s financial advisors spoke to discuss progress on due diligence, contract negotiations and timing.
On March 5, 2026, a national news service published an article reporting that Cintas was in advanced talks to buy UniFirst, and that the companies were discussing a price that would exceed the $275.00 per share offer publicly proposed by Cintas in December 2025. The price of Cintas shares increased from $200.12 at the market close on March 4, 2026, the day before the press article, to $203.61 at the market close on March 6, 2026.
Beginning on March 6, 2026, at the direction of Mr. Nowicki and in light of the share price increase experienced by Cintas stock after publication of the March 5, 2026 press article, representatives of each of UniFirst’s financial advisors held discussions with representatives of Morgan Stanley about the Cintas share price that would be used to calculate the exchange ratio for purposes of the stock component of the merger consideration.
On March 7, 2026, representatives of Morgan Stanley delivered to representatives of UniFirst’s financial advisors a proposal under which the exchange ratio would be based on the price of Cintas shares immediately prior to the announcement of a transaction, with a double-collar such that the assumed price would in no event be lower than $200.00 per share or higher than $205.00 per share. Cintas’ proposal would expire before the market opening on Monday, March 9, 2026.
On March 8, 2026, the UniFirst Board held a meeting at which members of UniFirst management and representatives of Paul Hastings were present. Representatives of UniFirst management updated the UniFirst Board on the latest communications with Cintas, including Cintas’ proposal on the Cintas share price value to be used for purposes of the exchange ratio. Following discussion, the UniFirst Board decided to decline the Cintas proposal so that the exchange ratio would instead be set on the basis of the spot price of Cintas stock before the announcement of the transaction.

On March 9, 2026, UniFirst and Cintas representatives continued working to finalize confirmatory due diligence and the remaining open points in the Merger Agreement, the most material of which related to the interim operating covenants governing UniFirst’s business conduct prior to closing and the Retention Program.
On the evening of March 9, 2026, Mr. Nowicki and members of UniFirst management met with members of Cintas management. During the meeting, the attendees agreed, pending UniFirst Board approval, to an exchange ratio based on the $200.77 per share closing price of Cintas stock on that day. The attendees also resolved all remaining material points in the transaction documents and Retention Program.
On the morning of March 10, 2026, the UniFirst Board held a meeting, during which representatives of each of UniFirst’s financial advisors and Paul Hastings and members of UniFirst management participated. At the meeting, UniFirst management and representatives of UniFirst’s financial advisors updated the UniFirst Board regarding the latest discussions with Cintas representatives. At the meeting, representatives of Paul Hastings reviewed with the members of the UniFirst Board their fiduciary duties in the context of their consideration of the potential transaction, as well as the principal terms of the merger agreement and other transaction documentation. Also at this meeting, representatives of each of UniFirst’s financial advisors reviewed with the UniFirst Board their respective financial analysis of the merger consideration. The UniFirst Board also approved the application of an exchange ratio based on a $200.77 per Cintas share price discussed the prior day with Cintas representatives.
During the course of the day, representatives of UniFirst and Cintas continued to work to finalize the transaction documentation.
After the closing of financial markets in New York on March 10, 2026, the independent members of the UniFirst Board met for an executive session with a representative of Paul Hastings to discuss the status of the Cintas transaction. The UniFirst Board then held a second meeting, during which representatives of each of UniFirst’s financial advisors and Paul Hastings and members of UniFirst management participated. At the meeting, UniFirst management and representatives of each of UniFirst’s financial advisors updated the UniFirst Board regarding the latest progress on finalizing the transaction documentation. Thereafter, representatives of Goldman Sachs delivered to the UniFirst Board an oral opinion, which was confirmed by delivery of a written opinion dated March 10, 2026, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be paid to the holders (other than Cintas and its affiliates) of UniFirst Stock, pursuant to the merger agreement was fair from a financial point of view to such holders, taken in the aggregate. Also at this meeting, J.P. Morgan delivered to the UniFirst Board an oral opinion, which was confirmed by delivery of a written opinion dated March 10, 2026, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing such opinion, the merger consideration to be paid to the holders of shares of UniFirst stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following discussion, and after taking into consideration the information provided by and discussed with its advisors, including the factors described in greater detail in the section of this proxy statement/prospectus titled “—UniFirst Board Reasons for the Merger,” the UniFirst Board unanimously (1) determined that the merger agreement is advisable, fair to and in the best interests of UniFirst and its shareholders; (2) approved the execution and delivery of the merger agreement and performance by UniFirst of its covenants and obligations contained therein and the consummation by the UniFirst of the mergers; (3) adopted and declared advisable the merger agreement and the mergers; (4) directed that the adoption of the merger agreement be submitted to UniFirst’s shareholders for their approval at a special meeting of shareholders; and (5) subject to the terms of the merger agreement, recommended that the UniFirst’s shareholders approve the merger agreement.
The merger agreement, the voting and support agreement and the other transaction documents were executed on the evening of March 10, 2026.
Before the opening of financial markets in New York on March 11, 2026, the parties issued a joint press release announcing the merger agreement.
UniFirst’s Reasons for the Mergers; Recommendation of the UniFirst Board of Directors
By unanimous vote of the members of the UniFirst Board, at a meeting held on March 10, 2026, the UniFirst Board (i) approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers, (ii) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are in the best interests of UniFirst and UniFirst’s shareholders, and (iii) directed that the approval of the merger agreement with respect to the first merger be submitted to a vote at the special meeting. The UniFirst Board recommends that UniFirst shareholders vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.
In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the mergers, the UniFirst Board consulted with UniFirst’s senior management, outside legal counsel and financial advisors. In recommending that UniFirst shareholders vote their shares of UniFirst stock in favor of approval of the merger agreement and the transactions contemplated thereby, including the first merger, the UniFirst Board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the UniFirst Board viewed as being generally positive or favorable in coming to its determination and recommendation:
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Merger Consideration; Premium. The merger consideration to be paid by Cintas represents a 102.5%, 34.5% and 18.0% premium to the price per share of UniFirst common stock based on, the unaffected closing share price of UniFirst common stock on November 11, 2025, the day prior to UniFirst’s disclosure that a shareholder had nominated directors to the UniFirst Board (as described below), the unaffected 52-week closing high of UniFirst common stock, and the closing share price of UniFirst common stock on March 9, 2026, the last trading day before UniFirst entered into the merger agreement, respectively.

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On November 12, 2025, UniFirst publicly disclosed that a shareholder had submitted a notice of nomination for two director candidates to the UniFirst Board at the annual meeting of UniFirst shareholders held on December 15, 2025.

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Value Relative to Stand-Alone Prospects. The belief that the merger consideration compares favorably to the potential long-term value of UniFirst stock if UniFirst were to remain a stand-alone publicly traded company, after taking into account the risks and uncertainties associated with remaining a stand-alone publicly traded company, including UniFirst’s business, its competitive position, and current industry and financial conditions. Among other things, the UniFirst Board considered:

•	its assessment of UniFirst’s historical financial performance;
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its knowledge of UniFirst’s businesses, assets, financial condition, results of operations and prospects (as well as the risks involved in achieving those prospects), the nature of UniFirst’s businesses, the industries and regulatory environments in which UniFirst operates and competes, and the market for UniFirst stock;

•	the highly competitive nature of the uniform rental and facility services industry among well capitalized large companies and hundreds of smaller businesses;
•	the risks associated with changing economic and business conditions resulting in shifting employment levels, and uncertainty regarding changes in technology enabled worker productivity; and
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the UniFirst forecasts, and the execution risks implicit in achieving the UniFirst forecasts, as described in the section titled “—Unaudited Prospective Financial Information Prepared by UniFirst” beginning on page 63 of this proxy statement/prospectus.

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Strategic Alternatives. The potential values, benefits, risks and uncertainties facing UniFirst’s shareholders associated with possible strategic alternatives to the mergers (including possible alternative strategic transactions and scenarios involving the possibility of remaining a stand-alone publicly traded company), and the timing, risks and likelihood of accomplishing such strategic alternatives. Among other things, the UniFirst Board considered:

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that the merger consideration is more favorable to UniFirst’s shareholders than the potential value that would reasonably be expected to result from other strategic and financial alternatives reasonably available, including continuing to remain a stand-alone publicly traded company; and

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with input from its financial advisors, that the number of potential strategic or financial counterparties to an alternative transaction involving an acquisition of UniFirst at the price and terms provided by Cintas was likely low, especially in light of the multiple public offers that Cintas had made.

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Premium. Loss of Opportunity. The possibility that, if the UniFirst Board declined to recommend approval of the merger agreement and the transactions contemplated by the merger agreement, including the mergers, there may not be another opportunity for UniFirst’s shareholders to receive a comparably priced offer with a comparable level of closing certainty.

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Liquidity and Certainty of Value. The fact that 50% of the merger consideration to be paid to UniFirst’s shareholders will consist of cash, providing immediate liquidity and certainty of value to the UniFirst shareholders, and that the remainder of the merger consideration to be paid to the UniFirst shareholders will consist of freely tradable Cintas common stock. Moreover, the stock portion of the merger consideration is a fixed number of shares of Cintas common stock per share of UniFirst stock, which affords the UniFirst shareholders the opportunity to benefit from any increase in the trading price of Cintas common stock between the announcement and completion of the transaction.

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Future Appreciation. The aggregate consideration to be received by the UniFirst shareholders in the mergers includes Cintas common stock, which allows the UniFirst shareholders to participate in the future growth of Cintas and, indirectly, UniFirst, including any potential appreciation that may be reflected in the value of the combined company (including any resulting synergies) and to attain liquidity should any UniFirst shareholder choose not to retain its shares of Cintas common stock.

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Strength and Complementary Nature of Cintas’ Business. The UniFirst Board considered information with respect to Cintas’ financial condition, results of operations, business, competitive position and business prospects and risks, both on a historical and prospective basis, as well as current industry, economic and market conditions and trends. The UniFirst Board believed that Cintas was the most logical acquiror of UniFirst based on Cintas’ existing operations, industry expertise, complementary businesses and geographic footprint, as well as the projected cost synergies that would result from the combination, Cintas’ strong balance sheet and financial position, and the fact that Cintas was the potential transaction partner that was most likely to offer the best combination of value and closing certainty to the UniFirst shareholders.

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Synergies. The UniFirst Board’s expectation that the mergers will result in the UniFirst shareholders being able to participate in synergies expected to result from, among other things, supply chain optimization, procurement and logistics benefits, optimization of the combined company’s manufacturing capacity, and improved operating and corporate efficiencies.

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Fairness Opinion of J.P. Morgan. The March 10, 2026 oral opinion of J.P. Morgan rendered to the UniFirst Board, which was confirmed by delivery of a written opinion, dated March 10, 2026, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid to the holders of UniFirst stock in the mergers pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in “—Opinion of UniFirst’s Financial Advisors—Opinion of J.P. Morgan” beginning on page 53 of this proxy statement/prospectus (which written opinion is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference).

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Fairness Opinion of Goldman Sachs. The UniFirst Board considered the oral opinion of Goldman Sachs, subsequently confirmed in writing by delivery of a written opinion, to the effect that, as of March 10, 2026, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the merger consideration to be paid to the holders (other than Cintas and its affiliates) of the outstanding shares of UniFirst stock pursuant to the merger agreement was fair from a financial point of view to such holders, taken in the aggregate. For additional information, see the section titled “—Opinion of UniFirst’s Financial Advisors—Opinion of Goldman Sachs” beginning on page 58 of this proxy statement/prospectus (which written opinion is attached as Annex D to this proxy statement/prospectus and incorporated herein by reference).

•	Likelihood of Closing. The likelihood that the transactions contemplated by the merger agreement, including the mergers, would be completed based on, among other things:
•	the absence of any financing condition in the merger agreement;
•	the fact that Cintas obtained debt financing for the mergers and the limited number and nature of the conditions to the debt financing;

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the fact that Cintas provided fully executed and complete copies of its debt commitment letter to UniFirst, and that the net proceeds of the financing contemplated by the debt commitment letter along with other financial resources of Cintas and its affiliates appeared, in the aggregate, to be sufficient to pay the merger consideration and any other fees and expenses reasonably expected to be incurred in connection with the merger agreement;

•	the likelihood and anticipated timing of obtaining all required regulatory clearances in connection with the mergers;
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the requirement that Cintas pays UniFirst a termination fee of $350,000,000 if the merger agreement is terminated under certain circumstances due to the failure to obtain certain antitrust regulatory approvals required by the merger agreement;

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the fact that entities and individuals affiliated with the Croatti family, which own, directly or indirectly, in the aggregate approximately two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, agreed to enter into the Voting and Support Agreement reducing the execution risk of the transaction; and

•	the fact that the transaction is not subject to the conditionality and execution risk of any required approval by Cintas’ shareholders.
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Merger Agreement. The terms of the merger agreement, which were reviewed by the UniFirst Board with its outside legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties, including:

•	the limited number and nature of the conditions to Cintas’ obligations to consummate the mergers;
•	the fact that the definition of “Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;
•	the fact that UniFirst has sufficient operating flexibility to conduct its business in the ordinary course between execution of the merger agreement and consummation of the mergers;
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the ability of the UniFirst Board to furnish information to, and conduct negotiations with, third parties in certain circumstances, and to terminate the merger agreement to accept a superior proposal upon payment of a termination fee of $213,300,000;

•	the termination date, which is expected to allow for sufficient time to complete the mergers;
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the ability of the UniFirst Board to change its recommendation in the event of a UniFirst intervening event in accordance with the terms and conditions set forth in the merger agreement if the UniFirst Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties;

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the belief that the employee benefit arrangements provided in the merger agreement would help assure the continuity of management and other key employees, and increase the likelihood of the successful operation of UniFirst during the period prior to the closing of the mergers; and

•	UniFirst’s rights to specific performance under the terms of the merger agreement.
•	Tax Treatment. The fact that the mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The UniFirst Board also considered a number of uncertainties, risks and other countervailing factors relating to entering into the merger agreement and the transactions contemplated by the merger agreement (including the mergers), including, but not limited to (not necessarily in order of relative importance):
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Closing Certainty. The fact that completion of the transactions contemplated by the merger agreement, including the mergers, depends on certain factors outside of UniFirst’s control, including regulatory clearances and the risk that the mergers might not be completed in a timely manner or at all.

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Fixed exchange ratio. The fact that, because a portion of the merger consideration is based on a fixed exchange ratio rather than a fixed value, UniFirst’s shareholders bear the risk of a decrease in the trading price of Cintas common stock during the pendency of the mergers. The UniFirst Board also considered the fact that the merger agreement does not provide UniFirst with a collar or a value-based termination right.

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Impact of Mergers Announcement on UniFirst. The risk that disruptions from the mergers will (i) harm UniFirst’s business, including current plans and operations and relationships with UniFirst’s customers, suppliers, business partners and other third parties, including during the pendency of the mergers, (ii) harm the ability of UniFirst to retain and hire key personnel, (iii) impact the price or trading volume of UniFirst stock, (iv) affect UniFirst’s ability to meet internal or published projections, forecasts or revenue or earning predictions and (v) result in the initiation of litigation by certain parties. The UniFirst Board also considered the potential adverse reactions or changes to business relationships, including those with customers and suppliers, resulting from the announcement or completion of the mergers and that potential business uncertainty, including changes to existing business relationships, during the pendency of the mergers could affect UniFirst’s financial performance.

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Risks Associated with a Failure to Consummate the Mergers. The fact that, if the mergers are not completed, (i) UniFirst will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on its business and relationships with customers, (ii) depending on the circumstances that caused the mergers not to be completed, it is likely that the trading price of UniFirst common stock will decline, potentially significantly, and (iii) the market’s perception of UniFirst’s prospects could be adversely affected.

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Restrictions on the Operation of UniFirst’s Business. The fact that, although UniFirst will continue to exercise control over its operations prior to the closing of the mergers, the merger agreement prohibits UniFirst from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Cintas, which may delay or prevent UniFirst from undertaking certain business opportunities that may arise during the pendency of the mergers, regardless of whether the mergers are completed.

•	Shareholder Litigation. The risk of litigation arising from UniFirst shareholders in respect of the merger agreement or the transactions contemplated by the merger agreement, including the mergers.
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Appraisal Rights. The UniFirst Board also considered the fact that appraisal rights are not available to UniFirst’s shareholders in connection with the mergers under Section 13.02 of Chapter 156D of the MBCA.

The UniFirst Board believed that, overall, the potential benefits of the mergers to UniFirst shareholders outweighed the risks and uncertainties of the mergers and outweighed UniFirst’s other financial and strategic alternatives, including to continue to operate as a stand-alone public company.
The foregoing discussion of factors considered by the UniFirst Board in reaching its conclusions and recommendation includes the principal factors considered by the UniFirst Board, but is not intended to be exhaustive and may not include all of the factors considered by the UniFirst Board. In light of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, including the mergers, and the complexity of these matters, the UniFirst Board did not find it practicable, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the specific factors considered in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement, including the mergers, and makes its recommendation to the UniFirst shareholders. Rather, the UniFirst Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of UniFirst’s management and UniFirst’s advisors, as well as its experience and history. Moreover, each member of the UniFirst Board applied his or her own personal business judgment to the process and may have given different weight to different factors.
Certain UniFirst directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of holders of UniFirst stock generally. The UniFirst Board was aware of and considered these potential interests, among other matters, in evaluating the mergers and in making its recommendation to UniFirst shareholders. For a discussion of these interests, see the section titled “Interests of UniFirst’s Directors and Executive Officers in the Mergers” beginning on page 66 of this proxy statement/prospectus.
It should be noted that this explanation of the reasoning of the UniFirst Board and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 27 of this proxy statement/prospectus.
Financing of the Mergers
Cintas’ obligation to complete the mergers is not conditioned upon its obtaining financing for the mergers. Cintas intends to fund the aggregate cash consideration payable in connection with the mergers with a combination of cash on hand, the issuance of unsecured debt securities in a public or private offering and debt financing, which could include revolving loans and term loans.
On March 10, 2026, in connection with the merger agreement, Cintas entered into a commitment letter with the Debt Commitment Parties, pursuant to which, subject to the terms and conditions set forth therein, the Debt Commitment Parties have committed to provide the Bridge Facility consisting of two separate tranches: a $1,600,000,000 tranche (“Tranche A”) and a $1,250,000,000 tranche (“Tranche B”). The funding of the Bridge Facility provided for in the commitment letter is subject to the satisfaction of certain customary limited conditions, including the consummation of the mergers in accordance with the merger agreement and the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the commitment letter.
On March 27, 2026, Cintas Corporation No. 2, a direct subsidiary of Cintas, entered into the Revolving Credit Agreement among Cintas Corporation No. 2, as borrower, certain lenders and KeyBank National Association, as administrative agent, which refinanced in full the loans under that certain Third Amended and Restated Credit Agreement, dated as of March 23, 2022, among the same parties. The Revolving Credit Agreement provides, among other things, that $1,250,000,000 of the commitments under the Revolving Credit Agreement are available for the consummation of the mergers, subject to the satisfaction of certain customary limited conditions, including the consummation of the mergers in accordance with the merger agreement. The commitments under Tranche B of the Bridge Facility were replaced by the Revolving Facility.
In connection with the mergers, Cintas currently expects to terminate UniFirst’s existing credit facility (the “Target Existing Credit Facility”) with Bank of America, N.A. and backstop or cash collateralize the outstanding letters of credit issued thereunder.
Opinion of UniFirst’s Financial Advisors
Opinion of J.P. Morgan
Pursuant to an engagement letter dated January 21, 2026, UniFirst retained J.P. Morgan as its co-financial advisor in connection with the mergers.
At the meeting of the UniFirst Board on March 10, 2026, J.P. Morgan rendered its oral opinion to the UniFirst Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid to the holders of UniFirst stock in the mergers pursuant to the merger agreement was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its March 10, 2026 oral opinion by delivering its written opinion to the UniFirst Board, dated March 10, 2026, that, as of such date, the merger consideration to be paid to the holders of UniFirst stock in the mergers pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. UniFirst’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the UniFirst Board (in its capacity as such) in connection with and for the purposes of its evaluation of the mergers, was directed only to the merger consideration to be paid to the holders of UniFirst stock in the mergers and did not address any other aspect of the mergers. J.P. Morgan expressed no opinion as to (1) the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of UniFirst, (2) the allocation of the aggregate merger consideration to be paid to all holders of UniFirst stock between the holders of UniFirst common stock and UniFirst class B common stock, or the relative fairness of the merger consideration to the holders of any shares of UniFirst stock or (3) the underlying decision by UniFirst to engage in the mergers. J.P. Morgan also did not express any opinion as to the voting rights associated with the UniFirst class B common stock or any governance or other rights of the holders thereof (and did not take any such rights into account in their analysis), and, for purposes of their opinion, J.P. Morgan assumed that each share of the UniFirst class B common stock is economically equivalent to a share of UniFirst common stock. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of UniFirst as to how such shareholder should vote with respect to the merger proposal or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed the merger agreement;
•	reviewed certain publicly available business and financial information concerning UniFirst and Cintas and the industries in which they operate;
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compared the proposed financial terms of the mergers with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

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compared the financial and operating performance of UniFirst and Cintas with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of UniFirst common stock and Cintas common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of UniFirst relating to its business; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of UniFirst with respect to certain aspects of the mergers, and the past and current business operations of UniFirst and Cintas, the financial condition and future prospects and operations of UniFirst and Cintas, the effects of the mergers on the financial condition and future prospects of UniFirst and Cintas and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by UniFirst or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with UniFirst, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of UniFirst or Cintas under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by UniFirst’s management as to the expected future results of operations and financial condition of UniFirst and Cintas to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the mergers and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of UniFirst, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by UniFirst and Cintas in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to UniFirst with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on UniFirst or Cintas or on the contemplated benefits of the mergers.
The projections furnished to J.P. Morgan were prepared by UniFirst’s management, as discussed more fully under “The Mergers—Unaudited Prospective Financial Information Prepared by UniFirst” beginning on page 63 of this proxy statement/prospectus. UniFirst does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of UniFirst’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please see the section titled “The Mergers—Unaudited Prospective Financial Information Prepared by UniFirst” beginning on page 63 of this proxy statement/prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of UniFirst stock in the mergers, and J.P. Morgan has expressed no opinion as to (1) the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of UniFirst, (2) the allocation of the aggregate merger consideration to be paid to all holders of UniFirst stock between the holders of UniFirst common stock and UniFirst class B common stock, or the relative fairness of the merger consideration to the holders of any shares of UniFirst stock or (3) the underlying decision by UniFirst to engage in the mergers. J.P. Morgan also did not express any opinion as to the voting rights associated with the UniFirst class B common stock or any governance or other rights of the holders thereof (and did not take any such rights into account in their analysis), and, for purposes of their opinion, J.P. Morgan assumed that each share of the UniFirst class B common stock is economically equivalent to a share of UniFirst common stock. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the mergers, or any class of such persons relative to the merger consideration to be paid to the holders of UniFirst stock in the mergers or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which UniFirst common stock or Cintas common stock will trade at any future time.
The terms of the merger agreement, including the merger consideration to be paid to the holders of UniFirst stock, were determined through arm’s-length negotiations between UniFirst and Cintas, and the decision to enter into the merger agreement was solely that of the UniFirst Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the UniFirst Board in its evaluation of the mergers and should not be viewed as determinative of the views of the UniFirst Board or UniFirst’s management with respect to the mergers or the merger consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the UniFirst Board, and in the financial analysis presented to the UniFirst Board in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the UniFirst Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples
Using publicly available information, J.P. Morgan compared selected financial data of UniFirst with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by UniFirst. The companies selected by J.P. Morgan were as follows:
•	Vestis Corporation
•	Elis SA
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar or adjacent to those of UniFirst. However, certain of these companies may have characteristics that are materially different from those of UniFirst. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect UniFirst.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company’s enterprise value to the consensus equity research analyst estimates for the company’s adjusted earnings before interest, taxes, depreciation and amortization pre-stock based compensation (“Adj. EBITDA”) for the calendar years ending 2026 (the “EV/2026E Adj. EBITDA”) and 2027.
Based on the results of this analysis, J.P. Morgan selected a reference range of 8.0x – 10.0x for EV/2026E Adj. EBITDA for UniFirst. After applying such range to the projected Adj. EBITDA for UniFirst for the twelve-month period ending August 29, 2026 as set forth in the UniFirst forecasts, the analysis indicated the following range of implied per share equity value (rounded to the nearest $0.50) for UniFirst common stock:

	Implied Per Share Equity Value
	Low	High
UniFirst EV/2026E Adj. EBITDA (Pre-Stock Based Compensation)	$147.00	$182.00

The range of implied per share equity values for UniFirst common stock was compared to (i) the unaffected closing share price of UniFirst common stock of $153.05 on November 11, 2025, the day prior to UniFirst’s disclosure that a shareholder had nominated directors to the UniFirst Board and (ii) the value of the merger consideration of $310.00 per share of UniFirst stock.
Selected Transactions Analysis
Using publicly available information, J.P. Morgan examined selected public transactions involving businesses which J.P. Morgan judged to be similar to UniFirst’s business (or aspects thereof). The following transactions were selected by J.P. Morgan as relevant to the evaluation of the mergers:

Announcement Date	Acquiror	Target
August 2016	Cintas Corporation	G&K Services, Inc.
December 2016	Elis SA	Lavebras Gestão de Têxteis S.A.
October 2017	Aramark	AmeriPride Services Inc.

None of the selected transactions reviewed were identical to the mergers. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the mergers. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the mergers.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s firm value (calculated as fully diluted equity value, plus net debt, preferred equity and non-controlling interests and less unconsolidated investments, as applicable) implied in the relevant transaction to the target company’s EBITDA for the last 12 months prior to the date of announcement of the applicable transaction (the “FV/LTM EBITDA Multiple”).
Based on the results of this analysis, J.P. Morgan selected a FV/LTM EBITDA Multiple reference range for UniFirst of 11.7x to 14.2x. J.P. Morgan then applied such reference range to UniFirst’s estimated Adj. EBITDA for the trailing 12 months ended February 28, 2026 (calculated using UniFirst’s actual Adj. EBITDA for the second half of fiscal year 2025 and UniFirst’s estimated Adj. EBITDA for the first half of fiscal year 2026 included in the UniFirst forecasts described in the section titled “The Mergers—Unaudited Prospective Financial Information Prepared by UniFirst” beginning on page 63). The analysis indicated a range of implied equity value per share of UniFirst common stock (rounded to the nearest $0.50) of approximately $215.50 to $260.00, which J.P. Morgan compared to (i) the unaffected closing share price of UniFirst common stock of $153.05 on November 11, 2025, the day prior to UniFirst’s disclosure that a shareholder had nominated directors to the UniFirst Board and (ii) the value of the merger consideration of $310.00 per share of UniFirst stock.
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for UniFirst common stock. J.P. Morgan calculated the unlevered free cash flows that UniFirst is expected to generate at fiscal year-end for 2026 through 2030 (as set forth in the UniFirst forecasts described in the section titled “The Mergers—Unaudited Prospective Financial Information Prepared by UniFirst,” beginning on page 63, which were prepared by UniFirst’s management and discussed with the UniFirst Board and subsequently approved by the UniFirst Board for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for UniFirst at the end of this period by applying perpetual growth rates ranging from 2.0% to 3.0%, based on guidance provided by UniFirst’s management, to estimate the value of unlevered free cash flow in the terminal year for UniFirst at the end of fiscal year 2030, as derived from the UniFirst forecasts. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of February 28, 2026 using discount rates ranging from 7.50% to 8.50% for UniFirst, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of UniFirst.
The present values of the unlevered free cash flow estimates and the range of terminal values were then adjusted for UniFirst’s estimated net cash as of March 6, 2026, as provided by UniFirst management. Based on the foregoing, this analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.50) for UniFirst common stock:

	Implied Per Share Equity Value
	Low	High
UniFirst Discounted Cash Flow	$193.00	$266.50

The range of implied per share equity values for UniFirst common stock was compared to (i) the unaffected closing share price of UniFirst common stock of $153.05 on November 11, 2025, the day prior to UniFirst’s disclosure that a shareholder had nominated directors to the UniFirst Board and (ii) the value of the merger consideration of $310.00 per share of UniFirst stock.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of UniFirst. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to UniFirst and none of the selected transactions reviewed as described in the above summary were identical to the mergers. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of UniFirst and the transactions selected were chosen by J.P. Morgan because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the mergers. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to UniFirst and the transactions compared to the mergers.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise UniFirst with respect to the mergers and deliver an opinion to the UniFirst Board with respect to the mergers on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with UniFirst and the industries in which it operates.
For financial advisory services rendered in connection with the mergers, UniFirst has agreed to pay J.P. Morgan an estimated fee of approximately $42,000,000, $5,000,000 of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion, and the remainder of which is contingent and payable upon the consummation of the mergers. In addition, UniFirst has agreed to reimburse J.P. Morgan for its reasonable costs and expenses incurred in connection with its services, including the reasonable fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Cintas. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with UniFirst, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as lead arranger on a syndicated facility in June 2025. During the two-year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from UniFirst were approximately $2,000,000. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of UniFirst and Cintas. In the ordinary course of its businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of UniFirst or Cintas for their own account or for the accounts of customers and, accordingly, they likely hold long or short positions in such securities or other financial instruments.
Opinion of Goldman Sachs
Goldman Sachs delivered its opinion to the UniFirst Board that, as of March 10, 2026, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Cintas and its affiliates) of the outstanding shares of UniFirst stock pursuant to the merger agreement was fair from a financial point of view to such holders, taken in the aggregate.
The full text of the written opinion of Goldman Sachs, dated March 10, 2026, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex D to this proxy statement/prospectus. The summary of Goldman Sachs’ opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the UniFirst Board in connection with its consideration of the transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of UniFirst stock should vote with respect to the transactions or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things,
•	the merger agreement;
•	Annual Reports to stockholders and Annual Reports on Form 10-K of UniFirst and Cintas for the five fiscal years ended August 30, 2025 and May 31, 2025, respectively;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of UniFirst and Cintas;
•	certain other communications from UniFirst and Cintas to their respective stockholders;
•	certain publicly available research analyst reports for UniFirst and Cintas; and
•
certain internal financial analyses and forecasts for UniFirst prepared by its management, as approved for Goldman Sachs’ use by UniFirst (as described in the section titled “—Unaudited Prospective Financial Information Prepared by UniFirst”).

Goldman Sachs also held discussions with members of the senior management of UniFirst regarding their assessment of the past and current business operations, financial condition and future prospects of UniFirst; reviewed the reported price and trading activity for the shares of UniFirst common stock and shares of Cintas common stock; compared certain financial and stock market information for UniFirst with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the uniform services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the UniFirst Board’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the UniFirst Board’s consent, that the UniFirst forecasts were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of UniFirst. In rendering its opinion, Goldman Sachs did not take into account any differential voting or other rights between the shares of UniFirst common stock and the shares of UniFirst class B common stock. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of UniFirst or Cintas or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions would be obtained without any adverse effect on UniFirst or Cintas or on the expected benefits of the transactions in any way meaningful to its analysis. Goldman Sachs assumed that the transactions would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of UniFirst to engage in the transactions, or the relative merits of the transactions as compared to any strategic alternatives that may be available to UniFirst; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Cintas and its affiliates) of the outstanding shares of UniFirst stock, as of the date of its opinion, of the merger consideration to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or transactions or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions, including any allocation of the merger consideration, the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of UniFirst; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of UniFirst, or class of such persons, in connection with the transactions, whether relative to the merger consideration to be paid to the holders (other than Cintas and its affiliates) of the outstanding shares of UniFirst stock, taken in the aggregate, pursuant to the merger agreement or otherwise. Goldman Sachs expresses no opinion with respect to the allocation of the aggregate consideration payable pursuant to the merger agreement, including between the holders of the outstanding shares of UniFirst common stock and UniFirst class B common stock pursuant to the merger agreement. Goldman Sachs does not express any opinion as to the prices at which shares of Cintas common stock or UniFirst common stock will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on UniFirst, Cintas or the transactions, or as to the impact of the transactions on the solvency or viability of UniFirst or Cintas or the ability of UniFirst or Cintas to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date thereof and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

Goldman Sachs’ advisory services and its opinion are provided for the information and assistance of the UniFirst Board in connection with its consideration of the transactions and such opinion does not constitute a recommendation as to how any holder of UniFirst stock should vote with respect to such transactions. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses delivered by Goldman Sachs to the UniFirst Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 9, 2026, the last trading day before the signing of the merger agreement, and is not necessarily indicative of current market conditions.
Illustrative Discounted Cash Flow Analysis
Using the UniFirst forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on UniFirst to derive a range of illustrative present values per share of UniFirst stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.25% to 9.25%, reflecting estimates of UniFirst’s weighted average cost of capital, Goldman Sachs discounted to present value as of February 26, 2026 (i) estimates of unlevered free cash flow for UniFirst for the fiscal years in the period from August 31, 2026 to August 31, 2030 as reflected in the UniFirst forecasts and (ii) a range of illustrative terminal values for UniFirst, which were calculated by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of the unlevered free cash flow to be generated by UniFirst as reflected in the UniFirst forecasts (which analysis implied terminal value to last twelve month (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples ranging from 7.7x to 11.0x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the UniFirst forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”) which requires certain company-specific inputs, including UniFirst’s target capital structure weightings, the cost of long-term debt, after-tax yield on cash, if any, future applicable marginal cash tax rate and a beta for UniFirst, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for UniFirst by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for UniFirst the amount of UniFirst’s total net cash as of March 6, 2026, as provided by and approved for Goldman Sachs’ use by the UniFirst Board, to derive a range of illustrative equity values for UniFirst. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of UniFirst as of March 6, 2026, as provided by and approved for Goldman Sachs’ use by the UniFirst Board, using the treasury stock method, to derive a range of illustrative present values per share of $186.00 to $257.00.
Illustrative Present Value of Future Share Price Analysis
Using the UniFirst forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of UniFirst stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for UniFirst as of August 31 for each of the fiscal years 2026 through 2029, by applying a range of illustrative enterprise value to next twelve-month (“NTM”) EBITDA (“EV/NTM EBITDA”) multiples of 8.5x to 9.5x to estimates of UniFirst’s NTM EBITDA for each of the fiscal years 2026 through 2029. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for UniFirst.
Goldman Sachs then subtracted the amount of UniFirst’s forecasted net debt for each of the fiscal years 2026 through 2029, each as provided by and approved for Goldman Sachs’ use by the UniFirst Board, from the respective implied enterprise values in order to derive a range of illustrative equity values as of August 31 for UniFirst for each of the fiscal years 2026 through 2029. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of UniFirst stock for each of fiscal years 2026 through 2029, calculated using information provided by and approved for Goldman Sachs’ use by the UniFirst Board, to derive a range of implied future values per share of UniFirst stock. Goldman Sachs then added the cumulative dividends per share of UniFirst stock expected to be paid to holders of the outstanding shares of UniFirst stock through the end of each of the fiscal years 2026 through 2029, using the UniFirst forecasts. Goldman Sachs then discounted these implied future equity values per share of UniFirst stock and the cumulative dividends per share of UniFirst stock to February 26, 2026 using an illustrative discount rate of 9.0%, reflecting an estimate of UniFirst’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for UniFirst, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative present values per share of UniFirst stock of $160.00 to $218.00.
Selected Precedent Transactions Analysis
Goldman Sachs analyzed certain information relating to the following selected transactions in the uniform services industry since 2015. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM adjusted EBITDA based on information in public filings, press releases and Bloomberg and Wall Street research. While none of the companies that participated in the selected transactions are directly comparable to UniFirst, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of UniFirst’s results, market sizes and product profile.
The following table presents the results of this analysis:

	Selected Transactions		LTM EV/EBITDA
Announcement Date	Acquiror	Target
October 2017	Aramark	AmeriPride	14.2x
December 2016	Elis	Lavebras	11.7x
August 2016	Cintas	G&K Services	14.0x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM adjusted EBITDA multiples of 11.7x to 14.2x to UniFirst’s LTM adjusted EBITDA as of February 26, 2026, as provided by and approved for Goldman Sachs’ use by the management of UniFirst, to derive a range of implied enterprise values for UniFirst. Goldman Sachs then subtracted from the range of illustrated enterprise values it derived for UniFirst the amount of UniFirst’s net cash as provided by and approved for Goldman Sachs’ use by the management of UniFirst, and divided the result by the number of fully diluted outstanding shares of UniFirst stock as of March 6, 2026, as provided by and approved for Goldman Sachs’ use by the management of UniFirst, to derive a reference range of implied values per share of UniFirst stock of $216.00 to $260.00.
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash transactions announced from January 1, 2015 through March 9, 2026 (excluding transactions in the finance and real estate industries) involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $1,000,000,000 and $10,000,000,000. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 568 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 36%, 25th percentile premium of 21% and 75th percentile premium of 59% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 21% to 59% to the undisturbed closing price per share of UniFirst stock of $153.05 as of November 11, 2025 to derive a range of implied equity values per share of UniFirst stock of $185.00 to $243.00.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to UniFirst or Cintas or the transactions.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the UniFirst Board as to the fairness from a financial point of view to the holders (other than Cintas and its affiliates) of the outstanding shares of UniFirst stock, as of the date of its opinion, of the merger consideration to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of UniFirst, Cintas, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between UniFirst and Cintas and was approved by the UniFirst Board. Goldman Sachs provided advice to UniFirst during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to UniFirst or the UniFirst Board or that any specific amount of consideration constituted the only appropriate consideration for the transactions.
As described above, Goldman Sachs’ opinion to the UniFirst Board was one of many factors taken into consideration by the UniFirst Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.
Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of UniFirst, Cintas, any of their respective affiliates and third parties, including Ronald Croatti Trust-1993, the Red Cat Limited Partnership, the Queue Limited Partnership and Cecelia Levenstein, each, a significant shareholder of UniFirst (the “UniFirst Significant Shareholders”), and Scott D. Farmer, a significant shareholder of Cintas (together with the UniFirst Significant Shareholders, the “Significant Shareholders”), and any of their respective affiliates (collectively, “Relevant Parties”) or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Goldman Sachs acted as co-financial advisor to UniFirst in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. During the two-year period ended March 10, 2026, Goldman Sachs Investment Banking has not been engaged by UniFirst or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended March 10, 2026, Goldman Sachs Investment Banking has not been engaged by Cintas or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended March 10, 2026, Goldman Sachs Investment Banking has not been engaged by the Significant Shareholders or their affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. As of March 10, 2026, Goldman Sachs Investment Banking was not mandated by any Relevant Party to provide to any such person financial advisory and/or underwriting services. As of March 10, 2026, Goldman Sachs Investment Banking was not soliciting any Relevant Party to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs may in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates and/or as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation.
As of March 10, 2026, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in UniFirst and/or its affiliates (excluding any Significant Shareholder and its other affiliates) (ii) no direct

GS Principal Investment in Cintas and/or its affiliates (excluding any Significant Shareholder and its other affiliates) and (iii) no direct GS Principal Investment in any Significant Shareholder and/or their respective affiliates (but excluding Cintas, UniFirst or their other respective affiliates).
On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.
For purposes of this section of the proxy statement/prospectus, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:
“GS Principal Investments” (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third-party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third-party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.
“Related Entities” are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.
The UniFirst Board selected Goldman Sachs as its co-financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions. Pursuant to a letter agreement dated January 21, 2026, UniFirst engaged Goldman Sachs to act as its co-financial advisor in connection with the transactions. The engagement letter between UniFirst and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $42,000,000, of which $5,000,000 was payable upon the execution of the merger agreement, and the remainder of which is contingent upon the consummation of the transactions. In addition, UniFirst has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Unaudited Prospective Financial Information Prepared by UniFirst
UniFirst does not, as a matter of course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. UniFirst avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates.
In connection with a possible transaction, UniFirst management prepared certain internal financial forecasts for UniFirst (the “UniFirst forecasts”) as described in the section titled “The Mergers — Background of the Mergers”. The UniFirst forecasts were provided by UniFirst management to the UniFirst Board and UniFirst’s financial advisors. The UniFirst forecasts were provided by UniFirst management to the UniFirst Board in connection with their evaluation of the transactions and also were provided to UniFirst’s financial advisors, Goldman Sachs and J.P. Morgan, and were approved for their respective use and reliance, in connection with their respective financial analyses and opinions described in the sections “The Mergers—Opinion of UniFirst’s Financial Advisors—Opinion of J.P. Morgan” beginning on page 53 and “The Mergers—Opinion of UniFirst’s Financial Advisors— Opinion of Goldman Sachs” beginning on page 58. None of the UniFirst forecasts were provided to Cintas, Morgan Stanley or its other advisors in connection with Cintas’ due diligence of UniFirst.
The UniFirst forecasts were prepared by UniFirst management and are based on numerous variables, assumptions and estimates as to future events made by UniFirst management that UniFirst management believed were reasonable at the time the UniFirst forecasts were prepared, taking into account the relevant information available to management at the time. The UniFirst forecasts were not prepared for public disclosure. The inclusion of the UniFirst forecasts in this proxy statement/prospectus does not constitute an admission or representation by UniFirst that the information is material, particularly in light of the inherent risks and uncertainties associated with such forecasted financial information. You should note that the UniFirst forecasts constitute forward-looking statements.
No assurances can be given that if the UniFirst forecasts and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar variables, expectations or assumptions would be used and similar forecasted financial information would be prepared. In addition, the UniFirst forecasts may not reflect the manner in which the combined company would operate after the mergers. UniFirst has not updated the UniFirst forecasts included in this proxy statement/prospectus, and UniFirst undertakes no obligation to update or otherwise revise the UniFirst forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated circumstances or events, even in the event that any or all of the underlying variables, expectations, assumptions or information are shown to be inappropriate, or to reflect changes in economic, competitive, financial, market or industry conditions.
The summary of the UniFirst forecasts is included in this proxy statement/prospectus to give UniFirst shareholders access to nonpublic information that was provided to the UniFirst Board and UniFirst’s financial advisors in connection with evaluating the transactions contemplated by the merger agreement, including the mergers. It is not being included in this proxy statement/prospectus in order to influence any UniFirst shareholder as to whether or how such shareholder should vote or act with respect to any of the proposals to be presented at the special meeting or any other matter.
UniFirst Forecasts
The following table presents a summary of the UniFirst forecasts prepared by UniFirst’s management for the fiscal years ending August 31, 2026 through August 31, 2030.

	FY Ending August 31
	2026E	2027E	2028E	2029E	2030E
	($ in millions)
Total Revenue	$2,486	$2,576	$2,694	$2,825	$2,967
Adjusted EBITDA (post-SBC)(1)	$305	$321	$387	$441	$480
EBIT(2)	$159	$171	$230	$276	$307
Net Operating Profit After Tax (“NOPAT”)(3)	$118	$126	$170	$204	$227
Unlevered Free Cash Flow(4)	$101	$111	$162	$206	$235

(1)
“Adjusted EBITDA”, a non-GAAP financial measure, is calculated as net income before interest, income taxes, depreciation and amortization, further adjusted for other items impacting the comparability of UniFirst’s underlying operating performance between periods (but not adjusted to add back share-based compensation expense). The foregoing definition of Adjusted EBITDA is subject to adjustments that are not reflected in, or are distinct from, those applied to the UniFirst’s calculation of “Adjusted EBITDA” presented in UniFirst’s annual and quarterly earnings press releases and other investor materials. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently.

(2)	EBIT, a non-GAAP financial measure, is calculated as Adjusted EBITDA minus depreciation and amortization.
(3)	NOPAT, a non-GAAP financial measure, is calculated as EBIT, less unlevered cash taxes.
(4)	Unlevered Free Cash Flow, a non-GAAP financial measure, is calculated as NOPAT, plus depreciation and amortization, and less (a) capital expenditures and (b) changes in net working capital.

Additional Information About the UniFirst Forecasts
The inclusion of the UniFirst forecasts in this proxy statement/prospectus should not be regarded as an indication that UniFirst, or any of its affiliates, advisors or representatives (including Goldman Sachs and J.P. Morgan), have considered the UniFirst forecasts to be predictive of actual future events, and the UniFirst forecasts should not be relied upon as such. UniFirst’s internal financial forecasts upon which the UniFirst forecasts were based are subjective in many respects. The UniFirst forecasts did not take into account any changes or expenses attributable solely to the transactions contemplated by the merger agreement nor do they reflect any effects of the mergers, how Cintas may operate the UniFirst business following the mergers or effect of the failure of the mergers to be consummated.
Although presented with numerical specificity, the UniFirst forecasts were based on numerous variables, assumptions and estimates as to future events made by UniFirst management that UniFirst management believed were reasonable at the time the UniFirst forecasts were prepared, taking into account the relevant information available to management at the time. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of UniFirst and UniFirst management. Important factors that may affect actual results and cause these internal financial UniFirst forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the business of UniFirst (including, without limitation, that the effect of the announcement or pendency of the transactions contemplated by the merger agreement, UniFirst’s ability to retain and hire key personnel, its ability to maintain relationships with customers, suppliers, business partners and other third parties, or its operating results and business generally, risks related to diverting management’s attention from UniFirst’s ongoing business operations, and the risk that shareholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability) and other risks identified in the section “Cautionary Note Regarding Forward-Looking Statements” beginning on page 27 of this proxy statement/prospectus, as well as additional factors discussed in UniFirst’s periodic filings with the SEC, including in its most recent Annual Report on Form 10-K (which is incorporated by reference herein). Various assumptions underlying the UniFirst forecasts may not prove to have been, or may no longer be, accurate. The UniFirst forecasts may not be realized, and actual results may be significantly higher or lower than projected in the UniFirst forecasts.
The UniFirst forecasts reflect assumptions as to certain business strategies or plans that are subject to change and are susceptible to multiple interpretations. The UniFirst forecasts do not take into account any circumstances or events occurring after the date they were prepared.
The UniFirst forecasts cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the UniFirst forecasts in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and are likely to differ materially if the mergers are completed) from the UniFirst forecasts. For all of these reasons, the UniFirst forecasts, and the assumptions upon which they are based, (1) are not guarantees of future results; (2) are inherently speculative; and (3) are subject to a number of risks and uncertainties. Accordingly, there can be no assurance that the UniFirst forecasts will be realized and actual results will differ, and may differ materially, from those contained in the UniFirst forecasts.
The UniFirst forecasts are included in this proxy statement/prospectus solely because they were used to assist the UniFirst Board with its consideration and evaluation of the mergers and approved by the UniFirst Board for Goldman Sachs and J.P. Morgan to use and rely upon in connection with their respective financial analyses and opinions. Although they were prepared on an accounting basis consistent with UniFirst’s financial statements, they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The UniFirst forecasts included in this proxy statement/prospectus have been prepared by, and are the responsibility of, UniFirst management. Neither UniFirst’s independent auditor nor any other independent accountant has audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the UniFirst forecasts, and accordingly, does not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP included in UniFirst’s most recent Annual Report on Form 10-K (which is incorporated by reference herein) relates to UniFirst’s previously issued consolidated financial statements. It does not extend to the UniFirst forecasts and should not be read to do so.
Adjusted EBITDA, EBIT, NOPAT and Unlevered Free Cash Flow contained in the UniFirst forecasts are each a “non-GAAP financial measure,” which is a performance measure that is not calculated in accordance with GAAP.

The non-GAAP financial measures used in the UniFirst forecasts were relied upon by Goldman Sachs and J.P. Morgan for purposes of their respective opinions, at the direction of UniFirst management, with the approval of the UniFirst Board. The non-GAAP financial measures used in the UniFirst forecasts were also relied upon by the UniFirst Board in connection with its evaluation of the mergers. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the mergers if the disclosure is included in a document such as this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures were not relied upon by Goldman Sachs and J.P. Morgan for purposes of their respective opinions nor were they relied upon by the UniFirst Board in connection with its evaluation of the mergers. Accordingly, UniFirst has not provided a reconciliation of the financial measures included in the UniFirst forecasts to the relevant GAAP financial measures. Non-GAAP measures have limitations as analytical tools, and you should not consider these measures in isolation or as substitutes for analysis of our financial results as reported under GAAP. For example, in evaluating Adjusted EBITDA and other metrics derived from it, you should be aware that in the future UniFirst will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.
For these reasons, as well as the basis and assumptions on which the UniFirst forecasts were compiled, the inclusion of specific portions of the UniFirst forecasts by Goldman Sachs and J.P. Morgan for purposes of each of these financial advisors’ respective opinions should not be regarded as an indication that such UniFirst forecasts will be an accurate prediction of future events, and they should not be relied on as such. None of UniFirst nor any of its affiliates, advisors, officers, directors, partners or representatives (including Goldman Sachs and J.P. Morgan) can give you any assurance that actual results will not differ from these UniFirst forecasts.
Except to the extent required by applicable federal securities laws, none of UniFirst nor any of its affiliates, advisors, officers, directors, partners or representatives (including Goldman Sachs and J.P. Morgan) undertake any obligation to update or otherwise revise or reconcile the UniFirst forecasts or the specific portions presented to reflect circumstances existing after the date the UniFirst forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this proxy statement/prospectus are cautioned not to place undue reliance on the specific portions of the UniFirst forecasts set forth above. None of UniFirst nor any of its affiliates, advisors, officers, directors, partners or representatives (including Goldman Sachs and J.P. Morgan) intend to make publicly available any update or other revision to these UniFirst forecasts. In addition, none of UniFirst nor any of its affiliates, advisors, officers, directors, partners or representatives (including Goldman Sachs and J.P. Morgan) have made, make or are authorized in the future to make, any representation to any shareholder or other person regarding UniFirst’s ultimate performance compared to the information contained in the UniFirst forecasts or that projected results will be achieved, and any statements to the contrary should be disregarded. The UniFirst forecasts should be evaluated in conjunction with the historical financial statements and other financial information contained in UniFirst’s public filings with the SEC. UniFirst has made no representation to Cintas, Merger Sub Inc. or Merger Sub LLC, in the merger agreement or otherwise, concerning the UniFirst forecasts.
Interests of UniFirst’s Directors and Executive Officers in the Mergers
You should be aware that UniFirst’s directors and executive officers may have certain interests in the mergers that may be different from, or in addition to, the interests of UniFirst’s shareholders more generally. The UniFirst Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, approving the merger agreement and the mergers and recommending that the merger agreement be approved by UniFirst’s shareholders (to the extent the interests existed at such time). These interests are described and quantified in detail in the narrative and tables below. For additional information see the section titled “The Mergers—UniFirst’s Reasons for the Mergers; Recommendation of UniFirst Board of Directors” beginning on page 48 of this proxy statement/prospectus.
UniFirst’s named executive officers as of the date hereof are Steven S. Sintros (Chief Executive Officer), Shane O’Connor (Executive Vice President and Chief Financial Officer), Kelly Rooney (Chief Operating Officer), David M. Katz (Executive Vice President, Sales & Marketing) and David A. DiFillippo (Former Executive Vice President, Operations). Mr. DiFillippo retired from employment with UniFirst on January 6, 2026, and does not hold any unvested equity. The only compensation to which he is entitled in connection with the consummation of the mergers is the merger consideration that is payable with respect to his vested Company SAR Awards. Although

William Ross ceased serving as an executive officer role in December 2025, William Ross is deemed for purposes of this proxy statement/prospectus to be an executive officer because he served as an executive officer for a portion of UniFirst’s current fiscal year.
UniFirst’s directors as of the date hereof are Steven S. Sintros, Cynthia Croatti, Michael Iandoli, Joseph M. Nowicki, Sergio Pupkin and Cecilia McKenney. Although Raymond C. Zemlin ceased serving as a director in December 2025 in connection with his retirement, Raymond C. Zemlin is deemed for purposes of this proxy statement/prospectus to be a director because he served as a director for a portion of UniFirst’s current fiscal year.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the payments and benefits described in this section, the following assumptions were used:
•
The consummation of the mergers occurs on April 21, 2026, which, for purposes of the section of this proxy statement/prospectus titled “Interests of UniFirst’s Directors and Executive Officers in the Mergers” we refer to as the “assumed closing date”;

•	The consummation of the mergers will constitute a “change in control” under the terms of the applicable plan or agreement;
•
The total equity value (i) for each executive officer (excluding Mr. DiFillippo) is based on each individual’s unvested UniFirst equity awards and (ii) for each non-employee director and Mr. DiFillippo is based on each individual’s vested Company SAR Awards as of the assumed closing date, and the relevant price per share of Cintas common stock is $191.71, which is the average closing price per share of Cintas common stock as reported on the NASDAQ over the first five business days following the first public announcement of the mergers on March 11, 2026;

•
The calculation in this section do not include amounts to which each director and executive officer was already entitled as of the assumed closing date, and these amounts do not attempt to forecast any additional equity award or compensation grants, issuances or forfeitures that may occur after the assumed closing date, and prior to the consummation of the mergers; and

•
For purposes of the information required by Item 402(t) of Regulation S-K, each named executive officer (excluding Mr. DiFillippo) experiences a qualifying termination (as defined below) on the assumed closing date.

As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in this section. The actual amounts, if any, to be received by the directors and executive officers may materially differ from the amounts set forth below.
Treatment of Shares of Company Stock
For information regarding beneficial ownership of the shares of UniFirst stock held by each of UniFirst’s directors and executive officers and all directors and executive officers as a group, see the section of this proxy statement/prospectus titled, “The Mergers—Share Ownership of Directors and Executive Officers of UniFirst” beginning on page 73 of this proxy statement/prospectus. Each of UniFirst’s directors and executive officers will be entitled to receive, for each share of UniFirst stock held by such individual, the merger consideration in the same manner as other UniFirst shareholders.
Treatment of UniFirst’s Equity Awards
UniFirst has granted Company RSU Awards, Company SAR Awards, and Company PSU Awards under the Company Equity Plans. At the first effective time, the awards will be treated as follows:
Company RSU Awards
At the first effective time, each Terminating Company RSU Award will be canceled and converted into the right to receive the merger consideration in respect of the number of shares of UniFirst common stock subject to such Terminating Company RSU Award immediately prior to the first effective time. Each Continuing Company RSU Award will be assumed by Cintas and converted into a converted RSU with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share) obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company RSU Award immediately prior to the first effective time by (B) the Equity Award Conversion Ratio, and each such converted RSU will continue to have, and will be subject to, the same terms and conditions that applied to the corresponding Continuing Company RSU Award immediately prior to the first effective time.
Company SAR Awards
At the first effective time, each Terminating Company SAR Award will be deemed exercised immediately prior to the first effective time for a number of shares of UniFirst common stock equal to the excess, if any, of (A) the number of shares of UniFirst common stock subject to such Terminating Company SAR Award immediately prior to the first effective time less (B) the number of shares of UniFirst common stock (rounded up to the nearest whole share) having a fair market value (determined by reference to the Company Final Price) equal to the aggregate per-share exercise price applicable to such Terminating Company SAR Award, and such shares of UniFirst common stock will be canceled and converted upon the first effective time into the right to receive the merger consideration. Each Continuing Company SAR Award will be assumed by Cintas and converted into a converted SAR Award with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share), obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company SAR Award immediately prior to the first effective time by (B) the Equity Award Conversion Ratio, with such converted SAR Award having a per-share exercise price equal to (i) the per-share exercise price of the Continuing Company SAR Award immediately prior to the first effective time divided by (ii) the Equity Award Conversion Ratio (rounded up to the nearest cent), and each such converted SAR Award will continue to have, and will be subject to, the same terms and conditions that applied to the corresponding Continuing Company SAR Award immediately prior to the first effective time. Each Terminating Company SAR Award for which the applicable per-share exercise price exceeds the Company Final Price will be canceled as of the first effective time for no consideration.
Company PSU Awards
At the first effective time, each Terminating Company PSU Award will be canceled and converted into the right to receive the merger consideration in respect of the number of shares of UniFirst common stock subject to the Terminating Company PSU Award immediately prior to the first effective time, with such number determined based on the Deemed Performance Level. Each Continuing Company PSU Award will be assumed by Cintas and converted into an award of converted RSUs with respect to a number of shares of Cintas common stock equal to the product (rounded down to the nearest whole share), obtained by multiplying (A) the number of shares of UniFirst common stock subject to the Continuing Company PSU Award immediately prior to the first effective time (with such number determined based on the Deemed Performance Level) by (B) the Equity Award Conversion Ratio. Except as otherwise provided in the merger agreement, each converted RSU will continue to have, and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding any performance-based vesting conditions) that applied to the corresponding Continuing Company PSU Award immediately prior to the first effective time.

Quantification of Awards
The following table sets forth, for each executive officer and director, the Company RSU Awards, Company SAR Awards and Company PSU Awards (with performance deemed earned at 150% of target) held as of the assumed closing date. As described in further detail above, the Company SAR Awards held by non-employee directors and executive officers will be canceled and converted into the right to receive the merger consideration, and the Company RSU Awards and the Company PSU Awards held by executive officers will be canceled and converted into converted RSUs, which such awards will be eligible for accelerated vesting upon certain qualifying terminations of employment following the closing. For limited purposes of quantifying the converted RSUs and the value of converted RSUs, we have assumed that the Equity Award Conversion Ratio is 1.5805 and assumed that the value per share of Cintas common stock is $191.71. Ultimately, the value of any converted RSU will be based on the Equity Award Conversion Ratio at closing (as actually determined in accordance with the merger agreement), and the value of a share of Cintas common stock when the converted RSU ultimately vests. Actual amounts may differ from the amounts set forth below.

Company Equity Awards(1)
	Company RSU Awards (#)	Estimated Value of Company RSUs ($)	Company SAR Awards (#)	Estimated Value of Company SAR Awards ($)	Company PSU Awards (#)	Estimated Value of Company PSU Awards(2) ($)	Total Estimated Cash Consideration for Company RSU Awards, Company SAR Awards and Company PSU Awards in the Mergers ($)
Non-Employee Directors:
Raymond C. Zemlin	—	—	7,138	864,464	—	—	864,464
Cynthia Croatti	—	—	5,807	656,908	—	—	656,908
Michael Iandoli	—	—	4,310	461,169	—	—	461,169
Joseph Nowicki	—	—	4,375	542,373	—	—	542,373
Sergio A. Pupkin	—	—	3,625	446,321	—	—	446,321
Cecilia McKenney	—	—	2,029	243,310	—	—	243,310
Executive Officers:
Steven S. Sintros	15,238	4,617,000	59,626	7,252,345	3,876	1,174,428	13,043,773
Shane F. O’Connor	6,404	1,940,317	18,373	2,248,272	1,830	554,431	4,743,020
Kelly C. Rooney	6,779	2,054,002	9,478	1,135,953	5,168	1,565,904	4,755,859
David M. Katz	5,231	1,584,883	13,709	1,634,088	1,400	424,067	3,643,038
David A. DiFillippo	—	—	9,073	1,063,839	—	—	1,063,839
William Ross	3,849	1,166,184	10,308	1,222,612	—	—	2,388,796

(1)
The amounts in this table reflect the aggregate value of the shares of UniFirst common stock underlying the Company RSU Awards, Company SAR Awards and Company PSU Awards held by such individuals as of the assumed closing date used in this proxy statement/prospectus. The amounts in this table do not reflect any UniFirst equity awards that may be granted between the date hereof and the first effective date, nor do they represent any forfeitures or vesting events that may occur prior to the first effective date.

(2)	The Company PSU Award values in the table above assume maximum vesting for Company PSU Awards (i.e., 150% of target).
Other Director Compensation
Given the additional work performed by Messrs. Nowicki, Pupkin, and Iandoli, and Mmes. McKenney and Croatti in connection with the mergers, in March 2026 the Compensation Committee of the UniFirst Board approved one-time payments of $100,000 (or in the case of Mr. Nowicki, $150,000) for each non-employee director, and the receipt of an additional monthly payment of $20,000 (or in the case of Mr. Nowicki, $25,000) by each non-employee director, from February 2026 through the closing of the mergers.
Executive Employment Plan
UniFirst maintains the UniFirst Corporation Executive Employment Plan (which we refer to as the “executive plan”), which provides severance payments and benefits (which we refer to as the “severance benefits”) for the executive officers (excluding Mr. DiFillippo) upon a termination of employment by UniFirst without “Cause” or as a result of a voluntary resignation by the participant with “Good Reason” (as such terms are defined in the executive plan), in either case occurring within the 24 months following, or the 30 days prior to, a change in control, such as the mergers (which we refer to each as, a “qualifying termination”). Upon the occurrence of a qualifying termination, subject to the named executive officer’s timely execution and delivery of an effective and irrevocable general release of claims (which we refer to as the “release requirement”), the severance payments and benefits will consist of (i) a lump sum cash severance benefit, paid as soon as practicable following the satisfaction of the release requirement, equal to 1.5 times (or for Mr. Sintros, 2.0 times) the sum of the executive officer’s (x) base salary as of the date of the termination and (y) target cash incentive bonus for the year of termination, (ii) the executive’s prorated annual bonus (at target) for the year of termination, paid as soon as practicable following the satisfaction of the release requirement and (iii) an amount equal to the executive officer’s monthly COBRA premium cost for 18 months (or for Mr. Sintros, 24 months). Payment of the severance payments and benefits is conditioned upon the applicable executive officer satisfying the release requirement, which will also provide for certain restrictive covenant obligations. Because Mr. DiFillippo retired from his employment, he did not have a qualifying termination, and was not eligible to receive any severance payments or benefits under the executive plan. Mr. DiFillippo remains subject to certain restrictive covenant obligations, including non-compete and non-solicitation of customer and employee obligations that will lapse on January 5, 2028.
Prior to the closing, each executive officer (excluding Messrs. DiFillippo and Ross) will enter into a letter agreement with UniFirst confirming the parties’ understanding that the consummation of the mergers will provide such executive officer with the right to resign from employment with “Good Reason” and be eligible to receive severance benefits pursuant to the terms of the executive plan. The letter agreement will also provide that the executive officer will be eligible to receive the full acceleration of the executive officer’s converted RSUs and converted SARs outstanding as of March 10, 2026, as applicable, if the executive officer resigns with “Good Reason.” Each executive officer (excluding Mr. DiFillippo) who is issued a Company RSU Award in 2026 will also be entitled to prorated vesting of such Company RSU Award in connection with a qualifying termination.
For an estimate of the value of the severance payments, pursuant to Item 402(t) of Regulation S-K, to each named executive officer (excluding Mr. DiFillippo) upon a qualifying termination in connection with the mergers, see the section of this proxy statement/prospectus titled, “The Mergers—Interests of UniFirst’s Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits” beginning on page 71. The severance payments and benefits in this section are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is also conditioned upon a qualifying termination).
Retention Bonuses
Prior to the closing, UniFirst may enter into a letter agreement with each executive officer (other than Messrs. Sintros, DiFillippo, and Ross) providing for a retention bonus that is designed to ensure the retention of such executive officer following the closing (which we refer to as a “retention bonus”), in the following amounts: (i) $2,000,000 for Ms. Rooney, (ii) $1,750,000 for Mr. O’Connor and (iii) $1,250,000 for Mr. Katz. The retention bonuses will be paid to the applicable executive officer as soon as possible following the 120-day anniversary of the first effective time, subject to continued employment of the named executive officer through such date, or if the named executive officer experiences a qualifying termination following the first effective time, as soon as reasonably practicable following the satisfaction of the release requirement.
SERP and NQDC Payments
UniFirst maintains the UniFirst Corporation Unfunded Supplemental Executive Retirement Plan (which we refer to as the “SERP”) and the UniFirst Corporation Deferred Compensation Plan (which we refer to as the “NQDC plan”). The SERP will be terminated at the closing in accordance with its terms, and all unvested benefits will vest at such time and be payable within the following 90 days. Messrs. Sintros, O’Connor, Katz, and DiFillippo each participate in the SERP and will receive a lump-sum cash payment in connection with the termination of the SERP, calculated in accordance with the terms of the SERP.
Further, it is currently anticipated that the NQDC plan will be terminated at the closing. Messrs. O’Connor, Katz, and DiFillippo, and Ms. Rooney participate in the NQDC plan, and pursuant to the terms of the NQDC plan, each will receive a distribution of his or her full account balance in connection with a termination of the NQDC plan within 12 months following the date of the plan termination. The value of the unvested benefits under the SERP and the NQDC plan that will accelerate and vest in connection with the consummation of the mergers is set forth in the section of this proxy statement/prospectus titled “—Quantification of Potential Payments and Benefits” below.
Excise Taxes Under Section 4999 of the Code
The executive plan does not provide for any gross-up with respect to any excise tax imposed by Section 4999 of the Code. However, if any payment to any executive officer (other than Mr. DiFillippo) in connection with the consummation of the mergers would constitute a “parachute payment” within the meaning of Section 280G of the Code that could result in an excise tax under Section 4999 of the Code or the denial of deduction under Section 280G of the Code, such compensatory payments to the applicable executive officer will be reduced by the minimal amount necessary such that no portion of the payments would be subject to such excise tax or the denial of deduction pursuant to the executive plan. Such reductions, if any, will not be determinable until after the consummation of the mergers since, as of the date of this proxy statement/prospectus, no determinations have been made as to whether any executive officer (other than Mr. DiFillippo) will suffer a qualifying termination, and the year of the closing will materially impact the calculations of amounts potentially subject to such excise taxes. Because these variables materially affect the determination of whether and to what extent any executive officer will be subject to such excise taxes, calculations cannot be determined until after the consummation of the mergers. UniFirst and Cintas have agreed to undertake mitigation strategies, to the extent reasonably available, to reduce the potential for such excise taxes.
Other Arrangements
Prior to the closing, UniFirst, Cintas or their respective affiliates may, in their discretion, initiate discussions regarding agreements, arrangements and understandings with one or more of the executive officers regarding their employment or other future services or compensation or benefits and may enter into definitive agreements with such individuals regarding the foregoing, subject to the interim operating covenants set forth in the merger agreement and applicable restrictions therein.
Pursuant to the terms of the merger agreement, directors and named executive officers will be entitled to certain ongoing indemnification and insurance coverage for a period of six years following the consummation of the mergers under the director’s and officer’s liability insurance policies of the combined company. For additional information with respect to the indemnification and insurance coverage, see the section of this proxy statement/prospectus titled “—Director, Officer and Employee Indemnification and Insurance” below.
Quantification of Potential Payments and Benefits
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of UniFirst’s named executive officers that is based on or otherwise relates to the mergers. As noted above, the assumed closing date is April 21, 2026, which is the latest practicable date prior to the filing of this proxy statement/prospectus. The applicable SEC disclosure rules refer to this compensation as “golden parachute” compensation, and in this section of this proxy statement/prospectus we use such term to describe the merger-related compensation payable to the UniFirst’s named executive officers. The merger-related compensation payable to these individuals is the subject of an advisory (non-binding) vote of UniFirst’s stockholders, as described below in the section of this proxy statement titled “The UniFirst Proposals—UniFirst Proposal II: Advisory Vote on UniFirst Merger-Related Compensation” beginning on page 105 of this proxy statement/prospectus.
The amounts shown in the table below are estimates based on various assumptions that may or may not actually occur or be accurate on the relevant date the mergers are completed, including the assumptions described above in the section of this proxy statement/prospectus titled “—Certain Assumptions” and below in the footnotes to the table, and the amounts shown in the table below do not reflect certain compensation actions that may occur after the date of this proxy statement/prospectus and before the completion of the mergers. The amounts in the table below do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur prior to the closing. As a result of the foregoing assumptions, which may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table below, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Perquisites/Benefits ($)(4)	Other ($)(5)	Total ($)
Steven S. Sintros	4,367,937	13,043,773	2,914,867	37,535	—	20,364,112
Shane F. O’Connor	1,281,722	4,743,020	1,030,004	26,950	1,750,000	8,831,696
Kelly C. Rooney	2,508,570	4,755,859	112,110	15,463	2,000,000	9,392,002
David M. Katz	1,322,951	3,643,038	1,012,017	16,247	1,250,000	7,244,253
David A. DiFillippo	—	1,063,839	—	—	—	1,063,839

(1)
Amounts shown reflect the total cash severance payments that are payable pursuant to the executive plan, which is described above in the section of this proxy statement/prospectus titled, “The Mergers—Interests of UniFirst’s Directors and Executive Officers in the Mergers—Executive Employment Plan” beginning on page 69 and represent the estimated cash payments set forth in the table below. The amounts included in this column are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a qualifying termination).

Name	Cash Severance ($)	Target Annual Bonus ($)	Prorated Annual Bonus (at target) ($)
Steven S. Sintros	1,884,512	1,884,512	598,913
Shane F. O’Connor	691,236	414,742	175,744
Kelly C. Rooney	1,034,998	1,034,998	438,574
David M. Katz	741,956	408,076	172,920
David A. DiFillippo	—	—	—

(2)
Amounts shown reflect the potential value that each named executive officer could receive in connection with the mergers for the named executive officer’s outstanding equity awards, in each case as described in more detail in the section of this proxy statement/prospectus titled, “The Mergers—Interests of UniFirst’s Directors and Executives in the Mergers—Treatment of UniFirst’s Equity Awards” beginning on page 67. The estimated value of each equity award is set forth in the table below (which, in the case of each Company PSU Award, assumes the applicable performance goals are achieved at 150%). The amounts included in this column for the Company RSU Awards and the Company PSU Awards are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a qualifying termination) and the amounts included in this column for the Company SAR Awards are considered to be “single-trigger” because they will be made solely in connection with the occurrence of the closing (because each is considered to be a Terminating Company SAR Award). The value of the Company SAR Awards that will be cashed out in connection with the mergers at the closing, as well as the value of the Company RSU Awards and Company PSUs Awards that will be converted to converted RSUs, and for which vesting will accelerate upon a subsequent qualifying termination, were estimated using the $191.71 share price, which is the average closing price per share of Cintas common stock as reported on the NASDAQ over the first five business days following the first public announcement of the mergers on March 11, 2026.

Name	Estimated Value of Company RSU Awards ($)	Estimated Value of Company SAR Awards ($)	Estimated Value of Company PSU Awards ($)
Steven S. Sintros	4,617,000	7,252,345	1,174,428
Shane F. O’Connor	1,940,317	2,248,272	554,431
Kelly C. Rooney	2,054,002	1,135,953	1,565,904
David M. Katz	1,584,883	1,634,088	424,067
David A. DiFillippo	—	—	—

(3)
Amounts shown reflect the value of (i) the accelerated vesting of the unvested portion of the SERP benefit for each of Messrs. Sintros, O’Connor and Katz, as of March 31, 2026 and (ii) the accelerated vesting of the unvested portion of Ms. Rooney’s participant account under the NQDC plan, as of March 31, 2026. The amounts included in this column are considered to be “single-trigger” because they will be made solely in connection with the occurrence of the closing. The unvested portion of the SERP benefit that is being accelerated will be paid to the applicable named executive officer within 90 days of the closing, and assuming the NQDC is terminated at closing, the NQDC payment will be made to Ms. Rooney within 12 months of the closing.

Name	SERP ($)	NQDC ($)
Steven S. Sintros	2,914,867	—
Shane F. O’Connor	1,030,004	—
Kelly C. Rooney	—	112,110
David M. Katz	1,012,017	—
David A. DiFillippo	—	—

(4)
Amounts shown reflect 18 months (or for Mr. Sintros, 24 months) of continued healthcare coverage at active-employee rates. The amounts included in this column are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is also conditioned upon a qualifying termination).

(5)
Amounts shown reflect the retention bonuses payable in connection with the mergers. The retention bonuses are considered “single-trigger” because they will be made if the applicable named executive officer remains employed through the retention bonus payment date or upon a qualifying termination.

Share Ownership of Directors and Executive Officers of UniFirst
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of UniFirst securities, either alone or jointly with others, are deemed to be beneficial holders of such securities. The following table and accompanying footnotes set forth information regarding the beneficial ownership, as of March 31, 2026, of UniFirst’s stock on the basis described above for: (i) each current director; (ii) each current named executive officer; and (iii) all current directors and executive officers as a group. The total number of shares of UniFirst stock beneficially owned by all executive officers and directors as a group is 261,105 shares (1.4% of the outstanding shares of common stock), as of the date noted above.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of All Outstanding Shares(1)	Percentage of Voting Power(1)
Steven S. Sintros(2)(3)	59,195	*	*
Shane F. O’Connor(2)(3)	14,056	*	*
Kelly C. Rooney(3)	6,142	*	*
David M. Katz(3)	8,345	*	*
David A. DiFillippo(2)(3)	17,338	*	*
Cynthia Croatti(2)(4)(5)	26,650	*	*
Michael Iandoli(2)(5)	9,054	*	*
Joseph M. Nowicki(2)(5)	6,588	*	*
Sergio A. Pupkin(2)(5)	5,402	*	*
Cecilia McKenney(2)(5)	3,259	*	*
All Directors and executive officers as a group(2) (10 persons)	261,105	1.4%	*

^	Unless otherwise indicated, each beneficial owner’s address is c/o UniFirst Corporation, 68 Jonspin Road, Wilmington, MA 01887.
*	Less than 1%.
(1)
The percentages have been determined in accordance with Rule 13d-3 under the Exchange Act. As of March 31, 2026, a total of 18,082,958 shares of UniFirst stock were outstanding, of which 14,531,693 were shares of UniFirst common stock, entitled to one vote per share, and 3,551,265 were shares of UniFirst class B common stock, entitled to 10 votes per share. Percentage of voting power represents voting power with respect to all shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class. Each share of UniFirst class B common stock is convertible into one share of UniFirst common stock.

(2)
Includes 40,452 fully vested stock appreciation rights owned by Mr. Sintros, 10,193 fully vested stock appreciation rights owned by Mr. O’Connor, 9,073 fully vested stock appreciation rights owned by Mr. DiFillippo, 7,115 fully vested stock appreciation rights owned by Mr. Katz, 1,512 fully vested stock appreciation rights owned by Ms. Rooney, 5,294 fully vested stock appreciation rights owned by Ms. Croatti, 4,310 fully vested stock appreciation rights owned by Mr. Iandoli, 4,375 fully vested stock appreciation rights owned by Mr. Nowicki, 3,625 fully vested stock appreciation rights owned by Mr. Pupkin and 2,029 fully vested stock appreciation rights owned by Ms. McKenney.

(3)
Mr. Sintros owns 18,743 shares of UniFirst common stock, Mr. O’Connor owns 3,863 shares of UniFirst common stock. Ms. Rooney owns 4,630 shares of UniFirst common stock. Mr. Katz owns 1,230 shares of UniFirst common stock. Mr. DiFillippo owns 8,265 shares of UniFirst common stock.

(4)
Includes 19,321 shares of class B common stock owned by Ms. Croatti. The information presented does not include any shares owned by Ms. Croatti’s children, as to which shares Ms. Croatti disclaims any beneficial interest. Ms. Croatti is a shareholder and director of the general partners of each of The Queue Limited Partnership and The Red Cat Limited Partnership, which respectively own 672,775 and 1,015,717 shares of UniFirst class B common stock. The general partners of The Queue Limited Partnership and The Red Cat Limited Partnership own 199 and 3 shares of UniFirst class B common stock, respectively. The information presented for Ms. Croatti does not include any shares owned by The Queue Limited Partnership, The Red Cat Limited Partnership, their respective general partners or The Marie Croatti QTIP Trust. In addition, the information presented for Ms. Croatti does not include any shares beneficially owned by certain other trusts for which Ms. Croatti is a trustee and certain entities for which Ms. Croatti serves as manager and which, in the aggregate, beneficially own 115,080 shares of UniFirst class B common stock.

(5)
Ms. Croatti owns 2,035 shares of UniFirst common stock, Mr. Iandoli owns 4,744 shares of UniFirst common stock, Mr. Nowicki owns 2,213 shares of UniFirst common stock, Mr. Pupkin owns 1,777 shares of UniFirst common stock and Ms. McKenney owns 1,230 shares of UniFirst common stock.

Share Ownership of the Beneficial Owners of UniFirst
The following table and accompanying footnotes set forth information regarding those persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by UniFirst to be the beneficial owners of more than 5% of UniFirst common stock as of March 31, 2026 (except as noted below).

Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage of All Outstanding Shares(1)	Percentage of Voting Power(1)
Cintas Corp(2)	3,374,968	18.7%	67.2%
BlackRock, Inc.(3)	2,149,153	11.9	4.3
QTIP Trust under Art. FOURTH of The Ronald D. Croatti Trust—1993(4)	1,000,000	5.5	20.0
The Red Cat Limited Partnership(5)	1,015,720	5.6	20.3
The London Company(6)	936,950	5.2	1.9
The Queue Limited Partnership(7)	672,974	3.7	13.4
Cecelia Levenstein(8)	454,960	2.5	9.0

(1)
The percentages have been determined in accordance with Rule 13d-3 under the Exchange Act. As of March 31, 2026, a total of 18,082,958 shares of UniFirst stock were outstanding, of which 14,531,693 were shares of UniFirst common stock, entitled to one vote per share, and 3,551,265 were shares of UniFirst class B common stock, entitled to 10 votes per share. Each share of UniFirst class B common stock is convertible into one share of UniFirst common stock. Percentage of voting power represents voting power with respect to all shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class.

(2)
Information regarding Cintas Corp is based solely on a Schedule 13D filed by Cintas Corp with the SEC on March 16, 2026, which indicates that Cintas Corp has sole voting power with respect to zero shares of UniFirst common stock, shared voting power with respect to 3,374,968 shares of UniFirst common stock and sole dispositive power with respect to zero shares of UniFirst common stock. The address of Cintas Corp is 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, OH, 45262. With respect to Cintas Corp, percentage of all outstanding shares and percentage of voting power reflects the shares of UniFirst stock over which Cintas Corp has shared voting power pursuant to the voting and support agreement. See the section of this proxy statement/prospectus titled “The Voting and Support Agreement” beginning on page 97 for further information.

(3)
Information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on July 17, 2025, which indicates that BlackRock, Inc. has sole voting power with respect to 2,113,075 shares of UniFirst common stock and sole dispositive power with respect to all of the shares of UniFirst common stock. The address of BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.

(4)
QTIP Trust under Art. FOURTH of The Ronald D. Croatti Trust—1993 owns 1,000,000 shares of UniFirst class B common stock representing 28.2% of such class. Carol Croatti and Matthew Croatti are the trustees of QTIP Trust under Art. FOURTH of The Ronald D. Croatti Trust—1993. The address of The Ronald D. Croatti Trust—1993 is c/o UniFirst Corporation, 68 Jonspin Road, Wilmington, MA 01887. Carol Croatti and Matthew Croatti are also the co-trustees of other trusts that own 4,516 shares of UniFirst class B common stock. Carol Croatti is also a trustee of a trust that owns 641 shares of class B common stock. Matthew Croatti also owns 53,670 shares of class B common stock and 9,134 shares of common stock and is a trustee of certain trusts that own 14,008 shares of class B common stock.

(5)
The Red Cat Limited Partnership owns 1,015,717 shares of UniFirst class B common stock representing 28.6% of such class. The general partner of The Red Cat Limited Partnership is Red Cat Management Associates, Inc., which has sole voting and dispositive power over the shares owned by The Red Cat Limited Partnership. QTIP Trust under Art. FOURTH of The Ronald D. Croatti Trust—1993 and Cynthia Croatti are the sole shareholders and Carol Croatti and Cynthia Croatti are the directors of Red Cat Management Associates, Inc. In addition, Red Cat Management Associates, Inc. owns three shares of UniFirst class B common stock directly, which are included in the table above. The address of The Red Cat Limited Partnership is c/o UniFirst Corporation, 68 Jonspin Road, Wilmington, MA 01887.

(6)
Information regarding The London Company is based solely on a Schedule 13G/A filed by The London Company with the SEC on February 14, 2024, which indicates that The London Company has sole voting power with respect to all of the shares of UniFirst common stock, shared voting power with respect to zero shares of UniFirst common stock, sole dispositive power with respect to 859,679 shares of UniFirst common stock and shared dispositive power with respect to 77,271 shares of UniFirst common stock. The address of The London Company is 1800 Bayberry Court, Suite 301, Richmond, Virginia 23226.

(7)
The Queue Limited Partnership owns 672,775 shares of UniFirst class B common stock representing 18.9% of such class. The general partner of The Queue Limited Partnership is Queue Management Associates, Inc., which has sole voting and dispositive power over the shares owned by The Queue Limited Partnership. The QTIP Trust under Art. FOURTH of Ronald D. Croatti Trust—1993, Cynthia Croatti and Cecelia Levenstein are the sole shareholders and Carol Croatti, Cynthia Croatti and Cecelia Levenstein are the directors of Queue Management Associates, Inc. In addition, Queue Management Associates, Inc. owns 199 shares of UniFirst class B common stock directly, which are included in the table above. All decisions by the directors of Queue Management Associates, Inc. must be made unanimously. The address of The Queue Limited Partnership is c/o UniFirst Corporation, 68 Jonspin Road, Wilmington, MA 01887.

(8)
Ms. Levenstein owns 450,937 shares of UniFirst class B common stock representing 12.7% of such class, and 4,023 shares of UniFirst common stock. Ms. Levenstein is a shareholder and director of the general partner of The Queue Limited Partnership, which owns 672,775 shares of UniFirst class B common stock. The general partner of The Queue Limited Partnership owns 199 shares of UniFirst class B common stock directly, which are included in the table above. The information presented for Ms. Levenstein does not include any shares owned by The Queue Limited Partnership or Queue Management Associates, Inc. In addition, the information presented for Ms. Levenstein does not include any shares beneficially owned by certain other trusts for which Ms. Levenstein is a trustee and, which, in the aggregate, beneficially own 62,786 shares of UniFirst class B common stock. The address of Ms. Levenstein is c/o UniFirst Corporation, 68 Jonspin Road, Wilmington, MA 01887.

Accounting Treatment
The mergers will be accounted for as a business combination by applying the acquisition method of accounting under GAAP in accordance with ASC 805. Under this method, Cintas will be the accounting acquirer and will allocate the aggregate merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of UniFirst based on their estimated fair values as of the closing (the acquisition date), with any excess recorded as goodwill. The purchase price allocation is preliminary and subject to change as additional information becomes available and final fair values are determined.
Regulatory Matters
US Antitrust
The mergers are conditioned upon the expiration or termination of any waiting period (and any extension thereof) under the HSR Act. Under the HSR Act, certain transactions may not be completed until notification and report forms have been furnished to the Antitrust Division of the DOJ and the FTC, and until certain waiting periods (and any extension thereof) have been terminated or have expired. The HSR Act requires Cintas and UniFirst to observe a 30-calendar-day waiting period after the submission of their respective HSR filings before consummating their transaction, unless the waiting period is earlier terminated. If either agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period, the parties will observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request.
On April 8, 2026, Cintas and UniFirst each filed their respective requisite notification and report forms under the HSR Act with the DOJ and the FTC, which filings started the initial 30-calendar-day waiting period required by the HSR Act. Cintas voluntarily withdrew its notification and report form effective May 8, 2026 in accordance with the HSR Act and intends to subsequently refile on May 12, 2026. Accordingly, upon refiling the notification and report form under the HSR Act, the HSR waiting period for the transaction will expire on June 11, 2026, at 11:59 p.m. Eastern Time, unless extended by a request for additional information or documentary material, pursuant to 16 C.F.R. Section 803.20. Completion of the mergers is further subject to receipt of the notification, clearance and/or expiration or termination of any relevant applicable waiting periods.
At any time before or after the transaction is completed, the FTC or DOJ could take action under U.S. antitrust laws in opposition to the transaction, including seeking to enjoin completion of the transaction, condition approval of the transaction upon the divestiture of assets of Cintas, UniFirst or their respective subsidiaries or impose restrictions on Cintas’ post-transaction operations. In addition, U.S. state attorneys general could take such action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the transaction or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.
Other Approvals
The mergers are also conditioned upon (i) the expiration of applicable waiting periods and authorization or consent from a certain foreign regulator under its antitrust laws and (ii) the authorization or consent of the applicable governmental authorities in respect of certain of UniFirst’s permits. Cintas has filed a notification under a foreign antitrust law. Cintas and UniFirst have made the required filings under certain of UniFirst’s permits.
The approval of an application for regulatory approval means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of UniFirst stock in the mergers is fair. Regulatory approval does not constitute an endorsement or recommendation of the mergers. Although Cintas and UniFirst believe that they will receive the required consents or approvals to complete the transaction, neither can give any assurance as to the timing of these consents or approvals, as to Cintas’ and UniFirst’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary), that such consents or approvals will be obtained on terms and subject to conditions satisfactory to Cintas or the absence of litigation challenging such approvals.
Efforts to Obtain Regulatory Approvals
Subject to the terms of the merger agreement, Cintas and UniFirst have agreed to cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable, (i) obtain all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental authority or other person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (ii) prepare and make of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (iii) take all reasonable steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a proceeding by, any governmental authority or other person in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (iv) defend any lawsuits or other proceedings, whether judicial or administrative, challenging the merger agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by the merger agreement, including the mergers, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental authority vacated or reversed, and (v) execute and deliver any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including the mergers, and to carry out fully the purposes of the merger agreement.
For more information, see the sections of this proxy statement/prospectus titled “The Merger Agreement—Regulatory Matters” and “The Merger Agreement—Conditions to Completion of the Mergers,” beginning on page 87 and 92, respectively.
Stock Exchange Listings
Listing of Cintas Common Stock; Delisting and Deregistration of UniFirst Common Stock
Cintas common stock is listed for trading on the NASDAQ under the symbol “CTAS.” UniFirst common stock is listed on the NYSE under the symbol “UNF.”
Under the terms of the merger agreement, prior to the first effective time, Cintas will use its reasonable best efforts to cause the shares of Cintas common stock to be issued as stock consideration pursuant to the terms of the merger agreement to be approved for listing on the NASDAQ, subject to official notice of issuance. The merger agreement provides that neither Cintas nor UniFirst will be required to consummate the mergers if such shares are not approved for listing on the NASDAQ, subject to official notice of issuance.
Prior to the first effective time, UniFirst will cooperate with Cintas and use its reasonable best efforts to, in accordance with the rules and policies of the NYSE, facilitate the delisting of the shares of UniFirst common stock from the NYSE and deregistration of the UniFirst common stock pursuant to the Exchange Act. Following consummation of the mergers, the UniFirst common stock currently listed on the NYSE will be delisted from such exchange and deregistered under the Exchange Act, after which UniFirst will no longer be required to file periodic reports with the SEC in respect of UniFirst common stock.
No Appraisal Rights in the Mergers
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the MBCA.
Under Section 13.02 of Chapter 156D of the MBCA, UniFirst shareholders are not entitled to appraisal rights in the mergers.
Litigation Related to the Mergers
As of the date hereof, there are no pending lawsuits challenging the mergers. Since the public announcement of the mergers, Cintas and UniFirst have received letters from counsel representing purported shareholders of UniFirst alleging that the registration statement on Form S-4 of which this proxy statement/prospectus forms a part contains deficiencies and/or omits purportedly material information and demands that corrective disclosures be made.
While Cintas and UniFirst believe that such allegations are without merit, each of these matters is at a preliminary stage. It is possible that complaints and additional, similar letters may be received by Cintas and UniFirst regarding the mergers. Absent new or different allegations that are material or constitute a disclosure obligation under U.S. federal securities laws, Cintas and UniFirst will not necessarily disclose such additional letters. Litigation is inherently uncertain, and there can be no assurance regarding the likelihood that Cintas’ or UniFirst’s defense of any potential lawsuits related to the mergers that may be filed in the future will be successful, nor can Cintas and UniFirst predict the amount of time and expense that will be required to resolve any potential lawsuits

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the mergers.
Factual disclosures about Cintas and UniFirst contained in this proxy statement/prospectus or in the public filings Cintas or UniFirst make with the SEC may supplement, update or modify the factual disclosures about Cintas and UniFirst contained in the merger agreement. The merger agreement contains representations and warranties by Cintas, on the one hand, and by UniFirst, on the other hand, made solely for the benefit of the other parties to the merger agreement. The representations, warranties and covenants made in the merger agreement by Cintas and UniFirst were qualified and subject to important limitations agreed to by Cintas and UniFirst in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure letters that Cintas and UniFirst each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Cintas and UniFirst at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 154 of this proxy statement/prospectus for more information about Cintas and UniFirst.
Structure of the Mergers
Each of the UniFirst Board and the Cintas Board unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers.
The merger agreement provides that (i) Merger Sub Inc. will be merged with and into UniFirst whereupon the separate existence of Merger Sub Inc. will cease, and UniFirst will continue as the surviving corporation of the first merger and a wholly owned subsidiary of Cintas and (ii) immediately following the first effective time, UniFirst will be merged with and into Merger Sub LLC, whereupon the separate existence of UniFirst will cease, and Merger Sub LLC will continue as the surviving entity of the second merger and a wholly owned subsidiary of Cintas.
Merger Consideration
Conversion of Shares
The merger agreement provides that at the first effective time each share of UniFirst stock issued and outstanding immediately prior to the first effective time (other than canceled shares) will be automatically canceled and converted into the right to receive, subject to the terms, conditions and procedures set forth in the merger agreement, (i) $155.00 in cash and (ii) 0.7720 of validly issued, fully paid and non-assessable shares of Cintas common stock (with, if applicable, cash in lieu of fractional shares), in each case without interest and subject to any required tax withholding, and each applicable holder of such shares of UniFirst stock will cease to have any rights with respect thereto, except the right to receive the applicable merger consideration.

At the first effective time, each share of UniFirst stock held (i) directly by UniFirst, Cintas, Merger Sub Inc, Merger Sub LLC or any of their respective direct or indirect wholly owned subsidiaries or (ii) in UniFirst’s treasury will be canceled and retired and will cease to exist and no consideration or payment will be delivered in exchange for such shares.
At or substantially concurrently with the first effective time, Cintas will deposit, or cause to be deposited, with the Exchange Agent, the aggregate merger consideration to which holders of UniFirst stock will be entitled at the first effective time.
All shares of Cintas common stock issued pursuant to the merger agreement will be issued in non-certificated, book entry form.
Adjustments
If, at any time during the period between the date of the merger agreement and the first effective time, any change in the number or type of outstanding shares of Cintas common stock or UniFirst stock occurs as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the merger consideration (and components thereof), will be appropriately adjusted to provide the same economic effect as contemplated by the merger agreement prior to such event. Neither the exercise or settlement of compensatory equity awards of Cintas or UniFirst, nor the grant of equity-based compensation by Cintas or UniFirst will result in any adjustment to the exchange ratio.
Treatment of Fractional Shares
No certificate or scrip representing fractional shares of Cintas common stock will be issued upon the cancellation and conversion of UniFirst stock, and such fractional share interests will not entitle the owner to any Cintas common stock or to vote or to any other rights of a holder of Cintas common stock. As promptly as practicable following the first effective time, the Exchange Agent will determine the excess of (i) the number of full shares of Cintas common stock delivered to the Exchange Agent by Cintas for issuance to holders of UniFirst stock over (ii) the aggregate number of full shares of Cintas common stock to be distributed to holders of UniFirst stock (such excess being herein referred to as the “excess shares”).
As soon as practicable after the first effective time, the Exchange Agent will sell the excess shares at then prevailing prices on the NASDAQ.
The Exchange Agent will determine the portion of such net proceeds to which each holder of UniFirst stock is entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of UniFirst stock is entitled (after taking into account all shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of UniFirst stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of UniFirst stock with respect to any fractional share interests, the Exchange Agent will promptly pay such amounts to such holders.
Governing Documents
At the first effective time, (i) the UniFirst articles of organization will be amended and restated in their entirety to be in the form of the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the first effective time (other than such amendments or modifications as may be necessary so the name of the surviving corporation is “UniFirst Corporation” and to comply with Massachusetts law), and such articles of organization, as so amended and restated, will be the articles of organization of the surviving corporation (ii) the bylaws of Merger Sub Inc., as in effect immediately prior to the first effective time, will be the bylaws of the surviving corporation without any amendments or modifications thereto (other than such amendments or modifications as may be necessary so the name of the surviving corporation is “UniFirst Corporation” and to comply with Massachusetts law), each until the second effective time.
At the second effective time, the certificate of formation and operating agreement of Merger Sub LLC will be the certificate of formation and operating agreement of the surviving entity, until thereafter amended in accordance with applicable law and the applicable provisions of such certificate of formation and operating agreement.

Treatment of UniFirst Equity Awards
On the terms and subject to the conditions set forth in the merger agreement, at the first effective time, each outstanding UniFirst equity-based award will be treated as described in the section of this proxy statement/prospectus titled, “The Mergers—Interests of UniFirst’s Directors and Executives in the Mergers—Treatment of UniFirst’s Equity Awards” beginning on page 67.
Closing and Effective Time
Subject to the terms and conditions of the merger agreement, the closing of the mergers will take place at 10:00 a.m., New York, New York, United States time, on a date to be specified by the parties, but on a date no later than the fifth business day after the satisfaction or waiver of the conditions in the merger agreement (other than those conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions).
Exchange of UniFirst stock Certificates and Book-Entry Shares
Letters of Transmittal
As promptly as practicable following the first effective time, and in no event later than the third business day following such time, the Exchange Agent will mail a letter of transmittal and related instructions to each holder of record of a certificate that immediately prior to the first effective time represented outstanding shares of UniFirst stock.
From and after the first effective time, upon surrender (including upon any surrender which is effective upon the first effective time) of a certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive, and Cintas will use its reasonable best efforts to cause, the Exchange Agent to pay and deliver the merger consideration that such holder has the right to receive for each share of UniFirst stock formerly represented by such certificate, including, if applicable, any cash in lieu of fractional shares of Cintas common stock payable and any dividends or other distributions payable, and the certificate (or affidavit of loss in lieu thereof) will be canceled.
No holder of book-entry shares will be required to deliver a certificate or letter of transmittal or surrender such book-entry shares to the Exchange Agent. In lieu thereof, each book-entry share will automatically, upon the completion of the first effective time, be entitled to receive, and Cintas will use its reasonable best efforts to cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the merger consideration, including any cash in lieu of fractional shares of Cintas common stock payable and any dividends or other distributions payable. No interest will be paid or accrued for the benefit of holders of certificates or book-entry shares on the cash or other merger consideration payable under the merger agreement.
If any certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Cintas or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Cintas may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration to which the holder thereof is entitled.
After the first effective time, there will be no registration of transfers on the stock transfer books of UniFirst of shares of UniFirst stock that were outstanding immediately prior to the first effective time. If, after the first effective time, certificates or book-entry shares are presented to the surviving entity, Cintas or the Exchange Agent, such certificates or book-entry shares will be canceled against delivery of the applicable merger consideration for each share of UniFirst stock formerly represented by such certificates or book-entry shares.
Any portion of the shares of Cintas common stock and cash amounts provided to the Exchange Agent, together with any dividends or other distributions which remain undistributed to the holders of the certificates or book-entry shares for one year after the first effective time will be delivered to Cintas or its designee, and any such holders prior to the mergers may look only to Cintas as general creditor thereof for payment of their claims for merger consideration and any dividends or distributions with respect to Cintas common stock.
None of Cintas, Merger Sub Inc., Merger Sub LLC, UniFirst, the surviving corporation, the surviving entity or the Exchange Agent will be liable to any person in respect of any shares of Cintas common stock (or dividends or distributions with respect thereto) or cash held in the exchange fund delivered to a governmental authority pursuant to any applicable abandoned property, escheat or similar law. If any certificate has not been surrendered or book-entry share has not been paid, immediately prior to the date on which any merger consideration in respect of such certificate or book-entry share would otherwise escheat to or become the property of any governmental authority, any such merger consideration in respect of such certificate or book-entry share will, to the extent permitted by applicable law, become the property of Cintas free and clear of all claims or interest of any person previously entitled thereto.
Withholding
Each of Cintas, Merger Sub Inc., Merger Sub LLC, UniFirst, the surviving corporation, the surviving entity, the Exchange Agent and any other third-party paying agent is entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to the merger agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable tax law, subject to the terms and conditions of the merger agreement. To the extent that amounts are so deducted or withheld and paid over to the relevant governmental authority, the deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Dividends and Distributions
Subject to applicable law, there will be paid to holders of Cintas common stock issued in exchange for UniFirst certificates or book-entry shares, without interest, (i) at the time of delivery of the Cintas common stock by the Exchange Agent the amount of dividends or other distributions, if any, with a record date after the first effective time paid with respect to such shares of Cintas common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the first effective time but prior to such delivery of such Cintas common stock by the Exchange Agent, and a payment date subsequent to the delivery of Cintas common stock by the Exchange Agent payable with respect to such shares of Cintas common stock.
Representations and Warranties
UniFirst makes various representations and warranties to Cintas, Merger Sub Inc. and Merger Sub LLC in the merger agreement that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect) and relate to a number of matters, including the following:
•	due organization, valid existence and good standing of UniFirst and its subsidiaries and corporate power, license and qualification to carry on UniFirst’s business;
•	capitalization of UniFirst and its subsidiaries;
•
corporate power and authority to execute and deliver the merger agreement, perform the obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against UniFirst;

•	authorization of the merger agreement, the mergers and the other transactions contemplated by the merger agreement by UniFirst;
•	required vote of holders of UniFirst stock to consummate the mergers;
•	required governmental filings, approvals and consents in connection with the mergers;
•
absence of contraventions or conflicts with the organizational documents of UniFirst and its subsidiaries and absence of violations of, conflicts with, loss of material benefit or defaults under, termination or right to termination under, acceleration of the performance required by, or creation of any encumbrance upon any properties or assets of UniFirst or any of its subsidiaries under certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the mergers and the other transactions contemplated by the merger agreement;

•	accuracy and sufficiency of certain reports and financial statements filed with the SEC;
•	disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain changes or events and the conduct of business by UniFirst and its subsidiaries in the ordinary course of business since August 30, 2025;
•	absence of certain undisclosed liabilities;
•	pending and threatened legal proceedings;
•	permits relating to the operation of the business of UniFirst and its subsidiaries and compliance with applicable laws and permits;
•	accuracy of information in this registration statement on Form S-4 and this proxy statement relating to the special meeting;
•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended (“ERISA”);
•
labor and employment matters, including labor agreements, union activity, Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) compliance, wage and hour compliance, employee classification, immigration compliance and allegations of harassment, misconduct, discrimination or retaliation;

•	tax matters;
•	certain material contracts;
•	owned and licensed intellectual property;
•	information technology assets, cybersecurity, data privacy, protection of personal data and compliance with data protection laws;
•	owned and leased real property;
•	environmental matters and compliance with environmental laws;
•	compliance with anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and related internal controls;
•	compliance with applicable sanctions laws and the absence of sanctioned persons;
•	adequacy of insurance coverage;
•	the inapplicability of state anti-takeover statutes;
•	broker’s, financial advisory, finder’s and similar fees paid in connection with the mergers and the other transactions contemplated by the merger agreement;
•	receipt of fairness opinions from UniFirst’s financial advisors;
•	absence of related party transactions as would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and
•	acknowledgment as to the absence of any representations and warranties made by Cintas, Merger Sub Inc. and Merger Sub LLC other than those expressly set forth in the merger agreement.
In addition, Cintas, Merger Sub Inc. and Merger Sub LLC make representations and warranties to UniFirst that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect on the applicable party) and relate to a number of matters, including the following:
•	due organization, valid existence and good standing of Cintas, Merger Sub Inc. and Merger Sub LLC and corporate power, license and qualification to carry on their businesses;
•	capitalization of Cintas, Merger Sub Inc. and Merger Sub LLC;
•
corporate power and authority to execute and deliver the merger agreement, perform the obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Cintas, Merger Sub Inc. and Merger Sub LLC;

•	authorization of the merger agreement, the mergers and the other transactions contemplated by the merger agreement by Cintas;
•	no vote of holders of Cintas common stock being required to consummate the mergers;
•	required governmental filings, approvals and consents in connection with the mergers;
•
absence of contraventions or conflicts with the organizational documents of Cintas, Merger Sub Inc. and Merger Sub LLC and their subsidiaries, and absence of violations of, conflicts with, loss of material benefit or defaults under, termination or right to termination under, acceleration of the performance required by, or creation of any encumbrance upon any properties or assets of Cintas Merger Sub Inc. or Merger Sub LLC or their subsidiaries under certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the mergers and the other transactions contemplated by the merger agreement;

•	accuracy and sufficiency of certain reports and financial statements filed with the SEC;
•	the conduct of business by Cintas and its subsidiaries in the ordinary course of business since May 31, 2025;
•	absence of certain undisclosed liabilities;
•	pending and threatened legal proceedings;
•	tax matters;
•	accuracy of information in this registration statement on Form S-4 and this proxy statement relating to the special meeting;
•	broker’s, financial advisory, finder’s and similar fees paid in connection with the mergers and the other transactions contemplated by the merger agreement;
•	none of Cintas, Merger Sub Inc., Merger Sub LLC or any of their respective affiliates being an “interested stockholder” of UniFirst in the three years preceding March 10, 2026;
•	ownership and operations of Merger Sub Inc. and Merger Sub LLC, including the absence of any business activities conducted by Merger Sub Inc. and Merger Sub LLC;
•	delivery, validity, enforceability, sufficiency and lack of conditions precedent of the debt commitment letter (other than as expressly stated in the commitment letter);
•
absence of side letters or other agreements related to the financing other than the debt letters and other related agreements delivered to UniFirst on or prior to March 10, 2026, except for customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the financing;

•
Cintas not having any reason to believe that the conditions to the funding set forth in the debt commitment letter will not be satisfied or any knowledge that the financing will not be made available to Cintas on the closing date in accordance with the terms of the commitment letter; and

•	acknowledgment as to the absence of any representations and warranties made by UniFirst other than those expressly set forth in the merger agreement.
Material Adverse Effect
Certain representations and warranties of Cintas and UniFirst are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means, with respect to any person, any event, circumstance, occurrence, effect, fact, development or change that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, provided that none of the following (or the results thereof) will constitute or be taken into account in determining whether a “material adverse effect” has occurred:
•
changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates, tariffs and trade wars (other than to the extent of a disproportionate impact on such person and its subsidiaries, taken as a whole, relative to the other participants in the industries in which such person and its subsidiaries operate);

•
general changes or developments in any of the industries or markets in which such person or any of its subsidiaries operate, including due to the issuance of any executive orders or other proposed or binding directives or the opening of any investigation, inquiry or similar action, in each case, by any governmental authority (other than to the extent of a disproportionate impact on such person and its subsidiaries, taken as a whole, relative to the other participants in the industries in which such person and its subsidiaries operate);

•
(i) adoption, implementation, repeal, modification or amendment of any applicable laws or (ii) changes in GAAP, or in the case of each of the foregoing (i) and (ii), any change in interpretations or enforcement thereof (other than to the extent of a disproportionate impact on such person and its subsidiaries, taken as a whole, relative to the other participants in the industries in which such person and its subsidiaries operate);

•
any change in the price or trading volume of such person’s securities or other financial instruments or change in such person’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may constitute or be taken into account in determining whether a “material adverse effect” has occurred);

•
any failure by such person to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of such person’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may constitute or be taken into account in determining whether a “material adverse effect” has occurred);

•
acts of war (whether or not declared), hostilities, military actions or acts of terrorism, cyberterrorism (to the extent not specifically targeting such person), or any escalation or worsening of the foregoing, weather-related events, fires, natural disasters, epidemics, pandemics, plagues or other outbreaks of illness or disease or public health events or any other acts of God (other than to the extent of a disproportionate impact on such person and its subsidiaries, taken as a whole, relative to the other participants in the industries in which such person and its subsidiaries operate);

•
any action taken or (to the extent the relevant action is expressly permitted by the terms of the merger agreement) not taken at the express written request of UniFirst (in the case of Cintas) or Cintas (in the case of UniFirst) after the date of the merger agreement;

•
the identity of UniFirst (in the case of Cintas) or Cintas (in the case of UniFirst) and, other than with respect to a representation or warranty contained in the merger agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the mergers or the performance of obligations under the merger agreement, the execution of the merger agreement, the public announcement, pendency or consummation of the mergers or the other transactions contemplated by the merger agreement (including, to the extent resulting from the foregoing, any effect on any of such person’s or any of its subsidiaries’ relationships with their respective customers, suppliers, employees, distributors, landlords, business partners or regulators); or

•	the availability or cost of equity, debt or other financing to Cintas (in the case of UniFirst).
The representations and warranties in the merger agreement do not survive the first effective time or termination of the merger agreement.
Covenants and Agreements
Conduct of Business by UniFirst Prior to the First Effective Time
In general, UniFirst has agreed that prior to the first effective time (or earlier termination of the merger agreement in accordance with its terms), except (i) as required by applicable law, (ii) with Cintas’ prior written consent (not to be unreasonably withheld, conditioned or delayed), (iii) as expressly required or contemplated by the merger agreement, or (iv) as set forth in the applicable subsection of the UniFirst disclosure letter to the merger agreement, it will, and will cause its subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve their assets and business organization, keep available the services of their present key employees and maintain their existing relationships with material customers, suppliers, distributors, governmental authorities and business partners.
In addition, UniFirst has agreed, that, prior to the first effective time (or earlier termination of the merger agreement in accordance with its terms), except (i) as required by applicable law, (ii) with Cintas’ prior written consent (not to be unreasonably withheld, conditioned or delayed), (iii) as expressly required or contemplated by the merger agreement, or (iv) as set forth in the applicable subsection of the UniFirst disclosure letter to the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly:
•	amend its articles of organization, bylaws or such equivalent organizational or governing documents of any of its subsidiaries;
•
split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire (including under any share repurchase program of UniFirst) or amend the terms of any of their capital stock or other equity or voting securities or other equity interests, or any options, warrants, convertible securities or other rights to acquire any shares of their capital stock or other equity or voting securities or other equity interests, with certain exceptions;

•
issue, sell, pledge, dispose of, encumber, grant or authorize any of their capital stock or other equity or voting securities or other equity interests or any options, warrants, convertible securities or other rights to acquire any shares of their capital stock or other equity or voting securities or other equity interests (including equity-based compensation), with certain exceptions;

•
declare, set aside, authorize, make or pay any dividend or other distribution with respect to their capital stock or other equity interests, other than (i) regular quarterly cash dividends paid by UniFirst to its shareholders in a manner consistent with past practice (subject to certain requirements), and (ii) certain intercompany dividends paid by UniFirst’s subsidiaries to UniFirst or its wholly owned subsidiaries;

•
except to the extent required under any UniFirst benefit plan as in effect as of the date of the merger agreement (or as adopted or amended following the date of the merger agreement in a manner permitted therein):

•	establish, adopt, enter into, amend, terminate or materially modify any material UniFirst benefit plan;
•
grant any long-term incentive and equity or equity-based awards or amend or modify the terms of any outstanding long-term incentive and equity or equity-based awards to any current or former employee, officer, individual independent contractor or member of the UniFirst Board;

•
take any action (other than actions contemplated by the merger agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any current or former employee, officer, individual independent contractor or member of the UniFirst Board;

•
enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former employee, officer, individual independent contractor or member of the UniFirst Board;

•
except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any UniFirst benefit plan, make any voluntary contributions to a UniFirst benefit plan that are outside the ordinary course of business or materially change the manner in which contributions to such UniFirst benefit plans are made or the basis on which such contributions are determined;

•	increase or commit to increase the compensation or benefits of any current or former employee, officer, individual independent contractor or member of the UniFirst Board; or
•	establish or fund (or provide for any funding for) any rabbi trust or other funding arrangement in respect of any UniFirst Benefit Plan;

•
hire, engage, promote or terminate (other than for cause) any employee of UniFirst with a title of Vice President or above or any person who is or would be an employee of UniFirst with a title of Vice President or above or provide any such employee with the right to resign with “Good Reason” or any similar form of constructive termination;

•
(i) modify, extend, or enter into any labor agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of UniFirst or its subsidiaries as the bargaining representative for any employees of UniFirst or its subsidiaries

•
acquire (by any method) any corporation, partnership, limited liability company, joint venture, other business organization, or the business or assets of any third party constituting a business or any line of a business for consideration over $5,000,000 individually or $20,000,000 in the aggregate;

•
sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur a lien on or otherwise transfer or encumber any of their assets, business, properties or rights (in each case, other than intellectual property), having a fair market value in excess of $1,000,000 individually or $3,000,000 in the aggregate, except for sales of inventory in the ordinary course of business, transfers solely among UniFirst and its direct or indirect wholly owned subsidiaries, dispositions of obsolete tangible assets or expired inventory, with respect to immaterial leases, licenses, or other similar grants of real property, any immaterial grant, amendment, extension, modification or renewal in the ordinary course of business or certain permitted liens;

•
incur, create, assume or otherwise become liable for any indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of UniFirst or any of its subsidiaries, except in each case (i) as between or among UniFirst or one or more direct or indirect wholly owned subsidiaries of UniFirst and (ii) for indebtedness (other than letters of credit entered into in the ordinary course of business) not to exceed at any time $60,000,000 in the aggregate under the existing UniFirst credit agreement in the ordinary course of business and any refinancing, replacement, amendment, restatement or modification thereof (including any replacement credit facility);

•	except in the ordinary course of business, incur or assume any other form of indebtedness (excluding for these purposes indebtedness for borrowed money and debt securities);
•	make or forgive any loans, advances or capital contributions to, or investments in, any other person other than a wholly owned subsidiary of UniFirst, subject to certain exceptions;
•
subject to certain exceptions, (i) terminate, assign, materially amend, supplement or modify, renew or waive any material rights under any material contact or material lease or (ii) enter into any lease or any contract that would be a material contract or material lease;

•	make any change to its methods of financial accounting, except as required by GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act;
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with certain exceptions, release, compromise, assign, settle or agree to settle any legal, administrative or similar proceedings, other than settlements solely involving monetary obligations of UniFirst or its subsidiaries for an amount not greater than $2,500,000 individually or $30,000,000 in the aggregate;

•
sell, lease, transfer, assign, license, incur any lien other than certain permitted liens, abandon or permit to lapse, any material UniFirst owned intellectual property, other than non-exclusive licenses of UniFirst owned intellectual property entered into in the ordinary course of business;

•	make, change or revoke any material tax election;
•	change any accounting period or change any material aspect of a method of tax accounting;
•	file or make any amendment to a material tax return;
•	settle, concede, abandon or compromise any audit or proceeding with respect to a material amount of taxes;
•	agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•	enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any taxes or request any tax ruling;
•	surrender any right to claim a material tax refund;
•	merge or consolidate with any person or entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;
•	except in accordance with UniFirst’s anticipated capital expenditures, make any new capital expenditures, or commit to do so, other than capital expenditures not exceeding a certain agreed amount;
•	effectuate or announce any plant closing, employee layoff, employee furlough, reduction in force, reduction in compensation or other employment action that would implicate the WARN Act;
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waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former executive officers or employees;

•	enter into any new line of business;
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fail to use commercially reasonable efforts to maintain in full force and effect the insurance policies covering UniFirst and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

•	take any action set forth in the applicable subsection of Cintas’ disclosure letter to the merger agreement regarding restricted actions; or
•	enter into any contract to do, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.
Conduct of Business by Cintas Prior to the First Effective Time
Cintas has agreed that, prior to the first effective time (or earlier termination of the merger agreement in accordance with its terms), except (i) as required by applicable law, (ii) with UniFirst’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (iii) as expressly required or contemplated by the merger agreement, or (iv) as set forth in the applicable subsection of the Cintas disclosure letter to the merger agreement, it will not, directly or indirectly:
•
amend its articles of incorporation and bylaws, and the certificate of incorporation or formation, bylaws and/or operating agreement and similar governing documents of Merger Sub Inc. and Merger Sub LLC in a manner that would be materially or disproportionately (relative to other holders of Cintas common stock) adverse to UniFirst’s shareholders or would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of the mergers or the other transactions contemplated by the merger agreement;

•
adjust, split, reverse split, combine, subdivide or reclassify Cintas common stock, except for any transactions that would require an adjustment to the merger consideration pursuant to the merger agreement, and for which the proper adjustment is made;

•
declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Cintas’ or other equity interests, other than (i) certain intercompany dividends paid by Cintas’ subsidiaries to Cintas or its wholly owned subsidiaries and (ii) regular quarterly cash dividends paid by Cintas to its shareholders in a manner consistent with past practice;

•
merge or consolidate Cintas, Merger Sub Inc. or Merger Sub LLC with any person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization with respect to Cintas;

•	take any action set forth in the applicable subsection of Cintas’ disclosure letter to the merger agreement regarding restricted actions; or
•	enter into any contract to do, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Regulatory Matters
Cintas and UniFirst will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement prior to the Termination Date (as defined in “—Termination of the Merger Agreement”) and to cause the conditions to the mergers in the merger agreement to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) obtain all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental authority or other person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (ii) prepare and make of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (iii) take all reasonable steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a proceeding by, any governmental authority or other person in connection with the consummation of the transactions contemplated by the merger agreement, including the mergers, (iv) defend any lawsuits or other proceedings, whether judicial or administrative, challenging the merger agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by the merger agreement, including the mergers, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental authority vacated or reversed, and (v) execute and deliver any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including the mergers, and to carry out fully the purposes of the merger agreement.
Each of Cintas and UniFirst have agreed, in consultation and cooperation with the other parties and as promptly as reasonably practicable (and in any event, within 25 business days after the date of the merger agreement with respect to any filings under the HSR Act and within 15 business days after the date of the merger agreement with respect to any filings related to the permits set forth in the applicable section of Cintas’ disclosure letter to the merger agreement, unless otherwise agreed by the parties), to make their respective filings under the HSR Act, and make any other applications and filings as reasonably determined by UniFirst and Cintas under other applicable antitrust laws with respect to the transactions contemplated by the merger agreement, as promptly as practicable, but in no event later than as required by law. On April 8, 2026, Cintas and UniFirst each filed their respective requisite notification and report forms under the HSR Act with the DOJ and the FTC. Cintas voluntarily withdrew its notification and report form effective May 8, 2026 in accordance with the HSR Act and intends to subsequently refile on May 12, 2026. Accordingly, upon refiling the notification and report form under the HSR Act, the HSR waiting period for the transaction will expire on June 11, 2026, at 11:59 p.m. Eastern Time, unless extended by a request for additional information or documentary material, pursuant to 16 C.F.R. Section 803.20. Cintas has filed a notification under a foreign antitrust law.
Cintas will, after reasonable consultation with UniFirst and consideration in good faith of the views and comments of UniFirst in connection with the following, have the right to direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including coordinating with UniFirst with respect to the timing, nature and substance of all such responses), and in connection with all meetings and communications (including any negotiations) with, any governmental authority that has authority to enforce any antitrust law, including determining whether to (i) pull and refile, on one or more occasions, any filing made under the HSR Act or any other antitrust law in connection with the transactions contemplated by the merger agreement and (ii) enter into a voluntary agreement between Cintas and UniFirst, on the one hand, and the FTC and the DOJ, on the other hand, pursuant to which Cintas and UniFirst will agree not to consummate the mergers until a specified time has expired or been terminated. In connection with the foregoing, each of Cintas and UniFirst have additionally agreed to (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any substantive communication with or from any governmental authority regarding the transactions contemplated by the merger agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any such filing, submission, document or substantive communication and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a governmental authority or in connection with any proceeding initiated by a governmental authority or private party.
Cintas will pay all filing fees required under any antitrust law by UniFirst and Cintas. Neither Cintas nor any of its affiliates will be required to, and without the prior written consent of Cintas, none of UniFirst, its subsidiaries or any of its affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party (other than filing fees to any governmental authority), in connection with seeking or obtaining its consent to the transactions contemplated by the merger agreement.
Notwithstanding anything in the merger agreement to the contrary, Cintas is not and will not be required to commit to or effect any of the following (and without the written consent of Cintas, none of UniFirst nor any of its subsidiaries will commit to or effect): (i) any sale, divestiture, or discontinuation of any portion of the assets, liabilities, activities, businesses or operations of Cintas, UniFirst or their respective subsidiaries or (ii) accept any other remedy with respect to Cintas’, UniFirst’s or any of their respective subsidiaries’ assets, liabilities, activities, businesses or operations. Notwithstanding the foregoing, at the written request of Cintas, UniFirst will, and will cause its affiliates to, agree to take any action described in the preceding sentence so long as such action is conditioned upon consummation of the transactions contemplated by the merger agreement.
Subject to certain exceptions, until the earlier of the first effective time and the termination of the merger agreement in accordance with its terms, each of Cintas and UniFirst will not, and will ensure that none of its subsidiaries will, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by the merger agreement.
Employee Matters
Terms of Compensation and Benefits Continuation
Cintas has agreed to maintain for each person who is an employee of UniFirst or any of its subsidiaries immediately prior to the first effective time, and whose employment continues with UniFirst, Cintas, or any of their respective affiliates following the first effective time (which we refer to each as a “covered employee”), certain compensation and benefits through the 12-month anniversary of the first effective time (which we refer to such period of time as the “continuation period”). During the continuation period, Cintas will, or will cause its applicable subsidiary to, provide each covered employee (i) at least the same level of base salary or hourly wage rate, as applicable, and target annual short-term cash incentive opportunities that were provided to such covered employee immediately prior to the first effective time, provided, that Cintas may reduce a covered employee’s target annual short-term cash incentive opportunities if Cintas provides a corresponding increase to the covered employee’s base salary or hourly wage rate, (ii) severance and termination payments and benefits and garden leave or notice requirements, in each case, that are substantially comparable to those that would have been provided to such covered employee immediately prior to the first effective time, and (iii) all other employee benefits pursuant to the applicable employee benefits plans, programs, policies, and arrangements maintained as of or after the first effective time by Cintas or any of its subsidiaries (which we refer to each as a “Cintas plan”), that are substantially comparable in the aggregate to the employee benefits, in the aggregate, provided by Cintas and its subsidiaries to similarly situated employees of Cintas and its subsidiaries immediately prior to the first effective time (excluding defined benefit pension plans, retiree or post-employment health or welfare benefits, retention, or other special or one-time bonus opportunities, change in control compensation, and equity or equity-based plans or arrangements (which we refer to collectively as the “excluded benefits”); provided, that until Cintas causes a covered employee to participate in the Cintas plans, such covered employee’s participation in the employee benefits plans of UniFirst (excluding the excluded benefits) will be deemed to satisfy to satisfy the foregoing provisions of clause (iii) (it being understood that participation in the Cintas plans may commence at different times with respect to each Cintas plan).
Cintas has also agreed to use commercially reasonable efforts to recognize for purposes of determining eligibility, level of benefits, and vesting where length of service is relevant, in respect of the Cintas plans, in which such covered employee is eligible to participate, such covered employee’s prior service to UniFirst, its subsidiaries, and their predecessor entities to the same extent recognized by UniFirst and its subsidiaries under the comparable benefit plan of UniFirst immediately prior to the first effective time; provided that the foregoing will not apply to the excluded benefits or to the extent that its application would result in duplication of benefits for the same period of service. With respect to each Cintas plan that is a “welfare benefit plan,” Cintas has agreed to use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility waiting limitations and (ii) credit each covered employee for all co-payments, out-of-pocket requirements, and deductibles paid by such covered employee under the applicable benefit plan of UniFirst in the plan year in which such covered employee commences participation in such Cintas plan for purposes of the applicable co-payments, out-of-pocket requirements, and deductibles under such Cintas plan for the plan year in which such coverage commences.
Treatment of 2026 Fiscal Year Cash Bonuses
Under the terms of the merger agreement, if the first effective time occurs prior to November 1, 2026, Cintas will, or will cause one of its respective affiliates to, pay annual bonuses, with respect to UniFirst’s 2026 fiscal year, to each eligible covered employee, that is equal to the greater of (x) 85% of target and (y) actual performance, at such time annual bonuses are typically paid.
Treatment of 2027 Fiscal Year Cash Bonuses
Under the terms of the merger agreement, if the first effective time occurs on or after September 1, 2026, then on or around November 1, 2027, Cintas will, or will cause one of its respective affiliates to, pay each eligible covered employee (i) a cash bonus with respect to UniFirst’s 2027 fiscal year that is no less than such covered employee’s target annual bonus for such fiscal year prorated to reflect the portion of the fiscal year that has elapsed prior to the closing plus (ii) to the extent earned, a bonus for the portion of Cintas’ 2027 fiscal year following the closing, based on actual performance, in each case, subject to continued service through the end of Cintas’ fiscal year; provided, that if a covered employee experiences a termination of employment and such termination of employment is due to (A) the covered employee’s death or disability or (B) circumstances that would give rise to the payment of severance pursuant to any UniFirst benefit plan, Cintas will, or will cause its affiliates to, pay such covered employee the amount in clause (i), subject to the covered employee’s execution and nonrevocation of a release of claims in favor of Cintas, UniFirst, and their affiliates.
Potential Plan Terminations
If, at least ten business days prior to the first effective time, Cintas provides written notice to UniFirst requesting that UniFirst terminate (i) any UniFirst 401(k) plan, (ii) the UniFirst Corporation Retirement Plan, or (iii) the NQDC plan, UniFirst will take any corporate action necessary to terminate any such UniFirst 401(k) plan, the UniFirst Corporation Retirement Plan, or the NQDC plan, effective as of no later than the day immediately prior to the first effective time, and will provide Cintas evidence that such actions have been taken as of no later than the day immediately prior to the first effective time; provided, that in no event will any such plan termination reduce or otherwise adversely affect any participant’s or beneficiary’s accrued rights or entitlements thereunder.
Director, Officer and Employee Indemnification and Insurance
The merger agreement provides that, from and after the first effective time, the surviving entity will, and Cintas will cause the surviving entity to, to the fullest extent permitted under applicable law, indemnify and hold harmless each current or former directors and officers (each a “D&O indemnified party”) against all costs and expenses (including advancing reasonable attorneys’ fees and expenses on a current basis as incurred following a request therefor in advance of the final disposition of any actual or threatened proceeding or other matter to each D&O indemnified party to the fullest extent permitted by law; provided that any person to whom expenses are advanced provides an undertaking (which will not require any security) to repay such advances if it is ultimately determined by final and non-appealable adjudication by a court of competent jurisdiction that such person is not entitled to be indemnified or entitled to advancement of expenses), judgments, fines, amounts paid in settlement and any other amounts actually and reasonably incurred by such D&O indemnified party arising out of or pertaining to any actual or alleged acts or omissions actually or allegedly occurring at or prior to the first effective time (including actual or alleged acts or omissions actually or allegedly occurring at or prior to the first effective time arising out of the transactions contemplated by the merger agreement).
The surviving entity is required to, and Cintas is required to cause the surviving entity to, maintain in effect for a period of six years after the first effective time the exculpation, indemnification and advancement of expenses provisions in the organizational documents of the surviving entity that are equivalent to the provisions of the

UniFirst articles of organization and the UniFirst bylaws as in effect immediately prior to the date of the merger agreement with respect to acts or omissions occurring at or prior to the first effective time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O indemnified parties.
Prior to the first effective time, UniFirst, or if UniFirst is unable to, Cintas will cause the surviving entity to obtain a six-year prepaid “tail” insurance policy under UniFirst’s existing directors’ and officers’ insurance policy providing no less favorable coverage to the insureds with respect to matters arising on or before the first effective time. If UniFirst or the surviving entity fails to obtain such “tail” insurance policy prior to or as of the first effective time, then the surviving entity must maintain in effect, for a period of six years after the first effective time, directors’ and officers’ liability insurance with coverage that is no less favorable to the insureds than the coverage provided under UniFirst’s existing directors’ and officers’ insurance policy with respect to matters arising on or before the first effective time, in each case, subject to an aggregate annual premium of an amount not more than 300% of the aggregate annual premium for UniFirst’s existing directors’ and officers’ insurance policy.
Dividends
Cintas and UniFirst will coordinate to match the record date and payment date for UniFirst’s regular quarterly divided for the quarter in which the closing is anticipated to occur to the corresponding record date and payment date for Cintas’ regular quarterly dividend for such quarter, it being the intention of the parties to the merger agreement that holders of UniFirst stock will not receive two dividends, or fail to receive one dividend, in the quarter in which the closing occurs with respect to their shares of UniFirst stock and any shares of Cintas common stock any such holder receives in exchange therefor in the first merger.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required third-party consents, access to information of the other company and confidentiality, notification of certain matters, public disclosure, the listing of the shares of Cintas common stock to be issued in the first merger, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the treatment of UniFirst indebtedness and efforts to facilitate the receipt of customary tax representation letters with respect to the qualification of the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.
Special Meeting and Recommendation of the UniFirst Board
UniFirst has agreed to call, give notice of, convene (on a date selected by UniFirst in consultation with Cintas) and hold a meeting of its shareholders for the purpose of obtaining the required vote of the holders of UniFirst stock to approve the merger agreement and approve the first merger (the “requisite UniFirst vote”).
UniFirst will use its reasonable best efforts to (i) solicit from its shareholders proxies in favor of the approval of the merger agreement and (ii) take all other action necessary or advisable to secure the requisite UniFirst vote. UniFirst will communicate to shareholders of UniFirst stock its recommendation that the shareholders of UniFirst approve the merger agreement and approve the first merger and will include such recommendation in this proxy statement/prospectus.
Subject to specified exceptions, the UniFirst Board may not (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify the UniFirst recommendation, in each case in a manner adverse to Cintas, Merger Sub Inc. or Merger Sub LLC, (ii) approve, authorize, declare advisable or recommend any UniFirst acquisition proposal or (iii) adopt or approve, or publicly propose to adopt or approve, or allow UniFirst or any of its subsidiaries to execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement or commitment relating to or that is intended to or would reasonably be expected to lead to, any UniFirst acquisition proposal (other than a confidentiality agreement) (any action described in the foregoing (i) and (ii) of this sentence being referred to as a “UniFirst adverse recommendation change”).
However, prior to the receipt of the UniFirst requisite vote (the “UniFirst shareholder approval”), the UniFirst Board (or a committee thereof) may, in response to a UniFirst intervening event, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify such UniFirst recommendation but only if (i) the

UniFirst Board (or a committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) UniFirst has notified Cintas in writing that the UniFirst Board intends to effect such a UniFirst adverse recommendation change, (iii) for a period of four business days UniFirst and its representatives have discussed and negotiated in good faith (in each case only if Cintas desires to negotiate) with the Cintas and its representatives proposed modifications to the terms and conditions of the merger agreement or the transactions contemplated by the merger agreement so that the failure to take such action would no longer be inconsistent with the UniFirst Board’s fiduciary duties under applicable law and (iv) no earlier than the end of such negotiation period, the UniFirst Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to the merger agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable law.
Agreement Not to Solicit Other Offers
The merger agreement provides that, from the date of the merger agreement until the first effective time or earlier termination of the merger agreement in accordance with its terms, and subject to certain exceptions:
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UniFirst will, and will cause its subsidiaries and its and their respective officers and directors to, immediately cease, and will instruct and use its reasonable best efforts to cause its and their respective other representatives to immediately cease, and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any UniFirst acquisition proposal other than the transactions contemplated by the merger agreement;

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UniFirst will not, and will not authorize, and will use its reasonable best efforts not to permit any of its representatives, to, directly or indirectly through another person (A) initiate, seek, solicit, knowingly facilitate, knowingly encourage (including by way of furnishing any information) or knowingly induce or knowingly take any other action which would reasonably be expected to lead to a UniFirst acquisition proposal, (B) engage in negotiations, communications or discussions with (other than to refer the inquiring person or its representatives to the merger agreement), or provide any information or data to, any person (other than Cintas or any of its representatives) relating to or for the purpose of encouraging or facilitating, or that would reasonably be expected to lead to, a UniFirst acquisition proposal or grant any waiver or release under or fail to enforce any standstill, confidentiality or other similar agreement (except that if the UniFirst Board (or a committee thereof) determines in good faith, after consultation with its outside counsel, that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under applicable law, UniFirst may waive any such standstill provision in order to permit a third party to make and pursue a UniFirst acquisition proposal), (C) approve, authorize, declare advisable or recommend any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, a UniFirst acquisition proposal, (D) execute, or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, or other similar agreement or commitment relating to or that is intended to or would reasonably be expected to lead to, a UniFirst acquisition proposal, as applicable, (other than certain permitted confidentiality agreements), or (E) resolve to do any of the foregoing;

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UniFirst will not provide and will, within one business day of the date of the merger agreement, terminate access of any third party to any data room (virtual or actual) or any other nonpublic diligence access which has been set up with respect to or in the context of a possible UniFirst acquisition proposal (other than the transactions contemplated by the merger agreement); and

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within one business day of the date of the merger agreement, UniFirst will demand the return or destruction of all confidential, nonpublic information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible UniFirst acquisition proposal (other than the transactions contemplated by this Agreement) with UniFirst or any of its subsidiaries within the twelve-month period preceding the date of the merger agreement.

Notwithstanding the provisions of the merger agreement described in the immediately preceding paragraph, if at any time prior to obtaining the UniFirst shareholder approval, UniFirst receives a bona fide written UniFirst acquisition proposal, from a third party that was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in violation of the merger agreement, then UniFirst may (i) contact the person or any of its representatives who has made such UniFirst acquisition proposal solely to clarify the terms of such UniFirst acquisition proposal so that the UniFirst Board (or any committee thereof) may inform itself about such UniFirst acquisition proposal and to inform the person or any of its representatives of the restrictions in the merger agreement, (ii) furnish information concerning its business, properties or assets to such person or any of its representatives pursuant to a confidentiality agreement with terms (including standstill provisions) that, taken as a whole, are not materially less favorable to UniFirst than those contained in the confidentiality agreement with Cintas and (iii) negotiate and participate in discussions and negotiations with such person or any of its representatives concerning such UniFirst acquisition proposal, in the case of the foregoing (ii) and (iii), if the UniFirst Board (or any committee thereof) determines in good faith, after consultation with outside financial advisors and outside legal counsel, that such UniFirst acquisition proposal constitutes or is reasonably likely to constitute or result in a UniFirst superior proposal. UniFirst must keep Cintas informed regarding a UniFirst superior proposal.
If the UniFirst Board receives a bona fide written UniFirst acquisition proposal that the UniFirst Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes a UniFirst superior proposal that did not result, directly or indirectly, from a breach of the merger agreement (it being understood that any such conclusion or public disclosure thereof in and of itself will not be deemed a UniFirst adverse recommendation change so long as such public disclosure includes the UniFirst recommendation) the UniFirst Board (or any committee thereof) may make a UniFirst adverse recommendation change and cause UniFirst to terminate the merger agreement in order to enter into a definitive agreement providing for such UniFirst superior proposal only if UniFirst has:
•	notified Cintas in writing that the UniFirst Board intends to make a UniFirst adverse recommendation change and terminate the merger agreement,
•	provided Cintas with a copy of the proposed definitive agreements and other proposed transaction documentation between UniFirst and the person making such UniFirst superior proposal,
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for a period of four business days following the notice delivered pursuant to the provisions described above discussed and negotiated in good faith (in each case only if Cintas desires to negotiate) with Cintas and its representatives any proposed modifications to the terms and conditions of the merger agreement or the transactions contemplated by the merger agreement so that the UniFirst acquisition proposal is no longer a UniFirst superior proposal, and

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no earlier than the end of such negotiation period, the UniFirst Board (or a committee thereof) determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to the merger agreement, that the UniFirst acquisition proposal still constitutes a UniFirst superior proposal and that the failure to take such action would still be inconsistent with its fiduciary duties under applicable law. In addition, any purported termination of the merger agreement in accordance with the foregoing will be void and of no force and effect unless the UniFirst termination fee has been paid to Cintas prior to or substantially concurrently with such termination.

Nothing contained in the merger agreement will prevent UniFirst or the UniFirst Board (or a committee thereof) from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a UniFirst acquisition proposal; however, such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.
Under the terms of the merger agreement, UniFirst agrees that any breach of the merger agreement’s restrictions, described above, against the solicitation of other offers by any of its representatives (acting as such) will be deemed to be a breach of the merger agreement by UniFirst.
Conditions to the Completion of the Mergers
The obligations of each of Cintas, Merger Sub Inc., Merger Sub LLC and UniFirst to complete the mergers are subject to the satisfaction or (to the extent permitted by law) waiver by Cintas and UniFirst of the following conditions:
•	UniFirst having obtained the UniFirst shareholder approval;
•	the shares of Cintas common stock to be issued in connection with the mergers having been approved for listing on the NASDAQ, subject to official notice of issuance;

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the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act, and not being the subject of any stop order or any legal, administrative or other similar proceedings or actions by or before the SEC seeking a stop order;

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any applicable waiting period (and any extension thereof) under the HSR Act relating to the completion of the mergers having expired or early termination thereof having been granted and any authorization or consent from a governmental authority required to be obtained with respect to the mergers under certain antitrust laws having been obtained and remaining in full force and effect;

•	the authorization or consent of the applicable governmental authority in respect of certain of UniFirst’s permits having been obtained and remaining in full force and effect; and
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no governmental authority of competent jurisdiction having issued or entered any order or promulgated or enacted any law after the date of the merger agreement having the effect of enjoining or otherwise prohibiting the completion of the mergers.

In addition, the obligations of each of Cintas, Merger Sub Inc. and Merger Sub LLC to complete the mergers are subject to the satisfaction or (to the extent permitted by law) waiver by Cintas of the following conditions:
•	accuracy as of the closing date of the representations and warranties made by UniFirst to the extent specified in the merger agreement;
•	UniFirst having performed or complied in all material respects with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the mergers;
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since the date of the merger agreement, no event, circumstance, occurrence, effect, fact, development or change having occurred that had or would reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on UniFirst that is continuing; and

•	Cintas having received a certificate from an executive officer of UniFirst certifying that the above conditions have been satisfied.
In addition, the obligations of UniFirst to complete the mergers are subject to the satisfaction or (to the extent permitted by law) waiver by UniFirst of the following conditions:
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accuracy as of the date of the merger agreement and as of the closing date of the representations and warranties made by Cintas, Merger Sub Inc. and Merger Sub LLC to the extent specified in the merger agreement;

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Cintas, Merger Sub Inc. and Merger Sub LLC having performed or complied in all material respects with each of their respective obligations required under the merger agreement to be performed or complied with on or prior to the closing of the mergers;

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since the date of the merger agreement, no event, circumstance, occurrence, effect, fact, development or change having occurred that had or would reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on Cintas that is continuing; and

•	UniFirst having received a certificate from an executive officer of Cintas certifying that the above conditions have been satisfied.
Neither Cintas nor UniFirst can provide assurance as to when or if all of the conditions to the mergers can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the first effective time, whether before or after receipt of the requisite UniFirst vote (except as indicated below), in the following circumstances:
•	by the mutual written consent of each of Cintas and UniFirst;
•	by either Cintas or UniFirst:
•
if the closing does not occur on or before January 10, 2027, subject to an automatic extension for up to two periods of four months in the event that (i) any applicable waiting period under the HSR Act relating to the consummation of the mergers has not expired or early termination has not been granted or any authorization or consent from a governmental authority required to be obtained with respect to the mergers under any certain other antitrust laws has not been obtained or has not remained in full force and effect or (ii) a governmental authority has issued an order or enacted a law that has the effect of enjoining or otherwise prohibiting the consummation of the mergers, if such restraint is in respect of an antitrust law, but all other conditions described in “—Conditions to Completion of the Mergers” above have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing (if such conditions are capable of being satisfied were the closing to occur at such time)) (such date, as may be so extended, the “Termination Date”);
•	if there exists a law or final and nonappealable order permanently restraining or prohibiting the mergers;
•	upon a failure to obtain the UniFirst shareholder approval (after a shareholder meeting is held for such purpose);
•
in the event of an uncured or uncurable breach by the other party (in the case of Cintas, including Merger Sub Inc. and Merger Sub LLC) of its representations, warranties, covenants or other agreements under the merger agreement, which would result in failure of the conditions related to representations and warranties or performance of obligations under the merger agreement described in “—Conditions to Completion of the Mergers” above;

•
by UniFirst, prior to receipt of the UniFirst shareholder approval, to enter into a definitive agreement with respect to a UniFirst superior proposal, to the extent permitted by the merger agreement and provided that UniFirst (i) has complied in all material respects with its nonsolicitation obligations (as described in “—Agreement Not to Solicit Other Offers”) and (ii) pays the UniFirst termination fee (as described in “—Termination Fees” below);

•
by Cintas in the event that prior to receipt of the UniFirst shareholder approval (i) the UniFirst Board makes a UniFirst adverse recommendation change, (ii) UniFirst or the UniFirst Board fails to include the UniFirst recommendation in this proxy statement/prospectus, (iii) any directors, officers, senior executives or financial advisors of UniFirst materially breaches any of its nonsolicitation obligations described in “—Agreement Not to Solicit Other Offers” above or (iv) the UniFirst Board fails to (A) publicly reaffirm the UniFirst recommendation within 10 business days of receipt of a written request by Cintas to provide such reaffirmation following receipt by UniFirst of a UniFirst acquisition proposal that is publicly announced and not publicly withdrawn (which request by Cintas may only be given once with respect to each such UniFirst acquisition proposal; provided that Cintas may make one additional written request to which this clause (A) will apply in the event of any publicly disclosed change to the price or other material terms of such UniFirst acquisition proposal) or (B) recommend against any UniFirst acquisition proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act (in a Solicitation/Recommendation Statement on Schedule 14D-9, if such statement is required to be filed or is otherwise filed), within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer; provided, that Cintas may only terminate the merger agreement pursuant to this bullet point prior to the receipt of the UniFirst shareholder approval.

The party terminating the merger agreement must deliver prompt written notice thereof to the other party setting forth in reasonable detail the provision pursuant to which the merger agreement is being terminated and the facts and circumstances forming the basis for such termination.
Effect of Termination
If the merger agreement is terminated and the mergers are abandoned by either Cintas or UniFirst, as provided in the section titled “—Termination of the Merger Agreement” above, written notice will be given by the terminating party and the merger agreement will become null and void and of no effect, without liability on the part of any party to the merger agreement, except that (i) no such termination will relieve any party to the merger agreement of any liability or damages resulting from any knowing and intentional breach of its obligations under the merger agreement prior to such termination or fraud in the making of the representations and warranties set forth in the merger agreement and (ii) the confidentiality agreement, certain provisions relating to the financing, and sections of the merger agreement relating to the effect of termination, termination fees, amendment, extension and waiver and other general provisions will survive termination of the merger agreement.

Termination Fees
UniFirst will pay Cintas a termination fee equal to $213,300,000 (the “UniFirst termination fee”) if the merger agreement is terminated in the following circumstances:
•
by Cintas on the basis of a breach of a representation, warranty, covenant or agreement contained in the merger agreement or by either Cintas or UniFirst on the basis that the Termination Date has passed or the UniFirst shareholder approval has not been obtained upon a vote at the special meeting and in any such case:

•
after the execution of the merger agreement and prior to termination (or prior to the special meeting in the event of a termination for failure to obtain the UniFirst shareholder approval), a UniFirst acquisition proposal was publicly disclosed (or, in the case of termination pursuant to a breach of a representation, warranty, covenant or agreement in the merger agreement or the passing of the Termination Date, otherwise made known to the UniFirst Board) and not withdrawn or not otherwise abandoned (in each case, publicly, if publicly disclosed) prior to the termination (or at least two business days prior to the special meeting, in the case of a termination for failure to obtain the UniFirst shareholder approval); and

•
within 12 months after the termination, any UniFirst acquisition proposal is consummated or UniFirst enters into a definitive agreement with respect to any UniFirst acquisition proposal (regardless of when or whether such transaction is consummated) (provided, however, that for purposes of this paragraph, the references to “20%” in the definition of “Company Acquisition Proposal” in the merger agreement are deemed to be references to “50%”);

•	by UniFirst at any time prior to the receipt of the UniFirst shareholder approval, in order to enter a definitive agreement with respect to a UniFirst superior proposal; or
•	by Cintas pursuant to the last bullet in the section “—Termination of the Merger Agreement” above.
Cintas will pay UniFirst a termination fee equal to $350,000,000 (the “Cintas termination fee”) if the merger agreement is terminated in the following circumstances:
•
by Cintas or UniFirst on the basis that the Termination Date has passed or prior to the first effective time a restraint has been enacted that has the effect of permanently restraining or prohibiting the mergers, solely to the extent the restraint is in respect of an antitrust law, and, at the time of such termination, the conditions to closing relating to the expiration of the waiting period under the HSR Act and other applicable antitrust laws and restraints by governmental authorities have not been satisfied or waived (solely to the extent the restraint is in respect of an antitrust law), but all other conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing (if such conditions are capable of being satisfied were the closing to occur at such time)); and

•
by UniFirst on the basis of an uncured material breach by Cintas of its covenants and agreements relating to appropriate actions, filings and consents described in the section “—Regulatory Matters” above.

In the case of a termination when a termination fee is payable by Cintas to UniFirst, UniFirst will, within seven business days following the termination, irrevocably elect in writing to accept or decline the Cintas termination fee payable pursuant to this bullet, and failure to elect to decline such Cintas termination fee within such period will be deemed an election to accept such Cintas termination fee and constitute an irrevocable waiver of any and all claims against Cintas, including with respect to the knowing and intentional breach of Cintas’ obligations under the merger agreement prior to the termination of the merger agreement or fraud by Cintas in the making of the representations and warranties set forth therein.
The merger agreement provides that the parties agree that (i) in no event will UniFirst be required to pay the UniFirst termination fee on more than one occasion and (ii) in no event will Cintas be required to pay the Cintas termination fee on more than one occasion.
Expenses
Except as otherwise expressly provided in the merger agreement, all expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the mergers are completed.

Amendment, Waiver and Extension of the Merger Agreement
The merger agreement may be amended by mutual agreement of the parties in writing, except that (i) after the UniFirst shareholder approval has been obtained, there may not be any amendment that by applicable law or in accordance with the rules of any stock exchange requires further approval by the shareholders of UniFirst without such further approval of such shareholders, (ii) there may not be any amendment or change not permitted under applicable law and (iii) there may not be an amendment to, modification of, termination of or waiver of any of provision relating to amendment, status as third-party beneficiaries, governing law, waiver of jury trial, forum selection, or waiver of claims against financing sources and the definitions of “financing source party” and “financing source” that is adverse to any financing source parties without the written consent of the financing source parties.
At any time prior to the completion of the mergers, subject to applicable law, the parties may:
•	extend the time for the performance of any obligation or other act of any other party to the merger agreement;
•
waive any inaccuracy in the representations and warranties of the other party to the merger agreement contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any agreement or condition contained in the merger agreement.
No failure or delay by any party in exercising any right under the merger agreement will operate as a waiver of such right nor will any single or partial exercise of any such right preclude any other or further exercise of any other right under the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.
Governing Law
The merger agreement and all proceedings (whether based in contract, tort or otherwise) arising out of or relating to the merger agreement or the actions of Cintas, Merger Sub Inc., Merger Sub LLC or UniFirst in the negotiation, administration, performance and enforcement thereof, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that, notwithstanding the foregoing, (i) matters relating to the fiduciary duties of the UniFirst Board and matters relating to the mergers, will be governed by, and construed in accordance with, the laws of the State of Massachusetts, and (ii) matters relating to any action or claim against any of the financing source parties will be governed by, and construed in accordance with, the laws of the State of New York.
Specific Performance
Cintas and UniFirst have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party to the merger agreement does not perform the provisions of the merger agreement (including failing to take such actions as are required of such party to complete the merger agreement) in accordance with the specified terms of the merger agreement or otherwise breaches the provisions of the merger agreement. Accordingly, the parties acknowledged and agreed that, prior to any valid termination of the merger agreement in accordance with the terms of the merger agreement, the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to provide any bond or other security in connection with any such order or injunction.

THE VOTING AND SUPPORT AGREEMENT
This section of the proxy statement/prospectus describes certain material terms of the voting and support agreement entered into among Cintas and certain holders of UniFirst stock that are affiliated with the Croatti family. The following summary is qualified in its entirety by reference to the complete text of the voting and support agreement, which is attached as Annex B to, and incorporated by reference into, this proxy statement/prospectus. We urge you to read the voting and support agreement in its entirety.
Concurrently with the execution and delivery of the merger agreement, Cintas and certain holders of UniFirst stock affiliated with the Croatti family entered into a voting and support agreement pursuant to which, among other things, the supporting shareholders, subject to the terms of the voting and support agreement, agreed to (i) vote the shares of UniFirst stock over which he, she or it has beneficial ownership of (A) in favor of the approval of the merger agreement and the mergers and (B) against any competing transaction or any amendment to the UniFirst articles of organization or UniFirst bylaws that would impair, prevent or delay the consummation of the mergers or would result in the conversion of the UniFirst class B common stock into UniFirst common stock and (ii) not transfer his, her or its shares of UniFirst stock prior to the special meeting, with certain limited exceptions. Pursuant to the voting and support agreement, the supporting shareholders agreed not to initiate, seek, solicit, facilitate or encourage a competing transaction. The voting and support agreement will terminate upon the earlier of (i) the approval of the merger proposal by the UniFirst shareholders at the special meeting, (ii) the termination of the merger agreement, (iii) the UniFirst Board’s withdrawal, qualification or modification of its recommendation that the UniFirst shareholders approve the merger proposal, (iv) any amendment to the merger agreement without the prior written consent of the supporting shareholders that (A) decreases the amount or changes the form of the merger consideration, (B) imposes any additional material restrictions on or material additional conditions on the payment of the merger consideration to the UniFirst shareholders or (C) extends the Termination Date (as defined in “—Termination of the Merger Agreement”) (except if such extension is explicitly provided for in, and effected pursuant to, the merger agreement) or (v) the mutual written consent of the parties to the voting and support agreement. As of May 11, 2026, the record date for the special meeting, the supporting shareholders had beneficial ownership of approximately 3,361,311 shares of UniFirst class B common stock and approximately 13,657 shares of UniFirst common stock representing approximately 67.20% of the combined voting power represented by all issued and outstanding shares of UniFirst stock voting together as a single class.

INFORMATION ABOUT CINTAS AND THE MERGER SUBS
Cintas
Cintas helps more than one million businesses of all types and sizes get READYTM to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, towels, restroom supplies, workplace water services, first aid and safety products, eye-wash stations, safety training, fire extinguishers, sprinkler systems and alarm service, Cintas helps customers get Ready for the Workday®.
As of November 30, 2025, Cintas had total consolidated assets of approximately $10.1 billion, total consolidated liabilities of approximately $5.7 billion and shareholders’ equity of approximately $4.5 billion.
Cintas is incorporated under the laws of the State of Washington and maintains its principal executive offices in Cincinnati, Ohio. Cintas’ principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262, its telephone number is (513) 459-1200 and its website is https://www.cintas.com. Shares of Cintas’ common stock are listed on the NASDAQ under the symbol “CTAS.” The information Cintas’ website is not part of this proxy statement/prospectus, and the reference to Cintas’ website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus. Additional information about Cintas and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.
Merger Sub Inc.
Merger Sub Inc. is a wholly owned subsidiary of Cintas. Merger Sub Inc. was formed solely for the purpose of completing the mergers. Merger Sub Inc. has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the mergers or the merger agreement. Merger Sub Inc. was formed in the State of Delaware on March 9, 2026. Merger Sub Inc.’s principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262, and its telephone number is (513) 459-1200.
Merger Sub LLC
Merger Sub LLC is a wholly owned subsidiary of Cintas. Merger Sub LLC was formed solely for the purpose of completing the mergers. Merger Sub LLC has not engaged in any other business activities and has not incurred any liabilities or obligations, except for activities, liabilities or obligations incidental to its formation or in connection with the mergers or the merger agreement. Merger Sub LLC was formed in the State of Delaware on March 9, 2026. Merger Sub LLC’s principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262, and its telephone number is (513) 459-1200.

INFORMATION ABOUT UNIFIRST
Headquartered in Wilmington, Massachusetts, UniFirst is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, UniFirst also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its three company-owned manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 16,000-plus employee team partners, UniFirst outfits more than 2.0 million workers every day.
As of February 28, 2026, UniFirst had total consolidated assets of approximately $2.8 billion, total consolidated liabilities of approximately $617.0 million and shareholders’ equity of approximately $2.2 billion.
UniFirst is incorporated under the laws of the State of Massachusetts. UniFirst’s principal executive offices are located at 68 Jonspin Road, Wilmington, Massachusetts 01887, its telephone number is (978) 658-8888 and its website address is www.unifirst.com. UniFirst common stock is publicly traded on the NYSE, under the ticker symbol “UNF.” The information contained on UniFirst’s website is not part of this proxy statement/prospectus, and the reference to UniFirst’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus. Additional information about UniFirst is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 154.

THE UNIFIRST SPECIAL MEETING
This proxy statement/prospectus is being provided to UniFirst shareholders of record as part of a solicitation of proxies by the UniFirst Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides UniFirst shareholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Location
The special meeting will be held on June 11, 2026, at 10:00 a.m. Eastern Time in a virtual-only format, via the Internet at https://meetnow.global/MJT2K5M.
Attending the Special Meeting
You will be able to attend the special meeting by visiting the special meeting website at https://meetnow.global/MJT2K5M and entering a control number. If you hold your shares of UniFirst stock as a holder of record, your control number will be printed on your proxy card. If instead you hold your shares of UniFirst stock through an account with a bank, broker or other nominee (that is, if you are the beneficial owner of shares held in “street name”), your bank, broker or other nominee may provide you with your control number on the voting instruction form it furnishes to you; otherwise, you should contact your bank, broker or other nominee (preferably at least five business days before the date of the special meeting) to obtain a legal proxy that will permit you to attend, and vote at, the special meeting. If you join the special meeting by using your control number or obtaining a legal proxy and logging in to the special meeting website, you will be able to attend and participate in the special meeting, submit your questions during the special meeting, and vote your shares online during the special meeting.
UniFirst shareholders are encouraged to access the special meeting before the start time of 10:00 a.m. Eastern Time. Please allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. If you encounter technical difficulties at the check-in for the special meeting or during the special meeting, please call the technical support telephone number that will be posted on the special meeting website at https://meetnow.global/MJT2K5M.Technicians will be available to assist you.
UniFirst shareholders who participate in the special meeting via the special meeting website will be considered to have attended the special meeting and to have been present at the special meeting “in person,” including for purposes of determining a quorum and counting votes.
Purpose
At the special meeting, UniFirst shareholders will be asked to consider and vote on the following:
Approval of the Merger Agreement. To approve the merger agreement, which is further described in the section of this proxy statement/prospectus titled “The Merger Agreement,” beginning on page 77. A copy of the merger agreement is attached as Annex A hereto;
UniFirst Merger-Related Compensation. To approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to UniFirst’s named executive officers in connection with the mergers; and
Adjournment of the Special Meeting. To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to UniFirst shareholders.
Completion of the first merger is conditioned on, among other things, the approval of the merger proposal. UniFirst will transact no other business at the special meeting, other than as described above.

Recommendation of the UniFirst Board
After careful consideration of various factors described in the section titled “The Mergers—UniFirst’s Reasons for the Mergers; Recommendation of the UniFirst Board of Directors” beginning on page 48, the UniFirst Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are in the best interests of UniFirst and its shareholders, and unanimously recommends that UniFirst shareholders vote:
“FOR” the merger proposal;
“FOR” the non-binding compensation advisory proposal; and
“FOR” the adjournment proposal.
Record Date; Outstanding Shares; Shareholders Entitled to Vote
Only UniFirst shareholders of record as of the close of business on May 11, 2026, the record date for the special meeting, are entitled to notice of, and to vote at the special meeting, or any adjournment or postponement of the special meeting.
As of the close of business on the record date, there were approximately 14,532,640 shares of UniFirst common stock issued and outstanding and approximately 3,551,265 shares of UniFirst class B common stock issued and outstanding. The shares of UniFirst common stock and UniFirst class B common stock shall be entitled to vote at the special meeting as a single class. Each share of UniFirst common stock held as of the close of business on the record date entitles such UniFirst shareholder to one vote. Each share of UniFirst class B common stock held as of the close of business on the record date entitles such UniFirst shareholder to 10 votes.
Quorum
A quorum of UniFirst shareholders is necessary for UniFirst to hold a valid special meeting. The representation in person or by proxy of at least a majority of all UniFirst common stock and UniFirst class B common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, broker or other nominee how to vote, your shares of UniFirst stock will not be counted towards a quorum. Abstentions are considered present for the purpose of determining the presence or absence of a quorum.
Required Vote; Treatment of Abstentions; Failure to Vote
Approval of the merger proposal requires the affirmative vote of two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.
Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast on this proposal by holders of shares of UniFirst stock, voting together as a single class and represented in person or by proxy at the special meeting. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of this proposal.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on this proposal by holders of shares of UniFirst stock, voting together as a single class and represented in person or by proxy at the special meeting. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of this proposal.
The approval of the merger proposal is a condition to closing under the merger agreement, as UniFirst shareholders must approve the merger agreement in order for the mergers to occur. If UniFirst shareholders fail to approve the merger proposal, the mergers will not occur.
On March 10, 2026, concurrently with the execution of the merger agreement, the supporting shareholders who are individuals and entities affiliated with the Croatti family, which own, directly or indirectly, in the aggregate, approximately two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, entered into the voting and support agreement with Cintas, pursuant to which they have agreed, among other things, to vote their shares of UniFirst stock in favor of the approval of the merger agreement and the transactions contemplated thereby at the special meeting, with certain exceptions (as further described in the section titled “The Voting and Support Agreement” beginning on page 97 of this proxy statement/prospectus). As a result, and subject to the terms of the voting and support agreement and certain exceptions therein, the approval of the merger proposal is expected at the special meeting.
The approval of the non-binding compensation proposal and the adjournment proposal are not conditions to the completion of the mergers. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, UniFirst shareholders may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).
Share Ownership of and Voting by UniFirst Directors and Executive Officers
As of the close of business on May 11, 2026, the most recent practicable date for which such information was available, directors and executive officers of UniFirst owned and were entitled to vote approximately 48,730 shares of UniFirst common stock, approximately 0.34% of the shares of UniFirst common stock outstanding on that date, and approximately 19,321 shares of UniFirst class B common stock, approximately 0.54% of the shares of UniFirst class B common stock outstanding on that date. As of May 11, 2026, the record date of the special meeting, UniFirst’s directors and executive officers held sole dispositive and voting power over shares of UniFirst stock representing approximately 0.48% of the voting power represented by all issued and outstanding shares of UniFirst stock. It is currently expected that UniFirst’s directors and executive officers will vote their shares of UniFirst stock in favor of each of the proposals to be considered at the special meeting, although of UniFirst’s directors and executive officers, only Cynthia Croatti has entered into the voting and support agreement, which subject to certain exceptions, obligates her to vote her shares of UniFirst stock “FOR” the merger proposal and “FOR” the adjournment proposal. For information with respect to UniFirst stock owned by directors and executive officers of UniFirst, please see the sections titled “The Mergers—Interests of UniFirst’s Directors and Executive Officers in the Mergers” beginning on page 66 of this proxy statement/prospectus, “The Mergers—Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of UniFirst” beginning on page 73 of this proxy statement/prospectus and “The Voting and Support Agreement” beginning on page 97 of this proxy statement/prospectus.
Voting of Shares by Record Holders
At the Virtual Special Meeting
Go to https://meetnow.global/MJT2K5M and join using your control number. Please log in 15 minutes prior to the start of the meeting to ensure you can hear streaming audio.
Via the Internet
Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
Telephonically
Voting instructions may be transmitted telephonically by using any touch-tone telephone to call 1-800-652-VOTE (8683) to transmit voting instructions until 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you call and follow the instructions.
Via Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope UniFirst has provided or return it to Computershare Communications Services, 118 Fernwood Avenue, Edison, NJ 08837-3852. Your proxy card must be received prior to the special meeting, which is scheduled to be held at 10:00 a.m. Eastern Time on June 11, 2026.
Voting of Shares Held in Street Name; Broker Non-Votes
If your shares of UniFirst stock are held in an account at a bank, broker or other nominee holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a UniFirst proxy card directly to UniFirst unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of UniFirst stock on behalf of their customers may not give a proxy to UniFirst to vote those shares with respect to the merger proposal, the compensation advisory proposal or the adjournment proposal without specific instructions from their customers. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. It is expected that all proposals to be voted on at the special meeting are “non-routine” matters, and, accordingly, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting.
Revocability of Proxies; Changing Your Vote
The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by: (1) attending the special meeting and voting electronically during the meeting, but your attendance at the special meeting will not automatically revoke your proxy unless you properly vote electronically during the special meeting; (2) specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the special meeting to the UniFirst’s secretary at UniFirst’s principal executive offices located at 68 Jonspin Road, Wilmington, Massachusetts 01887; (3) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or (4) duly completing a later-dated proxy card relating to the same shares of UniFirst stock and delivering it to UniFirst’s secretary before the taking of the vote at the special meeting. If you choose any of the last three methods, you must take the described action no later than the beginning of the special meeting.
Solicitation of Proxies; Expenses of Solicitation
On or about May 12, 2026, UniFirst mailed the proxy statement/prospectus and proxy cards to its shareholders. All UniFirst shareholders of record and street name holders will have the ability to access all of UniFirst’s proxy materials via the Internet at https://www.envisionreports.com/UNF.
The entire cost of soliciting proxies, including providing any associated materials to UniFirst shareholders, will be borne by UniFirst. UniFirst has retained MacKenzie Partners, Inc. as proxy solicitor at a cost of approximately $10,000 plus expenses. UniFirst and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of UniFirst stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners, and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers of employees of UniFirst without extra compensation.
Tabulation of Votes
Within four business days following the special meeting, UniFirst intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, UniFirst will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.
Adjournments
Subject to certain restrictions contained in the merger agreement, the special meeting may be adjourned to allow additional time for obtaining additional proxies. In accordance with UniFirst’s bylaws, no notice of the date, time, place and the means of remote communication, if any, of adjourned meetings need be given, except as required by the MBCA. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The date, time and place of the special meeting may be changed at any time by vote of the UniFirst Board.
At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
Householding
The SEC’s rules permit UniFirst to deliver a single set of proxy materials to one address shared by two or more UniFirst shareholders. This delivery method is referred to as “householding” and can result in significant cost savings for UniFirst. To take advantage of this opportunity, UniFirst has delivered only one set of proxy materials to multiple shareholders who share an address, unless UniFirst received contrary instructions from the impacted shareholders prior to the mailing date. UniFirst agrees to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact UniFirst’s Investor Services at (978) 658-8888 or in writing at UniFirst Corporation, 68 Jonspin Road, Wilmington, MA 01887.
Assistance
If you have any questions concerning the proposals in this notice, the mergers or the proxy statement/prospectus, would like additional copies or need help voting your shares of UniFirst stock, please contact UniFirst’s proxy solicitor at:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, NY 10001
Shareholders may call toll free: (800) 322-2885
Banks and Brokers may call collect: (212) 929-5500
Email: proxy@mackenziepartners.com
The matter to be considered at the special meeting is of great importance to the UniFirst shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

THE UNIFIRST PROPOSALS
At the special meeting, UniFirst shareholders will be asked to consider and vote on the following proposals, which are more fully described elsewhere in this proxy statement/prospectus:
UniFirst Proposal I: Approval of the Merger Agreement
It is a condition to the completion of the mergers that UniFirst shareholders approve the merger proposal. In the mergers, each UniFirst shareholder will receive, for each eligible share of UniFirst stock that is issued and outstanding as of immediately prior to the effective time of the first merger, the merger consideration of $155.00 per share in cash, without interest, and 0.7720 shares of Cintas common stock, as further described in the section titled “The Merger Agreement—Merger Consideration” beginning on page 77.
Approval of the merger proposal requires the affirmative vote of two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, voting together as a single class. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal. If the merger proposal is not approved, the mergers will not occur.
On March 10, 2026, concurrently with the execution of the merger agreement, individuals and entities affiliated with the Croatti family that own, directly or indirectly, in the aggregate approximately two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock, entered into the voting and support agreement with Cintas, pursuant to which they have agreed, among other things, to vote their shares of UniFirst stock in favor of the approval of the merger agreement and the transactions contemplated thereby at the special meeting, with certain exceptions (as further described in the section titled “The Voting and Support Agreement” beginning on page 97 of this proxy statement/prospectus). As a result, and subject to the terms of the voting and support agreement and certain exceptions therein, the approval of the merger proposal is expected at the special meeting.
The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, UniFirst shareholders may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).
The UniFirst Board unanimously recommends a vote “FOR” the merger proposal.
UniFirst Proposal II: Advisory Vote on UniFirst Merger-Related Compensation
As required by Rule 14a-21(c) of the Exchange Act and the applicable SEC rules issued thereunder, UniFirst is required to provide its shareholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to UniFirst’s named executive officers that is based on or otherwise relates to the mergers, as described in the section titled “The Mergers—Interests of UniFirst’s Directors and Executive Officers in the Mergers” beginning on page 66. Accordingly, UniFirst shareholders are being provided the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon UniFirst or the UniFirst Board, and approval of this proposal is not a condition to completion of the mergers and is a vote separate and apart from the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the non-binding compensation advisory proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the mergers is based on the terms of the merger agreement as well as the contractual arrangements with UniFirst’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal is approved (subject only to the contractual conditions applicable thereto). However, UniFirst seeks the support of its shareholders and believes that shareholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the merger proposal from its early stages until consummation. Accordingly, holders of shares of UniFirst stock are being asked to vote on the following resolution:
RESOLVED, that the shareholders of UniFirst approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of UniFirst that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Mergers—Interests of UniFirst’s Directors and Executive Officers Mergers” beginning on page 66.
Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast on this proposal by holders of shares of UniFirst stock, voting together as a single class and represented in person or by proxy at the special meeting. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of this proposal. The approval of the non-binding compensation proposal is not a condition to the completion of the mergers.
The UniFirst Board unanimously recommends a vote “FOR” the non-binding compensation advisory proposal.
UniFirst Proposal III: Adjournment Proposal
The special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to UniFirst shareholders.
UniFirst is asking its shareholders to authorize the holder of any proxy solicited by the UniFirst Board to vote in favor of any adjournment of the special meeting to solicit additional proxies if there are not sufficient votes to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to UniFirst shareholders.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on this proposal by holders of shares of UniFirst stock, voting together as a single class and represented in person or by proxy at the special meeting, whether or not a quorum is present. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of this proposal. The approval of the adjournment proposal is not a condition to the completion of the mergers.
The UniFirst Board unanimously recommends a vote “FOR” the adjournment proposal.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
On March 10, 2026, Cintas, Merger Sub Inc., Merger Sub LLC and UniFirst entered into the merger agreement, pursuant to which Merger Sub Inc. will merge with and into UniFirst, with UniFirst surviving the merger as a wholly owned subsidiary of Cintas, immediately followed by the merger of UniFirst with and into Merger Sub LLC, with Merger Sub LLC surviving such merger as a wholly owned subsidiary of Cintas. Following the consummation of the mergers, UniFirst will be a wholly owned subsidiary of Cintas. For additional details, please see the section titled “—Description of the Mergers” below.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet gives effect to the mergers, the Cintas share issuance and the debt financing (see the sections titled “—Description of the Mergers” and “—Description of the Financing” below for explanation of the Cintas share issuance and debt financing, respectively) as if those transactions (collectively, the “Transactions”) had been completed on February 28, 2026 and combines the unaudited condensed consolidated balance sheet of Cintas as of February 28, 2026 with the unaudited condensed consolidated balance sheet of UniFirst as of February 28, 2026.
The unaudited pro forma condensed combined statements of income for the year ended May 31, 2025 and the nine months ended February 28, 2026 give effect to the Transactions as if they had occurred on June 1, 2024, the first day of Cintas’ fiscal year 2025 and combines the historical results of Cintas and UniFirst. The unaudited pro forma condensed combined statement of income for the fiscal year ended May 31, 2025 combines the audited consolidated statement of income of Cintas for the fiscal year ended May 31, 2025 and UniFirst’s audited consolidated statement of income for the fiscal year ended August 30, 2025. The unaudited pro forma condensed combined statement of income for the nine months ended February 28, 2026 combines the unaudited condensed consolidated statement of income of Cintas for the nine months ended February 28, 2026 with UniFirst’s unaudited condensed combined statement of income for the nine months ended February 28, 2026. Refer to “Note 1 - Basis of Presentation” in the notes to the unaudited pro forma condensed combined financial statements for additional details regarding the differing fiscal year ends and periods presented.
The historical financial statements of Cintas and UniFirst have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give pro forma effect to the transaction accounting adjustments which are necessary to account for the mergers (the “Acquisition Adjustments”) and other financing transactions (the “Financing Adjustments”, collectively the “Transaction Accounting Adjustments”) in accordance with GAAP. Certain reclassifications have also been made to conform the historical financial statement presentation of UniFirst to that of Cintas. Refer to “Note 2 - Cintas and UniFirst Reclassification Adjustments” for additional details regarding the reclassifications. The unaudited pro forma adjustments are based upon available information and certain assumptions that Cintas’ management believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings due to operating efficiencies, or any other business changes or synergies that may result from the Transactions.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•	The accompanying notes to the unaudited pro forma condensed combined financial information;
•
The separate audited financial statements of Cintas as of and for the fiscal year ended May 31, 2025 and the related notes, included in Cintas’ Annual Report on Form 10-K for the fiscal year ended May 31, 2025;

•
The separate unaudited financial statements of Cintas as of and for the nine months ended February 28, 2026 and the related notes, included in Cintas’ Quarterly Report on Form 10-Q for the period ended February 28, 2026;

•
The separate audited financial statements of UniFirst as of and for the fiscal year ended August 30, 2025 and the related notes, included in UniFirst’s Annual Report on Form 10-K for the fiscal year ended August 30, 2025;

•
The separate unaudited financial statements of UniFirst as of and for the 6 months ended February 28, 2026 and the related notes, included in UniFirst’s Quarterly Report on Form 10-Q for the period ended February 28, 2026;

•
The separate unaudited financial statements of UniFirst as of and for the 9 months ended May 31, 2025 and the related notes, included in UniFirst’s Quarterly Report on Form 10-Q for the period ended May 31, 2025.

Description of the Mergers
Pursuant to the merger agreement, each share of UniFirst stock issued and outstanding immediately prior to the first effective time will be automatically canceled and converted into the right to receive the merger consideration. Further, under the terms of the merger agreement:
•
Each outstanding Company RSU award will be either (i) canceled and converted into the right to receive the merger consideration if vested, vesting upon the transaction, or held by non-employees, or (ii) assumed by Cintas and converted into a converted RSU with respect to shares of Cintas common stock, with the number of shares determined based on the equity award conversion ratio, and otherwise subject to substantially the same terms and conditions as prior to the effective time.

•
Each outstanding Company SAR award will be either (i) deemed exercised and converted into the right to receive the merger consideration (or canceled for no consideration if out-of-the-money) if vested, vesting upon the transaction, held by non-employees, or in-the-money relative to the Company Final Price (as defined in the merger agreement), or (ii) assumed and converted into a stock-settled SAR award of Cintas, with adjusted shares and exercise price based on the equity award conversion ratio, and otherwise subject to substantially the same terms and conditions; and

•
Each outstanding Company PSU award will be either (i) canceled and converted into the right to receive the merger consideration based on the deemed performance level if held by non-employees, or (ii) assumed and converted into a converted RSU of Cintas based on the deemed performance level and the equity award conversion ratio, with vesting generally subject to time-based conditions consistent with the original awards.

Description of the Financing
In connection with the execution of the merger agreement, on March 10, 2026, Cintas obtained committed debt financing pursuant to a commitment letter (the “Debt Letter”) with the Debt Commitment Parties. Pursuant to the Debt Letter, the Debt Commitment Parties have committed to provide the Bridge Facility consisting of two separate tranches, subject to the terms and conditions set forth therein.
In addition, on March 27, 2026, Cintas Corporation No. 2, a direct subsidiary of Cintas, entered into the Revolving Credit Agreement among Cintas Corporation No. 2, as borrower, certain lenders and KeyBank National Association, as administrative agent. The Revolving Credit Agreement provides, among other things, that the Revolving Loans under the Revolving Facility are available for, subject to the satisfaction of certain limited conditions (including the consummation of the mergers in accordance with the merger agreement), the consummation of the mergers. The commitments under Tranche B of the Bridge Facility were replaced by the Revolving Facility. As a result, the remaining commitments under the Bridge Facility are $1.6 billion.
Prior to closing of the mergers, Cintas expects to execute permanent financing of $2.8 billion (the “Permanent Debt Financing”) that will eliminate the need to draw down on the Bridge Facility. For purposes of the unaudited pro forma condensed combined financial information, the assumed interest rate on the Permanent Debt Financing is 5% per annum based on current market conditions and management’s expectations. The proceeds of the Permanent Debt Financing, together with cash on hand and/or other available funds, are expected to be used to fund the cash portion of the merger consideration and pay fees and expenses incurred in connection with the mergers. The unaudited pro forma condensed combined financial information assumes that Cintas does not draw down on the Bridge Facility but instead finances the mergers with the Permanent Debt Financing and the Bridge Facility is terminated upon closing. Accordingly, the fees incurred in connection with the Bridge Facility commitments are reflected in the unaudited pro forma condensed combined financial information. Cintas has not secured the Permanent Debt Financing or drawn on the Bridge Facility, and any financing related to the mergers may be different from the amount assumed for purposes of the unaudited pro forma condensed combined financial information. These assumptions and expectations are subject to change, and the debt issuance costs to be incurred and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of closing and inputs to interest rate determination on debt instruments issued.
The obligations of Parent to consummate the mergers are not subject to any financing condition.
Accounting for the Mergers
The mergers are being accounted for as a business combination using the acquisition method with Cintas as the accounting acquirer in accordance with ASC 805. Under this method of accounting, the aggregate merger consideration will be allocated to UniFirst’s assets acquired and liabilities assumed based upon their preliminary fair values at the date of completion of the mergers. The process of valuing the net assets of UniFirst immediately prior to the mergers, as well as evaluating accounting policies for conformity, is preliminary. Any excess of the preliminary fair value of the merger consideration and the preliminary fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.
All historical financial statements included are presented in thousands of U.S. Dollars and have been prepared on the basis of GAAP and Cintas’ accounting policies. The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the mergers, the Cintas share issuance, and the debt financing had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company. Refer to “Note 1 - Basis of Presentation” for more information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of February 28, 2026
($ in 000’s)

	Cintas Corporation (Historical)	UniFirst Corporation Reclassed (Note 2)	Transaction Accounting Adjustments
			Acquisition Adjustments	(Note 4)	Financing Adjustments	(Note 5)	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	183,204	157,458	(2,909,669)	(a)	2,772,500	(a)	203,493
Accounts receivable, net	1,542,973	291,580	—		—		1,834,553
Inventories, net	450,501	147,477	—		—		597,978
Uniforms and other rental items in service	1,240,648	236,251	—		—		1,476,899
Prepaid expenses and other current assets	185,608	70,320	(20,722)	(b)	—		235,206
Total Current Assets	$3,602,934	$903,086	$(2,930,391)		$2,772,500		$4,348,129
Property and equipment, net	1,716,864	931,588	263,050	(c)	—		2,911,502
Investments	407,138	—	—		—		407,138
Goodwill	3,499,028	669,996	2,184,279	(d)	—		6,353,303
Service contracts, net	286,746	69,991	1,171,009	(e)	—		1,527,746
Operating lease right-of-use assets, net	255,290	77,804	0		—		333,094
Other assets, net	465,721	146,942	(47,518)	(f)	—		565,145
Total Assets	$10,233,721	$2,799,407	$640,429		$2,772,500		$16,446,057
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	481,010	92,089	—		—		573,099
Accrued compensation and related liabilities	209,995	72,627	—		—		282,622
Accrued liabilities	831,037	58,954	72,748	(g)	—		962,739
Income taxes, current	11,240	30	—		(2,000)	(b)	9,270
Operating lease liabilities, current	54,130	20,225	—		—		74,355
Debt due within one year	229,490	—	—		—		229,490
Total Current Liabilities	$1,816,902	$243,925	$72,748		$(2,000)		$2,131,575
Long-term liabilities:
Debt due after one year	2,427,301	—	—		2,780,500	(c)	5,207,801
Deferred income taxes	507,608	131,203	268,166	(h)	—		906,977
Operating lease liabilities	207,266	59,669	—		—		266,935
Accrued liabilities	486,261	181,318	13,931	(i)	—		681,510
Total long-term liabilities	$3,628,436	$372,190	$282,097		$2,780,500		$7,063,223
Shareholders’ Equity
Common stock, no par value, and paid-in capital	2,807,548	111,563	2,414,424	(j)	—		5,333,535
Retained earnings	12,743,710	2,091,769	(2,148,880)	(j)	(6,000)	(d)	12,680,599
Treasury stock	(10,839,028)	—	—		—		(10,839,028)
Accumulated other comprehensive income	76,153	(20,040)	20,040	(j)	—		76,153
Total Shareholders’ Equity	$4,788,383	$2,183,292	$285,584		$(6,000)		$7,251,259
Total Liabilities and Shareholders’ Equity	$10,233,721	$2,799,407	$640,429		$2,772,500		$16,446,057

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Nine Months Ended February 28, 2026
($ in 000’s, except share and per share data)

	Cintas Corporation (Historical)	UniFirst Corporation Reclassed (Note 2)	Transaction Accounting Adjustments
			Acquisition Adjustments	(Note 4)	Financing Adjustments	(Note 5)	Pro Forma Combined
Revenue:
Uniform rental and facility services	$6,423,919	$1,694,772	$2,838	(k)	$—		$8,121,529
Other	1,935,639	163,498	—		—		2,099,137
Total revenue	8,359,558	1,858,270	2,838		—		10,220,666
Costs and Expenses:
Cost of uniform rental and facility services	3,216,790	1,055,970	(445)	(l)	—		4,272,315
Cost of other	915,266	110,847	11	(m)	—		1,026,124
Selling and administrative expenses	2,294,025	570,555	36,734	(n)	—		2,901,314
Operating income	1,933,477	120,898	(33,462)		—		2,020,913
Interest income	(3,880)	(7,087)	—		—		(10,967)
Interest expense	80,449	2,256	—		107,144	(e)	189,849
Income before income taxes	1,856,908	125,729	(33,462)		(107,144)		1,842,031
Income taxes	367,929	29,855	(8,366)	(o)	(26,786)	(f)	362,632
Net income	$1,488,979	$95,874	$(25,096)		$(80,358)		$1,479,399
Net income per share (Note 6):
Basic earnings per share	$3.70						$3.55
Diluted earnings per share	$3.65						$3.50
Weighted-average number of common shares outstanding (Note 6):
Basic	401,622						415,758
Diluted	406,836						420,972

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended May 31, 2025
($ in 000’s, except share and per share data)

	Cintas Corporation (Historical)	UniFirst Corporation Reclassed (Note 2)	Transaction Accounting Adjustments
			Acquisition Adjustments	(Note 4)	Financing Adjustments	(Note 5)	Pro Forma Combined
Revenue:
Uniform rental and facility services	$7,976,073	$2,218,562	$3,366	(k)	$—		$10,198,001
Other	2,364,108	213,790	—		—		2,577,898
Total revenue	10,340,181	2,432,352	3,366		—		12,775,899
Costs and Expenses:
Cost of uniform rental and facility services	4,040,888	1,378,243	388	(l)	—		5,419,519
Cost of other	1,125,129	143,906	17	(m)	—		1,269,052
Selling and administrative expenses	2,814,438	725,705	141,823	(n)	—		3,681,966
Operating income	2,359,726	184,498	(138,862)		—		2,405,362
Interest income	(5,584)	(13,263)	—		—		(18,847)
Interest expense	101,108	2,386	—		150,859	(e)	254,353
Income before income taxes	2,264,202	195,375	(138,862)		(150,859)		2,169,856
Income taxes	451,921	47,104	(34,716)	(o)	(37,715)	(f)	426,594
Net income	$1,812,281	$148,271	$(104,146)		$(113,144)		$1,743,262
Net income per share (Note 6):
Basic earnings per share	$4.48						$4.16
Diluted earnings per share	$4.40						$4.09
Weighted-average number of common shares outstanding (Note 6):
Basic	403,530						417,666
Diluted	410,286						424,422

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 - Basis of Presentation
The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.
Cintas and UniFirst’s historical financial statements were prepared in accordance with GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align Cintas and UniFirst’s financial statement presentation. Cintas is currently in the process of evaluating UniFirst’s accounting policies and as a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, Cintas has not yet identified all adjustments that are necessary to conform UniFirst’s financial statements to the accounting policies used by Cintas. Cintas will continue to evaluate UniFirst’s accounting policies for alignment upon consummation of the mergers or as more information becomes available.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Cintas as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of Cintas and UniFirst. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of the preliminary fair value of the merger consideration over the preliminary fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate merger consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate merger consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The allocation of the aggregate merger consideration set forth herein is preliminary and will be revised as additional information becomes available during the measurement period, which could be up to twelve months from the closing date. Any such revisions or changes may be material.
The unaudited pro forma condensed combined balance sheet, as of February 28, 2026, the unaudited pro forma condensed combined statement of income for the nine months ended February 28, 2026 and the unaudited pro forma condensed combined statement of income for the year ended May 31, 2025, presented herein, are based on the historical financial statements of Cintas and UniFirst. The unaudited pro forma condensed combined balance sheet as of February 28, 2026 is presented as if Cintas’ acquisition of UniFirst had occurred on February 28, 2026 and combines the historical balance sheet of Cintas as of February 28, 2026 with the historical balance sheet of UniFirst as of February 28, 2026.
As a result of Cintas having a different fiscal period-end than UniFirst, the unaudited pro forma condensed combined statement of income has been aligned as follows:
•
The unaudited pro forma condensed combined statement of income for the nine months ended February 28, 2026 has been prepared as if the mergers had occurred on June 1, 2024 and combines Cintas’ historical Statement of income for the nine months ended February 28, 2026 with UniFirst’s unaudited statement of income for the nine months ended February 28, 2026. UniFirst’s unaudited condensed combined statement of income for the nine months ended February 28, 2026 was prepared by taking the audited consolidated statement of income for the fiscal year ended August 30, 2025 and subtracting the unaudited condensed consolidated statement of income for the nine months ended May 31, 2025 to calculate the unaudited condensed consolidated statement of income for the three months ended August 30, 2025, which was then added to the unaudited condensed consolidated statement of income for the six months ended February 28, 2026.

•
The unaudited pro forma condensed combined statement of income for the year ended May 31, 2025 has been prepared as if the mergers had occurred on June 1, 2024 and combines Cintas’ historical statement of income for the fiscal year ended May 31, 2025 with UniFirst’s historical statement of income for the fiscal year ended August 30, 2025. Because Cintas’ and UniFirst’s fiscal year ends were within 93 days, no adjustments were made to align these periods.

In addition, due to the alignment of UniFirst’s nine months ended February 28, 2026 with Cintas’ nine months ended February 28, 2026, the three-month period ended August 30, 2025 for UniFirst is reflected in both the annual unaudited pro forma condensed combined statement of income for the twelve months ended May 31, 2025 and the interim unaudited pro forma condensed combined statement of income for the nine months ended February 28, 2026. Total revenues and net income for UniFirst’s three-month ended August 30, 2025 were $614.4 million and $41.0 million, respectively.
The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Cintas believes are reasonable under the circumstances. Cintas is not aware of any material transactions between Cintas and UniFirst during the periods presented. Accordingly, adjustments to eliminate transactions between Cintas and UniFirst have not been reflected in the unaudited pro forma condensed combined financial information.
Note 2 - Cintas and UniFirst Reclassification Adjustments
During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Cintas’ and UniFirst’s financial information to identify material differences in accounting policies and differences in financial statement presentation as compared to the presentation of Cintas. Management will continue to evaluate UniFirst’s accounting policies for alignment upon consummation of the mergers or as more information becomes available. Certain preliminary reclassification adjustments have been made to conform historical financial statement presentation to the financial statement presentation of the combined company. Following the mergers, the combined company will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.
Refer to the table below for a summary of reclassification adjustments made to present UniFirst’s balance sheet as of February 28, 2026 to conform with that of Cintas’ (in thousands):

Cintas Corporation Historical Consolidated Balance Sheet Line Items	UniFirst Corporation Historical Consolidated Balance Sheet Line Items	UniFirst Corporation As of February 28, 2026	Reclassification	Note	UniFirst Corporation Reclassed As of February 28, 2026
Cash and cash equivalents	Cash and cash equivalents	$151,794	$5,664	(a)	$157,458
	Short-term investments	5,664	(5,664)	(a)	—
Accounts receivable, net	Receivables, net	291,580	—		291,580
Inventories, net	Inventories	147,477	—		147,477
Uniforms and other rental items in service	Rental merchandise in service	236,251	—		236,251
	Prepaid taxes	7,185	(7,185)	(b)	—
Prepaid expenses and other current assets	Prepaid expenses and other current assets	63,135	7,185	(b)	70,320
Property and equipment, net	Property, plant and equipment, net	848,054	83,534	(c)(d)	931,588
Investments		—	—		—
Goodwill	Goodwill	669,996	—		669,996
Service contracts, net	Customer contracts, net	69,991	—		69,991
	Other intangible assets, net	25,799	(25,799)	(c)	—
	Deferred income taxes	991	(991)	(e)	—
Operating lease right-of-use assets, net	Operating lease right-of-use-assets, net	77,804	—		77,804
Other assets, net	Other assets	204,677	(57,735)	(c)(d)	146,942
Accounts payable	Accounts payable	92,089	—		92,089
Accrued compensation and related liabilities		—	72,627	(f)	72,627
Accrued liabilities (current)	Accrued liabilities (current)	178,065	(119,111)	(f)(g)	58,954
Income taxes, current	Accrued taxes	30	—		30
Operating lease liabilities, current	Operating lease liabilities, current	20,225	—		20,225
Debt due within one year		—	—		—
Debt due after one year		—	—		—

Cintas Corporation Historical Consolidated Balance Sheet Line Items	UniFirst Corporation Historical Consolidated Balance Sheet Line Items	UniFirst Corporation As of February 28, 2026	Reclassification	Note	UniFirst Corporation Reclassed As of February 28, 2026
Deferred income taxes	Accrued and deferred income taxes	137,166	(5,964)	(e)(h)	131,202
Operating lease liabilities	Operating lease liabilities	59,669	—		59,669
Accrued liabilities (non-current)	Accrued liabilities (non-current)	129,862	51,456	(g)(h)	181,318
Common stock, no par value, and paid-in capital	Common stock	1,453	110,110	(i)	111,563
	Class B common stock	355	(355)	(i)	—
	Capital surplus	109,755	(109,755)	(i)	—
Retained earnings	Retained earnings	2,091,769	—		2,091,769
Treasury stock		—	—		—
Accumulated other comprehensive income	Accumulated other comprehensive loss	(20,040)	—		(20,040)

(a)	Reclassification of $5.7 million of short-term investments in UniFirst’s historical balance sheet to cash and cash equivalents to conform with Cintas’ presentation.
(b)	Reclassification of $7.2 million of prepaid taxes in UniFirst’s historical balance sheet to prepaid expenses and other current assets to conform with Cintas’ presentation.
(c)
Reclassification of $25.8 million from other intangible assets, net in UniFirst’s historical balance sheet to property and equipment, net for $25.0 million related to capitalized software costs and to other assets, net for $0.8 million related to other intangible assets to align with Cintas’ presentation.

(d)
Reclassification of $58.5 million related to capitalized cloud computing implementation costs from other assets in UniFirst’s historical balance sheet to property and equipment, net to conform with Cintas’ presentation.

(e)	Reclassification of $1.0 million of deferred income taxes (asset) in UniFirst’s historical balance sheet to deferred income taxes (liability) to conform with Cintas’ presentation.
(f)
Reclassification of $72.6 million of compensation-related accruals from accrued liabilities (current) in UniFirst’s historical balance sheet to accrued compensation and related liabilities to conform with Cintas’ separate presentation.

(g)
Reclassification of $46.5 million from accrued liabilities (current) in UniFirst’s historical balance sheet primarily related to environmental liabilities and accrued casualty insurance to accrued liabilities (non-current) to conform with Cintas’ long-term classification.

(h)
Reclassification of $5.0 million of accrued income taxes from accrued and deferred income taxes in UniFirst’s historical balance sheet to accrued liabilities (non-current) to conform with Cintas’ presentation.

(i)	Reclassification of $110.1 million of common stock line items in UniFirst’s historical balance sheet to common stock, no par value, and paid-in capital to conform with Cintas’ presentation.

Refer to the table below for a summary of adjustments made to present UniFirst’s statement of income for the nine months ended February 28, 2026 to conform with that of Cintas’ (in thousands):

Cintas Corporation Historical Consolidated Statement of Income Line Items	UniFirst Historical Consolidated Statement of Income Line Items	UniFirst Corporation Nine Months Ended February 28, 2026	Reclassification	Note	UniFirst Corporation Reclassed Nine Months Ended February 28, 2026
Uniform rental and facility services (revenue)	Revenues	1,858,270	(163,498)	(a)	1,694,772
Other		—	163,498	(a)	163,498
Cost of uniform rental and facility services	Cost of revenues	1,178,727	(122,757)	(b)(c)(e)	1,055,970
Cost of other		—	110,847	(b)(d)(e)	110,847
Selling and administrative expenses	Selling and administrative expenses	452,199	118,356	(c)(d)(e)	570,555
	Depreciation and amortization	106,446	(106,446)	(e)	—
Interest income	Interest income, net	(5,853)	(1,234)	(f)	(7,087)
Interest expense		—	2,256	(f)(g)	2,256
	Other (income) expense, net	1,022	(1,022)	(g)	—
Income taxes	Provision for income taxes	29,855	—		29,855

(a)	Reclassification of $163.5 million of revenues in UniFirst’s historical statement of income to other (revenue) to conform with Cintas’ presentation.
(b)	Reclassification of $101.4 million of cost of revenues in UniFirst’s historical statement of income to cost of other to conform with Cintas’ presentation.
(c)
Reclassification of $102.8 million from cost of revenues in UniFirst’s historical statement of income to selling and administrative expenses to conform with Cintas’ presentation for payroll-related taxes, casualty insurance costs and bad debt expense.

(d)
Reclassification of $5.2 million of service manager related expenses from selling and administrative expenses in UniFirst’s historical statement of income to cost of other to conform with Cintas’ presentation.

(e)
Reclassification of $106.4 million of depreciation and amortization expense which is separately presented on UniFirst’s historical statement of income to conform with Cintas’ presentation as follows: $81.4 million reclassed to cost of uniform rental and facility services, $4.3 million reclassed to cost of other, and $20.7 million reclassed to selling and administrative expenses.

(f)	Reclassification of $1.2 million of interest expense from interest income, net in UniFirst’s historical statement of income to interest expense to conform with Cintas’ separate presentation.
(g)	Reclassification of $1.0 million from other (income) expense, net in UniFirst’s historical statement of income to interest expense to conform with Cintas’ presentation.

Refer to the table below for a summary of adjustments made to present UniFirst’s statement of income for the year ended August 30, 2025 to conform with that of Cintas’ (in thousands):

Cintas Corporation Historical Consolidated Statement of Income Line Items	UniFirst Historical Consolidated Statement of Income Line Items	UniFirst Corporation Year Ended August 30, 2025	Reclassification	Note	UniFirst Corporation Reclassed Year Ended August 30, 2025
Uniform rental and facility services (revenue)	Revenues	2,432,352	(213,790)	(a)	2,218,562
Other		—	213,790	(a)	213,790
Cost of uniform rental and facility services	Cost of revenues	1,542,400	(164,157)	(b)(c)(e)	1,378,243
Cost of other		—	143,906	(b)(d)(e)	143,906
Selling and administrative expenses	Selling and administrative expenses	565,099	160,606	(c)(d)(e)	725,705
	Depreciation and amortization	140,355	(140,355)	(e)	—
Interest income	Interest income, net	(9,770)	(3,493)	(f)(h)	(13,263)
Interest expense		—	2,386	(f)(g)	2,386
	Other (income) expense, net	(1,107)	1,107	(g)(h)	—
Income taxes	Provision for income taxes	47,104	—		47,104

(a)	Reclassification of $213.8 million of revenues in UniFirst’s historical statement of income to other (revenue) to conform with Cintas’ presentation.
(b)	Reclassification of $132.0 million of cost of revenues in UniFirst’s historical statement of income to cost of other to conform with Cintas’ presentation.
(c)
Reclassification of $139.1 million from cost of revenues in UniFirst’s historical statement of income to selling and administrative expenses for payroll-related taxes, casualty insurance costs and bad debt expense to conform with Cintas’ presentation.

(d)
Reclassification of $6.6 million of service manager related expenses from selling and administrative expenses in UniFirst’s historical statement of income to cost of other to conform with Cintas’ presentation.

(e)
Reclassification of $140.4 million of depreciation and amortization expense which is separately presented on UniFirst’s historical statement of income to conform with Cintas’ presentation as follows: $107.0 million reclassed to cost of uniform rental and facility services, $5.3 million reclassed to cost of other, and $28.1 million reclassed to selling and administrative expenses.

(f)	Reclassification of $1.6 million of interest expense from interest income, net in UniFirst’s historical statement of income to interest expense to conform with Cintas’ separate presentation.
(g)	Reclassification of $0.8 million from other (income) expense, net in UniFirst’s historical statement of income to interest expense to conform with Cintas’ presentation.
(h)	Reclassification of $1.9 million from other (income) expense, net in UniFirst’s historical statement of income to interest income to conform with Cintas’ presentation.

Note 3 – Preliminary Purchase Price Allocation
Preliminary Aggregate Merger Consideration
The following table summarizes the preliminary aggregate merger consideration:

Amount
(in thousands, except per share amounts)
Share count
UniFirst shares issued and outstanding as of February 28, 2026(1)	18,080
Vested equity awards settled for merger consideration(2)	147
Total preliminary share count	18,227

Cash Consideration
Preliminary share count	18,227
Cash consideration per share(3)	$155
Preliminary cash consideration	$2,825,185
Preliminary cash consideration of equity awards attributable to pre-combination services(4)	484
Total preliminary cash consideration	$2,825,669

Equity Consideration
Preliminary share count	18,227
Exchange ratio (Cintas shares per UniFirst share)(5)	0.7720
Shares of Cintas common stock to be issued	14,071
Cintas’ closing stock price on April 17, 2026(6)	$179.17
Preliminary fair value of common stock to be issued(7)	$2,521,101
Preliminary fair value of equity awards attributable to pre-combination services(8)	4,886
Total preliminary equity consideration	$2,525,987
Total preliminary aggregate merger consideration(9)	$5,351,656

(1)
UniFirst shares issued and outstanding is based on 14,528,409 shares of common stock and 3,551,265 shares of Class B common stock per UniFirst’s most recent Form 10-Q for the quarterly period ended February 28, 2026.

(2)
Represents certain equity awards held by UniFirst employees that, pursuant to their original terms which include single trigger change in control provisions, will automatically vest at closing and be converted into the right to receive the merger consideration. Also includes vested stock appreciation rights that will be settled for the merger consideration.

(3)
Represents the per share cash consideration specified in the merger agreement and the resulting preliminary cash consideration payable to UniFirst shareholders based on the preliminary shares outstanding.

(4)
The portion of the preliminary cash consideration attributable to pre-combination services for unvested awards that will accelerate and vest at closing pursuant to the Merger Agreement. The remainder of the fair value will be recognized as post-combination compensation expense subsequent to the mergers.

(5)	Represents the exchange ratio of Cintas shares per UniFirst share, based on the exchange ratio set forth in the merger agreement.
(6)	The Cintas share price on April 17, 2026 is used as a proxy for the market price of Cintas common stock at the closing date of the mergers.
(7)
Represents the preliminary fair value of common stock to be issued, calculated as (i) the number of shares of Cintas common stock expected to be issued multiplied by (ii) the assumed Cintas share price as of April 17, 2026.

(8)
The portion of the preliminary fair value of equity awards attributable to pre-combination services for unvested awards converted to Cintas awards as well as unvested awards that will accelerate and vest at closing pursuant to the merger agreement. The remainder of the fair value will be recognized as post-combination compensation expense subsequent to the mergers.

(9)
Total preliminary aggregate merger consideration, consisting of cash and equity consideration. The actual merger consideration transferred will depend on the number of shares outstanding at the closing date of the mergers, equity awards activity, and the market price of Cintas common stock at the closing date of the mergers.

The preliminary aggregate merger consideration could significantly differ from the amounts presented, principally due to movements in the Cintas’ share price up to the closing date. A sensitivity analysis related to the fluctuation in the Cintas’ share price was performed to assess the impact a hypothetical change of 10% on the closing price of Cintas’ common stock on April 17, 2026 would have on the preliminary aggregate merger consideration as of the closing date:

	Stock Price	Total Preliminary Aggregate Merger Consideration
	(in thousands, except stock price)
10% increase	$197.09	$5,603,808
10% decrease	$161.25	$5,099,504

Preliminary Aggregate Merger Consideration Allocation
The assumed accounting for the mergers, including the preliminary aggregate merger consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of UniFirst, management used a combination of publicly available benchmarking information as well as market-based and cost-based valuation approaches and inputs representative of market participant assumptions. Management expects to use updated inputs and information as of the mergers close date in conjunction with widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the mergers. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The purchase price adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. Any such revisions or changes may be material.
The following table summarizes the preliminary aggregate merger consideration allocation, as if the mergers had been completed on February 28, 2026:

Amount
(in thousands)
Assets:
Cash and cash equivalents(1)	$73,458
Accounts receivable, net	291,580
Inventories, net	147,477
Uniforms and other rental items in service	236,251
Prepaid expenses and other current assets	49,598
Property and equipment, net(2)	1,194,638
Service contracts, net(3)	1,241,000
Operating lease right-of-use assets, net	77,804
Other assets, net(3)	99,424
Liabilities:
Accounts payable	92,089
Accrued compensation and related liabilities	72,627
Accrued liabilities	58,954
Income taxes, current	30
Operating lease liabilities, current	20,225
Deferred income taxes(4)	415,006
Operating lease liabilities	59,669
Accrued liabilities	195,249
Net assets acquired	$2,497,381
Goodwill	2,854,275
Preliminary aggregate merger consideration	$5,351,656

(1)	Cash and cash equivalents is net of $84.0 million of seller transaction costs that are expected to be paid just prior to closing.
(2)
The unaudited pro forma condensed combined balance sheet has been adjusted to record preliminary fair values of buildings and land within property and equipment as shown in the table below. The unaudited pro forma condensed combined statements of income have been adjusted to recognize additional depreciation expense related to the increased basis. Refer to “Note 4 - Acquisition Adjustments for more information.” The additional depreciation expense is computed with the assumption that buildings will be depreciated over a useful life of 20 years on a straight-line basis. The remaining assets within property and equipment (machinery and equipment, motor vehicles and capitalized software costs) are presented at historical carrying amounts as a preliminary estimate of fair value.

(3)
The unaudited pro forma condensed combined balance sheet has been adjusted to record preliminary fair values of identified intangible assets consisting of customer relationships and trade names within service contracts, net and other assets, net, respectively, as shown in the tables below. The unaudited pro forma condensed combined statements of income have been adjusted to recognize additional amortization expense related to the increased basis. Refer to “Note 4 - Acquisition Adjustments for more information.” The additional amortization expense is computed with the assumption that customer relationships and trade names will be amortized over a weighted average useful life of 15 years and 3 years, respectively, on a straight-line basis, which may change when the valuation is finalized.

(4)	Deferred tax assets and liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation.

PP&E	Preliminary Fair Value	Estimated Useful Life (years)
	(in thousands)
Buildings	$558,720	20
Land	$199,480	Indefinite
Total preliminary fair value of buildings and land	$758,200

A 10% change in the valuation of buildings and land would cause a corresponding increase or decrease in the depreciation expense of approximately $2.1 million for the nine months ended February 28, 2026 and $2.8 million for the year ended May 31, 2025. Pro forma depreciation is preliminary and based on the use of straight-line depreciation. The amount of depreciation following the mergers may differ significantly between periods based upon the final value assigned and depreciation methodology used for each property and equipment asset.
The fair values of buildings and land were estimated using the with and without method, which is a form of the income approach. The with and without method considers the hypothetical impact to the projected cash flows of the business if the assets were not in place.

	Service contracts, net
	Preliminary Fair Value	Estimated Useful Life (years)
	(in thousands)
Customer relationships	$1,241,000	15

	Other assets, net
	Preliminary Fair Value	Estimated Useful Life (years)
	(in thousands)
Trade names	$50,000	3

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $7.4 million for the nine months ended February 28, 2026 and $9.8 million for the year ended May 31, 2025. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the mergers may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. The identification and valuation of intangible assets is preliminary and is subject to measurement period adjustments.
The fair value of customer relationships was estimated using the multi-period excess earnings method. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the customer relationship intangible asset, net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets.
The fair value of trade names was valued using the relief-from-royalty method, which presumes the owner of the asset avoids hypothetical royalty payments that would need to be made for use of the asset if the asset was not owned. This method requires estimating future revenues for the related assets and selecting the appropriate royalty rate.

Note 4 – Acquisition Adjustments
Explanations of the Acquisition Adjustments to the unaudited condensed combined pro financial statements are as follows:
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2026
Acquisition Adjustments
(a) Reflects the adjustments to cash and cash equivalents for the following. Refer to “Note 3 – Preliminary Purchase Price Allocation” for additional details on the preliminary cash consideration calculation.

Description	Amount
(in thousands)
Preliminary cash consideration	$(2,825,669)
UniFirst transaction costs expected to be paid just prior to closing	(84,000)
Pro forma net adjustment to Cash and cash equivalents	$(2,909,669)

(b) Reflects the write-off of $20.7 million related to UniFirst’s short-term deferred sales commissions, which primarily represent the incremental costs of obtaining a contract with a customer that are expected to be recoverable. Under the acquisition method of accounting, such deferred costs do not qualify for recognition as a separate asset. These balances are considered in the fair value measurement of customer relationships as further discussed in Note 4(e).
(c) Reflects the adjustment of buildings and land within property and equipment to their preliminary fair value. Refer to “Note 3 – Preliminary Purchase Price Allocation” for additional details relating to the valuation approach used to fair value property and equipment.

Description	Amount
(in thousands)
Preliminary fair value of acquired buildings and land	$758,200
Elimination of UniFirst’s historical carrying value of buildings and land	(495,150)
Pro forma net adjustment to Property and equipment, net	$263,050

(d) The table below reflects the adjustments to goodwill for the following:

Description	Amount
(in thousands)
Excess of the merger consideration over the preliminary fair value of the assets acquired and liabilities assumed	$2,854,275
Elimination of UniFirst’s historical goodwill	(669,996)
Pro forma net adjustment to Goodwill	$2,184,279

(e) The table below reflects the adjustment for customer relationships to their preliminary fair value. Refer to “Note 3 – Preliminary Purchase Price Allocation” for additional details relating to the valuation approach used to fair value customer relationships.

Description	Amount
(in thousands)
Preliminary fair value of acquired customer relationship intangibles	$1,241,000
Elimination of UniFirst’s historical carrying value of customer relationship intangibles	(69,991)
Pro forma net adjustment to Service contracts, net	$1,171,009

(f) The table below reflects the adjustments to other assets for the following:

Description	Amount
(in thousands)
Write-off of UniFirst’s long-term deferred sales commissions(1)	$(88,180)
Write-off of UniFirst’s long-term deferred signing bonuses to customers(2)	(9,271)
Preliminary fair value of acquired trade names(3)	50,000
Elimination of UniFirst’s historical carrying value of trade names(3)	(67)
Pro forma net adjustment to Other assets, net	$(47,518)

(1)
Reflects the write-offs of UniFirst’s long-term deferred sales commissions, which primarily represent the incremental costs of obtaining a contract with a customer that are expected to be recoverable. Under the acquisition method of accounting, such deferred costs do not qualify for recognition as a separate asset. These balances are considered in the fair value measurement of customer relationships as further discussed in Note 4(e).

(2)
Reflects the write-offs of UniFirst’s deferred signing bonuses related to upfront consideration paid to customers in a revenue contract. Under the acquisition method of accounting, such deferred costs do not qualify for recognition as a separate asset. These balances are considered in the fair value measurement of customer relationships as further discussed in Note 4(e).

(3)
Reflects elimination of UniFirst’s historical carrying value of trade names and the preliminary fair value of trade names acquired. Refer to “Note 3 – Preliminary Purchase Price Allocation” for additional details relating to the valuation approach used to fair value trade names.

(g) The table below reflects the adjustments to accrued liabilities (current) for the following:

Description	Amount
(in thousands)
Cintas’ transaction costs	$34,000
Retention bonuses	38,748
Pro forma net adjustment to Accrued liabilities (current)	$72,748

(h) The table below reflects the adjustments to deferred income taxes for the following:

Description	Amount
(in thousands)
Preliminary deferred tax liabilities related to the estimated impact of purchase price adjustments in connection with the mergers	$283,803
Tax impact on Cintas’ transaction costs	(5,950)
Tax impact on retention bonuses	(9,687)
Pro forma net adjustment to Deferred income taxes	$268,166

(i) Reflects the adjustment of $13.9 million related to environmental liabilities to align UniFirst’s historical accounting with Cintas’ policies.
(j) The table below reflects the adjustments to stockholders’ equity for the following:

Description	Common stock, no par value, and paid-in capital	Retained earnings	Treasury stock	Accumulated other comprehensive loss
	(in thousands)
Elimination of UniFirst’s historical equity	$(111,563)	$(2,091,769)	$ —	$20,040
Cintas shares issued for UniFirst acquisition	2,525,987	—	—	—
Cintas’ transaction costs, net of taxes	—	(28,050)	—	—
Retention bonuses, net of taxes	—	(29,061)	—	—
Pro forma net adjustment to stockholders’ equity	$2,414,424	$(2,148,880)	$—	$20,040

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income for the year ended May 31, 2025 and nine months ended February 28, 2026
(k)  Reflects the adjustment of $2.8 million and $3.4 million to uniform rental and facility services revenue for the nine months ended February 28, 2026 and the year ended May 31, 2025, respectively, to eliminate the historical amortization of deferred signing bonuses to customers being written off as discussed in Note 4(f).
(l) The table below reflects the adjustments to cost of uniform rental and facility services for depreciation expense on acquired property and equipment subject to preliminary fair value adjustments. Refer to “Note 3 – Preliminary Purchase Price Allocation” for additional details relating to depreciation considerations.

Description	Nine months Ended February 28, 2026	Year Ended May 31, 2025
	(in thousands)
Elimination of UniFirst historical depreciation expense	$(20,553)	$(26,422)
Preliminary depreciation expense related to preliminary fair value adjustments	20,108	26,810
Pro forma net adjustment to Cost of uniform rental and facility services	$(445)	$388

(m) The table below reflects the following adjustments to cost of other for depreciation expense on acquired property and equipment subject to preliminary fair value adjustments:

Description	Nine months Ended February 28, 2026	Year Ended May 31, 2025
	(in thousands)
Elimination of UniFirst historical depreciation expense	$(833)	$(1,109)
Preliminary depreciation expense related to preliminary fair value adjustments	844	1,126
Pro forma net adjustment to Cost of other	$11	$17

(n) The table below reflects the adjustments to selling and administrative expense for the following:

Description	Nine months Ended February 28, 2026	Year Ended May 31, 2025
	(in thousands)
Write-off of UniFirst’s amortization costs related to deferred sales commissions(1)	$(15,552)	$(19,661)
Elimination of UniFirst historical intangibles amortization expense	(12,022)	(16,700)
Preliminary amortization expense related to preliminary fair value adjustments for intangibles	73,693	98,257
Cintas’ transaction costs(2)	—	34,000
Elimination of UniFirst’s historical share-based compensation expense	(9,385)	(12,173)
Share-based compensation expense for unvested UniFirst equity awards converted to Cintas awards that are expected to accelerate and vest(3)	—	19,352
Retention bonuses(4)	—	38,748
Pro forma net adjustment to Selling and administrative expense	$36,734	$141,823

(1)	Reflects the elimination of historical amortization related to deferred sales commissions being written off as discussed in Note 4(b) and Note 4(f).
(2)
Reflects total preliminary transaction costs for Cintas that have not yet been recognized in the historical statements of income. There are no significant transaction costs recognized in any of the historical statements of income presented. Transaction costs are non-recurring in nature and are not expected to have a continuing impact on the combined company’s results of operations beyond twelve months following the closing date. The income tax benefit resulting from this adjustment is $6.0 million calculated as discussed in Note 4(o).

(3)
Reflects total preliminary share-based compensation expense for (i) unvested UniFirst stock appreciation rights that will accelerate and vest at closing pursuant to the merger agreement, and (ii) unvested UniFirst equity awards that will convert to Cintas awards at closing and pursuant to their original terms, which include double trigger provisions (i.e., will accelerate and vest upon closing of the mergers and a qualifying termination or resignation for good reason), are expected to accelerate and vest at or shortly after closing as a result of the double trigger provisions. This share-based compensation expense is non-recurring in nature and is not expected to have a continuing impact on the combined company’s results of operations beyond twelve months following the closing date. The income tax benefit resulting from this adjustment is $4.8 million calculated as discussed in Note 4(o).

(4)
Reflects retention bonuses that are incurred upon the closing date. The retention bonuses are non-recurring in nature and are not expected to have a continuing impact on the combined company’s results of operations beyond twelve months following the closing date. The income tax benefit resulting from this adjustment is $9.7 million calculated as discussed in Note 4(o).

(o) To record the income tax impact of the pro forma adjustments utilizing the blended statutory income tax rate of approximately 25%. For transaction costs, it is also assumed that 70% of such costs are treated as deductible for income tax purposes. The final determination of deductibility will depend on the actual amounts and types of transactions costs incurred.
Note 5 – Financing Adjustments
Explanations of the Financing Adjustments to the unaudited condensed combined pro financial statements are as follows:
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2026
(a) The table below reflects the adjustments to cash and cash equivalents for the following:

Description	Amount
(in thousands)
Permanent financing, net of deferred issuance costs(1)	$2,780,500
Bridge Facility fees associated with the transaction	(8,000)
Pro forma net adjustment to Cash and cash equivalents	$2,772,500

(1)	The principal balance of the Permanent Debt Financing and the related deferred issuance costs are $2.8 billion and $19.5 million, respectively.
(b) Reflects the adjustment of $2.0 million as a reduction to income taxes, current for the preliminary income tax impact related to the Bridge Facility fees associated with the transaction.
(c) Reflects adjustment of $2,780.5 million to debt due after one year for the Permanent Debt Financing, net of deferred issuance costs.
(d) Reflects adjustment of $6.0 million to retained earnings for the Bridge Facility fees, effected for tax implications.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income for the year ended May 31, 2025 and nine months ended February 28, 2026
(e) The table below reflects the adjustments to interest expense in connection with the expected issuance of Permanent Debt Financing and termination of the Bridge Facility upon closing of the mergers. See the section titled “—Description of the Financing” for additional details and key assumptions made related to the Permanent Debt Financing. Interest expense and amortization of deferred issuance costs have been calculated using the effective interest rate method.

Description	Nine months Ended February 28, 2026	Year Ended May 31, 2025
	(in thousands)
Amortize new deferred issuance costs related to the Permanent Debt Financing	$2,144	$2,859
New interest expense related to the Permanent Debt Financing	105,000	140,000
Bridge Facility fees associated with the transaction(1)	—	8,000
Pro forma net adjustment to Interest expense	$107,144	$150,859

(1)
Reflects total preliminary Bridge Facility fees that have not yet been recognized in the historical statements of income. These fees are non-recurring in nature and are not expected to have a continuing impact on the combined company’s results of operations beyond twelve months following the closing date. The income tax benefit resulting from this adjustment is $2.0 million using the blended statutory rate of 25%.

A one-eighth of a percentage point increase or decrease in the interest rate would result in a change in interest expense of approximately $2.6 million and $3.5 million for the nine months ended February 28, 2026 and the year ended May 31, 2025, respectively.
(f) To record the income tax impact of the pro forma adjustments utilizing the blended statutory income tax rate of approximately 25%.
Note 6 – Earnings per Share
As the unaudited pro forma condensed combined statements of income assumes that the Transactions had occurred on June 1, 2024, the beginning of the earliest period presented. The calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the mergers and Transaction Accounting Adjustments have been outstanding for the entirety of the periods presented.
The table below presents the components of the pro forma earnings per share calculation:

	Nine months Ended February 28, 2026	Year Ended May 31, 2025
	(in thousands, except per share amounts)
Pro forma net income	$1,479,399	$1,743,262
Less: net income allocated to participating securities	4,522	5,906
Net income available to common shareholders	$1,474,877	$1,737,356
Basic shares:
Cintas historical weighted average shares outstanding, basic	401,622	403,530
Cintas shares issued to UniFirst shareholders(1)	14,136	14,136
Pro forma weighted average common shares outstanding, basic	415,758	417,666
Diluted shares:
Cintas historical weighted average shares outstanding, diluted	406,836	410,286
Cintas shares issued to UniFirst shareholders(1)	14,136	14,136
Pro forma weighted average common shares outstanding, diluted	420,972	424,422
Pro forma earnings per share, basic	$3.55	$4.16
Pro forma earnings per share, diluted	$3.50	$4.09

(1)
Includes shares expected to be issued for the unvested double trigger equity awards that will convert to Cintas awards at closing and for purposes of the pro formas are assumed will accelerate and vest at or shortly after closing (Refer to “Note 3 – Preliminary Purchase Price Allocation” for additional information related to UniFirst equity awards in connection with the mergers). These awards have been reflected in pro forma EPS as if the underlying Cintas shares were issued and outstanding for the full year ended May 31, 2025 and nine months ended February 28, 2026.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
The following is a discussion of the material U.S. federal income tax consequences of the mergers to U.S. Holders and Non-U.S. Holders (each as defined below) of UniFirst stock that exchange their shares of UniFirst stock for the merger consideration pursuant to the mergers. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, minimum tax, or Medicare contribution tax considerations.
The following discussion applies only to holders of UniFirst stock who hold shares of UniFirst stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to such holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; persons who are required to recognize income or gain with respect to the mergers no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes (and partners or investors therein); regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; U.S. Holders whose functional currency is not the U.S. dollar; holders who hold shares of UniFirst stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired UniFirst stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or in connection with the performance of services; or holders who own or have owned (directly, indirectly or constructively) 5% or more of UniFirst’s stock (by vote or value)).
For purposes of this discussion, a “U.S. Holder” is a person that is, for U.S. federal income tax purposes, a beneficial owner of UniFirst stock and (i) a citizen or individual resident of the United States, (ii) a corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia or (iii) an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source. A “Non-U.S. Holder” is a beneficial owner of UniFirst stock for U.S. federal income tax purposes that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds UniFirst stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds UniFirst stock, and any partners in such partnership, should consult their tax advisors regarding the tax considerations of the mergers to their specific circumstances.
EACH HOLDER OF UNIFIRST STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGERS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
Tax Opinions
Based on certain representations, covenants and assumptions described below, all of which we assume will continue to be true and accurate in all material respects as of the first effective time, Paul Hastings LLP, counsel to UniFirst (“tax counsel”) has delivered an opinion in connection with the effectiveness of the registration statement of which this proxy statement/prospectus is a part to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Treatment”). However, the completion of the mergers is not conditioned on the mergers qualifying for such treatment or upon the receipt of an opinion of tax counsel to that effect. In addition, an opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Neither Cintas nor UniFirst intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, even if Cintas and UniFirst conclude that the mergers qualify for the Tax Treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

The opinion of tax counsel regarding the mergers has relied on (1) representations and covenants set forth in the merger agreement, (2) representations and covenants made by Cintas and UniFirst as of the date of this proxy statement/prospectus, including those contained in certificates of officers of Cintas and UniFirst, and (3) specified assumptions, including an assumption regarding the completion of the mergers in the manner contemplated by the merger agreement and as described in this proxy statement/prospectus. In addition, the opinion of tax counsel has assumed the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions are inaccurate, the tax consequences of the mergers could differ from those described in the opinion that tax counsel has delivered.
Based on the Tax Treatment and subject to the qualifications and assumptions set forth above, the material U.S. federal income tax consequences of the mergers are set forth below.
U.S. Holders
Tax Consequences of the Mergers Generally
Neither Cintas nor UniFirst will recognize gain or loss for U.S. federal income tax purposes as a result of the mergers.
A U.S. Holder of UniFirst stock who acquired different blocks of UniFirst stock at different times and at different prices generally must apply the rules described in the following sections separately to each identifiable block of shares of UniFirst stock. A U.S. Holder of UniFirst stock who holds UniFirst stock with differing bases or holding periods should consult the holder’s tax advisor with regard to identifying the particular shares of UniFirst stock and identifying the bases or holding periods of the particular shares of UniFirst stock received in the mergers.
Pursuant to the merger agreement, each share of UniFirst stock will be converted into the right to receive the cash consideration and the stock consideration, together with cash in lieu of the issuance of fractional shares, if any. A U.S. Holder of UniFirst stock who exchanges shares of UniFirst stock for a combination of Cintas common stock and cash will recognize gain, if any (but not loss), equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value at the first effective time of the Cintas common stock received (including any fractional share of Cintas common stock the U.S. Holder is treated as having received, as described below) in exchange for such shares of UniFirst stock in the mergers, minus such holder’s adjusted tax basis in the shares of UniFirst stock exchanged therefor and (ii) the amount of cash received by such holder in exchange for such shares of UniFirst stock (excluding any cash received in lieu of a fractional share of Cintas common stock). Any cash received in lieu of a fractional share will be treated as discussed below under “—Cash in Lieu of Fractional Shares.” Generally, such holder’s aggregate adjusted tax basis in the Cintas common stock received by such holder in the mergers (including the basis allocable to any fractional share of Cintas common stock deemed received and sold for cash, as described below) will equal such holder’s aggregate adjusted tax basis in the shares of UniFirst stock exchanged therefor, increased by the amount of taxable gain, if any, recognized by such holder of UniFirst stock in the exchange of such shares (excluding any gain recognized with respect to cash received in lieu of a fractional share), and decreased by the amount of cash received by such holder of UniFirst stock in exchange for such shares of UniFirst stock (excluding any cash in lieu of a fractional share). A U.S. Holder’s holding period in the Cintas common stock received (including the holding period of any fractional share of Cintas common stock deemed received and sold for cash, as described below) will include the holding period for the holder’s shares of UniFirst stock surrendered in exchange therefor.
Cash in Lieu of Fractional Shares
A U.S. Holder of UniFirst stock that receives cash in lieu of a fractional share of Cintas common stock will generally be treated as having received such fractional share pursuant to the mergers and then as having sold that fractional share for cash. As a result, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount of cash received in lieu of the fractional share of Cintas common stock and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of UniFirst stock exchanged therefor which is allocable to such fractional share.
Capital Gain or Loss
Any gain or loss recognized with respect to the exchange of UniFirst stock in the mergers will generally be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for its UniFirst stock surrendered in the mergers exceeds one year at the first effective time. Long-term capital gains of certain non-corporate holders of UniFirst stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Treatment as a Dividend
Notwithstanding the foregoing, it is possible that a holder of UniFirst stock may be required to treat any gain recognized or cash received (except cash in lieu of a fractional share of Cintas common stock) as a dividend to the extent of such holder’s ratable share of the undistributed earnings and profits of UniFirst if such holder’s percentage ownership in Cintas (including Cintas common stock that the holder is deemed to own under certain attribution rules) after the mergers is not meaningfully reduced from what the holder’s percentage ownership would have been if the holder had received solely shares of Cintas common stock rather than the cash consideration and the stock consideration, if any, in the mergers, which is referred to as a dividend equivalent transaction. A holder of UniFirst stock with a relatively minimal stock interest in UniFirst and Cintas that experiences a reduction in its proportionate interest in Cintas as a result of the mergers generally should not be regarded as having had a dividend equivalent transaction as a result of the mergers. Since the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of UniFirst stock, including the application of certain constructive ownership rules, holders of UniFirst stock (particularly holders that also own actually or constructively Cintas common stock before the mergers) should consult their tax advisors as to the possibility that all or a portion of any cash received in the exchange for their shares of UniFirst stock will be treated as a dividend.
Non-U.S. Holders
Subject to the discussion above regarding possible dividend treatment and the discussion under the heading “Backup Withholding and Information Reporting” below, a Non-U.S. Holder of UniFirst stock generally will not be subject to U.S. federal income or withholding tax on the exchange of shares of UniFirst stock for the cash consideration and the stock consideration in the mergers unless:
•
the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•
the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the mergers and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a 30% tax on the Non-U.S. Holder’s net gain realized in the mergers, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

As discussed above under “U.S. Holders—Treatment as a Dividend,” it is possible that a holder of UniFirst stock may be required to treat any gain recognized or cash received as a dividend to the extent of such holder’s ratable share of the undistributed earnings and profits of UniFirst if such holder’s percentage ownership in Cintas (including Cintas common stock that the holder is deemed to own under certain attribution rules) after the mergers is not meaningfully reduced from what the holder’s percentage ownership would have been if the holder had received solely shares of Cintas common stock rather than the cash consideration and the stock consideration, if any, in the mergers, which is referred to as a dividend equivalent transaction. To the extent that any cash merger consideration paid to a Non-U.S. Holder is treated as a dividend, the amount of such dividend may be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors as to the possibility that all or a portion of any cash received in the exchange for their shares of UniFirst stock will be treated as a dividend, and, if so, whether their cash consideration may be subject to withholding tax.
Reporting Requirements
Each holder of shares of UniFirst stock who receives shares of Cintas common stock in the mergers is required to retain permanent records pertaining to the mergers and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of the UniFirst stock exchanged and the amount of Cintas common stock and cash received in exchange therefor. Holders of shares of UniFirst stock are urged to consult with their tax advisors to comply with these rules.

Backup Withholding and Information Reporting
A holder of shares of UniFirst stock may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) on any cash payments received in the mergers, including payments of cash in lieu of fractional shares, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.
This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

DESCRIPTION OF CINTAS CAPITAL STOCK
As a result of the mergers, holders of UniFirst stock will receive shares of Cintas common stock and all UniFirst shareholders will become Cintas shareholders. The following description summarizes the terms of Cintas’ capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Washington law, the Cintas articles of incorporation and the Cintas bylaws. The Cintas articles of incorporation and the Cintas bylaws currently in effect are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
As of the date of this proxy statement/prospectus, Cintas’ authorized capital stock consists of one billion and seven hundred million (1,700,000,000) shares of common stock, no par value per share, and one hundred thousand (100,000) shares of preferred stock, no par value per share (“Cintas preferred stock”, and together with Cintas common stock, “Cintas’ capital stock”). As of March 31, 2026, there were 400,087,119 shares of Cintas common stock issued and outstanding and no shares of Cintas preferred stock issued and outstanding. Cintas preferred stock is not publicly traded. All outstanding shares of Cintas’ capital stock are fully paid and non-assessable.
Cintas Common Stock
Dividends
The Cintas Board may declare and pay dividends on Cintas common stock out of funds legally available for that purpose, subject to the rights of holders of Cintas preferred stock.
Conversion Rights; Sinking Fund Provisions; Redemption Provisions
Cintas common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the Cintas common stock.
Voting Rights
The holders of Cintas common stock are entitled to one vote for each share for all matters submitted to Cintas shareholders for a vote at every meeting of the Cintas shareholders. The Cintas bylaws provide that, except as required by Washington law or the Cintas articles of incorporation or the Cintas bylaws, all matters will be decided by the vote of the majority of the votes cast. Each director is to be elected by the vote of the majority of the votes cast with respect to that director’s election; provided, if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, then each director shall be elected by the vote of a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.
Liquidation Rights
Upon liquidation of Cintas, the holders of Cintas common stock are entitled to share ratably in Cintas’ assets available for distribution to shareholders after satisfaction of any liquidation preferences of any outstanding Cintas preferred stock. The issuance of any shares of any series of Cintas preferred stock in future financings, acquisitions or otherwise may result in the dilution of voting power and relative equity interest of the holders of shares of Cintas common stock and will subject Cintas common stock to the prior dividend and liquidation rights of the outstanding shares of the series of Cintas preferred stock.
Preemptive Rights
Holders of Cintas common stock have no preemptive rights to subscribe for or purchase any additional stock or securities of Cintas.
Listing
Cintas common stock is listed on the NASDAQ under the trading symbol “CTAS.”

Cintas Preferred Stock
Cintas may issue preferred stock in any series with rights and preferences as authorized by the Cintas Board, including:
•	the title of the series;
•	the voting rights of the holders of the preferred stock of such series;
•	the dividends, if any, which will be payable with regard to the series;
•	the terms, if any, on which the series may or will be redeemed;
•	the preference, if any, to which holders of the preferred stock of such series will be entitled upon our liquidation;
•	the right, if any, of holders of the preferred stock of such series to convert their preferred stock into common stock; and
•	any other material terms of the series.
Provisions of the Cintas Articles of Incorporation, Cintas Bylaws and Washington Law that May Have an Anti-Takeover Effect
Number of Directors; Removal; Filling Vacancies
The Cintas articles of incorporation provide that the number of directors shall be determined in the manner provided by the Cintas bylaws and may be increased or decreased in the manner provided therein. The Cintas bylaws provide that the number of directors, which shall not be less than three, may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on such proposal. In addition, the number of directors may be fixed or changed by action of the directors at a meeting called for such purpose at which a quorum is present by a majority vote of the directors present at such meeting.
The Cintas articles of incorporation provide that the directors may be removed only for cause and only if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director (with abstentions and broker non-votes not considered votes cast). The Cintas bylaws provide that in the event of any vacancy on the Cintas Board for any reason, the remaining directors, though less than a majority of the whole board, may fill any such vacancy for the unexpired term; provided that any directorship to be filled by reason of an increase in the number of directors may be filled by the Cintas Board for a term of office continuing only until the next election of directors by the shareholders.
Shareholder Meetings
The Cintas articles of incorporation and Cintas bylaws limit and reserve the right of shareholders to call special meetings of the shareholders to holders of 50% or more of the shares of all classes of Cintas outstanding and entitled to vote at any such meeting.
Requirements for Advance Notification of Shareholder Nominations and Proposals
The Cintas bylaws provide that a shareholder seeking to bring business before an annual meeting or special meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice of this intention in writing. To be timely, a shareholder must deliver the notice in writing, by registered mail, to Cintas’ corporate secretary at Cintas’ principal office not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the annual meeting of shareholders or, with respect to a special meeting of shareholders, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Cintas. The Cintas bylaws also specify requirements as to the form and content of the shareholder’s notice, as applicable.
Requirements for Business Combinations with Interested Shareholders
Restrictions under Cintas Articles of Incorporation
The Cintas articles of incorporation provide that no business combination may be effected with an interested shareholder, defined therein as any corporation, person or other entity which is the beneficial owner, directly or indirectly, of outstanding voting securities of Cintas representing 15% or more of the votes then entitled to be voted in the election of the directors (each, an “interested shareholder”), for a period of five years following the date that such shareholder became an interested shareholder, unless approved by the affirmative vote of the holders of outstanding voting securities of Cintas entitled to exercise two-thirds of the combined voting power of Cintas and by the affirmative vote of two-thirds of the voting securities beneficially owned by disinterested shareholders.
The definition of “business combination” includes, but is not limited to:
•
a merger or consolidation of Cintas or any subsidiary with or into an interested shareholder or any of its affiliates or any other entity if the merger or consolidation was caused by an interested shareholder;

•
the sale, lease, exchange, mortgage, pledge, transfer or other disposition, whether in one transaction or a series of transactions, by Cintas or any subsidiary to an interested shareholder or any of its affiliates of assets that have an aggregate market value equal to 10% or more of the aggregate market value of Cintas’ consolidated assets or all of Cintas’ outstanding stock;

•	a reclassification of securities of Cintas, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the interested shareholder’s voting power;
•
the receipt by the interested shareholder or any of its affiliates of the benefit of a loan, guarantee, pledge or other financial benefit from Cintas or any subsidiary, except proportionately as a shareholder;

•	any action by an interested shareholder which results in the termination of Cintas’ existence as a corporation formed under the WBCA; and
•	the adoption of a plan of liquidation or dissolution of Cintas proposed by or on behalf of the interested shareholder.
These provisions are not applicable if the business combination is approved by a majority of directors who are not associates or affiliates of such a 15% beneficial owner.
The Cintas articles of incorporation also requires that any person who acquires more than 15% of Cintas’ voting securities without prior director approval must, within 25 days of acquiring such voting securities, offer to purchase for cash all outstanding voting securities, securities convertible into voting securities, and options, warrants or rights to purchase voting securities or securities convertible into voting securities of Cintas. The offer price must be the higher of the highest price paid by that person, adjusted for a control premium, or the highest recent market price. These provisions are not applicable if the transaction by which a person became an interested shareholder is approved by a majority of the disinterested directors prior to the consummation of the business combination.
Restrictions under Washington Law
Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the WBCA (the “significant business transactions statute”) generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of the voting securities of the target corporation, unless, among other options, the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities or by a majority of the members of the target corporation’s board of directors and two-thirds of the target corporation’s shareholders entitled to vote at the time of or subsequent to the business transaction. Significant business transactions include, among other things:
•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;
•	termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the acquiring person’s acquisition of 10% or more of the shares; or
•	receipt by the acquiring person of any disproportionate benefit as a shareholder.
After the five-year period, a significant business transaction may occur if it complies with provisions specified in the significant business transactions statute requiring that a shareholder receive a fair price. A corporation may not “opt out” of this statute.

The provisions of the Cintas articles of incorporation, Cintas bylaws, and Washington law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a shareholder or other entity to acquire control of Cintas. These provisions may also make more difficult an attempt by a shareholder or other entity to remove management.

COMPARISON OF SHAREHOLDER’S RIGHTS
Cintas is organized under the laws of the State of Washington and UniFirst is organized under the laws of the Commonwealth of Massachusetts. The following is a summary of the material differences between (1) the current rights of holders of UniFirst stock under Massachusetts law and the UniFirst articles of organization and UniFirst bylaws and (2) the current rights of holders of Cintas common stock under Washington law and the Cintas articles of incorporation and Cintas bylaws.
Cinas and UniFirst believe that this summary describes the material differences between the rights of holders of Cintas common stock and the rights of holders of UniFirst stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to the Cintas articles of incorporation and the Cintas bylaws and the UniFirst articles of organization and the UniFirst bylaws, which we urge you to read carefully and in their entirety. Copies of the Cintas articles of incorporation and the Cintas bylaws and the UniFirst articles of organization and the UniFirst bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, see the section titled “Where You Can Find More Information” beginning on page 154.

	UniFirst	Cintas
Authorized Capital Stock
The UniFirst articles of organization authorize the issuance of:

(i) 30,000,000 shares of common stock, par value $0.10 per share;

(ii) 20,000,000 shares of class B common stock, par value $0.10 per share; and

(iii) 2,000,000 shares of preferred stock, par value $1.00 per share.

Pursuant to the UniFirst articles of organization, the UniFirst Board is, subject to the provisions in the UniFirst articles of organization, authorized to establish one or more series of preferred stock and, with respect to each series, to fix and determine by vote providing for the issue of such series: the number of shares and designation, dividend rights, redemption rights, liquidation preferences, any sinking fund provisions, conversion or exchange rights, voting rights, and any other relative rights, preferences, limitations, or restrictions permitted by the MBCA.

The Cintas articles of incorporation authorize the issuance of:

(i) 1,700,000,000 shares of common stock, no par value per share; and

(ii) 100,000 shares of preferred stock, no par value per share.

Pursuant to the Cintas articles of incorporation, the Cintas Board is authorized to establish one or more series of preferred stock, and to fix and determine, and to amend, the rights and preferences of the shares of any series that is wholly unissued or to be established, including such series’ voting rights, dividends, terms, preferences, conversion rights, redemption rights and any other material terms of such series, to the fullest extent permitted by the WBCA.

Outstanding Shares
As of the close of business on the record date of the special meeting, approximately 14,532,640 shares of UniFirst common stock were outstanding, approximately 3,551,265 shares of UniFirst class B common stock were outstanding and no shares of UniFirst preferred stock were outstanding. UniFirst common stock is listed for trading on the NYSE under the

As of the close of business on the record date of the special meeting, approximately 400,136,881 shares of Cintas common stock were issued and outstanding and no shares of Cintas preferred stock were outstanding. Cintas common stock is listed for trading on the NASDAQ under the symbol “CTAS.”

	UniFirst	Cintas
symbol “UNF.”

Voting Rights
The UniFirst articles of organization provide that each share of UniFirst common stock entitles its holder to one vote, and each share of UniFirst class B common stock entitles its holder to 10 votes. Other than with respect to the election of certain directors or with respect to matters which require class votes as required by the MBCA, all actions submitted to a vote of UniFirst shareholders shall be voted on by the holders of UniFirst common stock and UniFirst class B common stock voting together as a single class. In addition, other than with respect to the election of directors or as otherwise provided by the MBCA, all actions submitted to a vote of the UniFirst shareholders shall be decided by a vote of the majority of the votes cast at a meeting at which a quorum is present, except where a larger vote is required by the MBCA or the UniFirst articles of organization. Under the MBCA, the affirmative vote of two-thirds of the combined voting power of the outstanding shares of UniFirst common stock and UniFirst class B common stock is required to approve a merger.

Unless otherwise provided in the Cintas articles of incorporation or by the WBCA, the Cintas bylaws provide that every shareholder entitled to vote is entitled to one vote per share for each proposal submitted to shareholders for a vote at a meeting of the shareholders. Unless required by the WBCA or the Cintas articles of incorporation or the Cintas bylaws, all matters will be decided by the vote of the majority of the votes cast at a meeting at which a quorum is present.

Dividends
Under the MBCA, subject to its articles of organization, a corporation’s board of directors may not authorize the corporation to make distributions to its shareholders if after giving the distribution effect the corporation either: (i) would be unable to pay its existing and reasonably foreseeable debts as they become due in the usual course of its business; or (ii) its total assets would be less than the sum of its total liabilities.

The UniFirst articles of organization provide that the holders of UniFirst common stock and UniFirst class B common stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the UniFirst Board and declared out of any funds lawfully available therefor, subject to the rights of holders of preferred stock.

Under the WBCA, a corporation may not make a distribution, if after giving effect thereto, either: (i) it would be unable to pay its liabilities as they become due in the usual course of business or (ii) its total assets would be less than the sum of its total liabilities.

Pursuant to the WBCA and Cintas’ articles of incorporation, subject to the rights of holders of preferred stock that may be authorized and issued, the Cintas Board may declare and pay dividends on the Cintas common stock out of funds legally available for such purpose.

	UniFirst	Cintas

The UniFirst articles of organization further provide that if and when a dividend on UniFirst class B common stock is declared by the UniFirst Board, whether payable in cash, in property or in shares of UniFirst stock, a dividend shall also be declared on UniFirst common stock. The cash dividend payable on each outstanding share of UniFirst common stock shall be 125% of the cash dividend payable on each outstanding share of UniFirst class B common stock. If dividends are declared that are payable in shares of UniFirst common stock or UniFirst class B common stock, such dividends shall be payable at the same rate on both classes of UniFirst stock, provided that the dividends payable in shares of UniFirst common stock shall be payable only to holders of UniFirst common stock and the dividends payable in shares of UniFirst class B common stock shall be payable only to holders of UniFirst class B common stock.

Number of Directors
The MBCA provides that unless otherwise provided in the articles of organization, if a corporation has more than one shareholder, a corporation’s board of directors must not be less than three individuals.

The UniFirst bylaws provide that the UniFirst Board shall be composed of such number of members (which shall not be less than three) as shall be fixed by the UniFirst Board, by vote of a majority of the entire UniFirst Board; provided, however, that no decrease in the number comprising the UniFirst Board shall shorten the term of any incumbent directors.

The UniFirst Board currently consists of 6 members.

The WBCA provides that a corporation’s board of directors must consist of one or more individuals. The Cintas articles of incorporation provide that the number of directors shall be determined in the manner provided by the Cintas bylaws and may be increased or decreased in the manner provided therein.

The Cintas bylaws provide that the number of directors, which shall not be less than three, may be fixed or changed (i) by the affirmative vote of the holders of a majority of the shares entitled to vote on such proposal at a meeting of the shareholders at which a quorum is present or (ii) by the majority vote of the directors present at a meeting at which a quorum is present. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director and any increase in the number of directors may be filled by the directors then in office.

The Cintas Board currently consists of nine members.

	UniFirst	Cintas
Election and Classes of Directors
The MBCA generally provides that, unless otherwise stated in the articles of organization or bylaws, directors must be elected by a plurality of the votes cast at a meeting at which a quorum is present and that shareholders do not have a right to cumulate their votes for the election of directors.

The UniFirst articles of organization provide that with respect to the election of directors, holders of UniFirst common stock voting separately as a single class shall be entitled to elect 25% of the total number of directors constituting the total UniFirst Board and, if such 25% is not a whole number, then the holders of UniFirst common stock shall be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors and shall have the sole right to remove such director(s). With respect to the election of the remaining directors, holders of UniFirst class B stock shall vote together with the holders of UniFirst common stock, as a single class.

The UniFirst bylaws further provide that the UniFirst Board shall be divided into three classes, as nearly equal in number as possible. At each annual meeting of shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term continuing until the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified or until their earlier resignation, death or removal; provided, that in the event of failure to hold such an annual meeting or to hold such election at such meeting, the election of directors may be held at any special meeting of shareholders called for that purpose. Directors, except those appointed by the UniFirst Board to fill vacancies, shall be elected by a plurality vote of the shareholders voting by ballot either in person or by proxy.

The WBCA generally provides that directors are elected at each annual meeting of the shareholders.

The Cintas bylaws provide that directors on the Cintas Board shall be elected at the annual meeting, or if not so elected, at a special meeting called for such purpose. Each director shall be elected by the majority of the votes cast with respect to that director at a meeting of the shareholders at which a quorum is present; provided, however, that if the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented at such shareholder meeting at which a quorum is present.

The Cintas Board is not classified; all directors are elected annually.

	UniFirst	Cintas
Removal of Directors
The MBCA provides that, unless otherwise stated in the articles of organization or bylaws, shareholders may remove one or more directors with or without cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director.

Since the UniFirst articles of organization and the UniFirst bylaws do not authorize cumulative voting, a director may be removed by the shareholders if the number of votes cast to remove the director exceeds the numbers of votes cast not to remove the director.

The MBCA further provides that a director may be removed for cause by the directors by a vote of greater than (1) a majority of the directors then in office or (2) the number of directors required by the articles of organization or bylaws to take such action, provided that if the director was elected by a voting group of shareholders, only directors elected by that voting group may participate in the vote to remove such director. Directors may be removed by shareholders or the directors only at a meeting called for the purpose of removing such director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting, is removal of the director.

The UniFirst bylaws provide that, except as otherwise provided by UniFirst articles of organization, a director may be removed from office by vote of majority of the shares of UniFirst stock outstanding and entitled to vote in the election of directors or by vote of a majority of the entire number of directors then in office, only for the following reasons: (i) conviction of a felony; (ii) declaration of unsound mind by order of court; (iii) gross dereliction of duty; (iv) commission of action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law, if such action in either event results

The WBCA provides that a director may be removed from office with or without cause, unless the articles of incorporation specify that removal may only be for cause.

The WBCA further provides that a director may be removed if the number of votes cast to remove the director exceeds the number cast not to remove the director, except to the extent the articles of incorporation or bylaws require a greater number; provided, that, if a director is elected by shareholders of one or more authorized classes or series of shares, only the shareholders of those classes or series of shares may participate in the vote to remove such director.

The Cintas articles of incorporation provide that directors may be removed only for cause and only if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director (with abstentions and broker non-votes not considered votes cast).

	UniFirst	Cintas

both in an improper substantial personal benefit to such director and a material injury to the corporation. A director may be removed only after reasonable notice and opportunity to be heard before the body proposing removal.

Filling Vacancies on the Board of Directors
The UniFirst bylaws provide that if the office of any director shall become vacant by reason of an increase in size of the UniFirst Board, or the death, resignation, disqualification or removal of a director or otherwise, such vacancy or vacancies shall be filled solely by the affirmative vote of the directors then in office, even though less than a quorum. Any such director elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until his or her successor is chosen and qualified or until his or her earlier resignation, death or removal.

The Cintas bylaws provide that any vacancy on the Cintas Board for any cause, may be filled by the remaining directors, though less than a majority of the whole board, for the unexpired term. A director elected to fill a vacancy created by an increase in the number of directors may be filled by the Cintas Board for a term of office continuing only until the next election of directors by the shareholders.

No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Nomination of Director Candidates by Shareholders
The UniFirst bylaws provide that the nominations of director candidates at any annual meeting of shareholders or special meeting may be made (a) by or at the direction of, a majority of the UniFirst Board, or (b) by any shareholder of record of any shares of UniFirst stock outstanding and entitled to vote at such meeting. Any shareholder who seeks to make such a nomination, or his representative, must be present in person at such meeting.

Nominations shall be made pursuant to timely notice in writing to the UniFirst clerk not less than seventy-five (75) calendar days nor more than one hundred twenty (120) calendar days prior to the anniversary date of the immediately preceding annual meeting of shareholders or special meeting in lieu thereof (the “Anniversary Date”). In the case of a special meeting of shareholders or in the event that the annual meeting of shareholders is called for a date more than seventy-five (75) days prior to the Anniversary Date, such notice shall be made not later than the close of business on (i) the twentieth (20th) calendar day

The Cintas bylaws provide that shareholders may properly nominate a candidate for election as a director by providing timely notice in proper form and in writing to the corporate secretary. To be timely, a shareholder must deliver the notice in writing, by registered mail, to Cintas’ corporate secretary at Cintas’ principal office not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the annual meeting of shareholders or, with respect to a special meeting of shareholders, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Cintas. In no event shall the public announcement of a recess, adjournment or postponement of such shareholder meeting commence a new time period for the delivery of the notice by a shareholder, and a shareholder is not entitled to make additional or substitute nominations following the expiration of the applicable notice period. The number of nominees a shareholder may nominate for election to the Cintas Board at a shareholders’

	UniFirst	Cintas

following the earlier of the date (a) on which notice of the date of such meeting was mailed to shareholders, or (b) the date on which the date of such meeting was publicly disclosed, or (ii) if such date of notice or public disclosure occurs more than seventy-five (75) calendar days prior to the scheduled date of such meeting, the seventy-fifth (75th) calendar day prior to such scheduled date of such meeting.

To be in proper written form, a shareholder’s nomination notice to UniFirst must set forth certain information and representations about the nominating shareholder and its nominee, as more particularly set forth in the UniFirst bylaws. The presiding officer of any such meeting at which directors are to be elected shall determine and declare that a nomination was not made in accordance with the procedures set forth in UniFirst’s bylaws and declare such nomination disregarded.

The UniFirst articles of organization and the UniFirst bylaws do not expressly provide UniFirst shareholders with proxy access for the nomination of directors.

meeting shall not exceed the number of directors to be elected at such meeting.

To be in proper written form, a shareholder’s nomination notice to Cintas must set forth certain information and representations about the nominating shareholder and its nominee, as more particularly set forth in the Cintas bylaws. Except as otherwise provided by Washington law or the Cintas articles of incorporation or the Cintas bylaws, the person presiding over the meeting at which directors are to be elected shall have the power and duty to determine whether a nomination was made or proposed in accordance with the procedures set out in the Cintas bylaws and, if any proposed nomination is not in compliance, to declare that such defective nomination shall be disregarded.

Nothing in the Cintas bylaws shall be deemed to affect any rights of a shareholder to request inclusion of a proposal in, nor the right of Cintas to omit a proposal from, Cintas’ proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Shareholder Proposals
The UniFirst bylaws provide that for business other than the nomination of directors to be properly brought before an annual or special meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the UniFirst clerk and such shareholder or his representative must be present in person at such meeting. To be timely, a shareholder’s notice must be delivered to, or mailed and received by, the UniFirst clerk at UniFirst’s principal executive offices not less than seventy-five (75) calendar days nor more than one hundred twenty (120) calendar days prior to the Anniversary Date. In the case of a special meeting of shareholders or in the event that the annual meeting of shareholders is called for a date more than seventy-five (75) calendar days prior to the Anniversary Date, such notice shall be made not later than the close of business

The Cintas bylaws provide that for business other than the nomination of directors to be properly brought before an annual meeting or special meeting, the shareholder must provide timely notice of its intention in writing and that such business must also be a proper matter for action by the shareholders. To be timely, a shareholder must deliver the notice in writing, by registered mail, to Cintas’ corporate secretary at Cintas’ principal office not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the annual meeting of shareholders or, with respect to a special meeting of shareholders, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Cintas. In no event shall the public announcement of a

	UniFirst	Cintas

on (i) the twentieth (20th) calendar day following the earlier of (a) the date on which notice of the date of such meeting was mailed to shareholders, or (b) the date on which the date of such meeting was publicly disclosed or (ii) if such date of notice or public disclosure occurs more than seventy-five (75) calendar days prior to the scheduled date of such meeting, the seventy-fifth (75th) calendar day prior to such scheduled date of such meeting.

To be in proper written form, such shareholder’s notice to UniFirst’s clerk must set forth certain information as to each matter the shareholder proposes to bring before such meeting, as more particularly set forth in the UniFirst bylaws. The presiding officer of any such meeting may, if the facts warrant, determine and declare to such meeting that business was not properly brought before such meeting in accordance the UniFirst bylaws, and if such officer should so determine, declare that such business shall be disregarded.

recess, adjournment or postponement of such shareholder meeting commence a new time period for the delivery of the notice by a shareholder.

To be in proper written form, a shareholder’s notice to Cintas must set forth certain information and representations about such shareholder and each matter such shareholder proposes to bring before the meeting, as more particularly set forth in the Cintas bylaws. Except as otherwise provided by law, the Cintas articles of incorporation or the Cintas bylaws, the chairman presiding over the meeting shall have the power and duty to determine whether such business or proposal was made or proposed in accordance with the procedures set out in the Cintas bylaws and, if any business or proposal is not in compliance, to declare that such business or proposal is defective.

Nothing in the Cintas bylaws shall be deemed to affect any rights of a shareholder to request inclusion of a proposal in, nor the right of Cintas to omit a proposal from, Cintas’ proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Action by Written Consent
The MBCA provides that any action that is required or permitted to be taken at a shareholder’s meeting may be taken without meeting if the action is either (i) by all shareholders entitled to vote on the action or (ii) to the extent permitted by the articles of organization, by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. The action must be evidenced by one or more written consents that describe the action taken, are signed by shareholders having the requisite vote, and are delivered to the corporation within 60 days of the earliest dated consent.

The UniFirst bylaws provide that any action to be taken at any annual or special

The WBCA provides that any action that is required or permitted to be taken outside of a meeting may also be taken by shareholders without a meeting if one or more written consents describing the action taken are signed (i) by all shareholders entitled to vote on the corporate action or (ii) by shareholders holding of record or otherwise entitled to vote not less than the minimum number of votes that would be necessary to approve such action at a meeting, and at the time the shareholder action is approved, the corporation is authorized to approve such action by an authorization contained in its articles of incorporation.

The Cintas articles of incorporation do not expressly authorize shareholder actions by written consent and thus shareholder actions by written consent

	UniFirst	Cintas

meeting of shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of shareholders.
are only permitted if approved by all shareholders entitled to vote as provided in the default provisions of the WBCA.

Calling Special Meetings of Shareholders
The UniFirst bylaws provide that special meetings of shareholders may be called by the chairman or vice chairman of the board or by the UniFirst Board at such date, time and place as they may determine, which date, time and place may subsequently be changed at any time by vote of the UniFirst Board. Such special meetings shall be called by the UniFirst clerk, or in case of the death, absence, incapacity or refusal of the UniFirst clerk, by any other officer, upon written application of one or more shareholders who hold at least two-thirds in interest of the UniFirst stock entitled to vote at such meeting. The call for special meetings of shareholders may be oral or written and shall state the date, time, place, and purposes of such meeting.

The Cintas articles of incorporation provide that special meetings of the shareholders may be called by holders of 50% or more of the shares of all classes of Cintas outstanding and entitled to vote at such meetings.

Notice of Shareholder Meetings
The UniFirst bylaws provide that a written notice of the date, time and place of each meeting of shareholders stating the purposes of such meeting shall be given by the clerk or an assistant clerk at least seven (7) calendar days before such meeting to each shareholder entitled to vote thereat and to each shareholder who, pursuant to Massachusetts law or the UniFirst articles of organization or the UniFirst bylaws, is entitled to such notice.

The Cintas bylaws provide that a written notice of the time, place and purposes of any meeting of shareholders shall be given to each shareholder entitled thereto not less than ten (10) days nor more than sixty (60) days before the date fixed for the meeting and as prescribed by Washington law. At any time, upon written request of the holders of not less than fifty percent (50%) of all of the outstanding shares of Cintas entitled to vote at the meeting, the corporate secretary shall give notice of a special meeting not less than ten (10) nor more than sixty (60) days after receipt of such written request.

Quorum at Shareholder Meetings
The MBCA provides that shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless as otherwise stated in the articles of organization, the bylaws or a resolution of the board of directors, a majority of votes entitled to be cast on a matter by the voting group

The WBCA provides that unless as otherwise stated in the articles of incorporation, a majority of the votes to be cast on a corporate action by the voting group constitutes a quorum.

The Cintas bylaws provide that the holders of shares entitling them to exercise a majority of the voting power

	UniFirst	Cintas

constitutes a quorum of that voting group for action on that matter.

The UniFirst bylaws provide that the holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum, but if a quorum is not present, a lesser number may adjourn the meeting from time to time and such meeting may be held as adjourned without further notice.

of Cintas, present in person or by proxy, shall constitute a quorum at any meeting of the shareholders.

Any meeting of shareholders may be adjourned from time to time, without notice other than by announcement at the meeting, by the shareholders present, even if less than a quorum. If a quorum is represented at a reconvened meeting following an adjournment, any business may be transacted that may have been transacted at the original meeting.

Shareholder Rights Plan	UniFirst does not have a shareholder rights plan in effect.	Cintas does not have a shareholder rights plan in effect.

Applicability of Business Combination Statute / Anti-Takeover Statutes
Chapter 110F of the Massachusetts General Laws (the “MGL”) generally prohibits a corporation from engaging in a business combination (defined to include mergers and other specified transactions) with an interested shareholder (generally defined as a person, together with affiliates and associates, owning 5% or more of the outstanding voting stock of the corporation) for a three-year period following the time that such shareholder becomes an interested shareholder, unless (i) the interested shareholder obtains the approval of the board of directors prior to becoming interested, (ii) the interested shareholder owned at least 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it became interested or (iii) the business combination is approved by both the board of directors and authorized at an annual or special meeting of shareholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Massachusetts corporation may opt out of Chapter 110F of the MGL by (a) an express provision in its original articles of organization expressly electing not to be governed by this chapter, (b) action of its board of directors adopting an amendment to the corporation’s bylaws

Chapter 23B.19 of the WBCA generally prohibits a target corporation from engaging in certain significant business transactions (defined to include mergers, and other specified transactions) with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting power of the target corporation, for a period of five years after the date of the share acquisition that first made the person an acquiring person, unless, (i) the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities or (ii) by a majority of the members of the target corporation’s board of directors and two-thirds (66-2/3%) of the target corporation’s shareholders entitled to vote at the time of or subsequent to the business transaction (excluding shares beneficially owned by or under the voting control of the acquiring person). A corporation may not opt out of Chapter 23B.19 of the WBCA, and thus Cintas is subject to such restrictions.

The Cintas articles of incorporation further provide that no business combination (as defined in the Cintas articles of incorporation) may be effected with an interested shareholder, defined

UniFirst	Cintas

within ninety days of the effective date of this chapter, expressly electing not to be governed by this chapter, which amendment shall not be further amended by the board of directors or (c) a shareholders’ amendment to the articles of organization or bylaws approved by at least a majority of the outstanding voting shares.

UniFirst has not opted out of Chapter 110F of the MGL, which provides that shares acquired in a control share acquisition (generally, acquisitions resulting in ownership of represent one-fifth or more but less than one-third of all voting power, one-third or more but less than a majority of all voting power, or a majority of all voting power of the corporation in the election of directors) have no voting rights unless such rights are approved by a vote of the shareholders. Such authorization requires the affirmative vote of the holders of a majority of the shares entitled to vote generally in the election of directors, excluding shares held by the acquiring person.

UniFirst’s articles of organization provide that no business combination (defined to include mergers and other specified transactions) may be effected with related persons (generally defined as a person or group of persons that beneficially owns in the aggregate 20% or more of the outstanding voting stock of the corporation) unless approved by the affirmative vote of (i) the holders of UniFirst’s outstanding voting securities entitled to exercise 80% of the combined voting power of UniFirst and (ii) two-thirds (66-2/3%) of UniFirst’s outstanding voting securities beneficially owned by shareholders other than the related person unless the business combination is (a) approved by two-thirds (66-2/3%) of continuing directors then in office (as defined in the UniFirst articles of organization), (b) solely between UniFirst and another corporation, 100% of the voting stock of which is owned directly or indirectly by therein as any corporation, person or other entity which is the beneficial owner, directly or indirectly, of outstanding voting securities of Cintas representing 15% or more of the votes then entitled to be voted in the election of the directors, for a period of five years following the date that such shareholder became an interested shareholder, unless (i) approved by the affirmative vote of the holders of outstanding voting securities of Cintas entitled to exercise two-thirds (66-2/3%) of the combined voting power of Cintas and (ii) by the affirmative vote of two-thirds (66-2/3%) of the voting securities beneficially owned by disinterested shareholders. These provisions are not applicable if the business combination is approved by a majority of directors who are not associates or affiliates of such a 15% beneficial owner.

The Cintas articles of incorporation also require that any person who acquires more than 15% of Cintas’ voting securities without prior director approval must, within 25 days of acquiring such voting securities, offer to purchase for cash all outstanding voting securities, securities convertible into voting securities, and options, warrants or rights to purchase voting securities or securities convertible into voting securities of Cintas. The offer price must be the higher of the highest price paid by that person, adjusted for a control premium, or the highest recent market price. These provisions are not applicable if the transaction by which a person became an interested shareholder is approved by a majority of the disinterested directors.

	UniFirst	Cintas

UniFirst or (c) a merger or consolidation and the consideration to be received per share by holders of UniFirst stock in the business combination is cash and is in an amount not less than the highest per share price (as adjusted) paid by the related person in acquiring any of its holdings in UniFirst’s common stock.

The UniFirst articles of organization and the UniFirst bylaws may be amended at any time to elect not to be governed by Chapter 110D of the MGL, however, any such amendment would apply only to control share acquisitions occurring after the effective date of such amendment.

The UniFirst bylaws, pursuant to section 6 of Chapter 110D of MGL, allow UniFirst, at its option but without the agreement of a person who has made a control share acquisition of UniFirst (as defined in the MGL), may redeem all but not less than all shares of UniFirst stock acquired in a control share acquisition.

Indemnification of Directors and Officers and Insurance
The MBCA provides for or permits indemnification of directors and officers in certain situations.

Specifically, Section 8.51 and Section 8.56 of the MBCA allow for the indemnification of directors and officers if such individual (i) conducted themselves in good faith, (ii) reasonably believed their conduct was in the best interest of the corporation or at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, (a) such individual had no reasonable cause to believe such conduct was unlawful or (b) engaged in conduct for which such individual shall not be liable under a provision of the articles of organization authorized by Section 2.02(b)(4) of the MBCA (provisions not inconsistent with Massachusetts law related to the managing of the business and regulating the affairs of the corporation). Under Section 8.56 of the MBCA, officers may be indemnified to such further extent as may be provided by the articles of

The WBCA provides for or permits indemnification of directors and officers in certain situations.

Specifically, Section 23B.08.320 and Section 23B.08.570 of the WBCA permit a corporation to eliminate or limit by its articles of incorporation the personal liability of directors or officers to a corporation or its shareholders for conduct as a director or officer, as applicable, if not inconsistent with Washington law, except for (i) acts or omissions that involve intentional misconduct of the director or officer, as applicable, or a knowing violation of law by the director or officer, as applicable, (ii) conduct violating Section 23B.08.310 (liability for unlawful distributions) or (iii) any transaction from which the director or officer, as applicable, will personally receive a benefit in money, property, or services to which the director or officer is not legally entitled. Further, unless limited by the articles of incorporation, Section 23B.08.520 and Section 23B.08.570 of the WBCA require

UniFirst	Cintas

incorporation, bylaws, resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law. Additionally, under Section 8.52 of the MBCA, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which it was a party because such individual was a director of the corporation, against reasonable expenses incurred in such proceeding. Further, under Section 8.53 of the MBCA, a corporation may advance funds to pay for or reimburse the expenses incurred by a director who is party to a proceeding because such individual is a director subject to certain procedural requirements.

The UniFirst articles of organization provide that except as limited by Massachusetts law, each director and officer of UniFirst is indemnified against all expenses incurred by such director or officer in connection with a proceeding in which such individual was involved as a result of serving as a director or officer of UniFirst, or at the request of UniFirst, as a director, officer, employee or other agent of any other organization; provided that no director or officer will be indemnified with respect to (i) a matter as to which it shall have been adjudicated in any proceeding that such director or officer did not act in good faith in the reasonable belief that such individual’s actions were in the best interests of UniFirst or (ii) if following a compromised or settled proceeding so as to impose any liability or obligation upon a director or officer of UniFirst, UniFirst obtains an opinion of counsel determining that such liability arose out of actions not in good faith and not in the best interests of UniFirst.

The UniFirst articles of organization also state that to the extent authorized by the UniFirst Board or the shareholders, UniFirst may pay indemnification in indemnification by a corporation if a director or officer is wholly successful in the defense of any proceeding to which it is a party because it is a director or officer of the corporation. Additionally, Section 23B.08.560 and Section 23B.08.570 of the WBCA authorize a corporation to indemnify, advance expenses or reimburse expenses of directors and officers in proceedings in their capacity as a director or officer, subject to certain exceptions. Further, Section 23B.08.580 of the WCBA permits corporations to purchase and maintain director and officer insurance regardless of whether the corporation has the power to indemnify against the same liability under Sections 23B.08.510 or 23B.08.520.

As permitted by Section 23B.08.320 of the WBCA, the Cintas articles of incorporation provide that directors of Cintas are not liable to Cintas or its shareholders for monetary damages for conduct as a director of Cintas. Further, the Cintas bylaws provide that Cintas may indemnify a director or officer who is a party to a proceeding against liability incurred by the director or officer in the proceeding to the maximum extent permitted by the WBCA, provided that no indemnification will be provided to such director or officer if Cintas is prohibited by the nonexclusive provisions of the WBCA or other applicable law, as then in effect, from paying such indemnification. The Cintas bylaws also provide that, subject to certain exceptions, Cintas will indemnify such director or officer in connection with a proceeding (or part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized or ratified by the Cintas board of directors.

Cintas has also entered into indemnification agreements with its directors and executive officers, which require Cintas to indemnify the director or executive officer to the fullest extent permitted by the WBCA in proceedings

	UniFirst	Cintas

advance of final disposition of a proceeding, upon receipt of an undertaking by the person indemnified to repay such indemnification if it shall be established that such person is not entitled to indemnification by an adjudication that such individual did not act in good faith or by an opinion of counsel.
by reason of the fact that such person is or was a director or executive officer of Cintas.

Amendments to Articles of Organization / Incorporation and Bylaws
Section 10.01 and Section 10.03 of the MBCA generally provide that a corporation may amend its articles of organization and that amendments must be adopted by the board of directors of the corporation and submitted to the shareholders for approval, if applicable. Under Section 10.03 of the MBCA, if such amendment is required to be approved by the shareholders, approval of the amendment requires the affirmative vote of two-thirds (66-2/3%) of all shares entitled to vote on the matter and two-thirds (66-2/3%) of the shares of any voting group entitled to vote separately on the matter, unless the articles of organization or bylaws state otherwise. Section 10.03 of the MBCA further provides that with respect to (i) an increase or reduction in the corporation’s capital stock, (ii) a change in its authorized shares into a different number of shares or the exchange thereof pro rata for a different number of shares of the same class or series or (iii) a change in the corporation’s name, the required vote shall be a majority rather than two-thirds (66-2/3%) (except that the vote of a separate voting group, if applicable, shall remain two-thirds (66-2/3%)).

Additionally, Section 10.05 of the MBCA authorizes the board of directors to adopt certain amendments to the articles of organization without shareholder approval, unless the articles of organization state otherwise.

Apart from amendments to the business combination provisions of UniFirst’s articles of organization, as discussed below, the UniFirst articles of organization are silent with respect to the

Sections 23B.10.010 through 23B.10.040 of the WBCA generally provide that a corporation’s articles of incorporation may be amended if the amendment is approved and recommended by the board of directors to the shareholders and approved upon the affirmative vote of the holders of a majority of the corporation’s outstanding voting stock. Pursuant to Section 23B.10.020 of the WBCA, the board of directors may adopt certain amendments to the articles of incorporation without shareholder approval.

The Cintas articles of incorporation reserve the right to amend or repeal the provisions contained therein in accordance with and as permitted by the WBCA. Additionally, the Cintas articles of incorporation require that amendments to the business combination provisions of such articles be approved by the affirmative vote of a majority of the disinterested directors and the affirmative vote of the holders of two-thirds (66-2/3%) of Cintas’ outstanding voting securities and the affirmative vote of two-thirds (66-2/3%) of the voting securities beneficially owned by disinterested shareholders.

Section 23B.10.200 of the WBCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless the corporation’s articles of incorporation or the WBCA reserves the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or

UniFirst	Cintas

procedures and requirements for amendments of the articles of organization. Thus, amendments to the UniFirst articles of organization are subject to the default provisions of the MBCA.

The UniFirst articles of organization require that amendments to the business combination provisions of such articles be approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of UniFirst’s voting stock provided, however, that if there is a related person (defined as a person or group of persons who beneficially own 20% or more of the outstanding voting stock of UniFirst at the time of amendment), the amendment must also be approved by the affirmative vote of the holders of not less than two-thirds (66-2/3%) of the outstanding shares of voting stock held by shareholders other than the related person; provided further, that any amendment, alteration, change or repeal of such provisions declared advisable by the affirmative vote of two-thirds (66-2/3%) of the continuing directors then in office may be approved by the affirmative vote of two-thirds (66-2/3%) of the outstanding shares.

Section 10.20 of the MBCA provides that the power to make, amend or repeal bylaws shall be in the shareholders; provided that, if authorized by the articles of organization or by the bylaws pursuant to authorization in the articles of organization, the board of directors may also make, amend or repeal the bylaws, except with respect to any provisions which by law, the articles of organization or the bylaws require action by the shareholders.

Any action taken by the board of directors of a corporation with respect to the bylaws may be amended or repealed by the shareholders.

The UniFirst bylaws authorize the UniFirst Board as well as the repeal that bylaw. A corporation’s shareholders, subject to certain limitations under the WBCA, may amend or repeal the bylaws, even though the bylaws may also be amended or repealed by the board of directors.

In accordance with Section 23B.10.200 of the WBCA, the Cintas articles of incorporation and the Cintas bylaws provide that the Cintas Board has the power to amend or repeal the Cintas bylaws, and that the shareholders of Cintas also have the power to amend or repeal such bylaws. Additionally, all bylaws made by the Cintas Board may be amended or repealed by the shareholders.

	UniFirst	Cintas

shareholders to make, amend or repeal the UniFirst bylaws, except with respect to any provisions which by Massachusetts law, the UniFirst articles of organization or the UniFirst bylaws require action by the shareholders.

The UniFirst bylaws further provide that any amendment or repeal of the UniFirst bylaws by the UniFirst Board and any bylaws adopted by the UniFirst Board may be amended or repealed by the shareholders.

Appraisal Rights
Section 13.02 of the MBCA provides that shareholders are entitled to appraisal rights to demand payment in cash for the fair value of their shares in the event of certain corporate actions, including: (i) consummation of a merger that requires shareholder approval under the MBCA or the corporation’s articles of organization or if the corporation is a subsidiary that is merged with its parent, unless, in either case (a) all shareholders are to receive cash only for their shares in amounts equal to what they would receive upon dissolution, or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (b) no director, officer or controlling shareholder has a material financial interest in the merger, subject to certain exceptions; (ii) a consummation of a plan of share exchange in which shares are included, unless (a) both the shareholder’s existing shares and the shares, obligations or other securities to be acquired are marketable securities and (b) no director, officer or controlling shareholder has a material financial interest in the share exchange, subject to certain exceptions; (iii) consummation of a sale or exchange of all or substantially all of the corporation’s property subject to certain exceptions; (iv) an amendment of the corporation’s articles of organization that materially and adversely affects the shareholders’ rights as specified in the MBCA; (v) an amendment of the articles of organization

Chapter 23B.13.020 of the WBCA provides that a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of certain specified corporate actions, including: (i) consummation of a merger to which the corporation is a party if shareholder approval is required or the shareholder is otherwise entitled to vote on the merger but for certain provisions of the WBCA or if the corporation is a subsidiary that is merged with its parent; (ii) a plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder was entitled to vote on the plan; (iii) a sale, lease, exchange or other disposition, which has become effective, of all or substantially all of the property of the corporation other than in the regular course of business, if the shareholder was entitled to vote such disposition; (iv) an amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects the redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; (v) a plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, subject to certain exceptions or (vi) consummation of a conversion of the corporation to another entity which is not a foreign corporation.

Under Section 23B.13.020 of the WBCA,

	UniFirst	Cintas

or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds or amends restrictions on the transfer or registration of any outstanding shares; or (vi) consummation of a conversion of the corporation into a form of other entity pursuant to certain provisions of the MBCA.

Under Section 13.02 of the MBCA, UniFirst shareholders are not entitled to appraisal rights in connection with the mergers because the transactions fall within the statutory exceptions to appraisal rights, including those based on the form of consideration to be received.
Cintas shareholders do not have dissenters’ rights in connection with the mergers.

Forum for Adjudication of Disputes
The UniFirst bylaws provide that unless UniFirst consents in writing to the selection of an alternative forum, UniFirst designates (i) the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts as the sole and exclusive forum for certain state corporate law or shareholder derivative actions and proceedings (and if such court lacks jurisdiction, a state court located in Suffolk County, Massachusetts); and (ii) if the state courts of Massachusetts lack jurisdiction for any such claim, the federal district court for the District of Massachusetts, Eastern Division as the sole and exclusive forum for the resolution of such claim.
The Cintas articles of incorporation and the Cintas bylaws do not provide for an exclusive forum for the adjudication of shareholder disputes.

LEGAL MATTERS
The validity of the shares of Cintas common stock to be issued by Cintas in connection with the mergers will be passed upon by Fikso Kretschmer PS, counsel for Cintas.
Certain federal income tax consequences of the mergers will be passed upon for UniFirst by Paul Hastings LLP, counsel for UniFirst.

EXPERTS
The consolidated financial statements of Cintas Corporation at May 31, 2025 and 2024, and for each of the three years in the period ended May 31, 2025, and the effectiveness of Cintas Corporation’s internal control over financial reporting as of May 31, 2025, which are incorporated by reference in this registration statement of which the proxy statement/prospectus forms a part, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Cintas Corporation management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2025 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of UniFirst Corporation at August 30, 2025 and August 31, 2024, and for each of the three years in the period ended August 30, 2025, and the effectiveness of UniFirst Corporation’s internal control over financial reporting as of August 30, 2025, which are incorporated by reference in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which conclude, among other things, that UniFirst Corporation did not maintain effective internal control over financial reporting as of August 30, 2025, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such consolidated financial statements and UniFirst Corporation management’s assessment of the effectiveness of internal control over financial reporting as of August 30, 2025 (which concludes, among other things, that UniFirst Corporation did not maintain effective internal control over financial reporting as of August 30, 2025 based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein), have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING UNIFIRST SHAREHOLDER PROPOSALS

Future UniFirst Shareholder Proposals
Cintas and UniFirst currently expect to complete the mergers in the second half of calendar 2026. If the merger agreement is approved by the requisite vote of UniFirst’s shareholders and the mergers are completed, UniFirst will become a wholly owned subsidiary of Cintas and, consequently, will not hold subsequent annual meetings of its shareholders. After the completion of the mergers, UniFirst shareholders would be entitled to participate, as shareholders of Cintas following the mergers, in the annual meetings of the shareholders of Cintas. If the merger agreement is not approved by the requisite vote of holders of UniFirst stock or if the mergers are otherwise not completed for any reason, UniFirst intends to hold an annual meeting of its shareholders for its 2027 fiscal year. A date has not been set for the UniFirst 2027 annual meeting (the “UniFirst 2027 annual meeting”).
Under the UniFirst bylaws, any shareholder desiring to present a proposal for inclusion in UniFirst’s proxy statement in connection with the UniFirst 2027 annual meeting (the “UniFirst 2027 proxy statement”) must submit the proposal so as to be received by the Secretary of UniFirst at the principal executive offices of UniFirst, 68 Jonspin Road, Wilmington, Massachusetts 01887, not later than July 27, 2026. In addition, in order to be included in the UniFirst 2027 proxy statement, such a proposal must comply with the requirements as to form and substance established by applicable laws and regulations.
UniFirst shareholders wishing to present business for action, other than proposals to be included in the UniFirst 2027 proxy statement, or to nominate candidates for election as directors at a meeting of UniFirst’s shareholders, must do so in accordance with the advance notice procedure for shareholder proposals established in the UniFirst bylaws. The UniFirst bylaws provide, among other requirements, that in order to be presented at the UniFirst 2027 annual meeting, such shareholder proposals or nominations may be made only by a shareholder of record who shall have given notice of the proposal or nomination and the related required information to UniFirst no earlier than August 17, 2026 and no later than October 1, 2026. However, if the date of the UniFirst 2027 annual meeting is changed by more than 75 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, then the deadline for submitting a shareholder proposal will be (i) the 20th calendar day following the earlier of (1) the date on which notice of the date of such meeting was mailed to shareholders, or (2) the date on which the date of such meeting was publicly disclosed, or (ii) if such date of notice or public disclosure occurs more than 75 calendar days prior to the scheduled date of such meeting, the 75th calendar day prior to such scheduled date of such meeting. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, UniFirst shareholders who intend to solicit proxies in support of director nominees other than UniFirst’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 16, 2026.
You may contact UniFirst’s corporate secretary at UniFirst’s principal executive offices, 68 Jonspin Road, Wilmington, Massachusetts 01887, for a copy of the relevant provisions of the UniFirst bylaws regarding the requirements for making shareholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION
Cintas and UniFirst file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Cintas and UniFirst. The address of that SEC internet site is http://www.sec.gov.
Investors may also consult the websites of Cintas and UniFirst for more information concerning Cintas or UniFirst, respectively. The investor relations website of Cintas is https://www.cintas.com/investors/, and the investor relations website of UniFirst is https://investors.unifirst.com/. The information contained on or accessible through the websites of Cintas and UniFirst (other than the documents listed below that are expressly incorporated by reference herein) does not constitute a part of this proxy statement/prospectus and is not incorporated by reference herein.
Cintas has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the shares of Cintas common stock to be issued in the mergers. This proxy statement/prospectus constitutes the prospectus of Cintas filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement, because certain parts of the registration statement, including the exhibits to the registration statement, are omitted in accordance with SEC rules.
The SEC allows Cintas and UniFirst to incorporate by reference into this proxy statement/prospectus other documents filed with the SEC by Cintas and UniFirst. This means that Cintas and UniFirst can disclose important information to you by referring you to those other documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below and any documents filed by Cintas or UniFirst under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (ii) after the date of this proxy statement/prospectus and until the date on which the special meeting is held (other than portions of these documents that are not deemed to be “filed,” in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein):

Cintas Filings (SEC File No. 0-11399)	Periods Covered and/or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended May 31, 2025, filed July 28, 2025

Quarterly Reports on Form 10-Q	Quarter ended August 31, 2025, filed August 10, 2025; quarter ended November 30, 2025, filed January 7, 2026; quarter ended February 28, 2026, filed April 7, 2026

Current Reports on Form 8-K	Filed July 17, 2025; September 24, 2025; October 31, 2025; December 18, 2025; December 22, 2025; March 11, 2026; March 25, 2026; March 31, 2026

Any description of shares of Cintas common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

UniFirst Filings (SEC File No. 001-08504)	Periods Covered and/or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended August 30, 2025, filed October 29, 2025

Quarterly Reports on Form 10-Q	Quarter ended November 29, 2025, filed January 7, 2026; quarter ended February 28, 2026, filed April 7, 2026

Current Reports on Form 8-K	Filed October 17, 2025; October 22, 2025; December 15, 2025; December 18, 2025; December 29, 2025; January 7, 2026; March 11, 2026; April 1, 2026

Any description of shares of UniFirst stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.
You may request a copy of the documents incorporated by reference into this proxy statement/prospectus. Requests for documents should be directed to:

Cintas Corporation
6800 Cintas Boulevard
Mason, Ohio 45040
Attention: Scott A. Garula, Executive Vice President & Chief Financial Officer
Telephone: (513) 972-3867
Email: garulas@cintas.com
Attention: Jared S. Mattingley, Vice President, Treasurer & Investor Relations
Telephone: (513) 972-4195
Email: mattinglyj@cintas.com

UniFirst Corporation
68 Jonspin Road
Wilmington, Massachusetts 01887
Attention: Michael Patrick, Senior Vice President and General Counsel; Investor Relations
Telephone: (978) 658-8888

Or from UniFirst Corporation’s proxy solicitor, at:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Shareholders may call toll free: (800) 322-2885
Banks and Brokers may call collect: (212) 929-5500
Email: proxy@mackenziepartners.com

Copies of documents filed by Cintas with the SEC are available at the investor relations page of Cintas’ website, https://www.cintas.com/investors/financial-reports/, and are also available to you free of charge upon your request in writing or by telephone to Cintas at the address and telephone number above. Copies of documents filed by UniFirst with the SEC are available at the investor relations page of UniFirst’s website at https://investors.unifirst.com/financial-information/sec-filings/, and are also available to you free of charge upon your request in writing or by telephone to UniFirst at the address and telephone number above.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. Neither Cintas nor UniFirst has authorized anyone to give any information or make any representation about the mergers or Cintas or UniFirst that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Cintas or UniFirst has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated May 11, 2026. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to UniFirst shareholders nor the issuance of shares of Cintas common stock in the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to Cintas was provided by Cintas, and the information contained in this document with respect to UniFirst was provided by UniFirst.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

CINTAS CORPORATION,

BRUIN MERGER SUB I, INC.,

BRUIN MERGER SUB II, LLC

and

UNIFIRST CORPORATION

Dated as of March 10, 2026

A-i

A-ii

APPENDICES

Appendix A	Definitions	A-70
Exhibit A	Form of Voting and Support Agreement

A-iii

INDEX OF DEFINED TERMS
Term Section

Affiliate	Appendix A
Agreement	Preamble
Anti-Corruption Laws	Section 3.19(a)
Antitrust Laws	Section 3.5(b)
Articles of Organization	Section 3.1
Bonus Plans	Section 5.11(e)
Book-Entry Shares	Section 2.1(a)(ii)(B)
Business Day	Appendix A
Bylaws	Section 3.1
Canceled Shares	Section 2.1(a)(i)
Certificates	Section 2.1(a)(ii)(B)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Appendix A
Commitment Letter	Section 4.15
Company	Preamble
Company 401(k) Plan	Section 5.11(g)
Company Acquisition Proposal	Appendix A
Company Adverse Recommendation Change	Section 5.7(c)(iii)
Company Benefit Plan	Appendix A
Company Board	Recitals
Company Capitalization Date	Section 3.2(a)
Company Class B Common Stock	Appendix A
Company Common Stock	Appendix A
Company Disclosure Letter	Appendix A
Company Equity Awards	Appendix A
Company Equity Plans	Appendix A
Company ERISA Affiliate	Appendix A
Company Final Price	Appendix A
Company Fundamental Representations	Section 6.2(a)
Company Intervening Event	Appendix A
Company Lease	Appendix A
Company Leased Real Property	Appendix A
Company Material Contract	Section 3.14(a)
Company Owned IP	Appendix A
Company Owned Real Property	Appendix A
Company Permits	Section 3.10(a)
Company PSU Award	Appendix A
Company Recommendation	Appendix A
Company Registered IP	Section 3.15(a)
Company Related Parties	Section 7.3(d)
Company Related Party Transaction	Section 3.25
Company RSU Award	Appendix A
Company SAR Award	Appendix A
Company SAR Shares	Section 2.3(b)(i)
Company SEC Documents	Section 3.6(a)
Company Service Provider	Appendix A
Company Shareholder Approval	Section 3.4
Company Shareholders’ Meeting	Section 5.4(b)

A-iv

Company Stock	Appendix A
Company Superior Proposal	Appendix A
Company Tax Counsel	Appendix A
Company Termination Fee	Appendix A
Confidentiality Agreement	Appendix A
Consent	Section 3.5(b)
Continuation Period	Section 5.11(a)
Continuing Company PSU Award	Section 2.3(c)(ii)
Continuing Company RSU Award	Section 2.3(a)(ii)
Continuing Company SAR Award	Section 2.3(b)(ii)
Contract	Appendix A
Control	Appendix A
Converted RSU	Section 2.3(a)(ii)
Converted SAR Award	Section 2.3(b)(ii)
Covered Employees	Section 5.11(a)
Current Insurance	Section 5.8(c)
D&O Indemnified Parties	Section 5.8(a)
Debt Financing Sources Related Parties	Section 5.15(c)(v)
Debt Letters	Section 4.15
Deemed Performance Level	Appendix A
Deferred Compensation Plan	Appendix A
Delaware Secretary	Appendix A
DGCL	Recitals
DLLCA	Recitals
EDGAR	Article III
Employee Benefit Plan	Annex A
Environmental Laws	Appendix A
Equity Award Conversion Ratio	Appendix A
ERISA	Appendix A
Excess Shares	Section 2.1(d)
Exchange Act	Appendix A
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)(ii)
Excluded Benefits	Section 5.11(b)
Executive Plan Participant	Section 3.12(h)
Existing Company Credit Agreement	Appendix A
Existing Parent Credit Agreement	Appendix A
FCPA	Appendix A
Fee Letter	Section 4.15
Financing	Section 4.15
Financing Materials	Section 5.15(c)(v)
Financing Parties	Section 5.15(a)
Financing Source Parties	Appendix A
Financing Source Party Provisions	Section 7.4
First Articles of Merger	Section 1.3(a)
First Certificate of Merger	Section 1.3(a)
First Effective Time	Section 1.3(a)
First Merger	Recitals
Form S-4	Section 3.11
GAAP	Appendix A

A-v

Governmental Authority	Appendix A
Hazardous Materials	Appendix A
HSR Act	Appendix A
Indebtedness	Appendix A
Initial Lenders	Section 4.15
Intellectual Property	Appendix A
Intended Purpose	Section 5.6
IRS	Appendix A
IT Assets	Appendix A
Knowledge	Appendix A
Labor Agreement	Appendix A
Law	Appendix A
Lien	Appendix A
Massachusetts Secretary	Appendix A
Material Adverse Effect	Appendix A
Maximum Amount	Section 5.8(c)
MBCA	Recitals
Merger Consideration	Section 2.1(a)(ii)
Merger Sub Inc.	Preamble
Merger Sub LLC	Preamble
Merger Sub LLC Common Interests	Section 4.2(e)
Mergers	Recitals
Multiemployer Plan	Annex A
NASDAQ	Appendix A
Non-U.S. Plan	Appendix A
NYSE	Appendix A
OFAC	Appendix A
Order	Appendix A
Outstanding Company PSU Award	Section 2.3(c)
Outstanding Company RSU Award	Section 2.3(a)
Parent	Preamble
Parent 401(k) Plan	Section 5.11(g)
Parent Benefit Plan	Appendix A
Parent Board	Recitals
Parent Capitalization Date	Section 4.2(a)
Parent Common Stock	Appendix A
Parent Common Stock Reference Price	Appendix A
Parent Credit Facilities	Appendix A
Parent Disclosure Letter	Appendix A
Parent Equity Plans	Appendix A
Parent Fundamental Representations	Section 6.3(a)
Parent Organizational Documents	Appendix A
Parent Related Parties	Section 7.3(d)
Parent SEC Documents	Section 4.6(a)
Parent Tax Counsel	Appendix A
Parent Termination Fee	Appendix A
Payoff Amount	Section 5.19
Per Share Cash Amount	Section 2.1(a)(ii)
Per Share Stock Amount	Section 2.1(a)(ii)
Permitted Lien	Appendix A
Person	Appendix A

A-vi

Personal Data	Appendix A
Proceeding	Appendix A
Prohibited Modifications	Section 5.15(b)(iv)
Proxy Statement	Section 3.11
Release	Appendix A
Representative	Appendix A
Required Financial Statements	Section 5.15(c)(i)
Restraint	Section 6.1(f)
Sanctioned Country	Appendix A
Sanctioned Person	Appendix A
Sanctions	Appendix A
Sarbanes-Oxley Act	Appendix A
SEC	Appendix A
Second Certificate of Merger	Section 1.3(b)
Second Effective Time	Section 1.3(b)
Second Merger	Recitals
Section 409A	Section 2.3(a)(ii)
Securities Act	Appendix A
Security	Appendix A
Service Provider	Appendix A
Software	Appendix A
Subsidiary	Appendix A
Substitute Financing	Section 5.15(b)(iv)
Surviving Corporation	Recitals
Surviving Corporation Share	Section 2.1(a)(iii)
Surviving Entity	Recitals
Tax	Appendix A
Tax Counsels	Appendix A
Tax Returns	Appendix A
Taxes	Appendix A
Terminating Company PSU Award	Section 2.3(c)(i)
Terminating Company RSU	Section 2.3(a)(i)
Terminating Company SAR Award	Section 2.3(b)(i)
Termination Date	Section 7.1(b)(i)
Trade Secrets	Appendix A
Trademarks	Appendix A
Treasury Regulations	Appendix A
Voting and Support Agreement	Recitals
WARN Act	Appendix A

A-vii

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 10, 2026, is made by and among (i) Cintas Corporation, a Washington corporation (“Parent”), (ii) Bruin Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub Inc.”), (iii) Bruin Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub LLC”), and (iv) UniFirst Corporation, a Massachusetts corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them herein.
W I T N E S S E T H:
WHEREAS, the parties hereto wish to effect the acquisition of the Company by Parent by means of a merger of Merger Sub Inc. with and into the Company, with the Company surviving such merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent (the “First Merger”), immediately followed by a merger of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC surviving such merger (the “Surviving Entity”) as a wholly owned subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”);
WHEREAS, the respective boards of directors of Parent (the “Parent Board”), the Company (the “Company Board”) and Merger Sub Inc. have adopted, approved and declared in the best interests of their respective shareholders this Agreement and the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the Massachusetts Business Corporation Act, as amended (the “MBCA”) and the Delaware General Corporate Law, as amended (the “DGCL”), as applicable;
WHEREAS, the sole member of Merger Sub LLC has approved this Agreement and the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the MBCA and the Delaware Limited Liability Company Act, as amended (the “DLLCA”);
WHEREAS, the Company Board has, subject to Section 5.7, unanimously resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain shareholders of the Company have entered into a voting and support agreement in the form attached as Exhibit A hereto (the “Voting and Support Agreement”) pursuant to which, and subject to the terms thereof, among other things, such shareholders agreed to vote the shares of Company Stock beneficially owned by each of them in favor of the approval of this Agreement and the transactions contemplated hereby;
WHEREAS, for U.S. federal income Tax purposes, it is intended that (i) the Mergers shall be treated as part of a single, integrated transaction (as described in Rev. Rul. 2001-46, 2001-2 C.B. 321) that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code, and (iii) each of Parent and the Company be a party to such reorganization within the meaning of Section 368(b) of the Code; and
WHEREAS, each of Parent, Merger Sub Inc., Merger Sub LLC and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Article I
THE MERGERS
Section 1.1 The Mergers.
(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the MBCA and the DGCL, at the First Effective Time, Merger Sub Inc. shall be merged with and into the Company, whereupon the separate existence of Merger Sub Inc. shall cease, and the Surviving Corporation shall continue as the surviving corporation of the First Merger and a wholly owned Subsidiary of Parent.

(b) Upon the terms and subject to the conditions of this Agreement, and in accordance with the MBCA and the DLLCA, immediately following the First Effective Time, the Surviving Corporation shall be merged with and into Merger Sub LLC, whereupon the separate existence of the Surviving Corporation shall cease, and the Surviving Entity shall continue as the surviving entity of the Second Merger and a wholly owned Subsidiary of Parent.
Section 1.2 The Closing. Subject to the provisions of Article VI, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m. (New York, New York, United States time) on a date to be specified by the parties hereto, but no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place remotely, by electronic exchange of deliverables.
Section 1.3 Effective Time.
(a) Concurrently with the Closing, the Company shall cause the articles of merger with respect to the First Merger (the “First Articles of Merger”) to be executed and filed with the Massachusetts Secretary as provided under the MBCA and the certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be executed and filed with the Delaware Secretary as provided under the DGCL. The First Merger shall become effective at the time the First Articles of Merger has been duly filed with the Massachusetts Secretary and the First Certificate of Merger has been duly filed with the Delaware Secretary or at such other date and time as is agreed between Parent and the Company and specified in the First Articles of Merger and the First Certificate of Merger, but in all cases prior to the Second Effective Time (such date and time being hereinafter referred to as the “First Effective Time”). The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the MBCA and the DGCL.
(b) Immediately following the First Effective Time, the parties shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the Delaware Secretary and the Massachusetts Secretary, in each case as provided under the DLLCA and the MBCA. The Second Merger shall become effective at the time the Second Certificate of Merger has been duly filed with the Delaware Secretary and the Massachusetts Secretary or at such other date and time as is agreed between Parent and the Company and specified in the Second Certificate of Merger, but in all cases after the First Effective Time (such date and time being hereinafter referred to as the “Second Effective Time”). The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA and the MBCA.
Section 1.4 Certificate of Incorporation; Bylaws.
(a) At the First Effective Time, (i) the articles of organization of the Company, shall be amended and restated in their entirety to be in the form of the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the First Effective Time (other than such amendments or modifications as may be necessary so the name of the Surviving Corporation is the name of the Company and to comply with Massachusetts law), and such articles of organization, as so amended and restated, shall be the articles of organization of the Surviving Corporation, and (ii) the bylaws of Merger Sub Inc., as in effect immediately prior to the First Effective Time, shall be the bylaws of the Surviving Corporation without any amendments or modifications thereto (other than such amendments or modifications as may be necessary so the name of the Surviving Corporation is the name of the Company and to comply with Massachusetts law), each until the Second Effective Time.
(b) At the Second Effective Time, the certificate of formation and operating agreement of Merger Sub LLC shall be the certificate of formation and operating agreement of the Surviving Entity (which, for the avoidance of doubt, shall be consistent with the requirements of Section 5.8), until thereafter amended in accordance with applicable Law, the applicable provisions of such certificate of formation and operating agreement and subject to Section 5.8.

Section 1.5 Board of Directors; Officers.
(a) From the First Effective Time until the Second Effective Time, the directors and officers of the Company as of immediately prior to the First Effective Time shall be the directors and officers of the Surviving Corporation.
(b) From and after the Second Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the certificate of organization and operating agreement of the Surviving Entity, (i) the managers of Merger Sub LLC as of immediately prior to the Second Effective Time shall be the managers of the Surviving Entity, and (ii) the officers of Merger Sub LLC as of immediately prior to the Second Effective Time shall be the officers of the Surviving Entity.
Section 1.6 Tax Treatment of the Mergers. For U.S. federal income Tax purposes, it is intended that (i) the Mergers shall be treated as part of a single, integrated transaction (as described in Rev. Rul. 2001-46, 2001-2 C.B. 321) that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code, and (iii) each of Parent and the Company be a party to such reorganization within the meaning of Section 368(b) of the Code.
Article II
EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Securities.
(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, Merger Sub Inc., Merger Sub LLC or the holders of any securities of the Company, Merger Sub Inc. or Merger Sub LLC:
(i) Each share of Company Stock held in the Company’s treasury or held directly by a Subsidiary of the Company, Parent, Merger Sub Inc. or Merger Sub LLC immediately prior to the First Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, “Canceled Shares”).
(ii)
(A) Each share of Company Stock issued and outstanding immediately prior to the First Effective Time (other than Canceled Shares) shall be automatically canceled and converted into the right to receive, subject to, the terms, conditions and procedures set forth in this Article II, (x) $155 in cash (the “Per Share Cash Amount”) and (y) 0.7720 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable Parent Common Stock (the “Per Share Stock Amount” and collectively with the Per Share Cash Amount and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.1(d), the “Merger Consideration”), in each case, without interest and subject to any required Tax withholding as provided in Section 2.8.
(B) Each share of Company Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the First Effective Time represented such Company Stock, shall cease to have any rights with respect to such Company Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders become entitled to upon the surrender of such Certificate or Book-Entry Share in accordance with this Article II, in each case, without interest.
(iii) Each share of common stock, par value $0.01 per share, of Merger Sub Inc. issued and outstanding immediately prior to the First Effective Time shall be automatically canceled and converted into and become one (1) newly issued fully paid share of common stock, par value $0.10 per share, of the Surviving Corporation (the “Surviving Corporation Share”).
(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation, Parent, Merger Sub LLC or the holders of any securities of the Surviving Corporation or Merger Sub LLC, (i) the Surviving Corporation Share issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof, (ii) each Merger Sub LLC Common Interest shall remain outstanding as a limited liability company interest in the Surviving Entity, and (iii) Parent or one of its Subsidiaries shall become the sole member of the Surviving Entity.
(c) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the First Effective Time, any change in the number or type of outstanding shares of Parent Common Stock or Company Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period (but, for the avoidance of doubt, excluding any change that results from (i) the exercise or settlement of compensatory equity awards of Parent or the Company or (ii) the grant of equity-based compensation by Parent or the Company), the Merger Consideration (and components thereof) and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(d) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the cancellation and conversion of Company Stock pursuant to Section 2.1(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. As promptly as practicable following the First Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the First Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NASDAQ, all in the manner provided herein. The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.1(d).
Section 2.2 Exchange of Certificates.
(a) Prior to the First Effective Time, Parent shall enter into a customary exchange agreement reasonably satisfactory to the Company with the transfer agent of Parent or another nationally recognized financial institution or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the delivery and payment of the Merger Consideration as provided in Section 2.1(a)(ii). The Exchange Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving any required letter of transmittal, any Certificates and other documents required by any required letter of transmittal and the related instructions and shall obtain no rights or interests in the shares represented thereby or subject thereto. At or substantially concurrently with the First Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II through the Exchange Agent, (i) book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(ii), and (ii) cash in an amount sufficient to pay the aggregate Per Share Cash Amount of the Merger Consideration, and Parent shall, after the First Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(d) (such shares of Parent Common Stock and cash amounts provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, the “Exchange Fund”). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(ii) or any dividends or other distributions payable pursuant to Section 2.2(d), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1, except as expressly provided for in this Agreement. The Surviving Entity shall pay all charges and expenses of the Exchange Agent in connection with the exchange of shares of Company Stock for the Merger Consideration.
(b) As promptly as practicable following the First Effective Time, and in no event later than the third (3rd) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the First Effective Time represented outstanding shares of Company Stock a letter of transmittal and related instructions, which shall be in the form as Parent, the Company and the Exchange Agent shall reasonably agree upon.
(c) From and after the First Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall use its reasonable best efforts to cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the Merger Consideration that such holder has the right to receive for each share of Company Stock formerly represented by such Certificate pursuant to Section 2.1(a)(ii), including, if applicable, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(d), and any dividends or other distributions payable pursuant to Section 2.2(d), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent. In lieu thereof, each Book-Entry Share shall automatically upon the First Effective Time be entitled to receive, and Parent shall use its reasonable best efforts to cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the Merger Consideration that such holder has the right to receive in respect of such Book-Entry Share pursuant to Section 2.1(a)(ii), including any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(d), and any dividends or other distributions payable pursuant to Section 2.2(d). Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share, in each case, as contemplated by this Section 2.2(c), each Certificate or Book-Entry Share shall be deemed, from and after the First Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2(c) and any dividends or other distributions payable pursuant to Section 2.2(d). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash or other Merger Consideration payable hereunder.
(d) Subject to applicable Law, there shall be paid to the holder of Parent Common Stock issued in exchange for Certificates or Book-Entry Shares pursuant to Section 2.2(c), without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions, if any, with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the First Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), payable with respect to such shares of Parent Common Stock.
(e) In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a

Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.
(f) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the First Effective Time shall be delivered to Parent or its designee upon demand, and any such holders prior to the Mergers who have not theretofore complied with this Article II shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d).
(g) None of Parent, Merger Sub Inc., Merger Sub LLC, the Company, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 2.2(c), immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.
(h) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Stock in the amount of such losses. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.
Section 2.3 Company Equity Awards.
(a) Treatment of Company RSU Awards. As of the First Effective Time, each Company RSU Award outstanding immediately prior to the First Effective Time, and the portion of each Company PSU Award outstanding immediately prior to the First Effective Time as to which the applicable performance period has ended prior to the First Effective Time, and that has subsequently become subject solely to service-based vesting conditions (each, an “Outstanding Company RSU Award”), without any action on the part of Parent, Merger Sub, the Company or the holder thereof, shall be treated as follows:
(i) each Outstanding Company RSU Award that (x) is vested as of immediately prior to the First Effective Time, (y) vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Mergers or (z) is held by any person who, as of immediately prior to the First Effective Time, is not an employee of the Company or any of its Subsidiaries (each, a “Terminating Company RSU Award”) shall be canceled and converted into the right to receive the Merger Consideration in respect of the number of shares of Company Common Stock subject to the Outstanding Company RSU Award immediately prior to the First Effective Time; and
(ii) each Outstanding Company RSU Award that is not a Terminating Company RSU Award (each, a “Continuing Company RSU Award”) shall be assumed by Parent and converted into a restricted stock unit award (each such restricted stock unit award, a “Converted RSU”) with respect to a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of shares of Company Common Stock subject to the Continuing Company RSU Award immediately prior to the First Effective Time by (B) the Equity Award Conversion Ratio, and each such Converted RSU that is assumed and converted pursuant to this Section 2.3(a)(ii) shall continue to have, and shall be subject to, the same terms and conditions that applied to the corresponding Continuing Company RSU Award immediately prior to the First Effective Time.

(b) Treatment of Company SAR Awards. As of the First Effective Time, each Company SAR Award outstanding immediately prior to the First Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, shall be treated as follows:
(i) each Company SAR Award that (w) is vested as of immediately prior to the First Effective Time, (x) vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Mergers, (y) is held by any person who, as of immediately prior to the First Effective Time, is not an employee of the Company or any of its Subsidiaries or (z) has a per-share exercise price that is less than the Company Final Price (each, a “Terminating Company SAR Award”) shall be deemed exercised immediately prior to the First Effective Time for a number of shares of Company Common Stock (the “Company SAR Shares”) equal to the excess, if any, of (I) the number of shares of Company Common Stock subject to such Terminating Company SAR Award immediately prior to the First Effective Time less (II) a number of shares of Company Common Stock (rounded up to the nearest whole share) having a fair market value (determined by reference to the Company Final Price) equal to the aggregate per-share exercise price applicable to such Terminating Company SAR Award, and the Company SAR Shares shall be canceled and converted upon the First Effective Time into the right to receive the Merger Consideration. For the avoidance of doubt, each Terminating Company SAR Award for which the applicable per-share exercise price exceeds the Company Final Price shall be canceled as of the First Effective Time for no consideration; and
(ii) each Company SAR Award that is not a Terminating Company SAR Award (each, a “Continuing Company SAR Award”) shall be assumed by Parent and converted into a stock-settled stock appreciation right (each such stock appreciation right, a “Converted SAR Award”) with respect to a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of shares of Company Common Stock subject to the Continuing Company SAR Award immediately prior to the First Effective Time by (B) the Equity Award Conversion Ratio, with such Converted SAR Award having a per-share exercise price equal to (A) the per-share exercise price of the Continuing Company SAR Award immediately prior to the First Effective Time divided by (B) the Equity Award Conversion Ratio, rounded up to the nearest cent, and each such Converted SAR Award that is assumed and converted pursuant to this Section 2.3(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions that applied to the corresponding Continuing Company SAR Award immediately prior to the First Effective Time; provided that, for the avoidance of doubt, the conversion of such Continuing Company SAR Award is intended to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Section 409A”).
(c) Treatment of Company PSU Awards. As of the First Effective Time, each Company PSU Award outstanding immediately prior to the First Effective Time, to the extent not an Outstanding Company RSU Award (each, an “Outstanding Company PSU Award”), without any action on the part of Parent, Merger Sub, the Company or the holder thereof, shall be treated as follows:
(i) each Outstanding Company PSU Award that is held by any person who, as of immediately prior to the First Effective Time, is not an employee of the Company or any of its Subsidiaries (each, a “Terminating Company PSU Award”) shall be canceled and converted into the right to receive the Merger Consideration in respect of the number of shares of Company Common Stock subject to the Outstanding Company PSU Award immediately prior to the First Effective Time, with such number determined based on the Deemed Performance Level;
(ii) each Outstanding Company PSU Award that is outstanding as of immediately prior to the First Effective Time that is not a Terminating Company PSU Award (each, a “Continuing Company PSU Award”) shall be assumed by Parent and converted into an award of Converted RSUs with respect to a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole share, obtained by multiplying (i) the number of shares of Company Common Stock subject to the Continuing Company PSU Award immediately prior to the First Effective Time (with such number determined based on the Deemed Performance Level) by (ii) the Equity Award Conversion Ratio. Except as otherwise provided in this Section 2.3(c)(ii), each Converted RSU assumed and converted pursuant to this

Section 2.3(c)(ii) shall continue to have, and shall be subject to, the same terms and conditions (including time-based vesting conditions, but excluding any performance-based vesting conditions) that applied to the corresponding Continuing Company PSU Award immediately prior to the First Effective Time.
(d) Parent Actions. Except as necessary to avoid the imposition of any additional Taxes or penalties with respect to Company Equity Awards under the Company Equity Plans pursuant to Section 409A, Parent shall, or shall cause the Company to, pay in cash through applicable payroll systems all amounts payable pursuant to this Section 2.3 that are required to be paid through payroll as promptly as practicable following the First Effective Time (reduced by the amount of any Tax withholdings that are required to be deducted and withheld with respect to such payment). To the extent that payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments will be made on the earliest date on which payment would not trigger such Tax or penalty.
(e) Company Actions. Prior to the First Effective Time, the Company, through the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company Equity Plans) shall take, or cause to be taken, all such reasonably necessary and appropriate actions to provide for the treatment set forth in this Section 2.3 in respect of the Company Equity Awards.
Section 2.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (after giving effect to any Tax withholding as provided in Section 2.8) to which the holder thereof is entitled pursuant to this Article II.
Section 2.5 No Appraisal Rights. In accordance with Section 13.02 of Chapter 156D of the MBCA, no appraisal or dissenters’ rights shall be available to holders of shares of the Company Stock in connection with the First Merger.
Section 2.6 Transfers; No Further Ownership Rights. After the First Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Stock that were outstanding immediately prior to the First Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Entity, Parent or the Exchange Agent for transfer following the First Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Stock formerly represented by such Certificates or Book-Entry Shares.
Section 2.7 Further Action. If, at any time after the First Effective Time, any further action is determined by Parent, the Surviving Corporation or the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation, the Surviving Entity or Parent with full right, title and possession of and to all rights and property of Merger Sub Inc., Merger Sub LLC and the Company with respect to the Mergers, the officers and managers of Parent shall be fully authorized (in the name of Merger Sub Inc., Merger Sub LLC, the Company, the Surviving Corporation, the Surviving Entity and otherwise) to take such action.
Section 2.8 Withholding. Each of Parent, Merger Sub Inc., Merger Sub LLC, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and any other third-party paying agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Tax Law; provided that, in the case of Terminating Company RSU Awards, Terminating Company SAR Awards and Terminating Company PSU Awards, except as otherwise required by Law, such withholding shall (i) first be taken from the portion of the Merger Consideration that represents the Per Share Cash Amount then (ii) to the extent determined by Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation) that such amounts deducted or withheld in Section 2.8 (i) are not sufficient to cover the applicable withholding obligations (including those related to withholding in respect of the amounts treated as compensation), such remaining amounts required to be deducted or withheld may be deducted or withheld from the portion of Merger Consideration that represents the Per Share Stock Amount. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the Company Disclosure Letter (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face) or (ii) other than with respect to Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.22 and Section 3.23, as disclosed in the Company SEC Documents (including exhibits and other information incorporated therein) filed with (or furnished to) the SEC by the Company on or after August 26, 2023, and prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” or in any similarly non-specific, cautionary, predictive or forward-looking statements or disclosure) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), the Company hereby represents and warrants to Parent, Merger Sub Inc. and Merger Sub LLC as follows:
Section 3.1 Organization; Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except, in the case of any Subsidiary of the Company, where the failure to be so duly organized and validly existing and authorized (a) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement. The Company’s Restated Articles of Organization (the “Articles of Organization”) and Bylaws (the “Bylaws”), each as amended through the date of this Agreement, have been made available to Parent prior to the date of this Agreement. Such Articles of Organization and Bylaws are currently in effect, and the Company is not in violation of any of the provisions thereof. Each of the Company’s Subsidiaries’ articles of incorporation and bylaws (or similar governing documents), each as amended through the date of this Agreement, have been made available to Parent prior to the date of this Agreement. Such articles of organization and bylaws (or similar governing documents) are currently in effect, and no Subsidiary of the Company is in violation of any of the provisions thereof, except for any violation that (a) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (b) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
Section 3.2 Capitalization; Subsidiaries.
(a) The authorized capital stock of the Company consisted of (i) 30,000,000 shares of Company Common Stock, 14,528,432 shares (exclusive of the Hook Shares) of which were issued and outstanding as of the close of business on March 6, 2026 (the “Capitalization Date”), (ii) 20,000,000 shares of Company Class B Common Stock, 3,551,265 shares of which were issued and outstanding as of the Capitalization Date, and (iii) 2,000,000 shares of preferred stock, par value $1.00 per share, none of which were issued or outstanding as of the Capitalization Date. There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the Capitalization Date, there were (A) Company RSU Awards and Company PSU Awards that would be considered Outstanding Company RSU Awards if the Capitalization Date were the Closing Date in respect of 134,634 shares of Company Common Stock, (B) outstanding Company SAR Awards in respect of 247,184 shares of Company Common Stock and (C) Company PSU Awards that would be considered Outstanding Company PSU

Awards if the Capitalization Date were the Closing Date in respect of 10,568 shares of Company Common Stock (assuming maximum levels of achievement with respect to any applicable performance-based criteria). From the close of business on the Capitalization Date, there have been no issuances of (I) any Company Common Stock or any other equity or voting securities or interests in the Company other than issuances of shares of Company Common Stock pursuant to (x) the exercise, vesting or settlement, as applicable, of the Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company Equity Awards or (y) the conversion of Company Class B Common Stock outstanding as of the close of business on the Capitalization Date in accordance with the Articles of Organization and, if applicable, the Voting and Support Agreement or, (II) other than as expressly permitted by Section 5.1, any Company Equity Awards or any other equity or equity-based awards.
(b) All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to the Company Equity Awards or the Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of and not issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or any similar right.
(c) As of the Capitalization Date, there were (i) 293,445 shares of Company Common Stock reserved for future issuance under the Company Equity Plans and (ii) 3,551,265 shares of Company Common Stock reserved for future issuance in connection with the conversion of shares of Company Class B Common Stock. Section 3.2(c) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Equity Award and, to the extent applicable, (i) the name (or employee identification number) of the holder thereof, (ii) the number of shares of Company Stock with respect thereto (including, with respect to any performance-based award, the number of shares of Company Stock with respect to such award assuming maximum level of performance), (iii) the grant date, (iv) the per-share exercise price (in the case of each Company SAR Award), and (v) the vesting schedule (including any provisions for acceleration of vesting in connection with the transactions contemplated by this Agreement). As of the Capitalization Date, no Subsidiary of the Company owns any capital stock of the Company, other than 1,297,482 shares of Company Common Stock owned by UniTech Services Group, Inc. (the “Hook Shares”).
(d) Other than as set forth in Section 3.2(a) or as issued or adopted after the date hereof in compliance with Section 5.1, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests, or obligating the Company to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, (iii) shareholder agreements, voting trusts or similar agreements (other than the Voting and Support Agreement) with any Person to which the Company or any of its Subsidiaries is a party, including any such agreements or trusts (A) restricting the transfer of the capital stock or other equity interests of the Company or any of its Subsidiaries or (B) affecting the voting rights of capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is a party, in each case pursuant to which any Person is entitled to receive any payment from the Company based in whole or in part on the value of any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company. The Company, or a Subsidiary of the Company, owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each of its Subsidiaries, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar interests of each of the Company’s Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of and not issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or any similar right. Except for the direct or indirect Subsidiaries of the Company and investments in marketable securities and cash equivalents, or as set forth on Section 3.2(e) of the Company Disclosure Letter, none of the Company nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in any Person or (ii) has any obligation or has made any commitment to acquire any shares of capital stock or voting securities or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
Section 3.3 Authority Relative to Agreement.
(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject (in the case of the Mergers) to obtaining the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and (except, in the case of the Mergers, for the (i) receipt of the Company Shareholder Approval, (ii) the approval of this Agreement by Parent (or a wholly owned Subsidiary of Parent) as the sole shareholder of the Surviving Corporation (which approval shall occur in accordance with Section 5.12), (iii) filing of the First Articles of Merger and the Second Certificate of Merger with the Massachusetts Secretary and (iv) filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(b) The Company Board has, by resolutions unanimously approved by the Company Board, (i) adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are in the best interests of the Company and the Company’s shareholders, (iii) directed that the approval of this Agreement with respect to the First Merger be submitted to a vote at the Company Shareholders’ Meeting and directed that the approval of this Agreement with respect to the Second Merger be submitted to the vote of the sole shareholder of the Surviving Corporation after the First Effective Time and (iv) subject to Section 5.7, resolved to make the Company Recommendation. Except for any change, modification or rescission of such Company Recommendation by the Company Board expressly permitted by this Agreement following the date hereof, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.
Section 3.4 Vote Required. Assuming the accuracy of Parent’s, Merger Sub Inc.‘s and Merger Sub LLC’s representations and warranties in Section 4.13, the adoption of this Agreement and the approval of the First Merger by the affirmative vote of the holders of two-thirds of the combined voting power of the outstanding shares of Company Common Stock and Company Class B Common Stock, voting together as a single class (the “Company Shareholder Approval”), is the only vote of holders of securities of the Company that is required in connection with the consummation by the Company of the transactions contemplated by this Agreement, other than the Second Merger, which shall be approved by Parent (or a wholly owned Subsidiary of Parent) as the sole shareholder of the Surviving Corporation in accordance with Section 5.12; it being understood that in connection with the Company Shareholder Approval, the Company will also submit for the vote of its shareholders at the Company Shareholders’ Meeting only an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Shareholders’ Meeting.
Section 3.5 No Conflict; Required Filings and Consents.
(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the applicable terms or provisions of this Agreement, will (i) assuming that the Company Shareholder Approval has been received and Parent shall have caused its applicable Subsidiary to adopt this Agreement as sole shareholder of the Surviving Corporation (which adoption shall occur in accordance with Section 5.12), violate any provision of the Company’s Articles of Organization or Bylaws or the articles of organization or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.5(b) have been obtained or made and (in the case of the Mergers) the Company Shareholder Approval has been received and Parent (or a wholly owned Subsidiary of Parent) shall have approved this Agreement as sole shareholder of the Surviving Corporation (which approval shall occur in accordance with Section 5.12), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clause (ii) and clause (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
(b) No consent, approval, license, permit, waiver, order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Proxy Statement), (ii) the filing of the First Articles of Merger and the Second Certificate of Merger with the Massachusetts Secretary, (iii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary, (iv) applicable requirements under non-U.S. qualification, state securities or “blue sky” laws of various states or any other applicable securities Laws, (v) compliance with applicable rules and regulations of the NYSE and any other applicable stock exchanges or marketplaces, (vi) such other items required solely by reason of the participation or identity of Parent in the transactions contemplated by this Agreement, (vii) compliance with and filings or notifications under the HSR Act and any other applicable United States or non-U.S. competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (viii) the Additional Approvals and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
Section 3.6 Company SEC Documents; Financial Statements.
(a) Since August 31, 2024, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements and other documents (including exhibits and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its respective date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document filed prior to the date of this Agreement, as of its filing date, no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) of the Company included in the Company SEC Documents, as of their respective filing date, (i) complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the financial position, the shareholders’ equity, the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).
(b) The Company has furnished to Parent complete and correct copies of all comment letters from the SEC since August 31, 2024 with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review.
(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.
(d) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Other than as disclosed in the Company’s SEC Documents, the Company has no “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information. Since August 31, 2024, there has been and there is no fraud or claim or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e) The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.
(f) To the Knowledge of the Company, there are no SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since August 31, 2024 there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or, to the Knowledge of the Company, the Company Board or any committee thereof.
(g) Since August 31, 2024, each of the then-acting principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
(h) Since August 31, 2024, (i) neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, except, in the case of clause (i) above, as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(i) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 2.03 of Form 8-K under the Exchange Act).
Section 3.7 Absence of Certain Changes or Events.
(a) Since August 30, 2025 through the date of this Agreement, except in connection with the transactions contemplated by this Agreement, the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business.
(b) Since August 30, 2025 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of Sections 5.1(d), 5.1(g), 5.1(h), 5.1(k), 5.1(m), 5.1(o), 5.1(t) or 5.1(w) (to the extent relating to any of the foregoing clauses).
(c) Since August 30, 2025 through the date of this Agreement, there has not been any event, circumstance, occurrence, effect, fact, development or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(d) Since August 30, 2025, none of the Company’s twenty (20) largest customers for the fiscal year ended August 30, 2025, as measured by gross revenue, or any Company Material Supplier has terminated, materially curtailed or, notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, otherwise notified the Company or any of its Subsidiaries) that it intends to terminate or materially curtail its business relationship with the Company and its Subsidiaries. For purposes of this Agreement,

“Company Material Customers” means the Company’s fifteen (15) largest customers for the fiscal year ended August 30, 2025, as measured by gross revenue, and “Company Material Suppliers” means the Company’s twenty (20) largest suppliers for the fiscal year ended August 30, 2025, as measured by gross expenditures.
Section 3.8 No Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise, including those that would be required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP, except for liabilities or obligations (a) as (and to the extent) reflected, disclosed or reserved against in the Company’s balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC October 29, 2025 or the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 7, 2026, (b) incurred in the ordinary course of business since August 30, 2025 (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or that relates to any Proceeding), (c) incurred in connection with the transactions contemplated by this Agreement, or (d) that (i) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
Section 3.9 Litigation. There is no Proceeding pending or threatened in writing (or, to the Knowledge of the Company, orally) against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries nor any asset or property of the Company or any of its Subsidiaries is subject to a continuing Order, in each case, that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (b) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
Section 3.10 Permits; Compliance with Laws.
(a) (i) The Company and its Subsidiaries are in possession of all franchises, grants, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations required for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
(b) Since August 31, 2024, the Company and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
(c) Since August 31, 2024 through the date of this Agreement, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with, or is under investigation with respect to any failure to comply with, any Laws or Company Permits, except where any failure to be in such compliance (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect on the Company and (ii) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
Section 3.11 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Mergers (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the proxy statement to be sent to the shareholders of the Company relating to the Company Shareholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”) will, at the date it, or any amendment or supplement to it, is mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Merger Sub Inc. and Merger Sub LLC, or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries (including Merger Sub Inc. and Merger Sub LLC) for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.12 Employee Benefit Plans; Labor.
(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan (including each material Company Non-U.S. Plan); provided, however, that Section 3.12(a) of the Company Disclosure Letter need not list (i) individualized Contracts with respect to Company Equity Awards that are consistent in all material respects with a standard form of award agreement under the Company Equity Plans or (ii) individual employment, consulting, or services agreements that are consistent in all material respects with a standard form of individual employment, consulting, or services agreement (as applicable), in each case, provided that (x) the form of such agreement is referenced on Section 3.12(a) of the Company Disclosure Letter and has been made available to Parent and (y) with respect to Section 3.12(a)(ii), do not provide for any contractual rights to severance, separation or termination pay following a termination of such Service Provider’s service that is not contemplated in the form of such agreement referenced on Section 3.12(a) of the Company Disclosure Letter. With respect to each material Company Benefit Plan, the Company has made available to Parent a true, current, accurate, and complete copy of, to the extent applicable, (I) the plan documents governing such Company Benefit Plan and all amendments thereto (including a written description of the material provisions of each unwritten Company Benefit Plan), (II) each related trust agreement, insurance contract or policy, group annuity contract or other funding arrangement for any such Company Benefit Plan, (III) the most recent audited financial statements and actuarial or other valuation reports, (IV) the most recent annual report on Form 5500, including all applicable Schedules and attachments thereto, (V) the most recent determination letter (or, if applicable, advisory or opinion letter) received from the IRS, (VI) the most recent summary plan description (including all amendments or applicable summaries of material modifications thereto), and (VII) all material non-routine correspondence with respect to such Company Benefit Plan between the Company or any of its Company ERISA Affiliates and any Governmental Authority since August 26, 2023.
(b) The Company has made available to Parent a true and complete schedule that sets forth the following information for each employee of the Company or any of its Subsidiaries with a title of Vice President or above: (i) name or employee identification number, (ii) job title, (iii) date of hire, (iv) annual salary or hourly rate (as applicable), (v) target annual incentive compensation opportunity, including bonus or commission opportunities, for fiscal year 2026, (vi) any long-term equity compensation awards granted in fiscal year 2026 (at both target and maximum levels of attainment, if applicable), (vii) primary work location, (viii) active or inactive status including type of leave, start date and anticipated return date (if known), and (ix) visa status (if applicable).
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Company Benefit Plans has been established, adopted, operated, maintained and administered, in accordance with its terms and all applicable

Laws, (ii) all payments and contributions required to be made under the terms of any Company Benefit Plan and applicable Laws have been timely made in all respects (or accrued or otherwise adequately reserved to the extent required by and in accordance with past practice and GAAP), (iii) all reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Benefit Plan participant have been timely filed or distributed, and (iv) to the Knowledge of the Company, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (within the meaning of Section 404 of ERISA) has occurred with respect to any Company Benefit Plan or any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan that, in each case, would result in the imposition of any liability to the Company or any of its Subsidiaries.
(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Company Benefit Plan (or, if applicable, may rely on a favorable advisory or opinion letter) that has not been revoked, and to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan and no condition exists that has adversely affected or would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(e) Neither the Company nor any Company ERISA Affiliate operates, maintains, contributes to, is required to contribute to or sponsors (or has in the past six (6) years established, operated, maintained, contributed to, been required to contribute to or sponsored), or has any liability, contingent or otherwise, with respect to, (i) a Multiemployer Plan, (ii) a “multiple employer plan” that is subject to Section 413(c) of the Code and Section 4062 or 4063 of ERISA, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or an “employee pension benefit plan” that is or was subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA, or (v) any funded welfare benefit plan within the meaning of Section 419 of the Code.
(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no pending, or, to the Knowledge of the Company, threatened Proceedings (other than routine claims for benefits) against or affecting any Company Benefit Plan by any Company Service Provider (or beneficiary thereof). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Company Benefit Plan is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(g) Except as provided in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (including any termination of employment upon or following the consummation of the Merger), (i) entitle any Company Service Provider to any compensation or benefits (or result in the funding of any such payment or benefit) (whether in cash, property, or the vesting of property), (ii) result in the forgiveness of any indebtedness or loan to any Company Service Provider, (iii) accelerate the time of payment, funding, or vesting, or increase the amount or value, of any benefit or compensation due or otherwise payable to any Company Service Provider, or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan.
(h) To the Knowledge of the Company, the Company has provided to Parent, in connection with the execution and delivery of this Agreement, with respect to each participant in the Company’s Executive Employment Plan (each, an “Executive Plan Participant”), a schedule that sets forth (i) the Company’s reasonable, good-faith estimate (applying reasonable assumptions and a reasonable interpretation of Section 280G of the Code) of the maximum amount (separately identifying single and double-trigger amounts) of the parachute payments that could be paid to such Executive Plan Participant as a result of the transactions contemplated by this Agreement (alone or in combination with any other event), and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for such Executive Plan Participant.
(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any obligation to provide retiree or post-termination health, welfare, or life insurance benefits under any Company

Benefit Plan, except as may be required under applicable Law or for which the full premium cost of such benefit is borne entirely by the plan participant. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or could reasonably be expected to incur, any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(j) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code.
(k) Neither the Company nor any of its Subsidiaries has any obligation to indemnify, compensate, reimburse, gross up or make whole any Company Service Provider for any Taxes, including Taxes incurred under Section 409A or Section 4999 of the Code or otherwise.
(l) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Non-U.S. Plan (i) has been established, operated, maintained, and administered in compliance with its terms and operated in compliance with all applicable Laws, (ii) that is required to be registered or approved by a non-U.S. Governmental Authority has been registered or approved and has been maintained, in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Non-U.S. Plan that would reasonably be expected to adversely affect any such approval or good standing, (iii) that is intended to qualify for special Tax treatment meets all the requirements for such treatment, and (iv) that is required to be fully funded, book-reserved, or secured by an insurance policy has been appropriately and adequately funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles and is not subject to any pending or, to the Knowledge of the Company, threatened Proceedings (other than routine claims for benefits) by or on behalf of any participant in any Company Non-U.S. Plan, or otherwise involving any such Company Non-U.S. Plan or the assets of any Company Non-U.S. Plan, other than routine claims for benefits.
(m) The Company and its Subsidiaries are, and since August 26, 2023, have been, in compliance with any applicable Labor Agreement and all applicable Laws relating to labor and employment practices, including all Laws respecting terms and conditions of employment, employee and independent contractor classification, health and safety, wages and hours, meal and rest breaks, child labor, immigration (including the completion of a Form I-9 for each U.S. employee and the proper confirmation of employee visas), employee trainings and notices, employment discrimination and harassment, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), affirmative action, whistleblowing, workers’ compensation, labor relations, employee leave issues, pay transparency, and unemployment insurance, in each case, except for any non-compliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have fully and timely paid all wages, salaries wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their Company Service Providers under applicable Laws, Contract or company policy.
(n) Since August 26, 2023, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have not implemented any “mass layoff,” “plant closing,” or similar event triggering notice obligations under the WARN Act, and the Company and its Subsidiaries are not contemplating any “mass layoff,” “plant closing,” or similar event that could trigger notice obligations under the WARN Act.
(o) The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations against any Company Service Provider of which the Company has Knowledge and that could reasonably be expected to result in material harm to the Company. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to a settlement agreement with a Company Service Provider of the Company or its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) any current or former officer or director of the Company or any of its Subsidiaries or (ii) any current or former senior management Company Service Provider. To the Knowledge of the Company, in the past three (3) years, no material allegations of sexual harassment or sexual misconduct have been made against (i) any current or former officer or director of the Company or any of its Subsidiaries in his or her capacity as such or (ii) any current or former senior management Company Service Provider in his or her capacity as such.
(p) Except as set forth on Section 3.12(p) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any Labor Agreement, nor is any Labor Agreement presently being negotiated. To the Knowledge of the Company, there are no, and since August 26, 2023, there have been no, labor union organizing activities, representation campaigns, certification proceedings or petitions pending or threatened by or with respect to any Company Service Providers in their capacities as such. There are no pending, and since August 26, 2023, there have been no, strikes, walkouts, lockouts, arbitrations, or other labor disputes against or affecting the Company or its Subsidiaries, and to the Knowledge of the Company, none are threatened. No Labor Agreement requires the consent of, consultation with or notification to, the applicable labor union, labor organization, works council or other employee representative or the represented Company Service Providers in connection with the Mergers.
(q) Except as set forth on Section 3.12(q) of the Company Disclosure Letter, to the Knowledge of the Company, no Company Service Provider is materially in violation of any restrictive covenant, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or employee or customer non-solicitation agreement or other similar obligation owed to the Company or any of its Subsidiaries or any third party in connection with such Company Service Provider’s employment or service with the Company or any of its Subsidiaries.
Section 3.13 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(a) Each of the Company and its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed, and all such Tax Returns (taking into account all amendments thereto) are true, complete and correct and (ii) paid all Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP.
(b) (i) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of their most recent consolidated financial statements included in the Company SEC Documents prior to the date of this Agreement, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto) and (ii) since the date of such financial statements, none of the Company or any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c) (i) There are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of or with respect to the Company or any of its Subsidiaries; (ii) no deficiency for Taxes has been assessed or asserted in writing by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn; (iii) none of the Company or any of its Subsidiaries has waived (or agreed to waive) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than any such extension of no more than six months and entered into in the ordinary course of business); and (iv) no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a type of Tax Return that the Company or any of its Subsidiaries is or may be required to file such type of Tax Return or be liable for Taxes in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has a permanent establishment or is a resident for Tax purposes outside of its jurisdiction of formation or organization.

(d) All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected from payments made to their respective employees, independent contractors, creditors, shareholders or other third parties, and have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.
(e) None of the Company or any of its Subsidiaries has been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries), and none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of non-U.S., state or local Law), as a transferee or successor, by Contract (other than Contracts that are commercial agreements not primarily related to Taxes) or otherwise.
(f) None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such agreement or arrangement exclusively between or among the Company and its Subsidiaries or commercial agreements not primarily related to Taxes) that will not be terminated on or before the Closing Date without any future liability or obligations to the Company or its Subsidiaries.
(g) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(h) None of the Company or any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(i) Within the last two (2) years, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” or been a party to any transaction intended to qualify (in whole or in part) under Section 355 of the Code.
(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in, or use of improper, accounting method prior to the Closing Date or for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law regarding Taxes) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date or (E) intercompany transaction or excess loss account, in each case, described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Law regarding Taxes).
(k) None of the Company or any of its Subsidiaries have executed or filed any power of attorney with respect to Taxes that will remain in effect after the Closing.
(l) Neither the Company nor any of its Subsidiaries will have any obligation to make any payment described in Section 965(h) of the Code after the Closing Date.
(m) Neither the Company nor any of its Subsidiaries have any material outstanding escheat or unclaimed property liabilities that are due and payable.
(n) After due inquiry and consultation with its counsel, as of the date of this Agreement, none of the Company or any of its Subsidiaries is aware of the existence of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” under Section 368(a) of the Code.
Section 3.14 Material Contracts.
(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a complete and correct copy of each of which has been made available to Parent prior to the date of this Agreement. For purposes of this Agreement, “Company Material Contract” shall mean any Contract (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or to or by which any asset or property of the Company or any of its Subsidiaries is bound, in each case as of the date hereof, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act);
(ii) is a joint venture, partnership, shareholder or similar Contract;
(iii) is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness for borrowed money of the Company and any of its Subsidiaries in an amount in excess of $15,000,000 or that otherwise places a Lien (other than a Permitted Lien) on material assets of the Company and its Subsidiaries, taken as a whole;
(iv) is a Contract that limits, restricts or prohibits, or purports to limit, restrict or prohibit the Company or its Subsidiaries (or, after the First Effective Time, the Parent or its Subsidiaries) in the right to engage, or to compete with any Person, in any line of business or geographic area;
(v) is a Contract in an amount in excess of $5,000,000 under which the Company or any of its Subsidiaries (or, after the First Effective Time, the Parent or its Subsidiaries) is subject to any “most favored nation” or most favored customer provision, call or put option, preferential right, exclusivity, minimum purchase commitments or rights of first or last offer, negotiation or refusal, right to acquire or standstill in each case other than those contained in any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries;
(vi) other than a Contract with a customer or Company Material Supplier, is a Contract (A) requiring the Company or any of its Subsidiaries that is reasonably expected to involve the Company or any of its Subsidiaries making payments of more than $7,000,000 or (B) that is reasonably expected to involve payments to the Company or any of its Subsidiaries of more than $1,000,000, in the case of each of subclauses (A) and (B), individually or in the aggregate with respect to such Contract or series of related Contracts, in any fiscal year;
(vii) is a Contract with a Company Material Customer or a Company Material Supplier;
(viii) is a Contract relating to the acquisition or disposition of any corporation, partnership, limited liability company, joint venture, other business organization, business or assets of any other Person constituting a business or any line of a business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) (A) entered into within the past three (3) years, for aggregate actual or contingent consideration under such Contract in excess of $5,000,000, or (B) which has continuing or contingent obligations that would reasonably be expected to be in excess of $1,000,000;
(ix) is a Labor Agreement;
(x) is a Contract with any Governmental Authority in excess of $2,000,000 in any fiscal year;
(xi) is a Contract, under which the Company or any of its Subsidiaries has granted or received any license, consent to use, non-assertion or similar right with respect to Intellectual Property, in each case, that is material to the Company and its Subsidiaries, taken as a whole (other than (A) non-exclusive inbound licenses of “shrink wrap,” “off-the-shelf” or other generally available Software or information technology assets or services, (B) licenses for “open source” Software, (C) Contracts with non-exclusive grants of rights to a customer, distributor, reseller, supplier or service provider, or (D) any nondisclosure agreements, employee invention assignment agreements or other similar agreements, in each case, entered into in the ordinary course of business);
(xii) is a Contract involving the settlement of any Proceeding or threatened Proceeding (or series of related Proceedings) (A) which will (x) involve payments by the Company or any of its Subsidiaries after the date hereof of consideration in excess of $5,000,000, individually or in the aggregate or (y) impose monitoring or reporting obligations to any other Person or (B) with respect to which material conditions precedent to the settlement have not been satisfied;
(xiii) is a Contract relating to any interest rate swap or other derivative or hedging transaction to which any of the Company or any of its Subsidiaries is a party;
(xiv) is a Contract for any Company Related Party Transaction; or

(xv) is a stockholders, investors rights, registration rights or similar Contract or arrangement to which any of the Company or any of its Subsidiaries is a party.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) none of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract, (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract, and (iii) each Company Material Contract is (A) a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided that (I) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (II) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought), and (B) in full force and effect.
Section 3.15 Intellectual Property.
(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all issuances and registrations of, and pending applications for registrations of, Intellectual Property included in the Company Owned IP (collectively, “Company Registered IP” ). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company Registered IP has been adjudged invalid or unenforceable.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries, as applicable, are the sole and exclusive owner of Company Registered IP, free and clear of all Liens (other than Permitted Liens), and (ii) all such Company Registered IP is subsisting, and, to the Knowledge of the Company, excluding any applied-for Company Registered IP, valid and enforceable. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own, or have a valid and enforceable right to use, any and all Intellectual Property used or held for use in, or otherwise necessary for, the operation of their respective businesses as currently conducted.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries concerning the ownership, validity, registrability or enforceability of any Company Owned IP.
(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate, and has not since August 26, 2023, infringed upon, misappropriated or otherwise violated, any Intellectual Property rights of any other Person, (ii) there are no Proceedings for any such infringement, misappropriation or other violation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property right of the Company or any of its Subsidiaries in the Company Owned IP.
(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets of the Company and its Subsidiaries and (ii) to the Knowledge of the Company, there has been no unauthorized or improper use or disclosure thereof.

Section 3.16 Information Technology; Data Protection.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since August 26, 2023, there have been no failures or unplanned outages of, or other adverse events affecting the operations of the IT Assets of the Company and its Subsidiaries.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries have taken commercially reasonable measures to protect all Personal Data in its and their control against unauthorized access or use and (ii) to the Knowledge of the Company, there has been no unauthorized access to or use or other security breaches of any such Personal Data or the IT Assets of the Company.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the IT Assets used by the Company and its Subsidiaries operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and (ii) the Company and its Subsidiaries have taken commercially reasonable steps designated to maintain and protect the confidentiality and security of their IT Assets, and all data stored therein or processed thereby.
(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) to the Knowledge of the Company, the Company and its Subsidiaries have since August 26, 2023, been in compliance with applicable Laws, as well as their internal and external policies and procedures, and contractual obligations relating to data protection, data privacy and the processing of information or data, including the collection, use, transfer, storage and processing of any Personal Data collected or processed by or on behalf of the Company and its Subsidiaries and (ii) the Company and its Subsidiaries have not received any (A) written notice from any applicable Governmental Authority or (B) material claims, proceedings or legal actions from any other Person alleging any non-compliance with any such data security obligations, nor has the Company or its Subsidiaries been threatened in writing to be charged with any such non-compliance by any Governmental Authority.
Section 3.17 Real and Personal Property.
(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Company Owned Real Property (by name, owner, and street address). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries (as applicable) have (i) good title to, or valid leasehold interests in, all of their respective properties and assets (including all Company Owned Real Property and all Company Leased Real Property), free and clear of all Liens, except for Permitted Liens, and (ii) exclusive possession of all Company Owned Real Property and Company Leased Real Property.
(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Company Leases. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Lease is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. The Company has provided Parent with true, correct and complete (in all material respects) copies, as of the date of this Agreement, of each material Company Lease.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company or any of its Subsidiaries has received any written communication from, or given any written communication to, or to the Knowledge of the Company, received or given any other type of communication from or to, any other party to any Company Lease or any lender, alleging that the Company, any of its Subsidiaries or such other party, as the case may be, is in default under such Company Lease.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there are no outstanding options or rights of first refusal to purchase any Company Owned Real Property or any interest therein, (ii) there are no pending or, to the Knowledge of the Company, threatened Proceedings to take all or any portion of any Company Leased Real Property or any Company Owned Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof and (iii) the Company Owned Real Property and, to the Knowledge of the Company, the Company Leased Real Property, and any buildings thereon owned or leased by the Company or any of its Subsidiaries have no material defects, are in condition and repair (given due account to the age and length of use of same, ordinary wear and tear excepted) adequate and suitable for their present and intended uses, and have been reasonably maintained consistent with standards generally followed in the industry.
(e) Except as set forth on Section 3.17(e) of the Company Disclosure Letter, no Person, other than the Company or a Subsidiary of the Company, possesses, uses or occupies all or any portion of any Company Owned Real Property or any Company Leased Real Property.
(f) The Company and its Subsidiaries (as applicable) do not own any real property other than the Company Owned Real Property. The Company Owned Real Property and Company Leased Real Property, collectively, includes all real property currently used in, and necessary for, the conduct of the respective businesses of the Company and its Subsidiaries, in all material respects.
Section 3.18 Environmental. Except as disclosed on Section 3.18 of the Company Disclosure Letter or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(a) the Company and its Subsidiaries are and, since August 26, 2023, have been in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Company Permits required for their operations under applicable Environmental Laws;
(b) there is no Proceeding or Order pending or, to the Knowledge of the Company, threatened pursuant to or relating to any Environmental Law against the Company or any of its Subsidiaries;
(c) none of the Company or any of its Subsidiaries has received notice or a request for information alleging that the Company or any of its Subsidiaries or any of their respective predecessors has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which notice or request is unresolved;
(d) there has been no Releases of Hazardous Materials at, on, underneath, to or from any real property currently or formerly owned, operated or leased, or any locations to which Hazardous Materials have been transported, by the Company or any of its Subsidiaries (or any of their respective predecessors) that have resulted in or are reasonably likely to result in an obligation by the Company or any of its Subsidiaries to investigate, remediate or otherwise conduct any response action in respect of such Releases pursuant to applicable Environmental Law or otherwise have resulted in or are reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law; and
(e) The Company has made available to Parent all environmental assessments and reports generated since August 26, 2023 and in its possession relating to the Company or any of its present or past Subsidiaries, and all enforcement documents pursuant to which the Company is conducting investigation, remediation or other response action under applicable Environmental Law.
Section 3.19 Foreign Corrupt Practices Act; Anti-Corruption. Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole:
(a) Since August 26, 2023, none of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company, has directly or indirectly made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of the FCPA, the U.S. Travel Act or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”).

(b) Neither the Company nor any of its Subsidiaries (i) is under internal or to the Knowledge of the Company, external investigation for any violation of the Anti-Corruption Laws, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.
(c) The Company and its Subsidiaries maintain, adhere to and enforce systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.
(d) Since August 26, 2023, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.
Section 3.20 Sanctions.
(a) Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, and no director, officer or, to the Knowledge of the Company, employee thereof, (i) is a Sanctioned Person or (ii) has pending or, to the Knowledge of the Company, threatened claims against it, him or her with respect to applicable Sanctions.
(b) Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company and its Subsidiaries, and each director, officer and, to the Knowledge of the Company, other employee thereof, is and, since August 26, 2023, has been, in compliance with all applicable Sanctions and (ii) each of the Company and its Subsidiaries has in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions in each of the jurisdictions in which the Company or any of its Subsidiaries do business.
Section 3.21 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies held by the Company or any of its Subsidiaries, and all such insurance policies are in full force and effect, (b) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of such insurance policies and (c) none of the Company or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such insurance policies, (ii) of cancellation or termination with respect to any such insurance policies, or (iii) of a denial of coverage for any claim under any such insurance policies.
Section 3.22 Takeover Laws. Assuming the accuracy of Parent’s, Merger Sub Inc.’s and Merger Sub LLC’s representations and warranties in Section 4.13, the Company Board has approved resolutions exempting this Agreement, the Voting and Support Agreements, the Mergers and the other transactions contemplated hereby and thereby from Chapters 110C, 110D and 110F of the MBCA.
Section 3.23 Brokers. No investment banker, broker or finder other than Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. True, correct and complete copies of the engagement letters between the Company and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC have been made available to Parent prior to the date of this Agreement.
Section 3.24 Opinion of Financial Advisors. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be confirmed by written opinion, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Goldman Sachs & Co. LLC in preparing such opinion, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Stock, pursuant to this Agreement is fair from a financial point of view to such holders, taken in the aggregate. The Company Board has received the opinion of J.P. Morgan Securities LLC, as of the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan Securities LLC in preparing such opinion, the Merger Consideration to be paid to the holders of shares of Company Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. Promptly after the date of this Agreement, signed, written copies of each such opinion will be made available to Parent for informational purposes only (and on a non-reliance basis).
Section 3.25 Related Party Transactions. Except for employment relationships, compensatory arrangements and Company Benefit Plans, there are no Contracts that are required to be disclosed under Item 404 of Regulation S-K of the SEC (for purposes of this Section 3.25 substituting “$10,000” for “$120,000” in such Item 404 of Regulation S-K of the SEC) that are not so disclosed (a “Company Related Party Transaction”).
Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any other information provided to Parent, Merger Sub Inc. or Merger Sub LLC in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof. The Company acknowledges that, except for the representations and warranties contained in Article IV of this Agreement, none of Parent, Merger Sub Inc. or Merger Sub LLC or any of their respective Affiliates or Representatives or any other Person makes (and the Company is not relying on) any representation or warranty, express or implied, to the Company in connection with the Mergers and the other transactions contemplated by this Agreement.
Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB INC. AND MERGER SUB LLC
Except (i) as disclosed in the Parent Disclosure Letter (it being understood and agreed that any disclosure set forth in one section or subsection of the Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face) or (ii) other than with respect to Section 4.1, Section 4.2, Section 4.3, Section 4.4, and Section 4.12, as disclosed in the Parent SEC Documents (including exhibits and other information incorporated therein) filed with (or furnished to) the SEC by Parent on or after May 31, 2024, and prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” or in any similarly non-specific, cautionary, predictive or forward-looking statements or disclosure) and to the extent publicly available on EDGAR, Parent, Merger Sub Inc. and Merger Sub LLC hereby, jointly and severally, represent and warrant to the Company as follows:
Section 4.1 Organization; Qualification. Each of Parent, Merger Sub Inc. and Merger Sub LLC is a legal entity duly organized and validly existing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. Each of Parent, Merger Sub Inc. and Merger Sub LLC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent, Merger Sub Inc. or Merger Sub LLC to perform their respective obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement. Accurate and complete copies of the Parent Organizational Documents, as in effect on the date of this Agreement, have been made available to the Company prior to the date of this Agreement. The Parent Organizational Documents are currently in effect, and none of Parent, Merger Sub Inc. or Merger Sub LLC, as applicable, is in violation of any of the provisions thereof.
Section 4.2 Capitalization; Subsidiaries.
(a) The authorized capital stock of Parent consisted of (i) 1,700,000,000 shares of Parent Common Stock, 400,031,927 shares of which were issued and outstanding (including 1,366,296 shares of Parent Common Stock in the form of compensatory restricted stock awards granted pursuant to a Parent Equity Plan) and 379,247,564 of which were held by Parent as treasury stock as of the close of business on the Capitalization Date, and (ii) 100,000 shares of preferred stock, no par value, of Parent, no shares of which were issued or outstanding as of the Capitalization Date. There are no other classes of capital stock of Parent and no bonds, debentures, notes or other Indebtedness or securities of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding. As of the Capitalization Date, there were (A) outstanding options granted pursuant to a Parent Equity Plan relating to 10,647,256 shares of Parent Common Stock and (B) outstanding restricted stock units granted pursuant to a Parent Equity Plan relating to 40,957 shares of Parent Common Stock (assuming maximum level of achievement with respect to any applicable performance-based criteria).
(b) All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock that may be issued pursuant to any Parent Equity Plan or other compensation plans of Parent will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and, along with the shares of Parent Common Stock issuable pursuant to this Agreement which will be, when issued, duly authorized and validly issued, are, or will be when issued, fully paid, nonassessable and free of and not issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or any similar right. All of the outstanding Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.
(c) Other than as set forth in Section 4.2(a), and other than the shares of Parent Common Stock that have become outstanding after the Capitalization Date and issued in accordance with the terms of any equity award of Parent and the applicable Parent Equity Plan as in effect as of the date hereof, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating Parent or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity or voting securities or other equity interests of Parent or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests of Parent, or obligating Parent to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or other equity interests of Parent or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or other equity interests of the Parent, (iii) shareholder agreements, voting trusts or similar agreements with any Person to which Parent or any of its Subsidiaries is a party, including any such agreements or trusts (A) restricting the transfer of the capital stock or other equity interests of Parent or (B) affecting the voting rights of capital stock of Parent or other equity or voting securities or other equity interests of Parent, or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by Parent, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent or any of its Subsidiaries is a party, in each case pursuant to which any Person is entitled to receive any payment from Parent based in whole or in part on the value of any capital stock or other equity or voting securities or other equity interests of Parent.
(d) All of the issued and outstanding capital stock of Merger Sub Inc. is, and at the First Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub Inc. has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security of Merger Sub Inc.
(e) All of the issued and outstanding limited liability company interests of Merger Sub LLC (the “Merger Sub LLC Common Interests”) are, and at the First Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub LLC has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent or a direct or indirect wholly owned Subsidiary of Parent may acquire any equity security of Merger Sub LLC.
(f) The number of authorized shares of Parent Common Stock that have not been issued, subscribed for or otherwise committed to be issued is at least equal to the number of shares of Parent Common Stock to be issued pursuant to this Agreement.
Section 4.3 Authority Relative to Agreement.
(a) Each of Parent, Merger Sub Inc. and Merger Sub LLC has all necessary corporate or limited liability company, as applicable, power and authority to execute, deliver and perform its obligations under this

Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent, Merger Sub Inc. and Merger Sub LLC, and the consummation by Parent, Merger Sub Inc. and Merger Sub LLC of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, by Parent, Merger Sub Inc. and Merger Sub LLC, and (except in the case of the Mergers, for (x) the adoption of this Agreement by the sole shareholder of Merger Sub Inc. (which adoption shall occur immediately following the execution of this Agreement), (y) the filing of the First Articles of Merger and the Second Certificate of Merger with the Massachusetts Secretary and (z) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary) no other corporate action or proceeding on the part of Parent, Merger Sub Inc. or Merger Sub LLC is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Merger Sub Inc. and Merger Sub LLC and the consummation by Parent, Merger Sub Inc. and Merger Sub LLC of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Merger Sub Inc. and Merger Sub LLC and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub Inc. and Merger Sub LLC, enforceable against each of Parent, Merger Sub Inc. and Merger Sub LLC in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(b) The Parent Board has, by resolutions unanimously approved thereby, (i) approved this Agreement and the transactions contemplated by this Agreement, including the Mergers, and (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are in the best interests of Parent and its shareholders. None of the aforesaid actions by the Parent Board have been amended, rescinded or modified.
Section 4.4 No Parent Vote Required. No vote of holders of securities of Parent is required in connection with the consummation by Parent of the transactions contemplated by this Agreement.
Section 4.5 No Conflict; Required Filings and Consents.
(a) Neither the execution and delivery of this Agreement by Parent, Merger Sub Inc. and Merger Sub LLC nor the consummation by Parent, Merger Sub Inc. and Merger Sub LLC of the transactions contemplated by this Agreement, nor compliance by Parent, Merger Sub Inc. and Merger Sub LLC with any of the applicable terms or provisions of this Agreement, will (i) violate any provision of the Parent Organizational Documents or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of Parent, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.5(b) have been obtained or made and the sole shareholder of the Surviving Corporation shall have adopted this Agreement (which adoption shall occur in accordance with Section 5.12), conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent, Parent’s Subsidiaries, Merger Sub Inc. or Merger Sub LLC, other than, in the case of clause (ii) and clause (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent, Merger Sub Inc. or Merger Sub LLC to perform their respective obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
(b) No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Proxy Statement), (ii) the filing of the First Articles of Merger and the Second Certificate of Merger with the Massachusetts Secretary, (iii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary, (iv) applicable requirements under non-U.S. qualification, state securities or “blue sky” laws of various states or any other applicable securities Laws, (v) compliance with applicable rules and regulations of the NYSE, NASDAQ and any other applicable stock exchanges or marketplaces, (vi) compliance with and filings or notifications under Antitrust Laws, (vii) the Additional Approvals and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent, Merger Sub Inc. or Merger Sub LLC to perform their respective obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
Section 4.6 Parent SEC Documents; Financial Statements.
(a) Since May 31, 2024, Parent has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements and other documents (including exhibits and supplements thereto filed since May 31, 2024) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Parent SEC Documents”). As of its respective date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Except to the extent that information in any Parent SEC Document has been revised or superseded by a Parent SEC Document filed prior to the date hereof, as of its filing date, no Parent SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) of Parent included in the Parent SEC Documents, as of their respective filing date, (i) complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the financial position, the shareholders’ equity, the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).
(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of Parent SEC Documents, and, to the Knowledge of Parent, none of Parent SEC Documents is subject to ongoing SEC review.
(c) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NASDAQ.
(d) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Parent Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has no “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information. There has been and there is no fraud or claim or allegation of fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
(e) Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.
(f) To the Knowledge of Parent, there are no SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries. Since May 31, 2024, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of Parent or the Parent Board or any committee thereof.
(g) Each of the then-acting principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents, and the statements contained in such certifications are true and accurate. Parent does not have, and has not arranged, any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
(h) Since May 31, 2024, (i) neither Parent nor any of its Subsidiaries has received any written (or, to the Knowledge of Parent, oral) complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to Parent or any of its Subsidiaries, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to the general counsel or chief executive officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, except, in the case of clause (i) above, as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.
(i) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 2.03 of Form 8-K under the Exchange Act).
Section 4.7 Absence of Certain Changes or Events.
(a) Since May 31, 2025 through the date of this Agreement, except in connection with the transactions contemplated by this Agreement, the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business.
(b) Since May 31, 2025 through the date of this Agreement, there has not been any event, circumstance, occurrence, effect, fact, development or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.8 No Undisclosed Liabilities. None of Parent or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise, including those that would be required to be reflected on a consolidated balance sheet of Parent (or the notes thereto) in accordance with GAAP, except for liabilities or obligations (a) as (and to the extent) reflected or reserved against in Parent’s balance sheets (or the notes thereto) included in Parent’s Quarterly Reports on Form 10-Q filed with the SEC on January 7, 2026, (b) incurred in the ordinary course of business since January 7, 2026, (c) incurred in connection with the transactions contemplated by this Agreement, or (d) (i) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (ii) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent, Merger Sub Inc. or Merger Sub LLC to perform their respective obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
Section 4.9 Litigation. There is no Proceeding pending or threatened in writing (or, to the Knowledge of Parent, orally) against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries nor any asset or property of Parent or any of its Subsidiaries is subject to a continuing Order, in each case, that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (b) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent, Merger Sub Inc. or Merger Sub LLC to perform their respective obligations under this Agreement or to consummate the Mergers, or prevent or materially delay the consummation of any of the Mergers and the other transactions contemplated by this Agreement.
Section 4.10 Taxes. After due inquiry and consultation with its counsel, as of the date of this Agreement, none of Parent or any of its Subsidiaries is aware of the existence of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” under Section 368(a) of the Code.
Section 4.11 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Proxy Statement will, at the date it, or any amendment or supplement to it, is mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and any other documents filed by Parent with the SEC in connection herewith will comply as to form in all material respects with the requirements of applicable Law, including the Exchange Act (except that no representation or warranty is made by Parent regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference therein).
Section 4.12 Brokers. No investment banker, broker or finder other than Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent or a controlled Affiliate of Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates (including Merger Sub Inc. and Merger Sub LLC).
Section 4.13 Share Ownership of Company Stock. None of Parent, Merger Sub Inc., Merger Sub LLC or any of their respective Affiliates has been, at any time during the three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company, as defined in Section 3 of Chapter 110F of the MBCA.
Section 4.14 Ownership and Operations of Merger Sub Inc. and Merger Sub LLC.
(a) Each of Merger Sub Inc. and Merger Sub LLC has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the First Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations, in each case, other than as incident to its formation or as contemplated herein.
(b) The authorized capital stock of Merger Sub Inc. consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub Inc. is, and at the First Effective Time will be, owned directly or indirectly by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub Inc. has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent or a direct or indirect wholly-owned Subsidiary of Parent may acquire any equity security of Merger Sub Inc.
(c) All of the issued and outstanding limited liability company interests of Merger Sub LLC are, and at the Second Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub LLC has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent or a direct or indirect wholly-owned Subsidiary of Parent may acquire any equity security of Merger Sub LLC.
Section 4.15 Financing. Parent has delivered to the Company true, complete and correct fully executed copies of (a) the commitment letter, dated as of March 10, 2026, among Parent, Cintas Corporation No. 2 and the financial institutions party thereto (the “Initial Lenders”) (the “Commitment Letter”) and (b) the fee letter, dated as of March 10, 2026, among Parent, Cintas Corporation No. 2 and the Initial Lenders (as redacted to remove only the fee amounts, pricing caps, the “market flex” and any commercially sensitive terms; provided that none of which redacted terms would or would reasonably be expected to affect the amount, availability or conditionality of the Financing) (the “Fee Letter”), in each case, including all exhibits, term sheets, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (the Commitment Letter and the Fee Letter, collectively, and as each of the foregoing may be may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 5.15, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof each of the Initial Lenders party thereto have severally committed to lend the amounts set forth therein to Parent or a Subsidiary thereof (the provision of such funds as set forth therein, but subject to the provisions of Section 5.15 (the “Financing”)) for the purposes set forth in such Debt Letters. The Debt Letters have not been amended, restated, supplemented or otherwise modified or waived prior to the execution and delivery of this Agreement, no such amendment, restatement, supplement or modification is contemplated by Parent or, to the knowledge of Parent, by the other parties thereto, and the respective commitments contained in the Debt Letters have not been withdrawn, terminated, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters. Subject to the terms and conditions of the Debt Letters, the net proceeds contemplated from the Financing (after giving effect to any “market flex” provisions) are as of the date of this Agreement, and together with any other committed financing that replaces or supplements the Financing consistent with the terms set forth in Section 5.15 on the Closing Date will be, sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the cash portion of the Merger Consideration, prepayment or repayment of any outstanding indebtedness of the Company or its Subsidiaries required by this Agreement to be prepaid or repaid and all fees and expenses to be incurred in connection therewith. Parent, or, to the knowledge of Parent, any other party to the Debt Letters, is not in default or breach under the terms and conditions of the Debt Letters and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach, default or failure to satisfy a condition on the part of Parent, Merger Sub Inc., Merger Sub LLC or any of their respective Affiliates under the Debt Letters or, to the knowledge of Parent, any other party to the Debt Letters. As of the date of this Agreement there are no side letters or other agreements related to the Financing other than the Debt Letters and other related agreements delivered to the Company on or prior to the date of this Agreement; provided, for the avoidance of doubt, that the foregoing representation does not include customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Financing. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing. Assuming the conditions to the obligations of Parent to consummate the Merger have been satisfied or waived, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied, nor does Parent have knowledge, as of the date of this Agreement, that the full amount of the Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Debt Letters. Parent expressly acknowledges and agrees that the obligations of Parent, Merger Sub Inc. and Merger Sub LLC to consummate the Mergers are not subject to any condition regarding Parent’s, Merger Sub Inc.’s, Merger Sub LLC’s or any other Person’s ability to obtain financing (including the Financing) for the Mergers and the other transactions contemplated by this Agreement.
Section 4.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub Inc., Merger Sub LLC nor any other Person on behalf of Parent, Merger Sub Inc. or Merger Sub LLC makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or any other information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof. Each of Parent, Merger Sub Inc. and Merger Sub LLC acknowledges that, except for the representations and warranties contained in Article III of this Agreement, none of the Company or any of its Affiliates or Representatives or any other Person makes (and Parent, Merger Sub Inc. and Merger Sub LLC are not relying on) any representation or warranty, express or implied, to Parent, Merger Sub Inc. or Merger Sub LLC in connection with the Mergers and the other transactions contemplated by this Agreement.
Article V
COVENANTS AND AGREEMENTS
Section 5.1 Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (i) as may be required by Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or contemplated pursuant to this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, (A) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its assets and business organization, keep available the services of their present key employees and maintain its existing relationships with material customers, suppliers, distributors, Governmental Authorities and business partners; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provisions of Section 5.1(B) shall be deemed a breach of this Section 5.1(A), unless such action constitutes a breach of such provision of Section 5.1(B), and (B) the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a) amend (i) the Company’s Articles of Organization, (ii) the Bylaws or (iii) such equivalent organizational or governing documents of any of its Subsidiaries;
(b) split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire (including under any share repurchase program of the Company) or amend the terms of the Company’s or any of its Subsidiaries’ capital stock, or other equity or voting securities or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting securities or other equity interests; provided, however, that the Company may repurchase or otherwise acquire or net out from the issuance of shares in connection with (i) the acceptance of shares of Company Common Stock as payment for Taxes incurred in connection with the exercise, vesting, or settlement of Company Equity Awards in accordance with the applicable Company Equity Plan, (ii) the forfeiture of Company Equity Awards or (iii) the conversion of Company Class B Common Stock outstanding as of the date of this Agreement into Company Common Stock in accordance with the Articles of Organization and, if applicable, the Voting and Support Agreement;
(c) issue, sell, pledge, dispose of, encumber, grant or authorize the same with respect to, any shares of the Company’s or its Subsidiaries’ capital stock, or other equity or voting securities or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity or equity-based compensation, or other equity or voting securities or other equity interests; provided, however, that the Company may issue Company Common Stock (i) upon the exercise, vesting, or settlement of Company Equity Awards, in each case in accordance with the applicable Company Equity Plan outstanding as of the date of this Agreement, or (ii) upon the conversion of Company Class B Common Stock outstanding as of the date of this Agreement into Company Common Stock in accordance with the Company’s Articles of Organization;

(d) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) regular quarterly cash dividends paid by the Company to its shareholders in a manner consistent with past practice (in an amount, and subject to the procedures, permitted by Section 5.21), and (ii) cash dividends and distributions paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company;
(e) except to the extent required pursuant to any Company Benefit Plan as in effect on the date hereof (or as adopted or amended following the date hereof in a manner permitted by this Agreement), (i) establish, adopt, enter into, amend, or terminate, or materially modify, any material Company Benefit Plan; (ii) grant any long-term incentive and equity or equity-based awards or amend or modify the terms of any outstanding long-term incentive and equity or equity-based awards (including the Company Equity Awards) to any Company Service Provider; (iii) take any action (other than actions contemplated by this Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any Company Service Provider; (iv) enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any Company Service Provider; (v) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan, make any voluntary contributions to a Company Benefit Plan that are outside the ordinary course of business or materially change the manner in which contributions to such Company Benefit Plans are made or the basis on which such contributions are determined; (vi) increase or commit to increase the compensation or benefits of any Company Service Provider; or (vii) establish or fund (or provide for any funding for) any rabbi trust or other funding arrangement in respect of any Company Benefit Plan;
(f) hire, engage, promote, or terminate (other than for “cause”) any employee of the Company with a title of Vice President or above or any person who is or would be an employee with a title of Vice President or above or provide any such employee with the right to resign with “good reason” or any similar form of constructive termination;
(g) (i) modify, extend, or enter into any Labor Agreement, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(h) acquire (including by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, business or assets of any other Person constituting a business or any line of a business for consideration in excess of $5,000,000 individually or $20,000,000 in the aggregate;
(i) sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights (in each case, other than Intellectual Property or any rights therein) of the Company or any of its Subsidiaries having a fair market value in excess of $1,000,000 individually or $3,000,000 in the aggregate, except (i) sales of inventory in the ordinary course of business, (ii) transfers solely among the Company and its direct or indirect wholly owned Subsidiaries, (iii) dispositions of obsolete tangible assets or expired inventory, (iv) with respect to immaterial leases, licenses or other similar grants of real property, any immaterial grant, amendment, extension, modification, or renewal in the ordinary course of business, or (v) Permitted Liens;
(j) (i) incur, create, assume or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except in each case (A) as between or among the Company or one or more direct or indirect wholly owned Subsidiaries of the Company and (B) for Indebtedness (other than letters of credit entered into in the ordinary course of business) not to exceed at any time $60,000,000 in the aggregate under the Existing Company Credit Agreement in the ordinary course of business and any refinancing, replacement, amendment, restatement or modification thereof (including any replacement credit facility), (ii) except in the ordinary course of business, incur or assume any other form of Indebtedness (excluding for this clause (ii), Indebtedness for borrowed money and debt securities), or (iii) make or forgive any loans, advances or capital contributions to, or investments in, any other Person other than a wholly owned Subsidiary of the Company (except (A) any travel and similar advances to employees in the ordinary course of business and (B) trade credit and similar loans and advances made to customers, dealers and suppliers in the ordinary course of business);
(k) subject to Section 5.22, (i) terminate, assign, agree to any material amendment, supplement or modification of, renew, extend or waive any material rights under, any Company Material Contract (except for customer contracts entered into in the ordinary course of business) or any Company Lease or (ii) enter into any Contract that would have been a Company Material Contract (except for customer contracts entered into in the ordinary course of business) or any Company Lease had it been entered into prior to the date of this Agreement; provided, however, that nothing contained in this Section 5.1(k) shall be deemed to restrict or limit the Company’s ability to (A) compete with Parent or any of its Subsidiaries prior to the Closing, (B) enter into or modify in the ordinary course of business any Contract to acquire inventory, products, goods, services, supplies, equipment and technology (for clarity, not related to technology initiatives outside of the ordinary course of business), (C) enter into any modification providing for an increase in annual spend by the Company of no more than $2,000,000, or any extension or renewal of any Company Material Contract, in each case in the ordinary course of business or (D) enter into any Company Material Contract of the type set forth in (1) Section 3.14(a)(iii) (to the extent such Indebtedness would be permitted under Section 5.1(j)), (2) Section 3.14(a)(viii) (to the extent such acquisition or disposition would be permitted under Section 5.1(h) or Section 5.1(i), as applicable), (3) Section 3.14(a)(xii) (to the extent such Contract provides for or relates to the settlement of any Proceeding that would be permitted under Section 5.1(m)), or (4) Section 3.14(a)(vi) (to the extent that such Contract relates to the matters addressed by any other provision of this Section 5.1(B), including Contracts in accordance with the capital expenditures described in Section 5.1(q) of the Company Disclosure Letter);
(l) make any change to its methods of financial accounting, except as required by GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act;
(m) release, compromise, assign, settle or agree to settle any Proceeding, excluding for all purposes under this Section 5.1(m) (i) any Proceeding relating to Taxes, which shall be governed exclusively by Section 5.1(o), (ii) any Proceeding governed by Section 5.18, (iii) settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries, except for confidentiality and similar de minimis obligations) involving payment by the Company or any of its Subsidiaries of an amount not greater than $2,500,000 individually or $30,000,000 in the aggregate, provided that none of the following payments shall be considered in computing any of the foregoing dollar thresholds in this Section 5.1(m): (A) payments of deductibles in connection with workers’ compensation, automobile liability or general liability insurance policies and (B) payments made by insurance or reimbursed under any insurance policy;
(n) sell, lease, transfer, assign, license, incur any Lien (other than Permitted Liens) on, abandon or permit to lapse, any material Company Owned IP, other than non-exclusive licenses of Company Owned IP entered into in the ordinary course of business;
(o) (i) make, change or revoke any material Tax election, (ii) change any accounting period or change any material aspect of a method of Tax accounting; (iii) file or make any amendment to a material Tax Return; (iv) settle, concede, abandon or compromise any audit or Proceeding with respect to a material amount of Taxes; (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any Tax or request any Tax ruling; or (vii) surrender any right to claim a material Tax refund;
(p) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(q) except in accordance with the Company’s anticipated capital expenditures described in Section 5.1(q) of the Company Disclosure Letter, make any new capital expenditures, or commit to do so, other than capital expenditures not exceeding an amount, in the aggregate, equal to ten percent (10%) of the capital expenditures described in Section 5.1(q) of the Company Disclosure Letter;
(r) effectuate or announce any plant closing, employee layoff, employee furlough, reduction in force, reduction in compensation or other employment action that would implicate the WARN Act;
(s) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former executive officers or employees;
(t) enter into any new line of business;
(u) fail to use commercially reasonable efforts to maintain in full force and effect the insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;
(v) take any action set forth on Section 5.1(B)(v) of the of the Parent Disclosure Letter; or
(w) enter into any Contract to do, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.
Section 5.2 Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (i) as may be required by Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or contemplated pursuant to this Agreement, or (iv) as set forth in Section 5.2 of the Parent Disclosure Letter, Parent shall not, directly or indirectly:
(a) amend the Parent Organizational Documents in a manner that would be materially or disproportionately (relative to other holders of Parent Common Stock) adverse to the Company’s shareholders or would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of the Mergers or the other transactions contemplated by this Agreement;
(b) adjust, split, reverse split, combine, subdivide or reclassify Parent Common Stock, except for any transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(c), and for which the proper adjustment is made;
(c) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Parent’s or other equity interests, other than (i) cash dividends and distributions paid by any direct or indirect wholly owned Subsidiary of Parent to Parent or any direct or indirect wholly owned Subsidiary of Parent and (ii) quarterly cash dividends paid by Parent to its shareholders in a manner consistent with past practice (including with respect to increases);
(d) merge or consolidate Parent, Merger Sub Inc. or Merger Sub LLC with any Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization with respect to Parent;
(e) take any action set forth on Section 5.1(B)(v) of the of the Parent Disclosure Letter; or
(f) enter into any Contract to do, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.
Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.4 Preparation of the Form S-4 and the Proxy Statement; Company Shareholders’ Meeting.
(a) As promptly as reasonably practicable after the execution of this Agreement, and no later than 45 days after the date of this Agreement, Parent and the Company will jointly prepare and Parent shall cause to be filed with the SEC a registration statement on Form S-4, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Mergers. Each of Parent and the Company shall cooperate with each other and use its reasonable best efforts to (A) cause the Form S-4 and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of the Parent Common Stock in connection with the Mergers and (C) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Mergers. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as reasonably practicable after the Form S-4 shall have become effective and the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided, however, that, without limiting Section 5.10, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or the Proxy Statement, this right to review and comment shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. If, at any time prior to the First Effective Time, any information relating to Parent or the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of Parent and the Company. Subject to applicable Law, each party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Mergers.
(b) Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall, as soon as reasonably practicable following the effectiveness of the Form S-4 and the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call, give notice of, convene (on a date selected by the Company in consultation with Parent) and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of seeking the Company Shareholder Approval, and shall submit such proposal to such holders at the Company Shareholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Shareholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Shareholders’ Meeting) without the prior written consent of Parent. As promptly as reasonably practicable after the date of this Agreement, the Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Shareholders’ Meeting and shall not change such record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).
Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders’ Meeting without Parent’s prior written consent; provided, however, that, without Parent’s prior written consent, the Company may adjourn or postpone the Company Shareholders’ Meeting

(i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or Form S-4 required by Law is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders’ Meeting or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Shareholders’ Meeting or to obtain the Company Shareholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Shareholder Approval; provided, however, that unless agreed to in writing by Parent, any such adjournments or postponements under this clause (ii) shall be for a period of no more than ten (10) Business Days in the aggregate; provided, further, that the Company shall not postpone the Company Shareholders’ Meeting as contemplated by this clause (ii) if it would require a change to the record date for the Company Shareholders’ Meeting; provided, further, that, if requested by Parent, the Company shall effect an adjournment or postponement of the Company Shareholders’ Meeting under the circumstances contemplated by this clause (ii) for a period of up to ten (10) Business Days in the aggregate (provided no such request for a postponement shall be permitted if it would require a change in the record date for the Company Shareholders’ Meeting). If the Company Board has not made a Company Adverse Recommendation Change in accordance with Section 5.7, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Proxy Statement, and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of this Agreement and (B) take all other action necessary or advisable to secure the Company Shareholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Company Superior Proposal).
(c) The Company shall provide Parent with reasonably detailed periodic updates concerning proxy solicitation and voting results upon Parent’s reasonable request.
Section 5.5 Appropriate Action; Consents; Filings.
(a) Subject to the terms and conditions of this Agreement, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement prior to the Termination Date and to cause the conditions to the Mergers set forth in Article VI to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers; (iii) subject to Section 5.5(d), the taking of all reasonable steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers; (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Mergers, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Mergers, and to carry out fully the purposes of this Agreement. Each of the parties hereto shall, in consultation and cooperation with the other parties and as promptly as reasonably practicable (and in any event, with respect to clause (x), within twenty-five (25) Business Days after the date of this Agreement and with respect to clause (z), within fifteen (15) Business Days after the date of this Agreement, unless otherwise agreed by the parties), (x) make its respective filings under the HSR Act, (y) any Antitrust Law as set forth in Section 6.1(d) of the Parent Disclosure Letter and (z) the filing with respect to the Permits set forth in Section 6.1(e) of the Parent Disclosure Letter and make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, as promptly as practicable, but in no event later than as required by Law. Parent shall pay all filing fees required under any Antitrust Law by the Company and Parent. Notwithstanding anything to the contrary contained in this Agreement, but without limiting Parent’s obligations under Section 5.5(d), neither Parent nor any of its Affiliates shall be required to, and without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Affiliates will, grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party (other than filing fees to any Governmental Authority), in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.
(b) Parent shall, after reasonable consultation with the Company and consideration in good faith of the views and comments of the Company in connection with the following, have the right to direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including coordinating with the Company with respect to the timing, nature and substance of all such responses), and in connection with all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law, including determining whether to (i) pull and refile, on one or more occasions, any filing made under the HSR Act or any other Antitrust Law in connection with the transactions contemplated by this Agreement and (ii) enter into a voluntary agreement between Parent and the Company, on the one hand, and the FTC and the DOJ, on the other hand, pursuant to which Parent and the Company will agree not to consummate the Mergers until a specified time shall have expired or been terminated. In connection with the foregoing and without limiting the efforts referenced in Section 5.5(a), each of the parties hereto will (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any substantive communication with or from any Governmental Authority regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any such filing, submission, document or substantive communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority or private party, including informing the other party as soon as reasonably practicable of any such investigation, inquiry or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority or other Person, and to the extent reasonably practicable, not participate in or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority or such other Person in respect of the transactions contemplated by this Agreement without the other party, and in the event one party is prohibited from, or unable to participate in, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto. To the extent not prohibited by applicable Law or by the applicable Governmental Authority, each party shall furnish to the other copies of all filings, submissions, correspondence and substantive communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege (including attorney-client privilege) or (E) comply with applicable Law.
(c) Subject to this Section 5.5, the parties shall consult with each other with respect to obtaining all Consents necessary to consummate the transactions contemplated by this Agreement, including the Mergers; provided, however, that Parent shall, on behalf of the parties hereto, control and lead all communications and strategy relating to obtaining such Consents.

(d) Notwithstanding anything in this Section 5.5 or anything else in this Agreement, neither Parent or any of its Affiliates shall be obligated to offer or agree to do any of the following (and neither the Company nor any of its Affiliates shall, or shall offer or agree to, do any of the following without Parent’s prior written consent): (i) sell, divest or discontinue any portion of the assets, liabilities, activities, businesses or operations of Parent, the Company or their respective Subsidiaries or (ii) accept any other remedy with respect to Parent’s, the Company’s or any of their respective Subsidiaries’ assets, liabilities, activities, businesses or operations. Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause its Affiliates to, agree to take any action described in the preceding sentence so long as such action is conditioned upon the occurrence of the Closing.
(e) Except as set forth on Section 5.5(e) of the Parent Disclosure Letter, each of the parties agrees that, between the date of this Agreement and the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 7.1, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 5.6 Access to Information; Confidentiality. In each case solely for the purposes of preparing for and effecting the transactions and other matters contemplated by this Agreement (including the Financing), transition and integration planning and reviewing the performance and operation of the Company (and not following the commencement of any adverse Proceeding between the parties or their Affiliates) (the “Intended Purpose”), the Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, during normal business hours and upon reasonable notice, throughout the period from the date of this Agreement to the First Effective Time (or until the earlier termination of this Agreement in accordance with Section 7.1), to the personnel, advisors, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish reasonably promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, and to provide copies thereof, as may reasonably be requested for the Intended Purpose; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent, Merger Sub Inc. or Merger Sub LLC if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (b) jeopardize any attorney-client or other legal privilege; provided, further, that in each such case, the Company shall cooperate with Parent to enable Parent and Parent’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Parent and Parent’s Representatives may have access to such information. No investigation or access permitted pursuant to this Section 5.6 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder. All information and documents furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives pursuant to this Section 5.6 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that the restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any termination of this Agreement in accordance with its terms.
Section 5.7 No Solicitation by the Company.
(a) From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in Section 5.7(b), (i) the Company shall, and shall cause its Subsidiaries, and its and their respective officers and directors to, immediately cease, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives to immediately cease, and cause to be terminated all existing discussions, negotiations and communications with any Persons or entities with respect to any Company Acquisition Proposal (other than the transactions contemplated by this Agreement), (ii) the Company shall not, and shall not authorize, and shall use its reasonable best efforts not to permit, any of its Representatives to, directly or indirectly through another Person, (A) initiate, seek, solicit, knowingly facilitate, knowingly encourage (including by way of furnishing any information) or knowingly induce or knowingly take any other action which would reasonably be expected to lead to a Company Acquisition Proposal, (B) engage in negotiations, communications or discussions with (other than to refer the inquiring Person or its Representatives to this Section 5.7), or provide any information or data to, any Person

(other than Parent or any of its Representatives) relating to or for the purpose of encouraging or facilitating, or that would reasonably be expected to lead to, a Company Acquisition Proposal or grant any waiver or release under or fail to enforce any standstill, confidentiality or other similar agreement (except that if the Company Board (or committee thereof) determines in good faith, after consultation with its outside counsel, that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision in order to permit a third party to make and pursue a Company Acquisition Proposal), (C) approve, authorize, declare advisable or recommend any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (D) execute, or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, or other similar agreement or commitment relating to or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.7(b)), or (E) resolve to do any of the foregoing, (iii) the Company shall not provide and shall, within one (1) Business Day of the date of this Agreement, terminate access of any third party to any data room (virtual or actual) or any other non-public diligence access which has been set up with respect to or in the context of a possible Company Acquisition Proposal (other than the transactions contemplated by this Agreement) and (iv) within one (1) Business Day of the date of this Agreement, the Company shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal (other than the transactions contemplated by this Agreement) with the Company or any of its Subsidiaries within the twelve (12)-month period preceding the date of this Agreement.
(b) Notwithstanding Section 5.7(a), at any time prior to obtaining the Company Shareholder Approval, if the Company receives, after the date of this Agreement, a bona fide written Company Acquisition Proposal from a third party that did not result, directly or indirectly, from a breach of this Section 5.7 then the Company may (i) contact the Person or any of its Representatives who has made such Company Acquisition Proposal solely to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal and to inform such Person or its Representatives of this Section 5.7, (ii) furnish information concerning its and its Subsidiaries’ business, properties or assets to such Person or any of its Representatives pursuant to a confidentiality agreement with terms (including standstill provisions) that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement (provided that, the Company shall promptly (and in any case within forty-eight (48) hours) following execution of such confidentiality agreement provide Parent notice thereof and a copy of such confidentiality agreement) and (iii) negotiate and participate in discussions and negotiations with such Person or any of its Representatives concerning such Company Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board (or any committee thereof) determines in good faith, after consultation with outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Company Superior Proposal. The Company shall (A) promptly (and in any case within forty-eight (48) hours) provide Parent notice (I) of the receipt of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of all written proposals, written indications of interest or draft agreements relating to, or other material written materials that describe any of the terms and conditions of, such Company Acquisition Proposal, and (II) of any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations initiated or continued with the Company or any of its Representatives concerning a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials that describe any of the terms and conditions of such inquiry, offer, proposal or request, provide copies of such materials, (B) promptly (and in any case within forty-eight (48) hours) make available to Parent all information, including copies of all written materials, made available by the Company to such party but not previously made available to Parent and (C) keep Parent reasonably informed on a reasonably prompt basis (and, in any case, within forty-eight (48) hours of any material development) of the status and material details (including amendments) of any such Company Acquisition Proposal and providing to Parent copies of any additional or revised written proposals or written indications of interest or draft agreements relating to such Company Acquisition Proposal or other written materials that describe any of the terms and conditions of such Company Acquisition Proposal or other inquiry, offer, proposal or request. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 5.7.

(c) Except as permitted by Section 5.7(d) or Section 5.7(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent, Merger Sub Inc. or Merger Sub LLC, (ii) approve, authorize, declare advisable or recommend any Company Acquisition Proposal or (iii) adopt or approve, or publicly propose to adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement or commitment relating to or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.7(b)) (any action described in the foregoing clauses (i) and (ii) of this sentence being referred to as a “Company Adverse Recommendation Change”).
(d) If, after the date of this Agreement and prior to the receipt of the Company Shareholder Approval, the Company Board receives a bona fide written Company Acquisition Proposal that the Company Board (or committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes a Company Superior Proposal that did not result, directly or indirectly, from a breach of this Section 5.7 (it being understood that any such conclusion or public disclosure thereof in and of itself shall not be deemed a Company Adverse Recommendation Change so long as such public disclosure includes the Company Recommendation), the Company Board (or any committee thereof) may make a Company Adverse Recommendation Change and cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii) in order to enter into a definitive agreement providing for such Company Superior Proposal if and only if, in each case, (A) the Company has notified Parent in writing that the Company Board intends to make a Company Adverse Recommendation Change and terminate this Agreement pursuant to Section 7.1(c)(ii), (B) the Company has provided Parent a copy of the proposed definitive agreements and other proposed transaction documentation between the Company and the Person making such Company Superior Proposal, if any, (C) for a period of four (4) Business Days following the notice delivered pursuant to clause (A) of this Section 5.7(d), the Company and its Representatives shall have discussed and negotiated in good faith (in each case only if Parent desires to negotiate) with Parent and its Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the Company Acquisition Proposal is no longer a Company Superior Proposal (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) two (2) Business Days following delivery of such new notice from the Company to Parent and (II) the expiration of the original four (4)-Business Day period described in this clause (C)), and (D) no earlier than the end of such negotiation period, the Company Board (or committee thereof) shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Eastern Time) on the last day of the negotiation period, that the Company Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal and that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law; provided, however, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the Company shall have paid Parent the Company Termination Fee in accordance with Section 7.3(a) prior to or substantially concurrently with such termination.
(e) Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.7(d) and shall not be subject to this Section 5.7(e)), prior to obtaining the Company Shareholder Approval, the Company Board (or committee thereof) may, in response to a Company Intervening Event, take any action prohibited by clause (i) of Section 5.7(c), only if (i) the Company Board (or committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has notified Parent in writing that the Company Board intends to effect such a Company Adverse Recommendation Change pursuant to this Section 5.7(e) (which notice shall specify the facts and circumstances providing the basis of the Company Intervening Event and for the Company Board’s determination to effect such Company Adverse Recommendation Change in reasonable detail), (iii) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 5.7(e), the Company and its Representatives shall have discussed and negotiated in good faith (in each case only if Parent desires to negotiate) with Parent and its Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) Business Days following delivery of such new notice from the Company to Parent and (B) the expiration of the original four (4) Business Day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Company Board (or committee thereof) shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Eastern Time) on the last day of the negotiation period, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.
(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or committee thereof) from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to its shareholders if the Company Board (or committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, that any such issuance or disclosure that constitutes a Company Adverse Recommendation Change shall be made only in compliance with Section 5.7(d) or 5.7(e).
(g) The Company agrees that any breach of this Section 5.7 by any of its Representatives (acting as such) shall be deemed to be a breach of this Agreement by the Company.
Section 5.8 Directors’, Officers’ and Employees’ Indemnification and Insurance.
(a) Parent, Merger Sub Inc. and Merger Sub LLC agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the First Effective Time now existing in favor of the current or former directors or officers of the Company (the “D&O Indemnified Parties”) as provided in the Company’s Articles of Organization, the Bylaws or any indemnification Contract between such directors, officers or employees and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Parent prior to the date of this Agreement) shall survive the Mergers and shall continue in full force and effect. For a period of six (6) years from the First Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in the organizational documents of the Surviving Entity that are equivalent to the provisions of the Company’s Articles of Organization and Bylaws as in effect immediately prior to the date of this Agreement with respect to acts or omissions occurring at or prior to the First Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any matter for which a claim for indemnification was made within such period shall continue until the disposition of such matter or final resolution of such claim. From and after the First Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Entity to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8.
(b) Without limiting Section 5.8(a), from and after the First Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each D&O Indemnified Party against all costs and expenses (including advancing reasonable attorneys’ fees and expenses on a current basis as incurred following a request therefor in advance of the final disposition of any actual or threatened Proceeding or other matter to each D&O Indemnified Party to the fullest extent permitted by Law; provided that any Person to whom expenses are advanced provides an undertaking (which shall not require any security) to repay such advances if it is ultimately determined by final and non-appealable adjudication by a court of competent jurisdiction that such Person is not entitled to be indemnified or entitled to advancement of expenses), judgments, fines, amounts paid in settlement and any other amounts actually and reasonably incurred by such D&O Indemnified Party arising out of or pertaining to any actual or alleged acts or omissions actually or allegedly occurring at or prior to the First Effective Time (including actual or alleged acts or omissions actually or allegedly occurring at or prior to the First Effective Time arising out of the transactions contemplated by this Agreement).
(c) Prior to the First Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the First Effective Time to, purchase six (6)-year prepaid “tail” insurance covering the natural persons covered by the Company’s directors’ and officers’ liability, fiduciary liability and employment practices liability insurance in effect as of the date of this Agreement (“Current Insurance”), with terms, conditions, retentions and limits of liability that are no less favorable to the insureds thereunder than the coverage provided under the Current Insurance, with respect to matters arising on or before the First Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Entity, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided that Parent shall not be required to pay for such “tail” insurance an amount in excess of 300% of the aggregate annual premium for the Current Insurance (“Maximum Amount”); provided, further, that if such insurance is not available or the aggregate premium exceeds the Maximum Amount, then the Company or the Surviving Entity, as applicable, shall obtain the best coverage available for a cost not exceeding the Maximum Amount. If the Company or the Surviving Entity for any reason fail to obtain such “tail” insurance prior to or as of the First Effective Time, then Parent shall, for a period of six (6) years from the First Effective Time, cause the Surviving Entity to maintain in effect directors’ and officers’ liability, fiduciary liability and employment practices liability insurance covering the natural persons covered by the Current Insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds thereunder than the coverage provided under the Current Insurance with respect to matters arising on or before the First Effective Time; provided Parent shall not be required to pay an aggregate annual premium for such insurance in excess of the Maximum Amount provided, further, that if such insurance is not available or the aggregate annual premium exceeds the Maximum Amount, then Parent shall be required to obtain the best coverage available for the Maximum Amount.
(d) The covenants contained in this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, Contract or otherwise.
(e) In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.8.
Section 5.9 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause, in the case of the Company, any condition set forth in Section 6.2 not to be satisfied, or in the case of Parent, any condition set forth in Section 6.3 not to be satisfied, at any time from the date of this Agreement to the First Effective Time. Notwithstanding anything in this Agreement to the contrary, no such notification shall, in and of itself, affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.
Section 5.10 Public Disclosure. So long as this Agreement is in effect, neither Parent, nor the Company, nor any of their respective Affiliates, will disseminate any press release or other public announcement or disclosure concerning this Agreement, the Mergers or the other transactions contemplated by this Agreement, except as may be required by Law or the rules of a national securities exchange or to the extent disclosed in or consistent with the Proxy Statement or the Form S-4, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, (a) without prior consent of the other parties, each party may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution by the other parties, or is otherwise not subject to such approval, in each case, pursuant to the first sentence of this Section 5.10 and (b) this Section 5.10 shall not apply to any statement, release or disclosure (i) relating to any dispute or Proceeding between the parties or (ii) made by the Company in response to the receipt and existence of a Company Acquisition Proposal or Company Superior Proposal, its consideration of the foregoing or its making of a Company Adverse Recommendation Change or any matters related thereto and, following any public statement, release or disclosure by the Company in respect of any of the foregoing, this Section 5.10 shall not apply to any statement, release or disclosure made by Parent with respect to such matters.
Section 5.11 Employee Matters.
(a) For purposes of this Section 5.11, (i) the term “Covered Employee” means an employee who is actively employed by the Company or any of its Subsidiaries immediately prior to the First Effective Time, who continues to be employed by the Company, Parent, or any of their respective Affiliates immediately following the First Effective Time, and (ii) the term “Continuation Period” shall mean the period beginning at the First Effective Time and ending on the twelve-month anniversary of the First Effective Time.
(b) During the Continuation Period, Parent shall, or shall cause the applicable Subsidiary of Parent to, provide to each Covered Employee, for so long as such Covered Employee remains an employee of Parent or any of its Subsidiaries during the Continuation Period, (i) at least the same level of base salary or hourly wage rate, as the case may be, and target annual short-term cash incentive opportunities that, in each case, were provided to such Covered Employee immediately prior to the First Effective Time; provided that, Parent may, in its discretion, reduce a Covered Employee’s target annual short-term cash incentive opportunities if Parent provides a corresponding increase to the Covered Employee’s base salary or hourly wage rate, (ii) severance and termination payments and benefits and garden leave or notice requirements that are substantially comparable to those that would have been provided to such Covered Employee immediately prior to the First Effective Time and consistent with the terms of the applicable Company Benefit Plan as scheduled on Section 5.11(b) of the Company Disclosure Letter, and (iii) all other employee benefits, pursuant to the applicable Parent Benefit Plan, that are substantially comparable in the aggregate to the employee benefits, in the aggregate, provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries immediately prior to the First Effective Time (excluding defined benefit pension plans, retiree or post-employment health or welfare benefits, retention or other special or one-time bonus opportunities, change in control compensation, and equity or equity-based plans or arrangements (collectively, the “Excluded Benefits”)); provided, that until such time as Parent shall cause Covered Employees to participate in Parent Benefit Plans, a Covered Employee’s continued participation in the benefit plans of the Company or any of its Subsidiaries (excluding the Excluded Benefits) shall be deemed to satisfy the foregoing provisions of this clause (iii) (it being understood that participation in the Parent Benefit Plans may commence at different times with respect to each Parent Benefit Plan).
(c) With respect to each Parent Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall, or shall cause the applicable Subsidiary of Parent to, use commercially reasonable efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to each Covered Employee (and eligible dependents) to the extent that such limitation would have been waived or satisfied under the similar Company Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Benefit Plan and (ii) credit each Covered Employee for all co-payments, out-of-pocket requirements, and deductibles paid by such Covered Employee under the applicable Company Benefit Plan in the plan year in which such Covered Employee commences participation in such Parent Benefit Plan for purposes of the applicable co-payments, out-of-pocket requirements, and deductibles under such Parent Benefit Plan for the plan in year in which such coverage commences.
(d) Parent shall use commercially reasonable efforts to recognize, or shall cause the applicable Subsidiary of Parent to recognize, all service of each Covered Employee prior to the First Effective Time to the Company (or any predecessor employer of the Company or any of its Subsidiaries, to the extent that such service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Benefit Plan) for purposes of determining eligibility to participate, level of benefits, and vesting where length of service is relevant, in respect of Parent Benefit Plans in which the applicable Covered Employee is eligible to participate to the same extent that such Covered Employee received, immediately before the First Effective Time, credit for such service under any similar Company Benefit Plan in which such Covered Employee participated immediately prior to the First Effective Time; provided that the foregoing will not apply to any Excluded Benefits or to the extent that its application would result in a duplication of benefits for the same period of service.
(e) If the First Effective Time occurs prior to November 1, 2026, Parent will, or will cause one of its respective Affiliates to, pay a bonus pursuant to each Company Benefit Plan that is a bonus or incentive plan set forth on Section 5.11(e) of the Company Disclosure Letter (the “Bonus Plans”) with respect to the Company’s 2026 fiscal year, for each Covered Employee who is a Bonus Plan participant, that is equal to the greater of (x) 85% of such participant’s target bonus for such year and (y) such participant’s bonus amount earned based on actual performance in accordance with such Bonus Plan, in either case at such time as bonuses paid under the Bonus Plans are paid in the ordinary course of business consistent with past practice. Further, if the First Effective Time occurs on or after September 1, 2026, on or around November 1, 2027, Parent will, or will cause one of its respective Affiliates to, pay to each Covered Employee who is a Bonus Plan participant (i) a cash bonus with respect to the Company’s 2027 fiscal year that is no less than such participant’s target annual bonus for such fiscal year prorated to reflect the portion of the fiscal year elapsed through the Closing Date plus (ii) to the extent earned, a bonus for the portion of the remainder of Parent’s fiscal year following the Closing Date based on actual performance, subject to continued service through the end of such applicable Parent fiscal year; provided, that if a Covered Employee who is then participating in any such Bonus Plan experiences a termination of employment and such termination of employment is due to (A) the Covered Employee’s death or disability or (B) such circumstances as would give rise to the payment of severance pursuant to any Company Benefit Plan, then, subject to the Covered Employee’s execution and nonrevocation of a release of claims in favor of Parent, the Company and their Affiliates, Parent will, or will cause one of its Affiliates to, pay such Covered Employee the amount in clause (i) above (without duplication of any severance amount provided under any such Company Benefit Plan).
(f) For each Covered Employee who actively participates in the Company’s Deferred Compensation Plan, if the First Effective Time occurs prior to the date on which the Company credits participant accounts with employer contributions for the current plan year in the ordinary course of business then Parent will cause the Company to credit such accounts in a manner and in amounts consistent with past practice as set forth on Section 5.11(f) of the Company Disclosure Letter.
(g) If, at least ten (10) Business Days prior to the First Effective Time, Parent provides written notice to the Company requesting that the Company terminate (i) any Company Benefit Plan intended to qualify under Section 401(a) of the Code (each, a “Company 401(k) Plan”) or (ii) any other Company Benefit Plans set forth on Section 5.11(g) of the Company Disclosure Letter, the Company Board (or duly appointed committee or plan administrator, as applicable) will adopt resolutions and take any corporate action necessary to terminate any such Company 401(k) Plan and other Company Benefit Plan, effective as of no later than the day immediately prior to the First Effective Time, and will provide Parent evidence that such actions have been taken as of no later than the day immediately prior to the First Effective Time; provided, that in no event will any such plan termination reduce or otherwise adversely affect any participant’s or beneficiary’s accrued rights or entitlements thereunder. The Company will provide Parent with a reasonable opportunity to review and comment, in advance of any such adoption or corporate action, on any such resolutions or corporate actions and shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. With respect to the Company 401(k) Plan, the Company shall, consistent with past practice, make all employer contributions to eligible Covered Employees for the plan year in which the plan termination is effective through the plan termination date, notwithstanding any last-day-of-year employment requirement or hours of service requirements. If any Company 401(k) Plan is terminated in accordance with this Section 5.11(g), then effective as of immediately prior to the First Effective Time, all participants in any Company 401(k) Plan will be fully vested in their account balances, and Parent shall permit each Covered Employee who, as of immediately prior to the First Effective Time, was eligible to participate in a Company 401(k) Plan, to be eligible to participate in a Parent Benefit Plan intended to qualify under Section 401(a) of the Code (the “Parent 401(k) Plan”), effective as of or as soon as administratively practicable following the First Effective Time, but in no case later than sixty (60) days following the First Effective Time. In connection with the termination of the Company 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the rollover of

“eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including loans), in the form of cash, notes (in the case of loans), or a combination thereof, in an amount equal to the account balances distributed and distributable to such Covered Employees from any Company 401(k) Plan (without causing any default in respect of such loans).
(h) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any (i) Covered Employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law, and (ii) Covered Employees otherwise located outside the United States shall be subject to applicable Law. For the avoidance of doubt, the terms and conditions, including such compensation and benefits covenants, provided by this Section 5.11 shall not apply to any Covered Employee whose terms of employment are covered by a Labor Agreement, and instead, the terms and conditions of such Labor Agreement shall apply.
(i) The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of the respective parties hereto and shall not create any right, express or implied, in any Person, including any Covered Employees, current employees, former employees, or any participant or any beneficiary thereof, in any Company Benefit Plan, contract of employment or right to continued employment with the Company, Parent, the Surviving Entity or their respective Subsidiaries or Affiliates. Notwithstanding anything in this Section 5.11 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of, or shall be construed to limit the right of the Company, Parent, or any of their respective Subsidiaries to amend, modify, or terminate, any Company Benefit Plan, Parent Benefit Plan or any other employee benefit plan.
(j) Prior to making any written communications to any Company Service Provider pertaining to compensation or benefit matters described in this Agreement or to compensation or benefits that will be provided by Parent or any of its Subsidiaries following the First Effective Time, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on such communication, and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto.
Section 5.12 Merger Sub Inc. and Merger Sub LLC. Parent will and will cause its Subsidiaries that are shareholders of Merger Sub Inc. or Merger Sub LLC, as applicable, to take all actions necessary to (a) cause Merger Sub Inc., Merger Sub LLC and, after the First Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, (b) after the First Effective Time, cause the Second Merger to occur and (c) ensure that each of Merger Sub Inc. and Merger Sub LLC prior to the Second Effective Time shall not conduct any business, incur or guarantee any Indebtedness or make any investments, other than incident to its formation and its obligations under this Agreement, the Debt Letters, the definitive agreements with respect to the Financing or the transactions contemplated hereby or thereby, including the Financing. Without limiting the foregoing, immediately following the First Effective Time, Parent or a direct or indirect wholly-owned Subsidiary of Parent, as the sole shareholder of the Surviving Corporation, will adopt resolutions approving the Second Merger.
Section 5.13 Rule 16b-3 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
Section 5.14 Stock Exchange Listing. Prior to the First Effective Time, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Mergers to be approved for listing on NASDAQ, subject to official notice of issuance, at or prior to the First Effective Time.

Section 5.15 Financing and Financing Cooperation.
(a) On or prior to the Closing Date, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Financing on the conditions set forth in the Debt Letters in an amount sufficient to consummate the Mergers and the other transactions contemplated hereby, including, using reasonable best efforts to (i) (A) maintain in full force and effect the Debt Letters (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is permitted by this Section 5.15) and comply with all of their respective obligations thereunder and (B) negotiate, enter into and deliver definitive agreements with respect to the Financing reflecting the terms contained in the Debt Letters (including any “market flex” provisions) or with other terms agreed by Parent and the Financing Parties, subject to the Prohibited Modifications set forth below, so that such agreements are in full force and effect no later than the Closing, and (ii) satisfy, or obtain a waiver thereof, on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are applicable to Parent or its Subsidiaries and that are in Parent’s (or its Subsidiaries’) control. In the event that all conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived or, upon funding of the Financing, shall have been satisfied or waived, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the Persons providing the Financing (the “Financing Parties”) to fund the Financing on the Closing Date on the terms and subject to the conditions in the Debt Letters or in the definitive documentation therefor and, to the extent that the Financing Parties do not so fund the Financing, otherwise enforce their rights under the Debt Letters and the definitive agreements related thereto. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Debt Letters.
(b) Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s efforts to obtain the Financing and to satisfy the conditions thereof and in reasonable detail, including providing copies of any amendment, modification or replacement of the Debt Letters (which may be redacted to remove only the fee amounts, pricing caps, “market flex” and any commercially sensitive terms; provided that none of which redacted terms would or would reasonably be expected to affect the amount, availability or conditionality of the Financing). Parent shall give the Company prompt written notice (but in any event within three Business Days) (i) upon becoming aware of any material breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, repudiation, cancellation or termination) by any party to any Debt Letter or such other commitment letters, agreements or documents (including any definitive agreements related thereto) relating to the Financing or any termination of any Debt Letter or such other commitment letters, agreements or documents (including any definitive agreements related thereto) relating to the Financing, (ii) upon receipt by Parent or any of its Affiliates of any notice or other communication of any such material breach, default, repudiation, cancellation or termination, (iii) of any dispute or disagreement between or among the parties to any Debt Letter or any other commitment letters, agreements or documents (including any definitive agreements related thereto) related to the Financings with respect to the obligation fund any of the Financing or the amount of the Financing to be funded at the Closing and (iv) if for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any Debt Letter or any other commitment letters, agreements or documents (including any definitive agreements related thereto) related to the Financing in any manner which impairs, delays or prevents the consummation of the transactions contemplated by this Agreement. Parent shall not amend, modify, replace, terminate, assign or agree to any waiver under the Debt Letters, without the Company’s prior written consent, if such amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Letters would (i) reduce the aggregate cash amounts of the Financing (including by increasing the amount of fees to be paid or original issue discount) unless the aggregate amount of the Financing following such reduction, together with cash on hand, amounts available to be drawn on the Parent Credit Facilities and other financial resources of Parent on the Closing Date, is sufficient to consummate the Mergers and the other transactions contemplated hereby (it being understood that any such reduction in such amounts in accordance with the “Mandatory Prepayments and Commitment Reductions” provision of Section III of Exhibit A to the Commitment Letter shall be permitted), (ii) impose new or additional (or expand or adversely amend or modify any existing) conditions to the Financing or otherwise add, expand, amend or modify any other provision of the Debt Letters, in a manner that would reasonably be expected to delay or prevent the funding of the Financing (or satisfaction of the conditions to any of the Financing) at the Closing, (iii) adversely impact the ability of Parent or any of its Subsidiaries to enforce its rights against the Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (iv) otherwise adversely affect the ability of Parent or any of its Subsidiaries to timely consummate the Mergers and the other transactions contemplated hereby (clauses (i) through (iv), collectively, the “Prohibited Modifications”); provided that notwithstanding the foregoing, Parent may otherwise modify, supplement or amend the Debt Letters in any other manner to the extent such modification, supplement or amendment will not in any way prevent or materially delay or impair the consummation of the Mergers, including to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Letters as of the date of this Agreement, to provide for the assignment and reallocation of a portion of the financing commitments contained in the Debt Letters and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, (2) implement or exercise any “market flex” provisions contained in the Debt Letters and (3) terminate any Debt Letter in order to obtain alternative sources of financing in lieu of all or a portion of the Financing, including (x) through an amendment to the Existing Parent Credit Agreement (or any replacement thereof) that makes all or a portion of the lending commitments thereunder available on a “funds certain” basis with conditions to funding no less favorable to Parent (as reasonably determined by Parent) than the conditions contained in the Debt Letter or (y) in a registered offering or a private placement of securities pursuant to Rule 144A under the Securities Act. In the event that new commitment letters or fee letters or other definitive financing documents are entered into in accordance with any amendment, restatement, amendment and restatement, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 5.15(b), such new commitment letters or fee letters or other definitive financing documents, in each case, including all exhibits, term sheets, schedules, annexes and, to the extent not resulting in a Prohibited Modification, amendments and other modifications thereto, shall be deemed to be the “Debt Letters” for all purposes of this Agreement and references to “Financing” herein shall include and mean the financing contemplated by the Debt Letters as so amended, replaced, supplemented or otherwise modified, as applicable. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable on the terms and conditions contemplated by the Debt Letters (including the “market flex” provisions), Parent shall, and shall cause its Subsidiaries to, as promptly as practicable following the occurrence of such event (x) notify the Company in writing thereof and (y) use reasonable best efforts to arrange and obtain substitute financing, including, as applicable, (A) a commitment to provide such substitute financing (on terms and conditions that are not materially less favorable or more onerous to Parent and its Subsidiaries, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof, together with cash on hand, amounts available to be drawn on the Parent Credit Facilities and other financial resources of Parent on the Closing Date, and that does not impose any additional conditions or contingencies or other terms that would not be permitted to be an amendment or modification due to being a Prohibited Modification without the Company’s consent) sufficient, to enable Parent and its Subsidiaries to consummate the Mergers and the other transactions contemplated hereby in accordance with the terms hereof (the “Substitute Financing”) and (B) promptly (but in any event no more than three Business Days) after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter, engagement letters and the related fee letters (in redacted form removing only the fee amounts, pricing caps, the “market flex” and any commercially sensitive terms; provided that none of which redacted terms would or would reasonably be expected to affect the amount, availability or conditionality of the Financing) or related definitive financing documents with respect to such Substitute Financing. Upon obtaining any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letters or fee letters or other definitive financing documents, in each case, including all exhibits, term sheets, schedules, annexes and, to the extent not resulting in a Prohibited Modification, amendments, supplements, replacements, substitutions, terminations or other modifications or waivers thereto, for such Substitute Financing shall be deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts required under any such Substitute Financing.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent, provide reasonable cooperation in connection with the Financing, as is customary including by doing the following:
(i) furnishing, or causing to be furnished, to Parent, as soon as practicable after the date hereof (and in any event, no later than the time at which such item becomes a condition precedent to the availability of the Financing at the Closing), (A) audited consolidated balance sheets and related consolidated statements of comprehensive income, shareholders’ equity and cash flows of the Company for the three (3) most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date prepared in accordance with GAAP and (B) unaudited condensed consolidated balance sheets and related unaudited condensed consolidated statements of comprehensive income, shareholders’ equity and cash flows of the Company for each subsequent fiscal quarter of the Company ended at least forty (40) days before the Closing Date (other than the fourth quarter of any fiscal year) prepared in accordance with GAAP (subject to normal year-end adjustments) and reviewed (AS 4105) by the Company’s accountants (with such review including a review of the financial statements for the corresponding period in the previous fiscal year) (the financial statements set forth in clauses (A) and (B), the “Required Financial Statements”); it being understood and agreed that (x) any such financial statements that have been filed with the SEC (including via EDGAR) shall be deemed to have been furnished to Parent for purposes of this clause (i);
(ii) providing to Parent, as soon as practicable after the date hereof (and in any event, no later by the time at which such item becomes a condition precedent to the availability of the Financing at the Closing), all financial and operating data, projections, audit reports, business and other pertinent information regarding the Company and its Subsidiaries, that are (A) reasonably necessary for Parent’s preparation of any pro forma financial information of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities or as otherwise necessary to permit the Company’s independent accountants to issue customary “comfort letters” including as to customary negative assurance and change period in connection therewith to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of debt securities in a capital markets transaction comprising part of the Financing, and (B) such other financial and other information relating to the Company and its Subsidiaries customary and reasonably necessary to satisfy Condition 3 on Exhibit B of the Commitment Letter or for the offering, arrangement, syndication or the completion of the Financing to the extent reasonably requested by Parent to assist Parent in the preparation of Financing Materials or otherwise to be used in connection with the marketing or consummation of the Financing in connection with the Mergers and the other transactions contemplated by this Agreement; provided that the Company and its Subsidiaries and their respective Representatives shall not be required to provide to Parent (1) the proposed aggregate amount of the Financing, together with assumed interest rates and fees and expenses relating to the incurrence of the Financing or (2) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments in each case arising from the transactions contemplated by this Agreement;
(iii) using commercially reasonable efforts to facilitate the consent of the independent accountants of the Company and its Subsidiaries to use their audit reports with respect to the financial statements furnished pursuant to Section 5.15(c)(i) in any filings required to be made by Parent pursuant to the Securities Act or the Exchange Act where such financial information is included, including any registration statement of Parent filed with the SEC relating to the Financing, or in accordance with applicable Law;
(iv) using commercially reasonable efforts to cause the Company’s and its Subsidiaries’ independent accountants to (A) reasonably participate in drafting sessions and accounting due diligence sessions in connection with the Financing upon reasonable notice and at mutually agreeable dates and times and (B) provide customary comfort letters (including “negative assurance” comfort and drafts of such comfort letters, which such auditors are prepared to issue upon completion of customary procedures)

with respect to financial information related to the Company and its Subsidiaries, to the extent such comfort letters are customarily delivered to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of debt securities in a capital markets transaction comprising part of the Financing;
(v)  providing reasonable assistance to Parent in its preparation of customary (in each case) rating agency presentations (and for the avoidance of doubt, including assistance to Parent in obtaining any corporate or facility ratings from any ratings agencies), road show materials, bank information memoranda (including a bank information memorandum that does not include material non-public information and the delivery of customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors and containing (A) a representation to the actual and potential parties to the Debt Letters, the respective Affiliates thereof and the respective officers, directors, employees, controlling Persons, agents, advisors and the other representatives and successors of each of the foregoing (collectively, the “Debt Financing Sources Related Parties”) that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities and (B) a “10b-5” representation by the Company consistent with the Debt Letters), projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents customarily prepared in connection with financings of the type described in this Section 5.15 (collectively, the “Financing Materials”), including consenting to the inclusion or incorporation by reference of periodic and current reports filed by the Company with the SEC;
(vi) reasonably cooperating with customary marketing efforts of Parent and the Debt Financing Sources Related Parties for the Financing, including using commercially reasonable efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with prospective financing sources, investors and rating agencies, in each case, including direct contact between appropriate members of senior management of the Company, on the one hand, and the Debt Financing Sources Related Parties, on the other hand, and upon reasonable advance notice and at mutually agreeable locations, dates and times (it being understood that any such meetings, presentations and sessions may take place via videoconference or web conference); and
(vii) using commercially reasonable efforts to furnish to Parent, no later than three (3) Business Days prior to the Closing Date, any documentation or information about the Company and its Subsidiaries required by regulatory authorities in order to comply with applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and 31 C.F.R. § 1010.230), to the extent requested in writing by Parent no less than ten (10) Business Days prior to the Closing Date;
(viii) informing Parent promptly in writing if the Company Board or a committee thereof, the Company’s chief financial officer or any other executive officer of the Company concludes that any previously issued financial statements of the Company included or intended to be used in connection with the Financing should no longer be relied upon; and
(ix) informing Parent promptly in writing if any member of the Company Board, the Company’s chief financial officer or any other executive officer of the Company shall have knowledge of any facts as a result of which a restatement of any of the Company’s financial statements is required or reasonably likely;
provided that (I) neither the Company nor any of its Affiliates shall be required to pay any commitment or other similar fee or expenses or incur any actual or potential liability (including any agreement to provide any indemnity, but excluding any costs or expenses incurred in connection with the Financing to the extent reimbursable pursuant to the penultimate sentence of this Section 5.15(c)) in connection with the Financing, except (x) such fees for which any funds necessary to pay such expenses are provided in advance by Parent to the Company or otherwise indemnified by or on behalf of Parent, or (y) following the Closing, (II) the attachment of any Lien to any assets of the Company or any of its Subsidiaries related to the Financing shall be subject to the consummation of the Closing, (III) (x) no director or officer of the Company or any of its Affiliates shall be required to execute any agreement, certificate, document or instrument with respect to the Financing (other than customary certifications of the financial statements, customary certifications by the chief financial officer as may be reasonably requested by the underwriters in connection with securities offerings and customary authorization letters), and (y) none of the Company or any of its Affiliates or any Persons who are directors or managers of the Company or any such Affiliates shall be required to adopt any resolution to approve or authorize the Financing (including the documentation or instruments pursuant to which the Financing is obtained), unless, in the case of each of clauses (x) and (y), (1) Parent shall have determined that such directors, officers or managers are to remain as directors, officers and managers of the Company or the applicable Affiliates on and after the Closing Date and (2) the effectiveness thereof is contingent upon and effective after the Closing, (IV) any required cooperation shall not unreasonably interfere with the ongoing operations of the Company or its Affiliates or create a risk of damage or destruction to any property or assets of the Company or its Affiliates and (V) none of the Company, any of its Affiliates or any of their respective Representatives shall be required to take or cause to be taken any action pursuant to this Section 5.15 that would (1) cause any condition to Closing set forth in Article VI to fail to be satisfied by the Termination Date or otherwise result in a breach of this Agreement by the Company or any of its Subsidiaries; (2) conflict with or violate or that would reasonably be expected to conflict with, or result in a violation of, the organizational or governing documents of the Company or its Subsidiaries or any Laws; (3) conflict with or violate or that would reasonably be expected to conflict with, or result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract; (4) require providing access to or disclosing information that would jeopardize any attorney-client privilege (or other legal privilege or consists of attorney work product) of the Company or any of its Subsidiaries or is prohibited or restricted by applicable Law; (5) require preparing or delivering any projections, estimates or pro forma financial statements or other financial data that are not prepared in the ordinary course of its financial reporting practice (other than the assistance contemplated by Section 5.15(c)(ii)); (6) require delivering or causing to be delivered any opinion of counsel or solvency certificate; (7) subject the Company or any of its Affiliates’ respective directors, managers, officers or employees to any actual or potential personal liability; or (8) waive or amend any terms of this Agreement or other contract to which the Company or its Affiliates is a party. The Company, its controlled Affiliates and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties (A) are the result of the gross negligence, bad faith or willful misconduct of the Company, its Affiliates or their respective Representatives, or such Person’s material breach of this Agreement, (B) are with respect to any information prepared or provided by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives or Affiliates, (C) arise from the breach of this Agreement by the Company, its Affiliates or their respective Representatives or (D) are with respect to any material misstatement or omission (in each case, taken as a whole) in connection with the information provided hereunder by any of the foregoing Persons for use in connection herewith or with the Financing, and Parent shall, upon written request by the Company (which request may be made periodically and, if made prior to the termination of this Agreement, not to the extent that the requesting Persons have only incurred de minimis fees), reimburse the Company or any of its controlled Affiliates for all reasonable and documented out-of-pocket costs or expenses (including reasonable attorneys’ fees) actually incurred by each such Person in connection with the Financing, whether or not the Mergers are consummated or this Agreement is terminated. Each of Parent, Merger Sub Inc. and Merger Sub LLC acknowledges and agrees that obtaining the Financing is not a condition to the Closing and that in no event shall the receipt by, or availability to, Parent, Merger Sub Inc., Merger Sub LLC or any of their respective Affiliates of any funds or financing be a condition to any of Parent’s, Merger Sub Inc.’s or Merger Sub LLC’s obligations under this Agreement.
(d) All non-public information regarding the Company or its Subsidiaries obtained by Parent or its Representatives, in each case pursuant to this Section 5.15, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) to prospective lenders and investors during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through”

confidentiality undertakings), (ii) on a confidential basis to rating agencies and (iii) in the case of any part of the Financing consisting of debt securities, to the extent required by applicable securities Laws. The Company hereby consents to the reasonable use of the Company’s and its Affiliate’s Trademarks solely in connection with the Financing; provided that such Trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Affiliates.
(e) Notwithstanding the foregoing, it is understood and agreed that, if in connection with marketing efforts, Parent reasonably requests upon sufficient notice that the Company file a Current Report on Form 8-K pursuant to the Exchange Act (and posting such information on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means) that contains material non-public information which Parent reasonably determines (and the Company does not reasonably object) is necessary in connection with the Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall use commercially reasonable efforts to promptly file such Current Report on Form 8-K (and post such information).
(f) Notwithstanding anything to the contrary in this Agreement (other than with respect to a knowing and intentional breach by the Company), any failure by the Company to comply with its obligations under this Section 5.15 shall be disregarded for purposes of determining whether the condition set forth in Section 6.2(b) has been satisfied, and no such failure (other than with respect to a knowing and intentional breach by the Company) shall be deemed to constitute a breach of this Agreement for purposes of such condition.
Section 5.16 Stock Exchange Delisting; Deregistration. Prior to the First Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts, in accordance with applicable rules and policies of the NYSE, to facilitate the commencement of the delisting of the Company and of the shares of Company Common Stock from the NYSE and the deregistration of the Company Common Stock pursuant to the Exchange Act, in each case, as promptly as practicable after the First Effective Time. Prior to the First Effective Time, the Company shall not voluntarily delist the Company Common Stock from the NYSE.
Section 5.17 Takeover Laws. None of the parties will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting and Support Agreement, the Mergers and the other transactions contemplated by this Agreement from any such anti-takeover statute or similar statute of any state that purports to apply to this Agreement, the Voting and Support Agreement, the Mergers or the other transactions contemplated by this Agreement.
Section 5.18 Transaction Litigation. Each of Parent and the Company shall give the other party notice, as soon as reasonably practicable, of any Proceeding brought against Parent, the Company or their respective directors or executive officers relating to or in connection with the Mergers or the other transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not compromise or settle or offer to compromise or settle any such Proceeding commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers relating to this Agreement, the Mergers, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.
Section 5.19 Existing Company Credit Agreement. At Parent’s sole cost and expense, the Company shall deliver to Parent a draft of, and on or prior to the Closing Date, an executed copy of, a customary payoff letter from the administrative agent under the Existing Company Credit Agreement (i) setting forth the amount required to pay off in full on the Closing Date the Indebtedness and other obligations outstanding under the Existing Company Credit Agreement and all other related loan documents (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties) (the “Payoff Amount”), (ii) setting forth the wire transfer instructions for the payment of the Payoff Amount, (iii) releasing all obligations and all guarantees of such Indebtedness, and terminating the Existing Company Credit Agreement and all other related loan documents following receipt of the Payoff Amount and (iv) providing for the termination or replacement of any letters of credit outstanding under the Existing Company Credit Agreement.

Section 5.20 Certain Tax Matters.
(a) After the date of this Agreement and prior to the First Effective Time, Parent and the Company shall reasonably cooperate in good faith, and the Company and its Subsidiaries shall provide all information reasonably requested by Parent, with respect to Tax matters relevant to integrating Parent’s and the Company’s respective Subsidiaries and operations.
(b) Parent shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify Parent, in each case if such party becomes aware of any fact or circumstance that would reasonably be likely to prevent the Mergers from qualifying as a “reorganization” under Section 368(a) of the Code. Each of Parent and the Company shall use (and shall cause its Affiliates to use) its reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent and the Company shall not take (and shall cause its Affiliates not to take) any action (other than an action expressly contemplated or required under this Agreement), or knowingly fail to take (and shall cause its Affiliates not to knowingly fail to take) any action (other than an action expressly prohibited by this Agreement) that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(c) Each of Parent, Merger Sub Inc., Merger Sub LLC and the Company will use its reasonable best efforts to cause its officers to deliver to the Company Tax Counsel and the Parent Tax Counsel, as applicable, customary tax representation letters with respect to the qualification of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and customary related matters, in form and substance reasonably satisfactory to such Tax Counsel, at such time (or times) as such Tax Counsel shall reasonably request, including (i) the date of the declaration of effectiveness of the Form S-4 by the SEC, (ii) on such other date (or dates) as determined reasonably necessary by such Tax Counsel in connection with the preparation and filing of the Form S-4, (iii) at the First Effective Time and (iv) on such other dates as determined reasonably necessary or appropriate by such Tax Counsel. Each of Parent and the Company shall also use its reasonable best efforts to provide such other information as reasonably requested by the Tax Counsels for purposes of rendering any opinion with respect to the qualification of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and customary related matters.
(d) Unless otherwise required by Law, each party shall file all of its Tax Returns, including complying with the filing requirements of Treasury Regulations Section 1.368-3, consistent with, and shall not take any position inconsistent with, the treatment of the Mergers, taken together, as a “reorganization” for U.S. federal income Tax purposes.
(e) The Company shall and shall cause its Subsidiaries to take the actions set forth on Section 5.20(e) of the Company Disclosure Letter.
Section 5.21 Coordination of Quarterly Dividends. The Company and Parent shall coordinate to match the record date and payment date for the Company’s regular quarterly dividend for the quarter in which the Closing is anticipated to occur to the corresponding record date and payment date for Parent’s regular quarterly dividend for such quarter (unless Parent shall not pay a dividend on any shares of Parent Common Stock in respect of such period) to ensure that the holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in the quarter in which the Closing occurs with respect to their Company Common Stock and the Parent Common Stock that such holders receive in exchange therefor in the Mergers. In addition, and without limiting the requirements of the previous sentence, the Company (A) shall not pay or declare any dividend to shareholders of the Company in excess of $0.3650 per share of Company Common Stock per quarter in any quarter in or before October 2026, and in any quarter thereafter may pay a dividend that is not greater than five percent (5%) higher than $0.3650 per share of Company Common Stock per quarter and (B) shall ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend shall be (x) no later than three (3) Business Days following and (y) no earlier than two (2) Business Days preceding, in each case, the one (1) year anniversary of such dates for the corresponding quarter of the preceding year; provided, however, that in the quarter in which the Closing occurs, if the record date of Parent’s quarterly dividend has been declared and is a date prior to the First Effective Time, then such quarterly dividend declaration date and record date of the Company shall occur no later than such date as is necessary to ensure that holders of Company Common Stock receive a quarterly dividend in accordance with the first sentence of this Section 5.21.

Section 5.22 Certain Covenants. The Company and Parent agree to perform and comply with the covenants set forth on Section 5.22 of the Company Disclosure Letter.
Article VI
CONDITIONS TO THE MERGER
Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Mergers are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Closing of the following conditions:
(a) the Company shall have obtained the Company Shareholder Approval;
(b) the shares of Parent Common Stock to be issued in connection with the Mergers shall have been approved for listing on NASDAQ, subject to official notice of issuance;
(c) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by or before the SEC seeking a stop order;
(d) any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Mergers shall have expired or early termination thereof shall have been granted and any authorization or consent from a Governmental Authority required to be obtained with respect to the Mergers under any Antitrust Law as set forth in Section 6.1(d) of the Parent Disclosure Letter shall have been obtained and shall remain in full force and effect;
(e) the authorization or consent of the applicable Governmental Authorities in respect of the Permits set forth in Section 6.1(e) of the Parent Disclosure Letter (the “Additional Approvals”) shall have been obtained and shall remain in full force and effect; and
(f) no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Mergers (any such Order or Law, a “Restraint”).
Section 6.2 Conditions to Obligations of Parent, Merger Sub Inc. and Merger Sub LLC to Effect the Mergers. The obligations of Parent, Merger Sub Inc. and Merger Sub LLC to effect the Mergers are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Closing of the following additional conditions:
(a) each of the representations and warranties of the Company (i) contained in Section 3.7(c) shall be true and correct in all respects as of the date of this Agreement, (ii) contained in the last sentence of Section 3.2(c) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date, (iii) contained in Section 3.2(a), Section 3.2(b) and Section 3.2(d) shall be true and correct in all respects (except for any inaccuracies that are de minimis in nature and amount relative to the total fully diluted equity capitalization of the Company) as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (iv) contained in Section 3.1 (solely with respect to the Company), Section 3.3, Section 3.4, Section 3.5(a)(i) (solely with respect to the Company), Section 3.22, Section 3.23 and Section 3.24 (together with the Sections of this Agreement referred to in clauses (i), (ii) and (iii), the “Company Fundamental Representations”) shall be true and correct in all material respects, without giving effect to any materiality or “Material Adverse Effect on the Company” qualifications therein, as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (v) contained in this Agreement (other than the Company Fundamental Representations), without giving effect to any materiality or “Material Adverse Effect on the Company” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of clause (v), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company;

(b) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing;
(c) since the date of this Agreement, no Material Adverse Effect on the Company shall have occurred that is continuing; and
(d) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
Section 6.3 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following additional conditions:
(a) each of the representations and warranties of Parent, Merger Sub Inc. and Merger Sub LLC (i) contained in Section 4.7(b) shall be true and correct in all respects as of the date of this Agreement, (ii) contained in Section 4.2(f) shall be true and correct in all respects as of the Closing Date as though made on and as of such date, (iii) contained in Section 4.2(a) and Section 4.2(b) shall be true and correct in all respects (except for any inaccuracies that are de minimis in nature and amount relative to the total fully diluted equity capitalization of Parent) as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (iv) contained in the first sentence of Section 4.1, Section 4.2(d), Section 4.2(e), Section 4.3(a), Section 4.12 and Section 4.13 (together with the Sections of this Agreement referred to in clauses (i), (ii) and (iii), the “Parent Fundamental Representations”) shall be true and correct in all material respects, without giving effect to any materiality or “Material Adverse Effect on Parent” qualifications therein, as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iv) contained in this Agreement (other than the Parent Fundamental Representations), without giving effect to any materiality or “Material Adverse Effect on Parent” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of clause (iv), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent;
(b) Parent, Merger Sub Inc. and Merger Sub LLC shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing;
(c) since the date of this Agreement, no Material Adverse Effect on Parent shall have occurred that is continuing; and
(d) the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).
Article VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Effective Time, whether before or after the Company Shareholder Approval is obtained (except as otherwise expressly noted), as follows:
(a) by mutual written consent of each of Parent and the Company;
(b) by either Parent or the Company, if:
(i) the Mergers shall not have been consummated on or before 5:00 p.m. (New York, New York, United States time) on January 10, 2027 (the “Termination Date”); provided that if, on the Termination Date, any of the conditions to Closing set forth in Section 6.1(d) or Section 6.1(f) (if the Restraint is in respect of an Antitrust Law) shall not have been satisfied or waived, but all other conditions set forth in Section 6.1 through Section 6.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing (if such conditions are capable of being satisfied were the

Closing to occur at such time)), the Termination Date shall automatically, without any action on the part of the parties hereto, be extended up to two times, in each case, by an additional period of four (4) months, and such date as so extended shall be the “Termination Date” for all purposes hereunder; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Termination Date;
(ii) prior to the First Effective Time, any Restraint shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, and in the case of a Restraint that is an Order, such Order shall have become final and non-appealable; or
(iii) the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(c) by the Company if:
(i) Parent, Merger Sub Inc. or Merger Sub LLC shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not capable of being cured by Parent, Merger Sub Inc. or Merger Sub LLC, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent, Merger Sub Inc. or Merger Sub LLC on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); or
(ii) at any time prior to receipt of the Company Shareholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.7(d); provided that (A) the Company has complied in all material respects with the terms of Section 5.7 and (B) prior to or substantially concurrently with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee;
(d) by Parent if:
(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent, Merger Sub Inc. or Merger Sub LLC is then in breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or
(ii) at any time prior to the receipt of the Company Shareholder Approval, (A) the Company Board shall have made a Company Adverse Recommendation Change, (B) the Company or the Company Board shall have failed to include in the Proxy Statement the Company Recommendation, (C) any directors, officers, senior executives or financial advisors of the Company shall have materially breached Section 5.7(a) or (D) the Company Board shall have (I) failed to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following receipt by the Company of a Company Acquisition Proposal that is publicly announced and not publicly withdrawn (which request by Parent may only be given once with respect to each such Company Acquisition Proposal; provided that Parent may make one (1) additional written request to which this clause (I) shall apply in the event of any publicly disclosed change to the price or other material terms of such Company Acquisition Proposal) or (II) failed to recommend against any Company Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act (in a Solicitation/Recommendation Statement on Schedule 14D-9, if such statement is required to be filed or is otherwise filed), within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer; provided, however, that Parent may only terminate this Agreement pursuant to this Section 7.1(d)(ii) prior to the receipt of the Company Shareholder Approval.
Section 7.2 Effect of Termination. In the event that this Agreement is terminated and the Mergers abandoned pursuant to Section 7.1 (other than Section 7.1(a)), written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided that, except as otherwise provided in Section 7.3, no such termination shall relieve any party hereto of any liability or damages resulting from any knowing and intentional breach of its obligations under this Agreement prior to such termination or fraud in the making of the representations and warranties set forth herein; and provided, further, that the Confidentiality Agreement, the penultimate sentence of Section 5.15(c), this Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1. For purposes of this Agreement, “knowing and intentional breach” shall mean an action or omission (including failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, result in a material breach of this Agreement.
Section 7.3 Termination Fees.
(a) If this Agreement is terminated by:
(i) (A) Parent pursuant to Section 7.1(d)(i) or either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and (B) in any such case (I) after the execution of this Agreement and prior to such termination (or prior to the Company Shareholders’ Meeting, in the case of termination pursuant to Section 7.1(b)(iii)), a Company Acquisition Proposal shall have been publicly disclosed (or, in the case of termination pursuant to Section 7.1(b)(i) or 7.1(d)(i), otherwise made known to the Company Board) and not withdrawn or not otherwise abandoned (in each case, publicly, if publicly disclosed) prior to such termination (or at least two (2) Business Days prior to the Company Shareholders’ Meeting, in the case of termination pursuant to Section 7.1(b)(iii)) and (II) within twelve (12) months after such termination, any Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to any Company Acquisition Proposal (regardless of when or whether such transaction is consummated) (provided, however, that for purposes of this Section 7.3(a)(i)(B), the references to “twenty percent (20%)” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”);
(ii) the Company pursuant to Section 7.1(c)(ii); or
(iii) Parent pursuant to Section 7.1(d)(ii);
then, in any such case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee.
Any payments required to be made under this Section 7.3(a) shall be made by wire transfer of same-day funds to the account or accounts designated by Parent, (A) in the case of clause (i) above, on the same day as the earlier of any consummation of, or entry into a definitive agreement with respect to, the transaction contemplated therein, (B) in the case of clause (ii) above, immediately prior to or substantially concurrently with such termination and (C) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination.
(b) If this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) (solely to the extent the Restraint is in respect of an Antitrust Law) and, at the time of such termination, the conditions to Closing set forth in Section 6.1(d) and/or Section 6.1(f) (solely to the extent the Restraint is in respect of an Antitrust Law) shall not have been satisfied or waived, but all other conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing (if such conditions are capable of being satisfied were the Closing to occur at such time)), or (B) by the Company pursuant to Section 7.1(c)(i) on the basis of a breach by Parent of its covenants and agreements contained in Section 5.5 then, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee; provided, however, that in the event the Parent Termination Fee becomes payable pursuant to this Section 7.3(b), the Company shall, within seven (7) Business Days following such termination, irrevocably elect in writing to accept or decline the Parent Termination Fee, and failure to elect to decline the Parent Termination Fee within such period shall be deemed an election to accept the Parent Termination Fee and constitute an irrevocable waiver of any and all claims against the Parent Related Parties, including with respect to the knowing and intentional breach of Parent’s obligations under this Agreement prior to such termination of the Agreement or fraud by Parent in the making of the representations and warranties set forth herein.
Any payments required to be made under this Section 7.3(b) shall be made by wire transfer of same-day funds to the account or accounts designated by the Company, promptly, but in no event later than two (2) Business Days after the date of such termination.
(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that (i) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and (ii) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
(d) Notwithstanding anything to the contrary set forth in this Agreement, (i) Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.3(a) shall, in circumstances in which the Company Termination Fee is payable hereunder and is paid in full, constitute the sole and exclusive remedy (other than in the event of knowing and intentional breach of the Company’s obligations under this Agreement prior to such termination of the Agreement or fraud by the Company in the making of the representations and warranties set forth herein) of Parent, Merger Sub Inc. and Merger Sub LLC against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Company Related Parties”), for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts when so payable, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to any amounts owing pursuant to Section 7.3(e)), and (ii) the Company’s right to receive payment from Parent the Parent Termination Fee pursuant to Section 7.3(b) shall, in circumstances in which the Parent Termination Fee is payable hereunder and is paid in full, constitute the sole and exclusive remedy of the Company against Parent and its Subsidiaries (including Merger Sub Inc. and Merger Sub LLC) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Parent Related Parties”), for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (including in the event of knowing and intentional breach of Parent’s obligations under this Agreement prior to such termination of the Agreement or fraud by Parent in the making of the representations and warranties set forth herein), and upon payment of such amounts when so payable, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to any amounts owing pursuant to Section 7.3(e)).
(e) Each party acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the parties hereto would not enter into this Agreement; accordingly, if (x) the Company fails to timely pay the Company Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of the Company Termination Fee set forth in this Section 7.3, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law and (y) Parent fails to timely pay the Parent Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the payment of the Parent Termination Fee set forth in this Section 7.3, Parent shall pay the Company its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
Section 7.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before or after receipt of the Company Shareholder Approval; provided that after the Company Shareholder Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the shareholders of the Company without such further approval of such shareholders nor any amendment or change not permitted under applicable Law; provided, further, that no amendment to or waiver of any of Sections 7.4, 8.8(c), 8.9, 8.11(c), 8.13 and 8.15 and the definitions of “Financing Source Party” and “Financing Source” (collectively, the “Financing Source Party Provisions”) that is materially adverse to the Financing Source Parties shall be effective without the written consent of the Financing Source Parties.
Section 7.5 Extension; Waiver. At any time prior to the First Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub Inc. or Merger Sub LLC in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Article VIII
GENERAL PROVISIONS
Section 8.1 Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall terminate at the First Effective Time; provided, however, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the First Effective Time.
Section 8.2 Expenses. Except as expressly set forth herein (including Section 5.5 and Section 7.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.
Section 8.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to the Company:

UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
Attn: Michael C. Patrick, Senior Vice President and General Counsel
Email:	[***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Ave
New York, NY 10166
Attn:	Eduardo Gallardo
Andrew Goodman
Email:	[***]
[***]

if to Parent, Merger Sub Inc. or Merger Sub LLC:

Cintas Corporation
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262
Attn:	D. Brock Denton
Email:	[***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn:	James Dougherty
Shanu Bajaj
Email:	[***]
[***]

or to such other address, electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.3; provided, however, that any notice received by electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or otherwise at the addressee’s location on any Business Day after 7:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.3.
Section 8.4 Interpretation; Certain Definitions.
(a) The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to March 10, 2026, unless the context requires otherwise. References to any information or document being “made available,” “provided” or “furnished” (other than to the SEC) and words of similar import shall include such information or document having been posted to the online data room referred to as “Project Narnia” hosted on behalf of the Company by Datasite prior to 5:00 p.m. on the date of this Agreement. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States. References to the “ordinary course of business” of any Person shall be deemed to mean “the ordinary course of business in a manner consistent with the past practices” of such Person.
Section 8.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Mergers be consummated as originally contemplated to the fullest extent possible.
Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns; provided that, Parent, Merger Sub Inc. and Merger Sub LLC may transfer or assign all or any part of their respective rights, interests and obligations under this Agreement to one or more direct or indirect wholly owned Subsidiaries of Parent (it being understood that such transfer or assignment shall not relieve Parent, Merger Sub Inc. and Merger Sub LLC of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto). Any attempted assignment in violation of this Section 8.6 shall be null and void.
Section 8.7 Entire Agreement; Confidentiality.
(a) This Agreement (including the exhibits, annexes and appendices hereto), together with the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Voting and Support Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
(b) Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, if this Agreement is validly terminated in accordance with Article VII, then the Confidentiality Agreement will (i) survive any termination of this Agreement; and (ii) continue in full force and effect until the later of (x) the termination of the Confidentiality Agreement in accordance with its terms and (y) the date that is twelve (12) months after the termination of this Agreement notwithstanding any purported termination or term set forth in the Confidentiality Agreement. If this Agreement is validly terminated in accordance with Article VII, then (i) each of Parent, Merger Sub Inc., Merger Sub LLC and their respective Affiliates and Representatives will hold and treat all documents and information concerning the Company or its Subsidiaries furnished or made available to Parent, Merger Sub Inc., Merger Sub LLC or their respective Affiliates or Representatives in connection with the Mergers in accordance with the Confidentiality Agreement and (ii) the Company and its Affiliates and Representatives will hold and treat all documents and information concerning Parent, Merger Sub Inc., Merger Sub LLC and their respective Affiliates and Representatives in connection with the Mergers in accordance with the Confidentiality Agreement. By executing this Agreement, each of

Parent, Merger Sub Inc., Merger Sub LLC and the Company agree to be bound by, and to cause their respective Affiliates and direct their respective Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto for the term set forth in this Section 8.7(b).
Section 8.8 No Third-Party Beneficiaries; Damages. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder except that it is specifically intended that (a) the D&O Indemnified Parties (solely with respect to Section 5.8 and this Section 8.8 from and after the First Effective Time), (b) from and after the First Effective Time, the holders of Company Stock and Company Equity Awards as of immediately prior to the First Effective Time (solely with respect to Article II) and (c) the Financing Source Parties (solely with respect to the Financing Source Party Provisions) are each intended third-party beneficiaries hereof. Notwithstanding the foregoing, following the valid termination of this Agreement, the Company shall have the right, on behalf of the holders of shares of Company Stock and Company Equity Awards (who are and shall be third-party beneficiaries hereunder solely to the extent necessary for this sentence to be enforceable), to pursue and recover damages against Parent, Merger Sub Inc. and Merger Sub LLC; provided that the rights granted pursuant to this sentence shall be enforceable on behalf of the holders of shares of Company Stock and Company Equity Awards only by the Company, in its sole and absolute discretion, on behalf of such holders (and in no event shall any such holder be entitled to pursue such damages on their own behalf), and any amounts received by the Company in connection therewith may be retained by the Company. The parties acknowledge that damages for breaches under this Agreement may include, to the extent proven and awarded by a court of competent jurisdiction, amounts representing, or based on the loss of, (x) in the case of the Company, any premium or other economic entitlement that the shareholders of the Company would be entitled to receive pursuant to the terms of this Agreement if the Mergers were consummated in accordance with the terms of this Agreement and (y) in the case of Parent, Merger Sub Inc. and Merger Sub LLC, any net benefits (including anticipated synergies) or other economic benefits that Parent, Merger Sub Inc. and Merger Sub LLC expected to be realized by Parent and its Subsidiaries if the Mergers were consummated in accordance with the terms of this Agreement.
Section 8.9 Governing Law. This Agreement and all Proceedings (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub Inc., Merger Sub LLC or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that, notwithstanding the foregoing, (a) matters relating to the fiduciary duties of the Company Board and matters relating to the Mergers shall be governed by, and construed in accordance with, the Laws of the State of Massachusetts and (b) subject in all respects to the provisions of any other agreement (including the Debt Letters or any definitive agreement relating to the Financing) between any Financing Source Party and any party hereto, all matters relating to any action or claim against any Financing Source Party, and all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source Parties in anyway relating to the Debt Letters or the performance thereof or the Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York.
Section 8.10 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, prior to any valid termination of this Agreement in accordance with Section 7.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.11 Consent to Jurisdiction.
(a) Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub Inc., Merger Sub LLC and the Company agrees that a final and non-appealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b) Each party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.
(c) Notwithstanding anything to the contrary in this Agreement, each party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than any New York state or Federal court sitting in the City and County of New York, and such courts shall have exclusive jurisdiction over any such proceeding and (ii) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any court set forth in clause (i) above.
Section 8.12 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 8.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB INC., MERGER SUB LLC AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB INC., MERGER SUB LLC OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF (INCLUDING ANY ACTION OR PROCEEDING AGAINST THE FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).
Section 8.14 Certificates. In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent, Merger Sub Inc., Merger Sub LLC and the Company are acting in their corporate capacities and are not assuming personal liability in connection therewith.
Section 8.15 Waiver of Claims Against Financing Sources. The Company agrees, on behalf of itself and its Affiliates, and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives (collectively, the “Company Parties”) that none of the Financing Source Parties shall have any liability to any Company Party relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the Financing, whether at law or equity, in contract, in tort or otherwise, and that no Company Party will have any rights or claims against any Financing Source Parties under this Agreement and any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Financing Source Parties in respect of the Financing. For the avoidance of doubt, nothing in this Section 8.15 or any other provision of this Agreement (x) shall modify or alter the rights of Parent under the Debt Letters or any definitive financing document in connection with the transactions contemplated by this Agreement between or among Parent and any of its Subsidiaries and any Financing Source Party entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in the Debt Letters or any definitive financing document pursuant thereto, as applicable, the provisions of the Debt Letters or such definitive financing document, as applicable, shall govern and control, and (y) shall be construed to limit the obligations of the Financing Source Parties, or to waive any claim of Parent, Merger Sub Inc. or Merger Sub LLC or, following the Closing, the Company (or their respective Affiliates), in each case against the Financing Source Parties, pursuant to the Debt Letters, the definitive agreements with respect to the Financing or the transactions contemplated thereunder, including the Financing, to the extent such Person is a party thereto.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub Inc., Merger Sub LLC and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CINTAS CORPORATION

By:	/s/ Todd M. Schneider
Name:	Todd M. Schneider
Title:	President & Chief Executive Officer

[Signature Page to Merger Agreement]

BRUIN MERGER SUB I, INC.

By:	/s/ Todd M. Schneider
Name:	Todd M. Schneider
Title:	President & Chief Executive Officer

[Signature Page to Merger Agreement]

BRUIN MERGER SUB II, LLC

By:	/s/ Todd M. Schneider
Name:	Todd M. Schneider
Title:	President & Chief Executive Officer

[Signature Page to Merger Agreement]

UNIFIRST CORPORATION

By:	/s/ Steven S. Sintros
Name:	Steven S. Sintros
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

APPENDIX A

DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Boston, Massachusetts or Cincinnati, Ohio are authorized or obligated by Law or executive order to close.
“Code” shall mean the Internal Revenue Code of 1986.
“Company Acquisition Proposal” shall mean a proposal or offer from any Person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company, pursuant to which any such Person (including such Person’s or resulting company’s direct or indirect shareholders) would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company, (ii) sale or other disposition, directly or indirectly, of assets of the Company (including the capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person would acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company or (v) any related combination of the foregoing.
“Company Benefit Plan” shall mean an Employee Benefit Plan that is maintained, adopted, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Company Service Provider or any beneficiary or dependent thereof or under which the Company or any of its Subsidiaries could reasonably be expected to have any liability; excluding, in each case, any Multiemployer Plan and any Employee Benefit Plan sponsored by a Governmental Authority.
“Company Class B Common Stock” shall mean each share of Class B common stock, par value $0.10 per share, of the Company.
“Company Common Stock” shall mean each share of common stock, par value $0.10 per share, of the Company.
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company Equity Awards” shall mean the Company RSU Awards, Company SAR Awards and Company PSU Awards.
“Company Equity Plans” shall mean the Company’s 2023 Equity Incentive Plan and the Company’s 2010 Stock Option and Incentive Plan.
“Company ERISA Affiliate” shall mean any entity, trade, or business (whether or not incorporated) that is, or was at the relevant time, under common control, or treated as a single employer, with the Company or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m), or Section 414(o) of the Code.
“Company Final Price” shall mean the last sales price of a share of Company Common Stock on the last trading day immediately preceding the Closing Date.
“Company Intervening Event” shall mean a material event, circumstance, change, effect, development or condition that was not known to, or reasonably foreseeable by, the Company Board (or committee thereof) on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company Board (or committee thereof) as of the date of this Agreement), which event, circumstance, change, effect, development, condition or any consequence thereof, becomes known to the Company Board prior to the Company Shareholder Approval; provided that in no event shall any of the following give rise to, contribute to or constitute a Company Intervening Event: (i) any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal, (ii) the execution of this Agreement, the public announcement, pendency or consummation of the Mergers or the other transactions contemplated by this Agreement or the identity of Parent, (iii) any change in the price or trading volume of the Company Common Stock or the Parent Common Stock or any change in the Company’s or Parent’s credit rating (provided that the facts or occurrences giving rise to or contributing to such failure may constitute or be taken into account in determining whether there has been a Company Intervening Event) or (iv) any failure by the Company or Parent to meet its respective internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of the Company’s or Parent’s, as applicable, revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure may constitute or be taken into account in determining whether there has been a Company Intervening Event).
“Company Lease” shall mean any lease, sublease, license or other occupancy contract (including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto) demising Company Leased Real Property providing for payments by the Company or any of its Subsidiaries in excess of $500,000 per fiscal year.
“Company Leased Real Property” shall mean any real property that the Company or any of its Subsidiaries leases, subleases, licenses or otherwise uses or occupies from any other Person (whether as a tenant, subtenant, or pursuant to other occupancy arrangements).
“Company Owned IP” shall mean any and all Intellectual Property owned, or purported by the Company or its Subsidiaries to be owned, by the Company or its Subsidiaries.
“Company Owned Real Property” shall mean the real property which is owned by the Company or any of its Subsidiaries.
“Company PSU Award” shall mean an award of restricted stock units granted under any Company Equity Plan corresponding to shares of Company Common Stock that are or were, at the time of grant, subject to vesting conditions based on performance.
“Company Recommendation” shall mean the recommendation of the Company Board that the shareholders of the Company adopt this Agreement and approve the Mergers and the transactions contemplated hereby.
“Company RSU Award” shall mean an award of restricted stock units granted under any Company Equity Plan corresponding to shares of Company Common Stock that are or were, at the time of grant, subject to vesting conditions based only on continuing service.
“Company SAR Award” shall mean an award of a stock appreciation right corresponding to shares of Company Common Stock that were granted under any Company Equity Plan.
“Company Service Provider” shall mean any Service Provider of the Company or any of its Subsidiaries.
“Company Stock” shall mean, collectively, the Company Common Stock and Company Class B Common Stock.
“Company Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (provided, however, that for purposes of this definition, references to “twenty percent (20%) or more” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)”), which the Company Board (or committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company’s shareholders than the Mergers and the other transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement offered by Parent in response to such Company Acquisition Proposal.
“Company Tax Counsel” shall mean Paul Hastings LLP or such other nationally recognized tax counsel reasonably satisfactory to the Company.
“Company Termination Fee” shall mean $213,300,000.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated January 26, 2025, between Parent and the Company.
“Contract” shall mean any binding contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, arrangement, commitment, instrument, understanding, permit, concession, franchise, commitment, partnership, limited liability company or other agreement but shall not include any Company Benefit Plan or Parent Benefit Plan.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms “Controlling” and “Controlled by” shall have correlative meanings.
“Deemed Performance Level” shall mean 150% of the target performance level.
“Deferred Compensation Plan” shall mean the UniFirst Corporation Deferred Compensation Plan, effective February 1, 2022.
“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.
“Employee Benefit Plan” shall mean (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) a contract, plan, program, policy, practice, agreement, or arrangement, whether written or unwritten, relating to retirement, supplemental retirement, profit-sharing, bonus, commission, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, leave, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, health and welfare, retiree medical or life insurance, death or disability, fringe, or other similar compensation or employee benefits, or (iii) an employment, consulting, independent contractor, termination, severance, change of control, retention, transaction, or other compensatory contract, plan, program, policy, practice, agreement, or arrangement.
“Environmental Laws” shall mean all applicable Laws relating to pollution or protection of the environment, natural resources or, as it relates to exposure to hazardous materials, human health and safety, including Laws relating to Releases of hazardous materials and the manufacture, processing, distribution, use, treatment, storage, transport or handling of hazardous materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), and other similar non-U.S., state and local Laws.
“Equity Award Conversion Ratio” means an amount equal to the sum of (a) the Exchange Ratio, plus (b) the quotient (rounded to four decimal places) obtained by dividing (i) the Per Share Cash Amount by (ii) the Parent Common Stock Reference Price.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Existing Company Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of August 12, 2025, by and among the Company, the subsidiary borrowers from time to time party thereto, the institutions from time to time parties thereto as lenders, Bank of America, N.A., as the administrative agent.
“Existing Parent Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 23, 2022, among Cintas Corporation No. 2, as the borrower, the other loan parties party thereto (including Parent), the lenders named therein and KeyBank, National Association, as administrative agent, swing line lender and issuing lender (as the same may be amended, modified, supplemented, replaced or refinanced from time to time).
“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Financing Source Parties” shall mean any Person (other than Parent or any of its Affiliates), including the Financing Parties (including the Initial Lenders), that has committed to provide or arrange or otherwise entered into agreements in connection with providing or arranging the Financing or any portion thereof, and the parties to any joinder agreements, indentures or credit agreements (or similar definitive financing documents) entered pursuant thereto or relating thereto, each together with their respective controlling Persons, directors, officers, employees, investment bankers, agents, attorneys, accountants and other advisors acting on such Person’s behalf or Affiliates and any permitted successors or assignees of the foregoing.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authority” shall mean any federal, state, local, U.S. or non-U.S. or supranational government, or any governmental, regulatory, taxing, judicial or administrative authority, agency, commission or instrumentality.
“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law or (ii) forms the basis of any liability under any Environmental Law.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any Contract designated to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, (iv) any capital leases under GAAP, (v) direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and payable, (vi) obligations to pay the deferred purchase price (including any “earn-out”) of property or services (other than trade accounts payable in the ordinary course of business) and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.
“Intellectual Property” shall mean any and all intellectual property and similar proprietary rights throughout the world, including (i) trade names, trademarks, brand names and service marks, certification marks, logos, symbols, trade dress and similar rights (in each case, whether registered or unregistered), and all registrations and applications to register any of the foregoing and all goodwill associated with any of the foregoing (“Trademarks”), (ii) statutory invention registrations, patents and patent applications, including divisionals, revisions, continuations, continuations-in-part, renewals, extensions, re-issues and re-examinations thereof, (iii) copyrights (whether registered or unregistered) and any equivalent rights in published and unpublished works of authorship regardless of the medium, and all registrations and applications for registration applications for registration of the foregoing, (iv) internet domain names, (v) confidential information, including trade secrets and know-how (“Trade Secrets”) and proprietary information and (vi) rights in computer programs, software, website and mobile content (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”).
“IRS” shall mean the United States Internal Revenue Service.
“IT Assets” shall mean any and all computers, computer systems, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, circuits and all other information technology equipment or systems.
“Knowledge” shall mean the actual knowledge of the officers and employees of the Company set forth on Appendix A(1) of the Company Disclosure Letter, or the officers and employees of Parent set forth on Appendix A(1) of the Parent Disclosure Letter, as applicable, in each case after reasonable inquiry by each such person.
“Labor Agreement” shall mean any collective bargaining agreement, Contract, or other labor-related agreement or arrangement with a labor union, trade union, labor organization, works council, or similar employee representative body.

“Law” shall mean any U.S., non-U.S., federal, state, municipal, local, national, supranational or non-U.S. statute or law (whether statutory or common law), constitution, code, ordinance, rule, regulation, order, writ, judgment, decree, legally binding directive, arbitration award or any other legally enforceable requirement of any Governmental Authority.
“Lien” shall mean liens, claims, mortgages, deeds of trust, leases, subleases, licenses, encumbrances, pledges, security interests, easements, options, rights of first offer or first refusal, hypothecations, conditional sales agreements, adverse claims of ownership or use, title defects, right of way or charges of any kind.
“Massachusetts Secretary” shall mean the Secretary of the Commonwealth of Massachusetts.
“Material Adverse Effect” shall mean, with respect to any Person, any event, circumstance, occurrence, effect, fact, development or change that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Material Adverse Effect shall have occurred: (i) changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates, tariffs and trade wars; (ii) general changes or developments in any of the industries or markets in which such Person or any of its Subsidiaries operate, including due to the issuance of any executive orders or other proposed or binding directives or the opening of any investigation, inquiry or similar action, in each case, by any Governmental Authority; (iii) (A) adoption, implementation, repeal, modification or amendment of any applicable Laws or (B) changes in GAAP, or in the case of each of clause (A) and (B), any change in interpretations or enforcement thereof; (iv) any change in the price or trading volume of such Person’s securities or other financial instruments or change in such Person’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may constitute or be taken into account in determining whether a Material Adverse Effect has occurred); (v) any failure by such Person to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may constitute or be taken into account in determining whether a Material Adverse Effect has occurred); (vi) acts of war (whether or not declared), hostilities, military actions or acts of terrorism, cyberterrorism, cyber-attacks, cyber-invasions, cyber-security breaches or any escalation or worsening of the foregoing, weather related events, fires, natural disasters, epidemics, pandemics, plagues or other outbreaks of illness or disease or public health events or any other acts of God; (vii) any action taken or (to the extent the relevant action is expressly permitted by the terms of this Agreement) not taken at the express written request of the Company (in the case of Parent) or Parent (in the case of the Company) after the date of this Agreement; (viii) the identity of Company (in the case of Parent) or Parent (in the case of the Company) and, other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Mergers or the performance of obligations under this Agreement, the execution of this Agreement, the public announcement, pendency or consummation of the Mergers or the other transactions contemplated by this Agreement (including, to the extent resulting from the foregoing, any effect on any of such Person’s or any of its Subsidiaries’ relationships with their respective customers, suppliers, employees, distributors, landlords, business partners or regulators); or (ix) the availability or cost of equity, debt or other financing to Parent (in the case of the Company); provided, further, that, the exceptions in clauses (i) through (iii) and (vi) shall not apply to the extent the events, circumstances, occurrences, effects, facts, developments or changes set forth in such clauses have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which such Person and its Subsidiaries operate.
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.
“NASDAQ” shall mean Nasdaq Global Select Market.
“Non-U.S. Plan” shall mean an Employee Benefit Plan that otherwise meets the definition of a “Company Benefit Plan,” but that covers Service Providers primarily based outside of the United States.
“NYSE” shall mean New York Stock Exchange.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury or any successor agency or office.
“Order” shall mean any decree, order, judgment, injunction, writ, stipulation, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.
“Parent Benefit Plan” shall mean an Employee Benefit Plan that is maintained, adopted, sponsored, contributed to, or required to be contributed to by Parent or any of its Subsidiaries (other than, following the Closing, the Company and its Subsidiaries) for the benefit of any current or former Company Service Provider or any beneficiary or dependent thereof or under which the Company or any of its Subsidiaries could reasonably be expected to have any liability; excluding, in each case, any Multiemployer Plan and any Employee Benefit Plan sponsored by a Governmental Authority.
“Parent Common Stock” shall mean each share of common stock, no par value, of Parent.
“Parent Common Stock Reference Price” means the volume-weighted average closing price, rounded to four decimal places, of one (1) share of Parent Common Stock on NASDAQ for the period of ten (10) consecutive trading days ending on the second full trading day preceding the Closing Date.
“Parent Credit Facilities” shall mean, the Third Amended and Restated Credit Agreement, dated as of March 23, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Cintas Corporation No. 2, as the borrower, the other loan parties from time to time party thereto (including Parent), the institutions from time to time party thereto as lenders, KeyBank National Association, as administrative agent and U.S. Bank National Association, as documentation agent.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent Equity Plans” shall mean (i) the 2005 Equity Compensation Plan, as amended October 22, 2014, and (ii) the 2016 Amended and Restated Equity and Incentive Compensation Plan, as amended and restated October 29, 2024.
“Parent Organizational Documents” shall mean the certificate of incorporation or formation, bylaws or operating agreement and similar governing documents, each as amended as of the date of this Agreement, of Parent, Merger Sub Inc. and Merger Sub LLC.
“Parent Tax Counsel” shall mean Davis Polk & Wardwell LLP, or such other nationally recognized tax counsel reasonably satisfactory to Parent.
“Parent Termination Fee” shall mean $350,000,000.
“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established, in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens incurred in the ordinary course of business, or that are not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established (as of the date of this Agreement and as of the Closing), in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or non-U.S. equivalents, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, that do not, individually or in the aggregate, materially and adversely interfere with or impact the use of the applicable real property as currently conducted and are not violated in any material respect by the current use and operation of such real property or the operation of the business of the Company and its Subsidiaries, (v) with respect to real property, Liens, defects or other imperfections of title, if any, that do not, individually or in the aggregate, materially affect the ownership, right to use or operation (as applicable) of the applicable property in the conduct of business of a Person and its Subsidiaries as currently conducted, (vi) Liens imposed on the underlying fee interest (or any other superior interest) of any real property held pursuant to a lease (other than such Liens caused by the applicable lessee), (vii) rights of any landlord (or similar capacity) of any real estate lease or sublease (and related terms and conditions) under which the Company is a lessee or sublessee, (viii) in the case of Intellectual Property, non-exclusive licenses granted in the ordinary course of business, (ix) securing indebtedness that is reflected on the most recent consolidated balance sheet of the Company or notes thereto, (x) any Liens that do not materially and adversely affect the continued ownership, rights to use or operation (as applicable) of the applicable property or assets subject thereto in the conduct of business of a Person and its Subsidiaries as currently conducted and (xi) Liens as set forth on Appendix A(2) of the Company Disclosure Letter.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Data” shall mean (i) any information that identifies, or in combination with other information may identify, is linked to, or relates to an individual, or is reasonably capable of being associated with an individual; and (b) any data or information that qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public personal information” or any similar term under applicable Law relating to privacy or data protection.
“Proceeding” shall mean legal, administrative, arbitral or other proceedings, suits, actions, investigations, claims, audits, charges, indictments or litigations.
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine, and the non-government-controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine).
“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including through OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom, (ii) any Person located, organized or resident in a Sanctioned Country, (iii) any Person fifty percent (50%) or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) or (ii), or (iv) any Person targeted by party-specific export controls (including by inclusion on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Military End User List, or Entity List).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom, or any other jurisdiction where such party or any of its Subsidiaries do business.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.
“Service Provider” shall mean any current or former officer, director, employee, consultant, independent contractor or other individual service provider.
“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local and foreign taxes, assessments, charges, fees, levies, duties, tariffs, imposts, liabilities and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, whether disputed or not, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.
“Tax Counsels” shall mean, collectively, the Company Tax Counsel and the Parent Tax Counsel.
“Tax Returns” shall mean returns (including information returns), reports, declarations, claims for refund and information statements, including any schedule, attachment or amendment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.
“Treasury Regulations” shall mean regulations promulgated by the U.S. Department of the Treasury under the Code.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or non-U.S. Law.

Annex B
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of March 10, 2026, by and among the Persons listed on Schedule A hereto (each a “Shareholder” and collectively, the “Shareholders”) in each such person’s capacity as a shareholder of UniFirst Corporation, a Massachusetts corporation (the “Company”), and Cintas Corporation, a Washington corporation (“Parent”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).
WHEREAS, in order to induce Parent, Bruin Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub Inc.”), and Bruin Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Merger Sub LLC”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, Parent has requested each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to the number of shares of Company Common Stock and Company Class B Common Stock (collectively, the “Shares”) that such Shareholder beneficially owns as of the date hereof and are set forth next to such Shareholder’s name on Schedule A hereto (together with such additional Shares or voting securities of which such Shareholder acquires record or beneficial ownership after the date hereof, such Shareholder’s “Subject Shares”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT
Section 1.01. Voting Agreement. Beginning on the date hereof until the Expiration Date, each Shareholder hereby irrevocably and unconditionally agrees that at any meeting of the shareholders of the Company, however called, and at any adjournment thereof, at which the Merger Agreement (or any amended version thereof) or the transactions contemplated thereby are submitted for the consideration and vote of the shareholders of the Company, and in connection with any written consent of the shareholders of the Company, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought, each Shareholder shall, in each case to the fullest extent that its Subject Shares are entitled to vote thereon or consent thereto, (a) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum, and (b) vote (or cause to be voted), in person or by proxy, or, if applicable, deliver (or cause to be delivered) a written consent with respect to all Subject Shares that such Shareholder is entitled to vote at the time of any vote or action by written consent (i) in favor of the approval and adoption (as applicable) of the Merger Agreement and the transactions contemplated thereby, including the First Merger, (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the approval and adoption (as applicable) of the Merger Agreement and the transactions contemplated thereby, including the First Merger, and (iii) against any (1) Company Acquisition Proposal, (2) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (3) action, or agreement or amendment to the Articles of Organization or Bylaws, in each case, the consummation of which would reasonably be expected to, individually or in the aggregate, impair in any respect the ability of the Company to perform its obligations under the Merger Agreement or consummate the Mergers, or prevent or delay the consummation of any of the Mergers and the other transactions contemplated by the Merger Agreement, (4) any action or agreement that would reasonably be expected to result in a breach or violation of any covenant, representation or warranty or any other obligation of such Shareholder contained in this Agreement and (5) any amendment to the Articles of Organization or Bylaws, in each case, that would reasonably be expected to result in the conversion of the Company Class B Common Stock into shares of Company Common Stock.
Section 1.02. Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to its Subject Shares (and such Shareholder hereby represents that any such prior proxy is revocable), other than proxies granted solely with respect to Routine Matters (as defined below). By entering into this Agreement, such Shareholder hereby grants a proxy appointing Parent as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name with respect to the Subject Shares, effective as of the date hereof and continuing until the Expiration Date, to vote, express consent or dissent, or otherwise to utilize such voting power solely as contemplated by Section 1.01 above. The proxy granted by such Shareholder pursuant to this Section 1.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by such Shareholder shall automatically be revoked upon the Expiration Date. Each Shareholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Section 1.02. Each Shareholder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy. Each Shareholder hereby agrees not to grant any proxy during the term of this Agreement with respect to any Subject Shares, except for the granting of proxies for the Company’s annual meeting with respect to the election of directors, approval of the compensation of the Company’s named executive officers, and ratification of the appointment of the Company’s auditors, provided that such proxies do not affect and are not inconsistent with the voting obligations of the Shareholder under this Agreement (collectively, “Routine Matters”). Any attempt by such Shareholder to grant a proxy, vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) its Subject Shares in a manner inconsistent with the proxy granted pursuant to this Section 1.02 shall be null and void ab initio.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
Each Shareholder represents and warrants to Parent that:
Section 2.01. Corporate Authorization; Binding Agreement. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the organizational, individual or trust powers of such Shareholder and have been duly authorized by all necessary action on the part of such Shareholder. This Agreement constitutes a legal, valid and binding Agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and the remedies of specific performance and injunctive and other forms of equitable relief that may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (the “Enforceability Exceptions”). If such Shareholder is married and the Subject Shares set forth on Schedule A hereto opposite such Shareholder’s name constitute community property under applicable Laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. Other than as provided in the Merger Agreement and except for any filings by such Shareholder with the SEC, the execution, delivery and performance by such Shareholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by such Shareholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact such Shareholder’s ability to perform its obligations hereunder.
Section 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the performance of its obligations hereunder do not and will not (i) if such Shareholder is an entity, violate the certificate of incorporation or bylaws (or other comparable organizational documents) of such Shareholder or, if such Shareholder is a trust (including the trustees thereof), violate the governing instruments of such trust, (ii) violate any applicable Law, (iii) require any consent, payment, notice to, or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder, except as would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact such Shareholder’s ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Lien on any asset of such Shareholder (including the Subject Shares).
Section 2.03. Ownership of Shares. Such Shareholder is the sole record and beneficial owner of the Subject Shares, free and clear of any Liens (other than any Liens created by this Agreement or Liens arising under Securities Laws) or any restriction on the right to vote or otherwise dispose of the Subject Shares. Except as otherwise provided in Article 1 of this Agreement, such Shareholder has, and will have at all times during the term of this Agreement, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, such Shareholder’s Subject Shares, and there are no Contracts of any kind, contingent or otherwise, obligating such Shareholder to Transfer, or cause to be Transferred, any of its Subject Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares. Except for this Agreement, none of such Shareholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney. For purposes of this Agreement, “beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Section 2.04. Total Shares. Except for its Subject Shares set forth on Schedule A hereto, such Shareholder does not beneficially own any equity interests, or any securities representing the right to purchase or otherwise receive any equity interests, of the Company.
Section 2.05. Reliance. Such Shareholder acknowledges that it has had the opportunity to seek independent legal advice from legal counsel of such Shareholder’s own choosing prior to executing this Agreement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement, in part, in reliance upon such Shareholder’s execution, delivery and performance of this Agreement and upon the representations, warranties, covenants and other agreements of such Shareholder contained in this Agreement.
Section 2.06. Absence of Litigation. Such Shareholder represents that there is no Proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its properties or assets (including such Shareholder’s Subject Shares) before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact such Shareholder’s ability to perform its obligations hereunder.
Section 2.07. Other Agreements. Except for this Agreement, such Shareholder represents that such Shareholder has not (i) taken any action that would or would reasonably be expected to (A) make any representation or warranty of such Shareholder set forth in this Agreement untrue, (B) violate or conflict with such Shareholder’s covenants and obligations under this Agreement or (C) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement or (ii) granted any proxies or powers of attorney, or any other authorization or consent with respect to any of the Subject Shares with respect to the matters set forth in Section 1.01.
Section 2.08. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder in such Shareholder’s capacity as such.
Section 2.09. No Other Representations. Such Shareholder acknowledges and agrees that, other than the representations expressly set forth in this Agreement, Parent has not made, and is not making, any representations or warranties to such Shareholder with respect to Parent, the Merger Agreement or any other matter. Such Shareholder hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to each Shareholder as follows:
Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.02. Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the performance of its obligations hereunder do not and will not (i) violate the certificate of incorporation or bylaws (or other comparable organizational documents) of Parent, (ii) violate any applicable Law, and (iii) other than the filing of a Schedule 13D with the SEC, require any consent, payment, notice to, or other action by any Person, except, with respect to clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact Parent’s ability to perform its obligations hereunder.

Section 3.03. No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, each Shareholder has not made, and is not making, any representations or warranties to Parent with respect to such Shareholder, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).
Section 3.04. Parent Shares. The shares of Parent Common Stock to be received by each Shareholder pursuant to the Mergers will be issued pursuant to the Form S-4 and will not be subject to any restrictive legends or stop transfer orders with Parent’s transfer agent.
ARTICLE 4
COVENANTS OF SHAREHOLDERS
Each Shareholder hereby covenants and agrees that:
Section 4.01. Encumbrances on Subject Shares. Except pursuant to the terms of this Agreement, prior to the Expiration Date such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of (including by gift, and whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, and including pursuant to any derivative transaction), any Subject Shares (or any beneficial ownership therein or portion thereof) during the term of this Agreement or consent to any of the foregoing (each, a “Transfer” (which defined term includes derivations of such defined term)), (iii) otherwise permit any Liens to be created on any of such Shareholder’s Subject Shares or (iv) enter into any Contract with respect to the direct or indirect Transfer of any of such Shareholder’s Subject Shares. Notwithstanding the foregoing, nothing herein shall prohibit (x) a Permitted Transfer or (y) any Shareholder executing this Agreement in his or her individual capacity from using Shares received upon the vesting, exercise or settlement of equity awards as payment for taxes due upon such event, in each case in the ordinary course of business consistent with past practice. “Permitted Person” shall mean, if such Shareholder is an individual, any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar law. A “Permitted Transfer” shall mean (i) a Transfer to a Permitted Person so long as the transferee of such Subject Shares evidences in a writing in form and substance reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the transferring Shareholder, and upon such transfer shall be deemed a Shareholder hereunder and (ii) any transfers denoted on Schedule A as described therein. Such Shareholder hereby agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Subject Shares and shall be binding upon any Person to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or permitted assigns, and if any involuntary Transfer of any of such Shareholder’s Subject Shares shall occur (including a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shareholder’s Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement as such Shareholder for all purposes hereunder. Such Shareholder agrees that, prior to the Expiration Date, it shall not become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any equity interests in the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement. Each Shareholder hereby agrees not to request that the Company register the transfer of any certificate or uncertificated interest representing any or all of the Subject Shares and each Shareholder authorizes the Company to impose stop orders to prevent the Transfer of any of such Shareholder’s Subject Shares in violation of this Agreement.
Section 4.02. Other Offers.
(a) Each Shareholder shall not, and shall not authorize, allow or permit any of its Representatives to, directly or indirectly, (i) initiate, seek, solicit, knowingly facilitate, knowingly encourage (including by way of furnishing any nonpublic information) or knowingly induce or knowingly take any other action that would reasonably be expected to lead to the submission of any Company Acquisition Proposal, (ii) enter into, engage in or participate in any negotiations, communications or discussions with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records work papers and other documents related to the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Person

(other than Parent or any of its Representatives) that is seeking to make, or has made, a Company Acquisition Proposal, (iii) enter into any agreement in principle, letter of intent, indication of interest, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal or (iv) agree to do any of the foregoing. Each Shareholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person (or any Representatives of any Person) other than Parent (or any of its Representatives) conducted prior to the date hereof with respect to any Company Acquisition Proposal made by such Person. Each Shareholder will promptly notify the Company Board after receipt of a Company Acquisition Proposal or any indication that any Person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that may be considering making, or has made, a Company Acquisition Proposal and will keep the Company Board fully informed of the status and details of any such Company Acquisition Proposal, indication or request.
(b) Notwithstanding anything to the contrary in this Section 4.02, any Shareholder who is a director of the Company shall be entitled to participate with the Company and its Representatives in any negotiations or discussions with any Person (including, without limitation, negotiating or discussing a voting agreement with a Person that would be entered into at any time after the termination of this Agreement), or any preparations therefor, in each case in connection with a Company Acquisition Proposal or a Company Superior Proposal to the extent that the Company is permitted to engage in such negotiations or discussions in accordance with Section 5.6 of the Merger Agreement.
Section 4.03. Appraisal Rights. Each Shareholder hereby irrevocably waives and agrees not to exercise any rights it may have to demand appraisal, dissent or any similar or related matter with respect to any Subject Shares that may arise with respect to the First Merger.
Section 4.04. Proceedings. Each Shareholder hereby agrees not to commence or participate in any Proceeding or claim, whether derivative or otherwise, against Parent, the Company or any of their respective Affiliates, or their respective boards of directors or members thereof or officers, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, or the consummation of the transactions contemplated thereby, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B), in such Shareholder’s capacity as a shareholder of the Company, alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby, and such Shareholder hereby agrees to take all actions necessary to opt out of any class in any class action relating to the foregoing, provided that the foregoing shall not limit any actions taken by any Shareholder in response to any claims of the nature described in the foregoing clause (B) commenced against such Shareholder, its Affiliates or its Representatives; provided, further, that the foregoing shall not restrict any Shareholder from enforcing such Shareholder’s rights under this Agreement.
Section 4.05. Notice of Certain Events. Each Shareholder shall promptly notify Parent of any fact, change or development occurring or arising after the date hereof that causes, or would reasonably be expected to cause, any breach of any representation, warranty, covenant or agreement of such Shareholder hereunder.
Section 4.06. Adjustments. In the event of any stock split, stock dividend or distribution, reorganization, recapitalization, readjustment, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares, then the terms of this Agreement shall apply to the equity interests of the Company, or to the securities representing the right to purchase or otherwise receive equity interests of the Company, as applicable, received in respect of the Subject Shares by such Shareholder immediately following the effectiveness of the events described in this Section 4.06, as though they were Subject Shares hereunder.
Section 4.07. Directors and Officers. Nothing in this Agreement shall limit or restrict any Shareholder who serves as a director or officer of the Company or any of its Subsidiaries in acting in his or her capacity as a director or as an officer, as applicable, of the Company or such Subsidiary, as applicable, it being understood that this Agreement applies to each Shareholder solely in his or her capacity as a shareholder of the Company and does not apply to, and shall not limit or affect in any manner, any such Shareholder’s actions, omissions, judgments or decisions as a director or officer, as applicable, of the Company or any of its Subsidiaries, and no such action, omission, judgment or decision, in such Shareholder’s capacity as director or officer (or in such affiliate or designee’s capacity as representative of the director or officer) of the Company or any of its Subsidiaries, including taking any action permitted by Section 5.6 of the Merger Agreement, shall violate any of such Shareholder’s agreements or obligations under this Agreement.
Section 4.08. Disclosure. Each Shareholder shall permit Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document Parent or the Company determines to be necessary in connection with the Mergers and any transactions related thereto, such Shareholder’s identity and ownership of Subject Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.
Section 4.09. Additional Shares. In the event that any Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, including any Company Common Stock received upon the conversion of Company Class B Common Stock in accordance with the provisions of the Articles of Organization, such Shares or voting interests shall, without further action of the parties, be deemed Subject Shares and, subject to the provisions of this Agreement, the number of Shares held by such Shareholder shall be deemed amended accordingly, and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Shareholder shall promptly notify Parent of any such event.
Section 4.10. No Conversion. Without limiting Section 4.01, from the date hereof until the Expiration Date, each Shareholder shall not convert (or cause to be converted) any shares of Company Class B Common Stock that are Subject Shares into shares of Company Common Stock. Any conversion of shares of Company Class B Common Stock in violation of this Agreement shall, to the fullest extent permitted by Law, be null and void ab initio.
ARTICLE 5
MISCELLANEOUS
Section 5.01. Interpretation; Certain Definitions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, and schedules are to articles, sections and schedules of this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.
Section 5.02. Further Assurances. Parent and each Shareholder will, upon the reasonable request of the other party, execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to comply with its obligations under this Agreement.

Section 5.03. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the relevant Shareholder, and Parent shall have no authority to exercise any power or authority to direct any Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise expressly provided herein.
Section 5.04. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent, to:

Cintas Corporation
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio
Attention:	D. Brock Denton
Email:	[***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	James P. Dougherty
Shanu Bajaj
Email:	[***]
[***]

if to any Shareholder, to the address set forth on Schedule A opposite the name(s) of such Shareholder(s), with a copy to (which shall not constitute notice) to:

UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
Attention:	Michael Patrick
Email:	[***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention:	Eduardo Gallardo
Andrew Goodman
Email:	[***]
[***]

or to such other address, electronic mail address for a party as shall be specified in a notice given in accordance with this Section 5.04; provided, however, that any notice received by electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or otherwise at the addressee’s location on any Business Day after 7:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.04 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.04.
Section 5.05. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall automatically terminate upon the earliest of (i) approval of the Merger Agreement at the Company’s Shareholders’ Meeting, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Company Board effecting a Company Adverse Recommendation Change in compliance with the Merger Agreement, (iv) any amendment to the Merger Agreement without the prior written consent of a Shareholder that (A) decreases the amount or changes the form of the Merger Consideration, (B) imposes any additional material restrictions on or material additional conditions on the payment of the Merger Consideration to shareholders of the Company or (C) extends the Termination Date contemplated by the Merger Agreement (except if such extension is explicitly provided for in, and effected pursuant to, the Merger Agreement), and (v) the mutual written agreement of each party to this Agreement (any such date under clauses (i) through (v) being referred to herein as the “Expiration Date”). Notwithstanding the foregoing, (i) the provisions set forth in Section 4.03, Section 4.04, Section 4.08 and Article 5 (other than Section 5.02 and Section 5.13) shall survive the termination of this Agreement and (ii) no termination of this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any willful and material breach of any covenant or other agreement contained in this Agreement that occurred prior to such termination. For purposes of this Agreement, “willful and material breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or would reasonably be expected to, result in a material breach of this Agreement.
Section 5.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.07. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
Section 5.08. Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided, that the provisions of this Agreement which by their terms are governed by Massachusetts Law shall be governed and constructed in accordance with Massachusetts Law.
Section 5.09. Jurisdiction. The parties hereto agree that any action, suit or legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or legal proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or legal proceeding in any such court or that any such action suit or legal proceeding brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or legal proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.04 shall be deemed effective service of process on such party.
Section 5.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity. The liability of the Shareholders under this Agreement are several, and not joint and several. The parties agree that nothing in this Agreement shall be construed as implying joint liability in any case and that each party will be solely responsible for its own acts or omissions.
Section 5.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 5.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled (without proof of actual damages and without being required to prove that money damages are an inadequate remedy) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 5.09, in addition to any other remedy to which they may be entitled at law or in equity. The parties further agree to (a) waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity and (b) not assert that a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason.
Section 5.14. Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the persons or entities that are expressly identified as parties hereto and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future shareholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate or any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CINTAS CORPORATION

By:	/s/ Todd M. Schneider
	Name:	Todd M. Schneider
	Title:	President & Chief Executive Officer

[Signature Page to Voting and Support Agreement]

QUEUE MANAGEMENT ASSOCIATES, INC

By:	/s/ Cynthia Croatti
Cynthia Croatti
President

[Signature Page to Voting and Support Agreement]

RED CAT MANAMGMENT ASSOCIATES, INC.

By:	/s/ Cynthia Croatti
Cynthia Croatti
President

[Signature Page to Voting and Support Agreement]

THE QUEUE LIMITED PARTNERSHIP

By:	Queue Management Associates, Inc.

By:	/s/ Cynthia Croatti
Cynthia Croatti
President

[Signature Page to Voting and Support Agreement]

THE RED CAT LIMITED PARTNERSHIP

By:	Red Cat Management Associates, Inc.

By:	/s/ Cynthia Croatti
Cynthia Croatti
President

[Signature Page to Voting and Support Agreement]

QTIP TRUST UNDER ARTICLE FOURTH UNDER THE RONALD D. CROATTI TRUST – 1993

By:	/s/ Cynthia Croatti
Cynthia Croatti, Trustee

By:	/s/ Matthew C. Croatti
Matthew C. Croatti, Trustee

[Signature Page to Voting and Support Agreement]

TRILOGY INVESTMENT PARTNERS LLC

By:	/s/ Cynthia Croatti
Cynthia Croatti
Manager

[Signature Page to Voting and Support Agreement]

THE MARIE CROATTI QTIP TRUST

By:	/s/ Cynthia Croatti
Cynthia Croatti, Trustee

[Signature Page to Voting and Support Agreement]

THE MARIE CROATTI RC TRUST – 2006

By:	/s/ Cynthia Croatti
Cynthia Croatti, Trustee

By:	/s/ Cecelia Levenstein
Cecelia Levenstein, Trustee

[Signature Page to Voting and Support Agreement]

THE MARIE CROATTI CL TRUST – 2006

By:	/s/ Cynthia Croatti
Cynthia Croatti, Trustee

By:	/s/ Cecelia Levenstein
Cecelia Levenstein, Trustee

[Signature Page to Voting and Support Agreement]

THE MARIE CROATTI CC TRUST – 2006

By:	/s/ Cynthia Croatti
Cynthia Croatti, Trustee

By:	/s/ Cecelia Levenstein
Cecelia Levenstein, Trustee

[Signature Page to Voting and Support Agreement]

/s/ Cynthia Croatti
Cynthia Croatti

[Signature Page to Voting and Support Agreement]

THE CECELIA LEVENSTEIN FAMILY GST TRUST – 2006

By:	/s/ Cynthia Croatti
Cynthia Croatti, Trustee

[Signature Page to Voting and Support Agreement]

THE CECELIA LEVENSTEIN NON-GST TRUST – 2006

By:	/s/ Cynthia Croatti
Cynthia Croatti, Trustee

[Signature Page to Voting and Support Agreement]

GST FAMILY TRUST UUNDER ARTICLE FIFTH UNDER THE RONALD D. CROATTI TRUST – 1993

By:	/s/ Carol J. Croatti
Carol J. Croatti, Trustee

By:	/s/ Matthew C. Croatti
Matthew C. Croatti, Trustee

[Signature Page to Voting and Support Agreement]

IAN CROATTI 2020 GST TRUST

By:	/s/ Matthew C. Croatti
Matthew C. Croatti, Trustee

[Signature Page to Voting and Support Agreement]

LEO CROATTI 2020 GST TRUST

By:	/s/ Matthew C. Croatti
Matthew C. Croatti, Trustee

[Signature Page to Voting and Support Agreement]

/s/ Matthew Croatti
Matthew Croatti

[Signature Page to Voting and Support Agreement]

THE CYNTHIA CROATTI NON-GST TRUST – 2006

By:	/s/ Michael Patrick
Michael Patrick, Trustee

[Signature Page to Voting and Support Agreement]

/s/ Cecelia Levenstein
Cecelia Levenstein

[Signature Page to Voting and Support Agreement]

THE CYNTHIA CROATTI FAMILY GST TRUST – 2006

By:	/s/ Cecelia Levenstein
Cecelia Levenstein, Trustee

[Signature Page to Voting and Support Agreement]

Annex C

March 10, 2026
The Board of Directors
UniFirst Corporation
68 Jonspin Road
Wilmington, Massachusetts 01887
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the “Company Common Stock”), and the holders of Class B common stock, par value $0.10 per share (the “Company Class B Common Stock” and, collectively with the Company Common Stock, the “Company Stock”) of UniFirst Corporation (the “Company”) of the consideration to be paid to such holders in the proposed mergers (the “Transaction”) of the Company with wholly-owned subsidiaries of Cintas Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of March 10, 2026 (the “Agreement”), by and among the Company, the Acquiror and its wholly-owned subsidiaries, Bruin Merger Sub I, Inc. (“Merger Sub Inc.”) and Bruin Merger Sub II, LLC (“Merger Sub LLC”), Merger Sub Inc. will merge with and into the Company, with the Company surviving such merger (the “Surviving Corporation”) as a wholly owned subsidiary of the Acquiror (the “First Merger”), immediately followed by a merger of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC surviving such merger as a wholly owned subsidiary of the Acquiror (the “Second Merger”, and, together with the First Merger, the “Mergers”). At the effective time of the First Merger, each outstanding share of Company Stock, other than shares of Company Stock held in treasury or held directly by the Acquiror, the Company, Merger Sub Inc. or Merger Sub LLC, will be converted into the right to receive consideration per share equal to $155 in cash (the “Cash Consideration”) and 0.7720 shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror’s common stock, no par value (the “Acquiror Common Stock”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Stock in the proposed Transaction and we express no opinion as to (i) the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company, (ii) the allocation of the aggregate Merger Consideration to be paid to all holders of Company Stock between the holders of Company Common Stock and Company Class B Common Stock, or the relative fairness of the Consideration to the holders of any shares of the Company Stock or (iii) the underlying decision by the Company to engage in the Transaction. We also do not express any opinion as to the voting rights associated with the Company Class B Common Stock or any governance or other rights of the holders thereof (and have not taken any such rights into account in our analysis), and, for purposes of this opinion, we have assumed that each share of the Company Class B Common Stock is economically equivalent to a share of the Company Common Stock. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead arranger on a syndicated facility in June 2025. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

Annex D
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
March 10, 2026
Board of Directors
UniFirst Corporation
68 Jonspin Road, Wilmington, MA 01887
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Cintas Corporation (“Cintas”) and its affiliates) of the outstanding shares of Common Stock, par value $0.10 per share (the “Company Common Stock”), of UniFirst Corporation (the “Company”) and the outstanding shares of Class B Common Stock, par value $0.10 per share (the “Company Class B Common Stock” and together with the Company Common Stock, the “Company Stock”), of the Company of the Consideration (as defined below) to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of March 10, 2026 (the “Agreement”), by and among Cintas, Bruin Merger Sub I, Inc., a wholly owned subsidiary of Cintas (“Acquisition Sub Corp”), Bruin Merger Sub II, LLC, a wholly owned subsidiary of Cintas (“Acquisition Sub LLC”) and the Company. Pursuant to the Agreement, Acquisition Sub Corp will be merged with and into the Company, following which the Company will be merged with and into Acquisition Sub LLC and each outstanding share of Company Stock (other than those held by Cintas, its affiliates or the Company’s subsidiaries, or held in the Company’s treasury) will be converted into $155.00 in cash (the “Cash Consideration”) and 0.7720 shares of common stock, no par value per share (“Cintas Common Stock”), of Cintas (the “Stock Consideration”; together with the Cash Consideration per share of Company Stock, the “Consideration”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Cintas, any of their respective affiliates and third parties, including Ronald Croatti Trust-1993, the Red Cat Limited Partnership, the Queue Limited Partnership and Cecelia Levenstein, each, a significant shareholder of the Company (the “Company Significant Shareholders”), and Scott D. Farmer, a significant shareholder of Cintas (together with the Company Significant Shareholders, the “Significant Shareholders”), and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Cintas, the Significant Shareholders, and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Cintas for the five fiscal years ended August 30, 2025 and May 31, 2025, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Cintas; certain other communications from the Company and Cintas to their respective stockholders; certain publicly available research analyst reports for the Company and Cintas; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of
Board of Directors
UniFirst Corporation
March 10, 2026

the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company Common Stock and shares of Cintas Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the uniform services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In rendering our opinion, we have not taken into account any differential voting or other rights between the shares of Company Common Stock and the shares of Company Class B Common Stock. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Cintas or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Cintas or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Cintas and its affiliates) of Company Stock, as of the date hereof, of the Consideration to be paid to such holders, taken in the aggregate, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including any allocation of the Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Cintas and its affiliates) of Company Stock, taken in the aggregate, pursuant to the Agreement or otherwise. We are expressing no opinion with respect to the allocation of the aggregate consideration payable pursuant to the Agreement, including between the holders of the Company Common Stock and the Company Class B Common Stock pursuant to the Agreement. We are not expressing any opinion as to the prices at which shares of Cintas Common Stock or the Company Common Stock will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Cintas or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Cintas or the ability of the Company or Cintas to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Stock should vote with respect to such Transaction. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Board of Directors
UniFirst Corporation
March 10, 2026

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Cintas and its affiliates) of Company Stock, pursuant to the Agreement is fair from a financial point of view to such holders, taken in the aggregate.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

UniFirst VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **https://www.envisionreports.com/UNF** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card — Common Stock

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

+

Proposal	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time), by and among UniFirst Corporation ("UniFirst"), Cintas Corporation ("Cintas"), Bruin Merger Sub I, Inc. ("Merger Sub Inc."), and Bruin Merger Sub II, LLC ("Merger Sub LLC"), dated as of March 10, 2026, pursuant to which Merger Sub Inc. will merge into UniFirst, with UniFirst surviving such merger (the "Surviving Corporation"), immediately followed by a merger of the Surviving Corporation into Merger Sub LLC, with Merger Sub LLC surviving such merger as a wholly owned subsidiary of Cintas ("UniFirst merger proposal").	☐	☐	☐
2. To approve, by an advisory (non-binding) vote, certain compensation that may be paid or become payable to UniFirst named executed officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (the "UniFirst compensation proposal").	☐	☐	☐
3. To adjourn the special meeting of UniFirst shareholders to a later date or dates, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the UniFirst special meeting to approve the UniFirst merger proposal or to ensure any supplement or amendment to the joint proxy statement/ prospectus is timely provided to holders of UniFirst common stock (the "UniFirst adjournment proposal").	☐	☐	☐

B Authorized Signatures — If voting by mail, this section must be completed for your vote to be counted. Date and Sign Below.

Please sign EXACTLY as your name(s) appear(s) on this proxy. For joint accounts, each owner should sign. Executors, Administrators, Trustees etc. should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

04ABRC

Special Meeting Admission Ticket

Special Meeting of Shareholders of UniFirst Corporation

Thursday, June 11, 2026 at 10:00 a.m. ET, virtually via the Internet at meetnow.global/MJT2K5M

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/UNF

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — UniFirst Corporation — Common Stock

The undersigned holder of shares of Common Stock of UniFirst Corporation hereby appoints Steven S. Sintros and Shane F. O'Connor, and each of them, proxies with full power of substitution to act and vote on behalf of the undersigned at the special meeting of shareholders of UniFirst Corporation to be held on Thursday, June 11, 2026 at 10:00 a.m. ET, via the Internet at https://meetnow.global/MJT2K5M and at any postponement or adjournment thereof. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNIFIRST CORPORATION. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, SO THAT A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL.

(PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.)

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

UniFirst VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

Special Meeting Proxy Card — Common Stock

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

+

Proposal	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time), by and among UniFirst Corporation ("UniFirst"), Cintas Corporation ("Cintas"), Bruin Merger Sub I, Inc. ("Merger Sub Inc."), and Bruin Merger Sub II, LLC ("Merger Sub LLC"), dated as of March 10, 2026, pursuant to which Merger Sub Inc. will merge into UniFirst, with UniFirst surviving such merger (the "Surviving Corporation"), immediately followed by a merger of the Surviving Corporation into Merger Sub LLC, with Merger Sub LLC surviving such merger as a wholly owned subsidiary of Cintas ("UniFirst merger proposal").	☐	☐	☐
2. To approve, by an advisory (non-binding) vote, certain compensation that may be paid or become payable to UniFirst named executed officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (the "UniFirst compensation proposal").	☐	☐	☐
3. To adjourn the special meeting of UniFirst shareholders to a later date or dates, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the UniFirst special meeting to approve the UniFirst merger proposal or to ensure any supplement or amendment to the joint proxy statement/prospectus is timely provided to holders of UniFirst common stock (the "UniFirst adjournment proposal").	☐	☐	☐

B Authorized Signatures — If voting by mail, this section must be completed for your vote to be counted. Date and Sign Below.

Please sign EXACTLY as your name(s) appear(s) on this proxy. For joint accounts, each owner should sign. Executors, Administrators, Trustees etc. should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

+

04ABSC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — UniFirst Corporation Common Stock

The undersigned holder of shares of Common Stock of UniFirst Corporation hereby appoints Steven S. Sintros and Shane F. O'Connor, and each of them, proxies with full power of substitution to act and vote on behalf of the undersigned at the special meeting of shareholders of UniFirst Corporation to be held on Thursday, June 11, 2026 at 10:00 a.m. ET, via the Internet at https://meetnow.global/MJT2K5M and at any postponement or adjournment thereof. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNIFIRST CORPORATION. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, SO THAT A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL.

(PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.)

UniFirst VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **https://www.envisionreports.com/UNF** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at
https://www.envisionreports.com/UNF

Using a black ink pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

X

Special Meeting Proxy Card — Class B Common Stock

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

+

	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time), by and among UniFirst Corporation ("UniFirst"), Cintas Corporation ("Cintas"), Bruin Merger Sub I, Inc. ("Merger Sub Inc."), and Bruin Merger Sub II, LLC ("Merger Sub LLC"), dated as of March 10, 2026, pursuant to which Merger Sub Inc. will merge into UniFirst, with UniFirst surviving such merger (the "Surviving Corporation"), immediately followed by a merger of the Surviving Corporation into Merger Sub LLC, with Merger Sub LLC surviving such merger as a wholly owned subsidiary of Cintas ("UniFirst merger proposal").	☐	☐	☐
2. To approve, by an advisory (non-binding) vote, certain compensation that may be paid or become payable to UniFirst named executed officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (the "UniFirst compensation proposal").	☐	☐	☐
3. To adjourn the special meeting of UniFirst shareholders to a later date or dates, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the UniFirst special meeting to approve the UniFirst merger proposal or to ensure any supplement or amendment to the joint proxy statement/prospectus is timely provided to holders of UniFirst common stock (the "UniFirst adjournment proposal").	☐	☐	☐

B Authorized Signatures — If voting by mail, this section must be completed for your vote to be counted. Date and Sign Below.

Please sign EXACTLY as your name(s) appear(s) on this proxy. For joint accounts, each owner should sign. Executors, Administrators, Trustees etc. should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

+

04ADNB

Special Meeting Admission Ticket

Special Meeting of Shareholders of UniFirst Corporation

Thursday, June 11, 2026 at 10:00 a.m. ET, virtually via the Internet at meetnow.global/MJT2K5M

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/UNF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — UniFirst Corporation Class B Common Stock

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The undersigned holder of shares of Class B Common Stock of UniFirst Corporation hereby appoints Steven S. Sintros and Shane F. O'Connor, and each of them, proxies with full power of substitution to act and vote on behalf of the undersigned at the special meeting of shareholders of UniFirst Corporation to be held on Thursday, June 11, 2026 at 10:00 a.m. ET, via the Internet at https://meetnow.global/MJT2K5M and at any postponement or adjournment thereof. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNIFIRST CORPORATION. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, SO THAT A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL.

(PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.)

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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UniFirst VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

Special Meeting Proxy Card — Class B Common Stock

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

Proposal	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time), by and among UniFirst Corporation ("UniFirst"), Cintas Corporation ("Cintas"), Bruin Merger Sub I, Inc. ("Merger Sub Inc."), and Bruin Merger Sub II, LLC ("Merger Sub LLC"), dated as of March 10, 2026, pursuant to which Merger Sub Inc. will merge into UniFirst, with UniFirst surviving such merger (the "Surviving Corporation"), immediately followed by a merger of the Surviving Corporation into Merger Sub LLC, with Merger Sub LLC surviving such merger as a wholly owned subsidiary of Cintas ("UniFirst merger proposal").	☐	☐	☐
2. To approve, by an advisory (non-binding) vote, certain compensation that may be paid or become payable to UniFirst named executed officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (the "UniFirst compensation proposal").	☐	☐	☐
3. To adjourn the special meeting of UniFirst shareholders to a later date or dates, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the UniFirst special meeting to approve the UniFirst merger proposal or to ensure any supplement or amendment to the joint proxy statement/prospectus is timely provided to holders of UniFirst common stock (the "UniFirst adjournment proposal").	☐	☐	☐

B Authorized Signatures — If voting by mail, this section must be completed for your vote to be counted. Date and Sign Below.

Please sign EXACTLY as your name(s) appear(s) on this proxy. For joint accounts, each owner should sign. Executors, Administrators, Trustees etc. should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

04AD0A

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — UniFirst Corporation | Class B Common Stock

The undersigned holder of shares of Class B Common Stock of UniFirst Corporation hereby appoints Steven S. Sintros and Shane F. O'Connor, and each of them, proxies with full power of substitution to act and vote on behalf of the undersigned at the special meeting of shareholders of UniFirst Corporation to be held on Thursday, June 11, 2026 at 10:00 a.m. ET, via the Internet at https://meetnow.global/MJT2K5M and at any postponement or adjournment thereof. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNIFIRST CORPORATION. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, SO THAT A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL.

(PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.)